     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 15, 2003

                                                          REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                              LARSCOM INCORPORATED
             (Exact name of Registrant as specified in its charter)

             DELAWARE                             3661                            94-2362692
 (State or other jurisdiction of      (Primary standard industrial             (I.R.S. Employer
  incorporation or organization)      classification code number)            Identification No.)

                             ---------------------
                              LARSCOM INCORPORATED
                             1845 MCCANDLESS DRIVE
                               MILPITAS, CA 95035
                                 (408) 941-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                               DANIEL L. SCHARRE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              LARSCOM INCORPORATED
                             1845 MCCANDLESS DRIVE
                               MILPITAS, CA 95035
                                 (408) 941-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

             JAMIE E. CHUNG, ESQ.                            BLAIR W. WHITE, ESQ.
              COOLEY GODWARD LLP                            PILLSBURY WINTHROP LLP
        ONE MARITIME PLAZA, 20TH FLOOR                         50 FREMONT STREET
        SAN FRANCISCO, CALIFORNIA 94111                 SAN FRANCISCO, CALIFORNIA 94105
                (415) 693-2000                                  (415) 983-1000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger described herein.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF        AMOUNT TO BE        PROPOSED MAXIMUM           PROPOSED MAXIMUM          MAXIMUM AMOUNT OF
SECURITIES TO BE REGISTERED(1)   REGISTERED(2)    OFFERING PRICE PER SHARE  AGGREGATE OFFERING PRICE(3)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
  value.....................       20,331,832         Not Applicable               $6,499,457                   $525.81
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to shares of Larscom Incorporated common stock, par value $0.01 per share, issuable to holders of VINA Technologies, Inc. common stock, par value $0.0001 per share, pursuant to the proposed merger of London Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the registrant, with and into VINA.

(2) Based on the maximum number of shares of registrant common stock to be issued in connection with the merger, calculated as the product of (A) the sum of (i) 62,189,930, the aggregate number of shares of VINA common stock outstanding as of April 11, 2003 and (ii) 14,274,273, the aggregate number of shares of VINA common stock issuable on exercise of all outstanding options and warrants to purchase VINA common stock as of April 11, 2003 (such sum, the "VINA Fully Diluted Shares"), and (B) 0.2659, the number of shares of registrant common stock issuable in respect of each share of VINA common stock.

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3), respectively, under the Securities Act, the proposed maximum aggregate offering price of registrant common stock was calculated based on the market value of the shares of VINA common stock (the securities to be received by the registrant in the merger) in accordance with Rule 457(c) under the Securities Act, determined as the product of (A) $0.085, the average of the high and low prices per share of VINA common stock on April 11, 2003, as reported on the Nasdaq SmallCap Market, and (B) 76,464,203, the VINA Fully Diluted Shares on April 11, 2003.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 15, 2003

(LARSCOM LOGO)                                 (VINA LOGO)

Dear Stockholder:                                                         , 2003

     You are cordially invited to attend on           , at 9:00 a.m., Pacific
Daylight Saving Time the 2003 annual meeting of stockholders of Larscom Incorporated at Larscom's headquarters, 1845 McCandless Drive, Milpitas, California 95035, and a special meeting of stockholders of VINA Technologies, Inc. at VINA's headquarters, 39745 Eureka Drive, Newark, California 94560.

     One of the items to be discussed and approved at the annual and special meetings is the merger agreement Larscom and VINA entered into on March 17, 2003, which provides for the issuance of Larscom common stock to the VINA stockholders and the combination of the two companies. If the merger is completed, the combined company will be named "Larscom Incorporated" and each share of VINA common stock will be converted into the right to receive 0.2659 of a share of Larscom common stock. Based on the number of shares of Larscom common stock and VINA common stock outstanding on March 17, 2003, Larscom expects to issue approximately 16,537,000 shares of its common stock in the merger and, after the merger, the current stockholders of VINA will own approximately 47% of the combined company and the current stockholders of Larscom will own approximately 53% of the combined company. Unless otherwise stated, none of the share numbers give effect to Larscom's proposed reverse stock split described in the accompanying joint proxy statement/prospectus.

     Larscom common stock is traded on the Nasdaq SmallCap Market under the trading symbol "LARS", and VINA common stock is traded on the Nasdaq SmallCap Market under the trading symbol "VINA".

     We encourage you to read the entire document and its annexes carefully. IN PARTICULAR, YOU SHOULD CAREFULLY READ AND CONSIDER THE RISKS DISCUSSED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 17 BEFORE COMPLETING YOUR PROXY CARD.

     The board of directors of Larscom unanimously recommends that its stockholders approve the issuance of Larscom common stock to VINA stockholders and the amendments to the Larscom certificate of incorporation in connection with the merger. Therefore, we are asking the Larscom stockholders to vote "FOR" the issuance of Larscom common stock to VINA stockholders in connection with the merger and "FOR" each of the other separate proposals to be considered and voted on at the Larscom annual meeting. The board of directors of VINA unanimously recommends that its stockholders approve and adopt the merger agreement and approve the merger. Therefore, we are asking the VINA stockholders to vote "FOR" the approval and adoption of the merger agreement and the approval of the merger.

--------------------------------------        --------------------------------------
DANIEL L. SCHARRE                             W. MICHAEL WEST
Chief Executive Officer                       Chief Executive Officer
Larscom Incorporated                          VINA Technologies, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SHARES OF LARSCOM'S COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SHARES OF LARSCOM'S COMMON STOCK OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

     The accompanying joint proxy statement/prospectus is dated           , 2003
and is first being mailed to stockholders of Larscom and VINA on or about
          , 2003.

                                 (LARSCOM LOGO)

                              LARSCOM INCORPORATED
                             1845 MCCANDLESS DRIVE
                               MILPITAS, CA 95035

                             ---------------------

                NOTICE OF ANNUAL MEETING OF LARSCOM STOCKHOLDERS
                        TO BE HELD ON             , 2003

                             ---------------------

To All Stockholders of Larscom Incorporated:

     NOTICE IS HEREBY GIVEN that the 2003 annual meeting of stockholders of
Larscom Incorporated will be held on           , 2003, at 9:00 a.m., Pacific
Daylight Saving Time, at Larscom's headquarters, 1845 McCandless Drive, Milpitas, California 95035 for the following purposes:

          1. To approve the issuance of shares of Larscom's common stock to VINA's stockholders pursuant to the Agreement and Plan of Merger dated March 17, 2003, among Larscom, VINA Technologies, Inc. and London Acquisition Corp., a wholly owned subsidiary of Larscom.

          2. To approve an amendment to Larscom's certificate of incorporation to reclassify Larscom's two classes of common stock into a single class of common stock.

          3. To approve an amendment to Larscom's certificate of incorporation to effect a 1-for-5, 1-for-7 or 1-for-10 reverse split of Larscom's common stock, if and as determined by the Larscom Board of Directors at any time prior to Larscom's 2004 annual meeting.

          4. To elect six directors of Larscom to serve until the 2004 annual meeting or until their respective successors are duly elected.

          5. To approve an amendment to Larscom's Stock Incentive Plan to allow for grants of stock awards under the Stock Incentive Plan to non-employee directors.

          6. To ratify appointment of PricewaterhouseCoopers LLP as Larscom's independent accountants for the fiscal year ending December 31, 2003.

          7. To consider and act on any other matters that properly may be presented at the annual meeting or any adjournment or postponement of the annual meeting.

     EACH OF THE PROPOSALS ABOVE IS INDEPENDENT OF EACH OTHER AND WILL BE VOTED ON SEPARATELY. THE EFFECTIVENESS OF ANY ONE OF THESE PROPOSALS IS NOT CONDITIONED UPON THE APPROVAL BY LARSCOM'S STOCKHOLDERS OF ANY OF THE OTHER PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING (EXCEPT THAT THE MERGER IS CONDITIONED ON THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF VINA'S COMMON STOCK AND THE APPROVAL OF PROPOSAL ONE BY THE HOLDERS OF A MAJORITY OF THE SHARES OF LARSCOM COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT LARSCOM'S ANNUAL MEETING AND THE APPROVAL OF PROPOSALS TWO AND THREE BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EACH CLASS OF LARSCOM'S COMMON STOCK).

     These proposals, as well as information about the proposed merger, about Larscom and about VINA, are described in detail in the accompanying joint proxy statement/prospectus. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only Larscom's stockholders of
record on           , 2003 are entitled to notice of and to vote at the annual meeting or any postponements or adjournments of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection during normal business hours for ten days prior to the annual meeting at the corporate secretary's office, 1845 McCandless Drive, Milpitas, California 95035.

     Your vote is very important, regardless of the number of shares of Larscom's common stock you own. Please vote as soon as possible to ensure that your shares are represented at the annual meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a record holder, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

     Even if you plan to attend the annual meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you chose to approve a proposal, you will need to check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the approval of each of the proposals to be voted on at the annual meeting. Your proxy may be revoked at any time before votes at the annual meeting are tabulated by delivering to Larscom's corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to Larscom's corporate secretary at the annual meeting.

     AFTER CAREFUL CONSIDERATION, LARSCOM'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF LARSCOM AND ITS STOCKHOLDERS AND ADOPTED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF LARSCOM'S COMMON STOCK TO VINA'S STOCKHOLDERS IN THE MERGER AND "FOR" EACH OF THE OTHER SEPARATE PROPOSALS TO BE CONSIDERED AND VOTED ON AT THE ANNUAL MEETING.

                                          By Order of the Board of Directors,

                                          DONALD W. MORGAN
                                          Secretary

Milpitas, California
          , 2003

PLEASE DO NOT SEND LARSCOM ANY OF YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                  (VINA LOGO)
                            VINA TECHNOLOGIES, INC.
                               39745 EUREKA DRIVE
                                NEWARK, CA 94560

                             ---------------------

                           NOTICE OF SPECIAL MEETING
                                       OF
                               VINA STOCKHOLDERS

                          TO BE HELD           , 2003

                             ---------------------

To All Stockholders of VINA Technologies, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of VINA
Technologies, Inc. will be held on           , 2003, at 9:00 a.m., Pacific
Daylight Saving Time, at VINA's headquarters, 39745 Eureka Drive, Newark, California 94560, for the following purposes:

          1. To adopt and approve the Agreement and Plan of Merger dated as of March 17, 2003, by and among VINA, Larscom Incorporated and London Acquisition Corp., a wholly-owned subsidiary of Larscom, and to approve the proposed merger of London Acquisition Corp. with and into VINA pursuant to the merger agreement.

          2. To consider and act on any other matters that properly may be presented at the special meeting or any adjournment or postponement of the special meeting.

     These proposals, as well as information about the proposed merger, about VINA and about Larscom, are described in detail in the accompanying joint proxy statement/prospectus. We urge you to read these materials very carefully and in their entirety before deciding how to vote. Only stockholders of record at the
close of business on           , 2003, are entitled to notice of and to vote at
the special meeting or any postponements or adjournments of the special meeting. A complete list of stockholders entitled to vote at the special meeting will be available during normal business hours at the secretary's office, 39745 Eureka Drive, Newark, California, for ten days before the meeting.

     Your vote is very important, regardless of the number of shares of VINA's common stock you own. Please vote as soon as possible to ensure that your shares are represented at the special meeting. To vote your shares, you must complete and return the enclosed proxy card. If you are a record holder, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

     Even if you plan to attend the special meeting in person, please sign, date and return the accompanying proxy in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you chose to approve a proposal, you will need to check the box indicating a vote "FOR" the proposal by following the instructions contained in the enclosed proxy card. If you properly sign and return your proxy card with no voting instructions, you will be deemed to have voted "FOR" the approval of each of the proposals to be voted on at the special meeting. Your proxy may be revoked at any time before votes at the special meeting are tabulated by delivering to VINA's corporate secretary a written revocation or a proxy bearing a later date or by oral revocation in person to VINA's corporate secretary at the special meeting.

     AFTER CAREFUL CONSIDERATION, VINA'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR, ADVISABLE AND IN THE BEST INTERESTS OF VINA AND ITS STOCKHOLDERS AND ADOPTED AND APPROVED THE MERGER AGREEMENT AND THE PROPOSED MERGER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                                         By Order of the Board of Directors

                                         STANLEY E. KAZMIERCZAK
                                         Vice President, Finance and
                                         Administration,
                                         Chief Financial Officer and Secretary

Newark, California
          , 2003

  PLEASE DO NOT SEND VINA ANY OF YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER


SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............    1
The Companies...............................................    1
Summary of the Merger.......................................    2
Opinion of Larscom's Financial Advisor......................    2
Opinion of VINA's Financial Advisor.........................    2
Overview of the Merger Agreement............................    3
Directors and Officers of Larscom Following the Merger......    4
Interests of Certain Directors, Officers and Affiliates of
  Larscom and VINA..........................................    5
Material United States Federal Income Tax Consequences of
  the Merger................................................    5
Accounting Treatment........................................    5
Risks.......................................................    6
Ability to Sell Larscom Stock...............................    6
Comparative Market Price Information........................    6
Regulatory Approval.........................................    6
Dissenters and Appraisal Rights.............................    6
Comparison of Stockholder Rights............................    6
Where You Can Find More Information.........................    6
Information on Larscom's Web Sites..........................    8
Information on VINA's Web Sites.............................    8
SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA...    9
Selected Historical Consolidated Financial Data of
  Larscom...................................................    9
Selected Historical Consolidated Financial Data of VINA.....   11
Selected Unaudited Pro Forma Combined Condensed Financial
  Data......................................................   13
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA.........   14
COMPARATIVE PER SHARE MARKET PRICE DATA.....................   15
DIVIDEND DATA...............................................   16

RISK FACTORS................................................   17
Risks Related to the Merger.................................   17
Risks Related to Larscom....................................   20
Risks Related to VINA.......................................   26

FORWARD LOOKING STATEMENTS..................................   38

INFORMATION ABOUT THE MEETINGS..............................   39
LARSCOM ANNUAL MEETING......................................   39
VINA SPECIAL MEETING........................................   41

LARSCOM STOCKHOLDER PROPOSALS RELATED TO THE MERGER.........   43
PROPOSAL ONE: ISSUANCE OF SHARES OF LARSCOM'S COMMON
  STOCK.....................................................   43
PROPOSAL TWO: RECLASSIFICATION OF LARSCOM'S COMMON STOCK....   44
PROPOSAL THREE: REVERSE STOCK SPLIT OF LARSCOM'S COMMON
  STOCK.....................................................   48


VINA STOCKHOLDER PROPOSAL RELATED TO THE MERGER.............   53
PROPOSAL ONE: ADOPTION AND APPROVAL OF THE MERGER AGREEMENT
  AND APPROVAL OF THE MERGER................................   53

THE MERGER..................................................   54
Background of the Merger....................................   54
Larscom's Reasons for the Merger............................   58
Recommendation of Larscom's Board of Directors..............   59
Opinion of Larscom's Financial Advisor......................   60
VINA's Reasons for the Merger...............................   65
Recommendation of VINA's Board of Directors.................   68
Opinion of VINA's Financial Advisor.........................   68
Completion and Effectiveness of the Merger..................   74
Merger Consideration........................................   74
No Fractional Shares........................................   74
Treatment of VINA Stock Options and Warrants................   75
Exchange of VINA Stock Certificates for Larscom Stock
  Certificates..............................................   75
No Dividends................................................   75
Material United States Federal Income Tax Consequences of
  the Merger................................................   76
Regulatory Matters..........................................   78
Other Approvals.............................................   78
Accounting Treatment........................................   78
Restrictions on Sales of Shares by Affiliates of VINA.......   79
Interests of Certain Directors, Officers and Affiliates.....   79
Material Contacts Between Larscom and VINA..................   81
Rights of Dissenting Stockholders...........................   81
Listing on the Nasdaq SmallCap Market of Larscom Common
  Stock to be Issued in the Merger..........................   85
Delisting and Deregistration of VINA Common Stock After the
  Merger....................................................   85

THE MERGER AGREEMENT........................................   86
General.....................................................   86
Conditions to the Completion of the Merger..................   86
No Solicitation.............................................   87
Meetings of Stockholders....................................   89
Covenants; Conduct of Business Pending the Merger...........   89
Other Agreements............................................   91
Termination.................................................   92
Termination Fee.............................................   93
Representations and Warranties..............................   94
Amendment; Extension and Waiver.............................   95
Expenses; Reimbursement.....................................   95

AGREEMENTS RELATING TO THE MERGER...........................   96
Voting Agreements...........................................   96
Registration Rights Agreement...............................   97


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................   99
Unaudited Pro Forma Condensed Combined Statement of
  Operations................................................  100
Unaudited Pro Form Condensed Balance Sheet..................  101
Notes to Unaudited Pro Form Combined Condensed Financial
  Statements................................................  102

DESCRIPTION OF LARSCOM CAPITAL STOCK........................  105

COMPARISON OF RIGHTS OF HOLDERS OF LARSCOM COMMON STOCK AND
  VINA COMMON STOCK.........................................  107

ADDITIONAL INFORMATION CONCERNING LARSCOM AND LARSCOM ANNUAL
  MEETING MATERIALS NOT RELATED TO THE MERGER...............  110

IMPORTANT PROPOSALS FOR APPROVAL BY LARSCOM'S STOCKHOLDERS
  AT LARSCOM'S ANNUAL MEETING NOT RELATING TO THE MERGER....  112
PROPOSAL FOUR: ELECTION OF LARSCOM DIRECTORS................  112
REPORT OF THE LARSCOM AUDIT COMMITTEE OF THE BOARD OF
  DIRECTORS.................................................  116
REPORT OF THE LARSCOM COMPENSATION COMMITTEE OF THE BOARD OF
  DIRECTORS.................................................  117
PROPOSAL FIVE: AMENDMENT TO LARSCOM'S STOCK INCENTIVE
  PLAN......................................................  119
PROPOSAL SIX: RATIFICATION OF LARSCOM'S APPOINTMENT OF
  INDEPENDENT ACCOUNTANTS...................................  125

LARSCOM SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................  126

LARSCOM SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
  COMPLIANCE................................................  128
Equity Compensation Plan Information........................  128

LARSCOM EXECUTIVE COMPENSATION..............................  129
Summary of Compensation.....................................  129
Option Grants and Exercises.................................  130
Compensation Committee Interlocks and Insider
  Participation.............................................  131
Employment Contracts, Severance and Change in Control
  Arrangements..............................................  131

RELATIONSHIP BETWEEN LARSCOM AND AXEL JOHNSON INC. .........  132
Administrative Services Agreement...........................  132
Tax Sharing Agreement.......................................  133
Credit Agreement............................................  133

HOUSEHOLDING OR PROXY MATERIALS.............................  135

LARSCOM STOCK PERFORMANCE GRAPH.............................  136

OTHER MATTERS...............................................  136

ADDITIONAL INFORMATION CONCERNING VINA TECHNOLOGIES, INC....  138

VINA DIRECTORS AND EXECUTIVE OFFICERS.......................  158


VINA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................  160

VINA EXECUTIVE COMPENSATION.................................  162
Summary Compensation Table..................................  162
Option Grants and Exercises.................................  163
Compensation Arrangements...................................  164

REPORT OF THE VINA COMPENSATION COMMITTEE OF THE BOARD OF
  DIRECTORS ON EXECUTIVE COMPENSATION.......................  165
Compensation Committee Interlocks and Insider
  Participation.............................................  166

HOUSEHOLDING OF PROXY MATERIALS.............................  166

VINA STOCK PRICE PERFORMANCE GRAPH..........................  167

STOCKHOLDER PROPOSALS FOR THE VINA 2003 ANNUAL MEETING......  167

OTHER MATTERS...............................................  168

EXPERTS.....................................................  169

LEGAL MATTERS...............................................  169

WHERE YOU CAN FIND MORE INFORMATION.........................  169

INDEX TO VINA'S CONSOLIDATED FINANCIAL STATEMENTS...........  F-1

Annex A -- Agreement and Plan of Merger
Annex A1 -- Form of VINA Voting Agreement
Annex A2 -- Form of Larscom Voting Agreement
Annex A3 -- Form of Registration Rights Agreement
Annex B -- Opinion of Standard & Poor's Corporate Value
  Consulting
Annex C -- Opinion of Thomas Weisel Partners LLC
Annex D -- Form of Larscom Amended and Restated Certificate
  of Incorporation
Annex E -- Section 262 of the Delaware General Corporation
  Law
Annex F -- Chapter 13 of the California General Corporation
  Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE MERGER?

A: The merger will combine the businesses of Larscom and VINA. On consummation of the merger, VINA will become a wholly-owned subsidiary of Larscom. The combined company will be known as Larscom and its ticker symbol will be "LARS." After the merger, the current stockholders of Larscom will own approximately 53% of the combined company and the current stockholders of VINA will own approximately 47% of the combined company. At a later date, it is intended that VINA will merge with and into Larscom and the separate corporate existence of VINA will disappear.

Q: WHY ARE LARSCOM AND VINA PROPOSING THE MERGER?

A: Larscom and VINA believes this merger is an initial step toward further consolidation in the broadband access and telecommunications industry. The combined company will have world-class products and a more comprehensive portfolio of broadband access solutions for both telecommunication carriers and enterprises. The combination will allow both companies to accelerate product development and deployment and provides the potential for stronger combined operating and financial results than either company could achieve on its own.

Q: WHAT WILL VINA STOCKHOLDERS RECEIVE IN THE MERGER?

A: If Larscom and VINA complete the merger, in exchange for each share of VINA common stock held by them on the date of the merger, VINA stockholders will receive 0.2659 of a share of Larscom common stock. Larscom will not issue any fractional shares. Larscom will make a cash payment to VINA stockholders for any fractional shares of Larscom common stock they would otherwise be entitled to receive instead of issuing fractional shares in the merger. The number of shares of Larscom common stock to be issued for each share of VINA common stock is fixed and will not be adjusted based upon changes in the values of Larscom or VINA common stock. As a result, before the completion of the merger, the value of the Larscom common stock that VINA stockholders will receive in the merger will vary as the market price of Larscom common stock changes. We encourage Larscom and VINA stockholders to obtain current market quotations for Larscom and VINA common stock. To the extent Larscom effects a reverse stock split prior to the effective time of the merger, the numbers set forth above will be adjusted accordingly. See page 48 for further information.

Q: WHAT WILL HAPPEN TO OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE VINA COMMON
   STOCK?

A: At the effective time of the merger, Larscom will assume each outstanding stock option and warrant to purchase VINA common stock and each such option and warrant will be converted into an option or warrant to purchase the number of shares of Larscom common stock equal to the product obtained by multiplying 0.2659 by the number of shares of VINA common stock that were issuable on exercise of such VINA stock option or warrant. The per share exercise price for the assumed stock options and warrants will be equal to the per share exercise price of such stock option or warrant divided by 0.2659.

Q: WILL LARSCOM STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. Larscom stockholders will continue to hold the Larscom shares they currently own.

Q: WILL VINA STOCKHOLDERS RECOGNIZE A TAXABLE GAIN OR LOSS FOR U.S. FEDERAL
   INCOME TAX PURPOSES IN THE MERGER?

A: We expect that, if the merger is completed, you should not recognize gain or loss for United States federal income tax purposes, except with respect to the cash, if any, received instead of fractional shares of Larscom common stock. However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

   For a more complete description of the tax consequences of the merger, see the section entitled "The Proposed Merger -- Material United States Federal Income Tax Consequences" on page 76.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER
   AGREEMENT AND THE MERGER OR THE ISSUANCE OF LARSCOM COMMON STOCK?

A: Yes, in evaluating the merger agreement and the merger or the issuance of Larscom common stock, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" beginning on page 17.

Q: WHAT VOTE IS REQUIRED BY LARSCOM STOCKHOLDERS TO APPROVE THE ISSUANCE OF
   LARSCOM COMMON STOCK AND AMENDMENTS TO THE LARSCOM'S CERTIFICATE OF INCORPORATION?

A: The affirmative vote of the holders of a majority of the voting power of the Larscom shares represented at the Larscom annual meeting at which a quorum is present is required to approve the issuance of Larscom common stock; the affirmative vote of the holders of a majority of the voting power of each class of Larscom common is required to approve the amendment to the Larscom certificate of incorporation to reclassify Larscom's two classes of common stock into a single class of common stock and the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Larscom common stock is required to approve an amendment to Larscom's certificate of incorporation to effect a reverse stock split. The major stockholder of Larscom, Axel Johnson Inc., who holds approximately 53% of the outstanding common stock of Larscom and approximately 80% of the outstanding voting power of Larscom, has agreed to vote all of its shares in favor of the issuance of Larscom common stock and the amendments to the Larscom certificate of incorporation in connection with the merger.

Q: WHAT VOTE IS REQUIRED BY VINA STOCKHOLDERS TO APPROVE AND ADOPT THE MERGER
   AGREEMENT AND APPROVE THE MERGER?

A: The affirmative vote of the holders of VINA common stock representing a majority of the outstanding shares of VINA common stock is required to approve and adopt the merger agreement and approve the merger. Certain VINA stockholders have agreed to vote approximately 40% of the outstanding common stock of VINA as of March 17, 2003, in favor of approval and adoption of the merger agreement and approval of the merger.

Q: DOES LARSCOM'S BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE ISSUANCE
   OF LARSCOM COMMON STOCK AND AMENDMENTS TO THE CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE MERGER?

A: Yes. After careful consideration, Larscom's board of directors unanimously determined that the merger is fair to, and in the best interests of, Larscom and its stockholders. Larscom's board of directors unanimously recommends that Larscom stockholders vote "FOR" the issuance of Larscom common stock and amendments to the certificate of incorporation in connection with the merger.

   For a description of the factors considered by the Larscom board of directors in making its determination, see the section entitled "The
   Merger -- Larscom's Reasons for the Merger" on page 58.

Q: DOES VINA'S BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: Yes. After careful consideration, VINA's board of directors unanimously determined that the merger is fair, advisable and in the best interests of, VINA and its stockholders. VINA's board of directors unanimously recommends that VINA stockholders vote "FOR" approval and adoption of the merger agreement and approval of the merger.

   For a description of the factors considered by the VINA board of directors in making its determination, see the section entitled "The Merger -- VINA's Reasons for the Merger" on page 65.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible. We hope to complete the merger during the second calendar quarter of 2003.

Q: ARE VINA STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Holders of VINA's common stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters' rights under the California General Corporation Law in connection with the merger. Please see the section entitled "The Merger -- Rights of Dissenting Stockholders" on page 81 of this proxy statement for a discussion of appraisal and dissenters' rights.

Q: ARE LARSCOM STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A: No. Under Delaware law, holders of Larscom stock do not have the right to an appraisal of the value of their shares of Larscom common stock in connection with the merger. See "The Merger -- Rights of Dissenting Stockholders" on page 81.

Q: WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, and considering how the merger will affect you as a stockholder, please complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholder meeting.

Q: SHOULD VINA STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. VINA stockholders should not send in their stock certificates now. After the merger is completed, Larscom will send VINA stockholders written instructions for exchanging their VINA stock certificates.

Q: HOW DO I VOTE?

A: Please complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares may be represented at your stockholder meeting. If you return your proxy card but do not include instructions on how to vote your proxy, VINA or Larscom will vote your shares "FOR" the proposals being made at your stockholder meeting unless your shares are held in "street name" in a brokerage account. You may also attend your stockholder meeting and vote in person instead of submitting a proxy.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: With respect to the proposals related to issuance of the Larscom common stock and approval of the amendments to the Larscom certificate of incorporation for the Larscom stockholders and the proposal for approval and adoption of the merger agreement and approval of the merger by the VINA stockholders, your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If your shares are held in "street name" and you do not instruct your broker to vote your shares, it will be equivalent to voting against the proposals being made at your stockholder meeting.

   For a more complete description of voting shares held in "street name," see the sections entitled "Larscom Annual Meeting" on page 39 and "VINA Special Meeting" on page 41.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. If you want to change your vote, send the corporate secretary of Larscom or VINA, as applicable, a later-dated, signed proxy card before your stockholder meeting or attend your stockholder meeting and vote in person. You may also revoke your proxy by sending written notice to the relevant corporate secretary before your stockholder meeting. If you have instructed your broker to vote your shares, you must follow your broker's directions in order to change those instructions.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger of if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy, you should contact:

            LARSCOM STOCKHOLDERS:                            VINA STOCKHOLDERS:

             LARSCOM INCORPORATED                         VINA TECHNOLOGIES, INC.
            1845 McCandless Drive                            39745 Eureka Drive
          Milpitas, California 95035                      Newark, California 94560
                (408) 941-4000                                 (510) 492-0800
        Attention: Investor Relations                  Attention: Investor Relations

     YOU MAY ALSO OBTAIN ADDITIONAL INFORMATION ABOUT LARSCOM AND VINA FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY FOLLOWING THE INSTRUCTIONS IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 169.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

     We are sending this joint proxy statement/prospectus to Larscom and VINA stockholders. This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Agreement and Plan of Merger attached as ANNEX A, the opinion of Standard & Poor's Corporate Value Consulting attached as ANNEX B and the opinion of Thomas Weisel Partners LLC attached as ANNEX C and the other documents to which we refer. In addition, we incorporate by reference into this joint proxy statement/prospectus important business and financial information about Larscom. We have included herewith Larscom's Annual Report on Form 10-K for the year ended December 31, 2002. In addition, you may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 169. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

(LARSCOM LOGO)

LARSCOM INCORPORATED
1845 McCandless Drive
Milpitas, California 95035
(408) 941-4000

     Larscom Incorporated manufactures and markets high-speed network-access products for telecommunication service providers, and corporate enterprise users. Larscom's product offerings support bandwidth requirements ranging from full and fractional T1/E1 to OC3. Additionally, Larscom's solutions support a number of networking protocols such as frame relay, asynchronous transfer mode ("ATM"), inverse multiplexing over ATM and the Internet Protocol.

(VINA LOGO)

VINA TECHNOLOGIES, INC.
39745 Eureka Drive
Newark, California 94560
(510) 492-0800

     VINA Technologies, Inc. is a leading developer of multi-service broadband access communications equipment that enables communications service providers to deliver bundled voice and data services. VINA's products integrate various broadband access technologies, including existing circuit-based and emerging packet-based networks, onto a single platform to alleviate capacity constraints in communications networks.

LONDON ACQUISITION CORP.
1845 McCandless Drive
Milpitas, California 95035
(408) 941-4000

     London Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Larscom. London Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with VINA and completing the merger. It has not conducted any business operations. If the merger is consummated, London Acquisition Corp. will cease to exist following the merger of it with and into VINA.

SUMMARY OF THE MERGER (SEE PAGE 54)

     If the merger is completed, London Acquisition Corp., a newly formed wholly-owned subsidiary of Larscom, will merge with and into VINA. VINA will become a wholly-owned subsidiary of Larscom, and VINA stockholders will become stockholders of Larscom. At a later date, it is intended that VINA will merge with and into Larscom and the separate corporate existence of VINA will disappear.

     As a result of the merger, each share of VINA common stock will be converted into the right to receive 0.2659 of a share of Larscom common stock and cash for any fractional shares that would otherwise be issued in connection with the merger. Each share of Larscom common stock outstanding prior to the merger will be unaffected by the merger. The 0.2659 of a share of Larscom common stock that VINA stockholders will receive in the merger is a fixed number. Regardless of fluctuations in the market prices of Larscom and VINA common stock, this number will not change between now and the date the merger is completed, but the value of the shares of Larscom common stock to be received by VINA stockholders will vary as the market price of Larscom common stock changes.

     If the merger is completed, pursuant to the merger agreement, Larscom will assume all outstanding options and warrants to purchase VINA common stock. Each option and warrant to purchase VINA common stock outstanding immediately prior to the effective time of the merger will become an option or warrant, as the case may be, to purchase, on the same terms, 0.2659 of a share of VINA common stock for each share of Larscom common stock for which the option or warrant, as the case may be, was exercisable, with the option or warrant exercise price to be adjusted accordingly.

     Based on the number of shares of VINA common stock and Larscom common stock outstanding on March 17, 2003, VINA stockholders will be entitled to receive shares of Larscom common stock representing approximately 47% of the total number of shares of VINA common stock outstanding following the merger. On
          , 2003, the last trading day before the date of this joint proxy
statement/prospectus, Larscom common stock closed at $     per share on the
Nasdaq SmallCap Market.

     We have attached the merger agreement, which is the legal document that governs the merger, as ANNEX A to this joint proxy statement/prospectus. We incorporate the merger agreement by reference into this joint proxy statement/prospectus. We encourage you to read it carefully.

OPINION OF LARSCOM'S FINANCIAL ADVISOR (SEE ANNEX B)

     In connection with the proposed merger, Larscom's financial advisor, Standard and Poor's Corporate Value Consulting, delivered a written opinion to the Larscom board of directors to the effect that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair to Larscom from a financial point of view. The full text of Standard and Poor's Corporate Value Consulting's written opinion, dated March 17, 2003, is attached to this joint proxy statement/prospectus as ANNEX B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. STANDARD AND POOR'S CORPORATE VALUE CONSULTING'S OPINION IS ADDRESSED TO THE LARSCOM BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTERS RELATING TO THE MERGER.

OPINION OF VINA'S FINANCIAL ADVISOR (SEE ANNEX C)

     In connection with the proposed merger, VINA's financial advisor, Thomas Weisel Partners LLC, delivered a written opinion to the VINA board of directors to the effect that, as of the date of the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of VINA common stock. The full text of Thomas Weisel Partners LLC's written opinion, dated March 17, 2003, is attached to this joint proxy statement/prospectus as ANNEX C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. THOMAS WEISEL PARTNERS LLC'S OPINION IS ADDRESSED TO THE VINA BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTERS RELATING TO THE MERGER.

OVERVIEW OF THE MERGER AGREEMENT

  CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 86)

     Larscom's and VINA's obligations to complete the merger are subject to satisfaction or waiver of several closing conditions, including the following:

     - VINA stockholders must approve and adopt the merger agreement and approve the merger, and Larscom stockholders must approve the issuance of Larscom common stock and the amendments to the Larscom certificate of incorporation in connection with the merger;

     - all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental entity in connection with the merger and related transactions, other than those that are not material to either Larscom or VINA, will have been filed, obtained or occurred in terms and conditions reasonably not likely to have a material adverse effect on either Larscom or VINA;

     - no statute, rule, regulation, executive order, decree, injunction or other order shall be in effect which has the effect of making the merger illegal or otherwise prohibiting the completion of the merger;

     - there must not be any pending action asserted by a governmental entity seeking to make the merger illegal or to prohibit the completion of the merger;

     - the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective by the Securities and Exchange Commission under the Securities Act of 1933;

     - each party must have received an opinion from its tax counsel to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

     - the shares of Larscom common stock to be issued in the merger must be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance.

     In addition, the obligations of each of Larscom and VINA to effect the merger are further subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of the other party set forth in the merger agreement being true and correct on the date on which the merger is to be completed as though made on and as of such date except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by the merger agreement, including the disclosure schedules of each party delivered in connection with the merger agreement and (z) where the failure to be true and correct (without regard to any materiality, material adverse effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect as to such party; and

     - the other party must have complied in all material respects with all agreements and covenants in the merger agreement.

  TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 92)

     Larscom and VINA have the right to terminate the merger agreement before the merger is completed:

     - by mutual written consent of Larscom and VINA;

     - by Larscom or VINA if the merger has not been completed by August 31, 2003,

     - by Larscom or VINA if a government entity permanently restrains, enjoins or otherwise prohibits completion of the merger;

     - by Larscom or VINA if the stockholders of Larscom have not approved the issuance of Larscom common stock in the merger and the amendments to the Larscom certificate of incorporation or if the stockholders of VINA have not approved and adopted the merger agreement and approved the merger;

     - by Larscom or VINA if the board of directors of the other party has failed to give its recommendation to approve the respective voting proposals;

     - by Larscom or VINA if that party's board of directors has failed to give its recommendation to approve the respective voting proposals as a result of the receipt of a superior offer; and

     - by Larscom or VINA if the other party is in breach of any representation, warranty, covenant or other agreement in the merger agreement (subject to certain conditions).

  TERMINATION FEE (SEE PAGE 93)

     If the merger agreement is terminated in specified circumstances, either Larscom or VINA may be required to pay a termination fee of $185,000 to the other party.

  "NO SOLICITATION" PROVISIONS (SEE PAGE 87)

     The merger agreement contains detailed provisions prohibiting Larscom and VINA from seeking a competing transaction. These "no solicitation" provisions prohibit Larscom and VINA, as well as their officers, directors, employees, subsidiaries and representatives, from taking any action to solicit a competing acquisition proposal.

  VOTING AGREEMENTS (SEE PAGE 96)

     Certain stockholders of both Larscom and VINA have each entered into voting agreements in connection with the transaction. Axel Johnson Inc., the holder of approximately 53% of the outstanding common stock and 80% of the outstanding voting power of Larscom, is required by the voting agreement to vote all of its shares in favor of the issuance of Larscom common stock and amendments to the Larscom certificate of incorporation in connection with the merger. Certain stockholders of VINA representing approximately 40% of the outstanding common stock of VINA are required by the voting agreement to vote in favor of the approval and adoption of the merger agreement and approval of the merger. In addition, the voting agreements require the stockholders to vote against any acquisition proposal other than the merger and any other proposal or transaction which could impede the merger and the stockholders are restricted from transferring their stock of Larscom and VINA until the merger closes or the merger agreement is terminated.

DIRECTORS AND OFFICERS OF LARSCOM FOLLOWING THE MERGER (SEE PAGE 79)

     Following the merger, the board of directors of the combined company will consist of nine members. Larscom has designated the following five individuals to be on the board of directors of the combined company: Lawrence D. Milligan,
          ,           ,           and           , all of whom are currently
members of Larscom's board of directors. Mr. Milligan will be the non-executive chairman of the board of directors. VINA has designated the following four individuals to be on the board of directors: Jeffrey M. Drazn, John F. Malone,
W. Michael West, and           , all of whom are currently members of VINA's
board of directors.

     Larscom and VINA have agreed that Daniel L. Scharre, Larscom's president and chief executive officer, will be president and chief executive officer of the combined company. Upon the effective time of the merger, additional individuals who are currently officers of either Larscom or VINA will become officers of the combined company, as mutually agreed on by VINA and Larscom.

INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND AFFILIATES OF LARSCOM AND VINA (SEE PAGE 79)

     When considering the recommendation of Larscom's and VINA's boards of directors, you should be aware that some of the directors and executive officers of each company have interests in the merger that are different from, or are in addition to, yours. These interests include:

     - the board of directors of the combined company will consist of five directors from Larscom's board of directors, including Lawrence D.
       Milligan,           ,           ,           and           , and four
       directors from VINA's board of directors, including Jeffrey M. Drazan,
       John F. Malone, W. Michael West and           , with Mr. Milligan as the
       non-executive chairman of the board of directors;

     - Daniel L. Scharre, Larscom's president and chief executive officer, will be president and chief executive officer of the combined company, and additional individuals who are currently officers of either Larscom or VINA will become officers of the combined company, as mutually agreed on by Larscom and VINA;

     - as a result of the merger, certain officers and directors of VINA and Larscom will be entitled to acceleration of vesting of outstanding stock options;

     - the combined company will indemnify each present and former VINA officer and director against liabilities arising out of such person's services as an officer or director and the transactions contemplated by the merger agreement and Larscom will maintain officers' and directors' liability insurance to cover any such liabilities for the next six years (subject to certain limitations);

     - it is anticipated that the trading volume of the combined company will increase, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act of 1933 for certain affiliates of both Larscom and VINA; and

     - Larscom intends to enter into a registration rights agreement with certain stockholders of Larscom and VINA, including the majority stockholder of Larscom and entities associated with the majority stockholder of VINA.

The board of directors of each of Larscom and VINA took into account these interest in considering the fairness of the merger to the Larscom and VINA stockholders, as applicable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE
51)

     The merger has been structured as a reorganization for United States federal income tax purposes. In general, VINA stockholders will not recognize gain or loss for United States federal income tax purposes by exchanging their VINA common stock for shares of Larscom common stock in the merger. However, VINA stockholders will recognize gain or loss with respect to cash received in lieu of a fractional share of Larscom common stock. You should carefully review the detailed summary of the material United States federal income tax consequences set forth in this joint proxy statement/prospectus and consult with your own tax advisor to determine your particular tax consequences resulting from the merger.

ACCOUNTING TREATMENT (SEE PAGE 78)

     The acquisition will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of VINA will be included in the consolidated financial statements of Larscom. Under the purchase method of accounting, the estimated purchase price will be recorded based on the average closing price of Larscom common stock exchanged for VINA shares for a range of trading days from two days before until two days after the announcement date of the merger, the fair value of Larscom stock options and warrants to be issued based on the Black-Scholes option pricing model and the direct transaction costs of the merger. The purchase price will be allocated to the fair value of tangible and intangible assets acquired and liabilities assumed. In accordance with Statement of Financial Accounting Standards number 141 "Business Combinations", if there is excess of the purchase price over the fair value of the net tangible and intangible assets, the excess value will be recorded as goodwill. If the fair value of the amounts assigned to the net tangible and intangible assets exceeds the purchase price, then the excess value will be assigned on a pro rata basis to reduce the value of certain assets until their value is equal to zero. If excess value remains after certain assets are reduced to zero, then the difference will be reported as an extraordinary gain.

RISKS (SEE PAGE 17)

     In evaluating the merger agreement and the merger or the issuance of Larscom common stock in connection with the merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed in the section entitled "Risk Factors" on page 17.

ABILITY TO SELL LARSCOM STOCK (SEE PAGE 81)

     All shares of Larscom common stock received by VINA stockholders in connection with the merger will be freely transferable unless you are considered an affiliate of VINA or Larscom under the Securities Act of 1933. Shares of Larscom common stock received by affiliates of VINA or Larscom may only be sold pursuant to Rule 144 or Rule 145 of the Securities Act of 1933 or pursuant to a registration statement or exemption from the requirements of the Securities Act of 1933.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 14)

     Larscom's common stock is listed on the Nasdaq SmallCap Market under the trading symbol "LARS." On March 14, 2003, the last full trading day prior to the public announcement of the proposed merger, Larscom's common stock closed at
$0.27 per share. On           , 2003, the last full trading day prior to the
date of this joint proxy statement/prospectus, Larscom's common stock closed at
$     per share.

     VINA's common stock is listed on the Nasdaq SmallCap Market under the trading symbol "VINA". On March 17, 2002, the last full trading day prior to the public announcement of the proposed merger, VINA's common stock closed at $0.14
per share. On           , 2003, the last full trading day prior to the date of
this joint proxy statement/prospectus, VINA's common stock closed at $     per
share.

REGULATORY APPROVAL (SEE PAGE 78)

     Although all business combination transactions are subject to U.S. antitrust laws and also may be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to closing of the merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

DISSENTERS AND APPRAISAL RIGHTS (SEE PAGE 81)

     Holders of VINA's common stock are entitled to appraisal rights under the Delaware General Corporation Law and dissenters' rights under the California General Corporation Law in connection with the merger.

     Under applicable law, Larscom stockholders do not have the right to an appraisal of the value of their shares in connection with the merger.

COMPARISON OF STOCKHOLDER RIGHTS (SEE PAGE 107)

     The rights of VINA stockholders as stockholders of Larscom after the merger will be governed by Larscom's certificate of incorporation and bylaws. Those rights differ from the rights of VINA stockholders under VINA's certificate of incorporation and bylaws.

WHERE YOU CAN FIND MORE INFORMATION

     Each of Larscom and VINA files reports, proxy statements and other information with the Securities and Exchange Commission. Larscom and VINA stockholders may read and copy any reports, proxy statements or other information filed by the companies at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Larscom and VINA. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     As allowed by Securities and Exchange Commission rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission (the "SEC") allows Larscom to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Larscom can disclose important information to their stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The documents incorporated by reference into this joint proxy statement/ prospectus contain important information that you should read about Larscom.

     The following documents, which have been filed by Larscom with the Securities and Exchange Commission, are incorporated by reference into this document:

     - Larscom's annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 14, 2003;

     - Larscom's registration statement on Form 8-A, filed with the SEC on November 21, 1996;

     - Larscom's current report on Form 8-K filed with the SEC on March 20, 2003.

     Larscom also incorporates by reference into this joint proxy statement/prospectus all documents filed with the Securities and Exchange Commission by Larscom pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this joint proxy statement/prospectus to the date of the Larscom annual meetings of stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Larscom has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Larscom.

     You may have previously received some of the documents incorporated by reference in this joint proxy statement/prospectus, but you can obtain any of them through Larscom, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet world wide web site as described above. Documents incorporated by reference are available from Larscom without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Larscom at the following address:

                              LARSCOM INCORPORATED
                             1845 McCandless Drive
                               Milpitas, CA 95035
                                 (408) 941-4000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM LARSCOM, PLEASE DO SO BY
          , 2003, IN ORDER TO RECEIVE THEM BEFORE THE LARSCOM ANNUAL MEETING.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER OR THE ISSUANCE OF LARSCOM COMMON STOCK AND AMENDMENTS TO THE LARSCOM CERTIFICATE OF

INCORPORATION IN CONNECTION WITH THE MERGER, AS APPLICABLE. NEITHER LARSCOM NOR VINA HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. THIS JOINT
PROXY STATEMENT/PROSPECTUS IS DATED          , 2003. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF LARSCOM COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

INFORMATION ON LARSCOM'S WEB SITES

     Information on any Larscom Internet web site or the web site of any subsidiary of Larscom is not part of this document, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this document.

INFORMATION ON VINA'S WEB SITES

     Information on any VINA Internet web site or the web site of any subsidiary of VINA is not part of this document, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this document.

           SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

     The following tables present selected historical consolidated financial data, selected unaudited pro forma combined financial data, comparative per share data and market price and dividend data for Larscom and VINA.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LARSCOM

     The following selected consolidated financial data of Larscom should be read together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes contained in Larscom's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission, which is incorporated by reference in this joint proxy statement/prospectus, and a copy of which has been delivered herewith. The consolidated statement of operations data for the years ended December 31, 2002, 2001, and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 are derived from the audited consolidated financial statements and related notes contained in Larscom's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is being delivered herewith. The consolidated statement of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from audited consolidated financial statements and the related notes not appearing elsewhere in or delivered with this joint proxy statement/prospectus. Historical results are not necessarily indicative of results that may be expected for any future periods.

                                                         YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------
                                               1998      1999      2000       2001      2002
                                             --------   -------   -------   --------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Product revenues...........................  $ 69,019   $48,274   $49,136   $ 36,150   $17,977
Service Revenues...........................     3,714     4,565     5,528      5,721     5,510
                                             --------   -------   -------   --------   -------
     Total revenues........................    72,733    52,839    54,664     41,871    23,487
                                             --------   -------   -------   --------   -------
Product cost of revenues...................    39,218    24,298    23,519     23,419     9,276
Service cost of revenues...................     1,699     2,125     2,423      1,432     1,071
                                             --------   -------   -------   --------   -------
     Total cost of revenues................    40,917    26,423    25,942     24,851    10,347
                                             --------   -------   -------   --------   -------
     Gross profit..........................    31,816    26,416    28,722     17,020    13,140
                                             --------   -------   -------   --------   -------
Operating expenses:
  Research and development.................    11,463     8,049     9,900      6,779     4,199
  Selling, general and administrative......    25,833    21,570    24,116     20,680    16,051
  Restructuring............................     1,214        --        --      5,772       254
  Other nonrecurring charges...............     7,915        --        --         --        --
                                             --------   -------   -------   --------   -------
     Total operating expenses..............    46,425    29,619    34,016     33,231    20,504
                                             --------   -------   -------   --------   -------
Loss from operations.......................   (14,609)   (3,203)   (5,294)   (16,211)   (7,364)
     Other income, net.....................     2,085     1,247     1,760      1,198       356
                                             --------   -------   -------   --------   -------
Loss before income taxes...................   (12,524)   (1,956)   (3,534)   (15,013)   (7,008)
     Income tax (benefit) provision........    (5,436)     (684)   (1,035)    15,866    (2,113)
                                             --------   -------   -------   --------   -------
Net Loss...................................  $ (7,088)  $(1,272)  $(2,499)  $(30,879)  $(4,895)
                                             ========   =======   =======   ========   =======
Basic and diluted loss per share...........  $  (0.39)  $ (0.07)  $ (0.13)  $  (1.64)  $ (0.26)
                                             ========   =======   =======   ========   =======
Basic and diluted weighted average
  shares...................................    18,216    18,333    18,591     18,809    18,854
                                             ========   =======   =======   ========   =======

                                                                DECEMBER 31,
                                               -----------------------------------------------
                                                1998      1999      2000      2001      2002
                                               -------   -------   -------   -------   -------
                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital..............................  $37,140   $38,647   $37,395   $21,803   $17,399
Total assets.................................   68,103    66,862    66,320    34,173    28,060
Total stockholders' equity...................   55,851    54,795    53,042    22,776    17,907
Other non-current liabilities................      416       534       448     2,162     1,618

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VINA

     The following selected consolidated financial data of VINA should be read together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes contained in this joint proxy statement/prospectus beginning on page 149. The consolidated statement of operations data for the years ended December 31, 2002, 2001, and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 are derived from the audited consolidated financial statements and related notes included elsewhere in this joint proxy statement/ prospectus. The consolidated statement of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from audited consolidated financial statements and the related notes not included in this joint proxy statement/prospectus. Historical results are not necessarily indicative of results that may be expected for any future periods.

                                                        YEARS ENDED DECEMBER 31,
                                           ---------------------------------------------------
                                            1998       1999       2000       2001       2002
                                           -------   --------   --------   --------   --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net revenue..............................  $ 4,393   $ 12,700   $ 32,078   $ 45,112   $ 25,143
Cost of revenue (excluding stock-based
  compensation)..........................    2,054      7,713     19,240     28,714     17,534
                                           -------   --------   --------   --------   --------
Gross profit (excluding stock-based
  compensation)..........................    2,339      4,987     12,838     16,398      7,609
Costs and expenses:
  Research and development (excluding
     stock-based compensation)...........    4,174      6,690     12,609     18,841     13,931
  Selling, general and administrative
     (excluding stock-based
     compensation).......................    6,414     10,881     21,124     22,697     14,515
  Stock-based compensation, net*.........      154      4,715     24,169     10,570      1,276
  In-process research and development....       --         --         --      5,081         --
  Amortization of intangible assets......       --         --         --      8,243        789
  Impairment of goodwill and intangible
     assets..............................       --         --         --         --     29,783
  Restructuring expenses (excluding
     stock-based compensation)...........       --         --         --        991      2,941
                                           -------   --------   --------   --------   --------
     Total costs and expenses............   10,742     22,286     57,902     66,423     63,235
                                           -------   --------   --------   --------   --------
Loss from operations.....................   (8,403)   (17,299)   (45,064)   (50,025)   (55,626)
Other income, net........................      413        223      1,732      1,383        196
                                           -------   --------   --------   --------   --------
Net loss.................................  $(7,990)  $(17,076)  $(43,332)  $(48,642)  $(55,430)
                                           =======   ========   ========   ========   ========
Net loss per share, basic and
  diluted(1).............................  $ (2.63)  $  (3.30)  $  (2.63)  $  (1.31)  $  (0.90)
                                           =======   ========   ========   ========   ========
Shares used in computation, basic and
  diluted(1).............................    3,038      5,169     16,467     37,121     61,643
                                           =======   ========   ========   ========   ========
*Stock-based compensation, net:
  Cost of revenue........................  $     2   $    152   $  1,855   $  1,016   $    520
  Research and development...............       78      1,098      7,985      4,446      1,135
  Selling, general and administrative....       74      3,465     14,329      7,677      1,930
  Restructuring benefit..................       --         --         --     (2,569)    (2,309)
                                           -------   --------   --------   --------   --------
  Total..................................  $   154   $  4,715   $ 24,169   $ 10,570   $  1,276
                                           =======   ========   ========   ========   ========

                                                                 DECEMBER 31,
                                                ----------------------------------------------
                                                 1998      1999     2000      2001      2002
                                                -------   ------   -------   -------   -------
                                                                (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................  $11,359   $2,568   $44,499   $16,305   $ 4,617
Restricted cash...............................       --       --        --        --     3,500
Working capital (deficit).....................   11,058     (492)   40,657    27,812     7,978
Total assets..................................   14,456    6,673    58,536    78,964    20,580
Short-term debt...............................       --       --        --        --     3,000
Long-term debt, less current portion..........      655      534        --        --        --
Total stockholders' equity....................   11,549      348    44,829    65,528    11,372

---------------

(1) The diluted net loss per share computation excludes potential shares of common stock issuable pursuant to convertible preferred stock and options to purchase common stock, as well as common stock subject to repurchase rights held by VINA, as their effect would be antidilutive.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma financial information should be read in conjunction with the section entitled "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in this joint proxy statement/prospectus. The following selected unaudited pro forma combined condensed financial data have been prepared to give effect to the proposed merger of Larscom and VINA as if the merger had been completed as of January 1, 2002, for statements of operations purposes and as of December 31, 2002, for balance sheet purposes. The selected unaudited pro forma combined condensed financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred January 1, 2002 for statements of operation purposes and as of December 31, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations.

                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
                                                              (UNAUDITED)
PRO FORMA COMBINED STATEMENT OF OPERATIONS DATA:
Product revenue.............................................    $ 43,120
Service revenue.............................................       5,510
                                                                --------
     Total revenue..........................................      48,630
Product cost of revenue.....................................      26,810
Service cost of revenue.....................................       1,071
                                                                --------
     Total cost of revenue..................................      27,881
                                                                --------
     Gross profit...........................................      20,749
                                                                --------
Operation expenses:
  Research and development..................................      18,130
  Selling, general and administrative.......................      30,566
  Stock based compensation..................................       1,276
  Amortization of intangibles...............................          30
  Impairment of goodwill and intangibles....................          --
  Restructuring.............................................       3,195
                                                                --------
     Total operating expenses...............................      53,197
Loss from operations........................................     (32,448)
     Interest and other income..............................         552
                                                                --------
Loss before income taxes....................................     (31,896)
     Income tax (benefit) provision.........................      (2,113)
                                                                --------
Net loss....................................................    $(29,783)
                                                                ========
Basic and diluted net loss per share........................    $  (0.84)
Basic and diluted weighted average shares...................      35,391
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................    $ 22,814
Total assets................................................      46,459
Total stockholders' equity..................................      23,343
Other non-current liabilities...............................       2,810

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table presents certain unaudited historical per share and combined pro forma per share data of Larscom and VINA, after giving effect to the merger, using the purchase method of accounting. The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Larscom and VINA included in this joint proxy statement/prospectus, and the unaudited pro forma combined condensed financial data included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined and unaudited pro forma equivalent per share data combine the results of operations of Larscom and VINA for the year ended December 31, 2002, and Larscom and VINA's financial position at December 31, 2002. No cash dividends have ever been declared or paid on Larscom's common stock or VINA's common stock.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2003
                                                              -----------------
HISTORICAL PER SHARE DATA -- LARSCOM
  Basic and diluted net loss per common share...............       $(0.26)
  Book value per common share...............................       $ 0.95
HISTORICAL PER SHARE DATA -- VINA
  Basic and diluted net loss per common share...............       $(0.90)
  Book value per common share...............................       $ 0.18
  Basic and diluted net loss per equivalent share...........       $(3.35)
  Book value per equivalent common share....................       $ 0.69
PRO FORMA PER SHARE DATA -- COMBINED
  Basic and diluted net loss per common share...............       $(0.84)
  Book value per common share...............................       $ 0.66

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Shares of Larscom's and VINA's common stock are currently listed on the Nasdaq SmallCap Market. Public trading of Larscom's common stock under the symbol "LARS" commenced on the Nasdaq National Market on December 18, 1996. Beginning on October 23, 2003, public trading of Larscom's common stock transferred to the Nasdaq SmallCap Market. Public trading of VINA's common stock under the symbol "VINA" commenced on August 10, 2000 on the Nasdaq National Market. Beginning on September 20, 2002, public trading of VINA's common stock transferred to the Nasdaq SmallCap Market.

     The following table sets forth, for the fiscal quarters indicated, the high and low sales prices for a share of Larscom and VINA common stock on the applicable market.

                                                           VINA            LARSCOM
                                                       COMMON STOCK      COMMON STOCK
                                                      ---------------   --------------
                                                       HIGH     LOW      HIGH     LOW
                                                      ------   ------   ------   -----
Fiscal 2000
  First Quarter....................................       --       --   $11.50   $5.50
  Second Quarter...................................       --       --     7.84    4.06
  Third Quarter....................................   $24.00   $12.25    10.13    4.50
  Fourth Quarter...................................    14.25    3.063     8.27    1.91
Fiscal 2001
  First Quarter....................................     6.00     1.25     7.44    2.03
  Second Quarter...................................     2.34     1.00     2.96    1.90
  Third Quarter....................................     1.85     0.52     2.04    0.81
  Fourth Quarter...................................     2.05     0.54     1.50     .92
Fiscal 2002
  First Quarter....................................     1.40     0.71     1.79    1.00
  Second Quarter...................................     0.75     0.21     1.36    0.67
  Third Quarter....................................     0.29     0.01     0.70    0.29
  Fourth Quarter...................................     0.43     0.12     0.50    0.23
Fiscal 2003
  First Quarter....................................     0.27     0.06     0.45    0.25
  Second Quarter (through         , 2003)..........

     The market information for the third fiscal quarter of 2000 includes market price information for VINA common stock from August 10, 2000 (the first trading day following its initial public offering) through September 29, 2000, the last trading day of the period.

     The following table shows the high and low sales prices per share of Larscom common stock and VINA common stock, each as reported on the Nasdaq SmallCap Market, on (1) March 17, 2003, the last full trading day preceding the public announcement that Larscom and VINA had entered into the merger agreement,
and (2)           , 2003, the last full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus.

     The table also includes the equivalent high and low sales prices per share of VINA common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of the Larscom common stock that VINA shareholders would receive in exchange for each share of VINA common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.2659 of a share of Larscom common stock for each share of VINA common stock.

                                                     LARSCOM          VINA        VINA EQUIVALENT
                                                  COMMON STOCK    COMMON STOCK    PRICE PER SHARE
                                                  -------------   -------------   ---------------
DATE                                              HIGH     LOW    HIGH     LOW     HIGH     LOW
----                                              -----   -----   -----   -----   ------   ------
March 17, 2003..................................  $0.32   $0.27   $0.16   $0.14   $0.09    $0.07
        , 2003

     The above table shows only historical comparisons. These comparisons may not provide meaningful information to Larscom stockholders in determining whether to approve the issuance of shares of Larscom common stock in connection with the merger and to VINA stockholders in determining whether to approve and adopt the merger agreement and approve the merger. Larscom and VINA stockholders are urged to obtain current market quotations for Larscom and VINA common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve and adopt the merger agreement and approve the merger. See "Where You Can Find More Information" on page 169.

     Following the merger, Larscom common stock will continue to be listed on the Nasdaq SmallCap Market and there will be no further market for VINA common stock.

                                 DIVIDEND DATA

     Neither Larscom nor VINA has declared any cash dividends. Each company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

     Following the merger Larscom and VINA will operate as a combined company in a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in, or incorporated by reference into, this joint proxy statement/ prospectus, you should carefully consider the material risks described below before deciding how to vote your shares.

                          RISKS RELATED TO THE MERGER

LARSCOM AND VINA MAY NOT REALIZE THE BENEFITS THEY EXPECT FROM THE MERGER.

     The integration of Larscom and VINA will be complex, time consuming and expensive and may disrupt Larscom's and VINA's businesses. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

     - integrating the operations and technologies of the two companies;

     - retaining and assimilating the key personnel of each company;

     - retaining existing customers of both companies and attracting additional customers;

     - retaining strategic partners of each company and attracting new strategic partners; and

     - creating uniform standards, controls, procedures, policies and information systems.

     The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

     - the potential disruption of the combined company's ongoing business and distraction of its management;

     - the potential strain on the combined company's financial and managerial controls and reporting systems and procedures;

     - unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

     - the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

     - greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

     - potential unknown liabilities associated with the merger and the combined operations.

     The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology and personnel of Larscom and VINA, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Larscom's common stock.

WHILE LARSCOM'S AND VINA'S SHARE PRICES HAVE BEEN VOLATILE IN RECENT PERIODS, THE MERGER EXCHANGE RATIO IS FIXED AND NO ADJUSTMENT TO THE EXCHANGE RATIO WILL BE MADE AS A RESULT OF FLUCTUATIONS IN THE MARKET PRICES OF LARSCOM OR VINA COMMON STOCK.

     Larscom's stock price has been volatile in the past and may continue to be volatile in the future. On completion of the merger, each share of VINA common stock will be exchanged for 0.2659 of a share of Larscom common stock. The exchange ratio will not change even if the market price of either or both the VINA common stock and Larscom common stock fluctuates. In addition, neither party may withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of VINA common stock or Larscom common stock. Any reduction in Larscom's stock price will result in VINA stockholders receiving less value in the merger at closing. Conversely, any increase in Larscom's stock price will result in VINA stockholders receiving greater value in the merger at closing. The specific dollar value of Larscom common stock that VINA stockholders will receive on completion of the merger will depend on the market value of Larscom common stock at that time. Stockholders will not know the exact value of Larscom common stock to be issued to VINA stockholders in the merger at the time of the special meetings of stockholders. VINA stockholders are urged to obtain recent market quotations for Larscom and VINA common stock.

THE COST OF THE MERGER COULD HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANY.

     Larscom and VINA expect to incur transaction costs of approximately $2.0 million in connection with the merger. If the benefits of the merger do not exceed the associated costs, including costs associated with integrating the two companies and dilution to Larscom's stockholders resulting from the issuance of shares in connection with the merger, the combined company's financial results, including earnings per share, could be materially harmed.

THE MERGER COULD CAUSE LARSCOM OR VINA TO LOSE KEY PERSONNEL, WHICH COULD MATERIALLY AFFECT THE COMBINED COMPANY'S BUSINESS AND REQUIRE IT TO INCUR SUBSTANTIAL COSTS TO RECRUIT REPLACEMENTS FOR LOST PERSONNEL.

     As a result of the merger, current and prospective Larscom and VINA employees could experience uncertainty about their future roles within Larscom. This uncertainty may adversely affect the ability of Larscom and VINA to attract and retain key management, sales, marketing and technical personnel. In addition, in connection with the merger, certain current employees of VINA will be entitled to acceleration of vesting of stock options, which may adversely affect the ability of the combined company to retain such employees following the merger. Further, in connection with the merger, certain employees of Larscom may be entitled to acceleration of vesting of stock and stock options, which may adversely affect the ability of the combined company to retain such employees following the merger. For a more detailed discussion see "The
Merger -- Interests of Certain Officers, Directors and Affiliates" on page 79. Any failure to attract and retain key personnel could have a material adverse effect on the business of Larscom and VINA.

GENERAL UNCERTAINTY RELATED TO THE MERGER COULD HARM LARSCOM AND VINA.

     Larscom's or VINA's customers may, in response to the announcement of the proposed merger, delay or defer purchasing decisions. If Larscom's or VINA's customers delay or defer purchasing decisions, the revenues of Larscom and VINA, respectively, could materially decline or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the merger could increase the volatility of Larscom's and VINA's share prices.

THIRD PARTIES MAY TERMINATE OR ALTER EXISTING CONTRACTS WITH LARSCOM OR VINA.

     Each of Larscom and VINA has contracts with some of its suppliers, distributors, customers, licensors and other business partners. Certain of these contracts require Larscom or VINA to obtain consent from these other parties in connection with the merger. If their consent cannot be obtained on favorable terms, the combined company may suffer a loss of potential future revenue and may lose rights to facilities or intellectual property that are material to the business of the combined company.

SOME OF LARSCOM'S AND VINA'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

     Certain officers and directors of Larscom and VINA participate in arrangements that provide them with interests in the merger that are different from yours, including, membership on the combined company's board of directors, employment relationships, indemnification, the acceleration of stock option vesting and the potential ability to sell an increased number of shares of the combined company. These interests, among others, may influence the officers and directors of Larscom and VINA to support or approve the merger. For a more detailed discussion see "The Merger -- Interests of Certain Officers, Directors and Affiliates" on page 79.

DURING THE PENDENCY OF THE MERGER, LARSCOM AND VINA MAY NOT BE ABLE TO ENTER INTO A MERGER OR BUSINESS COMBINATION WITH ANOTHER PARTY AT A FAVORABLE PRICE BECAUSE OF RESTRICTIONS IN THE MERGER AGREEMENT.

     Covenants in the merger agreement may impede the ability of Larscom or VINA to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, each party is prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party's stockholders.

FAILURE TO COMPLETE THE MERGER MAY RESULT IN LARSCOM OR VINA PAYING A TERMINATION FEE TO THE OTHER AND COULD HARM LARSCOM'S OR VINA'S COMMON STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

     If the merger is not completed, Larscom or VINA may be subject to the following risks:

     - if the merger agreement is terminated under certain circumstances, Larscom or VINA will be required to pay the other party a termination fee of $185,000;

     - the price of Larscom or VINA common stock may decline to the extent that the current market price of Larscom or VINA common stock reflects a market assumption that the merger will be completed; and

     - costs related to the merger, such as legal, accounting and certain financial advisory fees, must be paid even if the merger is not completed.

     In addition, if the merger agreement is terminated and Larscom's or VINA's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

THE MERGER MAY BE COMPLETED EVEN THOUGH MATERIAL ADVERSE CHANGES MAY RESULT FROM THE ANNOUNCEMENT OF THE MERGER, INDUSTRY-WIDE CHANGES AND OTHER CAUSES.

     In general, either party can refuse to complete the merger if there is a material adverse change affecting the other party between the date of signing, March 17, 2003, and the closing. However, certain types of changes will not prevent the merger from going forward, even if they would have a material adverse effect on Larscom or VINA, including:

     - changes resulting from any failure by a party to meet or exceed analysts' published revenues or earnings predictions or any change in a party's stock price or trading volume, in and of itself;

     - with some limited exceptions, any changes resulting from the announcement or pendency of the merger agreement or the merger, or

     - with some limited exceptions, changes affecting generally the industry or industries in which a party participates, the U.S. economy as a whole or foreign economies in any locations where a party has material operations or sales, unless such condition disproportionately adversely affects a party.

     If adverse changes occur but Larscom and VINA must still complete the merger, Larscom's stock price may suffer. This in turn may reduce the value of the merger to Larscom and VINA stockholders.

                            RISKS RELATED TO LARSCOM

     In determining whether to approve the proposals related to the merger, Larscom stockholders and VINA stockholders should carefully read the following risks. These risks all relate to Larscom's current business and may also apply to the business of the combined company following the merger.

LARSCOM'S ENTIRE INDUSTRY IS IN AN EXTENDED DOWNTURN.

     The downturn for the United States economy and the rapid and severe downturn for the domestic telecommunications industry, beginning in late 2000, have negatively affected demand for Larscom's products. In addition to the deteriorating domestic economic environment, the worldwide telecommunications market is experiencing reduced demand. This decreased demand has led to fluctuating order forecasts from some of Larscom's customers. There can be no certainty as to the degree of severity or duration of this economic downturn or the reduced demand in the telecommunications industry. Larscom also cannot predict the extent and timing of the impact of the economic downturn in the United States and the worldwide downturn for the telecommunications industry on economies in Canada, Europe and other countries and geographic regions. For 2002, order demand from Larscom's customers continued to decline as they experienced the impact of the downturn in the telecommunications market.

LARSCOM EXPECTS TO CONTINUE TO INCUR OPERATING LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

     Larscom has experienced substantial net losses, including a net loss of $4,895,000 in 2002 and $30,879,000 in 2001 and had an accumulated deficit of $65,516,000 as of December 31, 2002. A continued decrease in revenues could have an adverse impact on Larscom's finances. There can be no assurance as to when or if Larscom will achieve profitability.

LARSCOM'S PROSPECTS FOR GROWTH DEPEND ON RECENTLY-INTRODUCED PRODUCTS, PRODUCTS UNDER DEVELOPMENT AND PRODUCTS LICENSED FROM OTHERS.

     Larscom expects sales of its established products to decline over time. Therefore, Larscom's future operating results are highly dependent on market acceptance of recently-introduced products, products that may be introduced in the future and products that Larscom licenses from others. These include, for example, the Larscom 6200 and the Orion 5000, 5001 and 5003 and the Orion 4500, all of which have only recently been introduced. There can be no assurance that such products will achieve widespread market acceptance, and, in fact, some other products Larscom introduced in recent years have failed to meet Larscom's sales expectations. The industry-wide downturn has caused sales of new products, such as Larscom's, to be well below expectations. In addition, Larscom has licensed the intellectual property and development rights for the Orion 5000, 5001 and 5003. Larscom's dependence on others for the initial design of this product increases the risk that it may not be successful with future enhancements to the product line. Larscom has, in the past, experienced delays and changes in course in the development of new products and the enhancement of existing products, and such delays and changes in course may occur in the future. Larscom's inability to develop and introduce new products or product versions in a timely manner, due to resource constraints or technological or other reasons, or to achieve timely and widespread market awareness and acceptance of Larscom's new products or releases, would have a material adverse effect on Larscom's business and operating results.

LARSCOM CONDUCTED FOUR ROUNDS OF RESTRUCTURING/LAYOFFS IN THE PAST NINETEEN MONTHS.

     Larscom's June 22, 2001 restructuring included a workforce reduction of approximately 25% (53 people) and the closure of Larscom's North Carolina facility. On October 18, 2001, Larscom announced additional reductions in force of approximately 17% (35 people) of the base 2001 workforce. On May 31, 2002 Larscom announced another reduction in force of approximately 13% (16 people) of Larscom's remaining workforce. On October 21, 2002, Larscom announced an additional reduction of 13% of Larscom's workforce (14 people). Thirty-three percent (39 people) of the total reductions in employees were from engineering personnel. Although the restructuring actions taken have lowered Larscom's expense base, Larscom expects operating losses to continue in 2003. Therefore, there can be no assurance that another material restructuring and/or workforce reduction will not be required. In addition, Larscom's workforce reductions may deprive Larscom of the human capital Larscom would need to take full advantage of any upturn in the business cycle in Larscom's industry. There can be no assurance that Larscom will not lose employees in the future as a result of the restructuring/layoffs, or that Larscom will be able to recruit suitable replacements.

RAPID TECHNOLOGICAL CHANGE COULD HURT LARSCOM'S ABILITY TO COMPETE.

     The telecommunications equipment industry is characterized by rapidly-changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of Larscom's products. Larscom's success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely development and marketing of new products and enhancements on a cost-effective basis. There can be no assurance that Larscom will be successful in developing, introducing or managing the transition to new or enhanced products or that any such products will be responsive to technological changes or will gain market acceptance. In the past, some of the products Larscom has planned and introduced have not met Larscom's sales expectations.

     Larscom's business could be materially and adversely affected by shifts in the use of technology common throughout the industry today. Three shifts affecting Larscom's products and industry are: the integration of CSU/DSU technology into routers and switches, a move from T1/E1 services to more Ethernet-based services and the increase in demand for more managed, customer-premise-based services. The failure to accommodate these shifts in technology could impact sales of Larscom's products and have a material adverse affect on Larscom's business and operating results.

THE ABSENCE OF LONG-TERM BACKLOG MAKES LARSCOM VULNERABLE IN PERIODS OF WEAK DEMAND.

     None of Larscom's customers are contractually obligated to purchase any quantity of products in any particular period, and product sales to major customers have varied widely from quarter-to-quarter and from year-to-year. Larscom's current customers might not continue to place orders with Larscom, orders from existing customers might not continue at the levels of previous periods and Larscom might not be able to obtain orders from new customers. Over the last several years, there has been a reduction of equipment demand throughout the telecommunications industry. Because of Larscom's limited backlog, this tends to have an immediate negative effect on Larscom's operations, which Larscom cannot fully offset on a timely basis by implementing reductions in expenses.

LARSCOM DEPENDS UPON A SMALL NUMBER OF CUSTOMERS.

     A small number of customers have accounted for a significant percentage of Larscom's sales. Therefore, sales for a given quarter generally depend on orders received from, and product shipments to, a limited number of customers. Sales to individual large customers are often related to the customer's specific equipment deployment projects, the timing of which is subject to change on limited notice, in addition to the ebbs and flows in Larscom's customers' business conditions and the effect of competitors' product offerings. Larscom has in the past experienced both accelerations and slowdowns in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. Since most of Larscom's sales are in the form of large orders with short delivery times to a limited number of customers, Larscom's backlog and consequently Larscom's ability to predict revenues will continue to be limited. In addition, announcements by Larscom or Larscom's competitors of new products and technologies could cause customers to defer, limit or end purchases of Larscom's existing products. In the event that Larscom loses one or more large customers, anticipated orders from major customers fail to materialize, or delivery schedules are deferred or canceled as a result of the above, or other unanticipated factors, Larscom's business and operating results would be materially adversely affected. Larscom's largest customer, WorldCom, filed for bankruptcy in 2002, which could lead to a substantial loss in their customer base or a major reorganization, all of which could influence their order levels to Larscom. In 2002, revenue from sales to WorldCom decreased 71% from sales to WorldCom in 2001.

LARSCOM'S OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY FLUCTUATE IN THE FUTURE ON A QUARTERLY AND ANNUAL BASIS AS A RESULT OF A NUMBER OF FACTORS, MANY OF WHICH ARE BEYOND LARSCOM'S CONTROL.

     Consequently, Larscom believes that period-to-period comparisons of Larscom's operating results are not necessarily meaningful and should not be relied upon as indicative of future performance.

     Results in any period could also be affected by changes in:

     - market demand,

     - competitive market conditions,

     - market acceptance of new or existing products,

     - sales channel development costs,

     - the cost and availability of components,

     - the mix of Larscom's customer base and sales channels,

     - the mix of products sold,

     - Larscom's sales promotion activities,

     - Larscom's ability to expand or contract its sales and marketing organizations effectively,

     - Larscom's ability to attract and retain key technical and managerial employees and

     - general economic conditions.

     Larscom established its expense levels for product development and other operating expenses based on projected sales levels and margins, but expenses are relatively fixed in the short term. Accordingly, when sales are below expectations in any given period, Larscom's inability to adjust spending proportionally in the short term may exacerbate the adverse impact of a revenue shortfall on Larscom's operating results.

     Because of all of the foregoing factors, Larscom's operating results in one or more future periods may be subject to significant fluctuations. In the event these factors result in financial performance below the expectations of public market analysts and investors, the price of Larscom's class A common stock could be materially adversely affected.

LARSCOM DEPENDS HEAVILY ON COMPONENT AVAILABILITY AND KEY SUPPLIERS.

     On-time delivery of Larscom's products depends upon the availability of components and subsystems used in Larscom's products. Larscom depends upon its suppliers to manufacture, assemble and deliver components in a timely and satisfactory manner. Larscom obtains components and licenses certain embedded software from several single sources. Larscom does not believe it would be able to develop alternative sources for certain essential components used in its products without incurring significant costs. In addition, while Larscom believes it would be able to develop alternative sources for most of the other components and software used in its products there can be no assurance that Larscom would be able to do so, in a timely manner without incurring substantial additional costs, if required. Any inability by Larscom's suppliers to meet Larscom's demand or any prolonged interruption in supply, or a significant increase in the price of one or more components or in the price of software, would likely have an adverse impact on Larscom's business and operating results. Larscom generally does not have any long-term contracts with its suppliers and, in fact, Larscom has made a recent decision to change its major supplier for contract manufacturing. It is possible that Larscom's new major contract supplier and other suppliers will not continue to be able and willing to meet Larscom's future requirements.

THE MARKET FOR LARSCOM'S PRODUCTS IS INTENSELY COMPETITIVE, AND LARSCOM'S FAILURE TO COMPETE EFFECTIVELY COULD REDUCE LARSCOM'S REVENUES AND MARGINS.

     Competition in the market place for high-speed network-access products is intense. Larscom's products compete primarily with Quick Eagle Networks, Verilink, Kentrox, Cisco Systems, Alcatel, ADTRAN, RAD, Telco Systems, Carrier Access and Paradyne. Larscom competes to a lesser extent with other telecommunications equipment companies. Many of Larscom's competitors have more broadly developed distribution channels and have made greater advances than Larscom has in emerging technologies. Cisco Systems and Alcatel are two of the largest communications equipment companies in the world. There can be no assurance that Larscom will be able to continue to compete successfully with existing or new competitors.

LARSCOM IS CURRENTLY CONTROLLED BY AXEL JOHNSON INC.

     Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to four votes per share, subject to adjustment to preserve the initial voting ratio. Axel Johnson Inc. is the sole holder of the class B common stock. As a result, Axel Johnson has sufficient combined voting power to control the direction and policies of Larscom absolutely, including mergers, the payment of dividends, consolidations, the sale of all or substantially all of the assets of Larscom and the election of the Board of Directors of Larscom, and to prevent or cause a change in control of Larscom. There can be no assurance that Axel Johnson will not affect Larscom's corporate actions in a manner that conflicts with the interest of Larscom's other stockholders.

     Assuming closing of the merger and approval of the amendment to the Larscom certificate of incorporation, the class A common stock and class B common stock will be consolidated into one class of common stock with equal voting rights. Accordingly, following the merger, Axel Johnson's percentage holdings in the voting power of the combined company will be reduced. Based on the number of shares of Larscom and VINA common stock outstanding as of March 17, 2003 following the merger Axel Johnson will own approximately 28% of the common stock of the combined company.

DURING GROWTH PERIODS, IT IS DIFFICULT TO HIRE ALL THE QUALIFIED PERSONNEL LARSCOM NEEDS.

     To grow Larscom's business, Larscom must continue to attract, train, motivate and manage new employees successfully, integrate new management and employees into Larscom's overall operations and continue to improve its operational, financial and management systems. Availability of qualified sales and technical personnel is limited, and competition for experienced sales and technical personnel in the telecommunications equipment industry is intense during times when business in the telecommunications equipment industry is strong. In the past, Larscom has had difficulty in filling all of its hiring requisitions. Larscom's failure to manage the retention of key employees effectively could have a material adverse effect on its business and operating results.

LARSCOM IS SIGNIFICANTLY ENGAGED IN SELLING IN INTERNATIONAL MARKETS, WHICH RESULTS IN OPERATIONAL DIFFICULTIES AND RISKS.

     Sales outside the U.S. approximated 18% of Larscom's revenues for 2002. The conduct of business outside the U.S. is subject to certain customary risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations, possible expropriation and potentially adverse tax consequences. In addition, to sell Larscom's products internationally, Larscom must meet standards established by telecommunications authorities in a variety of countries as well as recommendations of the International Telecommunications Union. A delay in obtaining, or the failure to obtain, certification of Larscom's products in countries outside the U.S. could inhibit or preclude Larscom's marketing and sales efforts in such countries, which could have an adverse impact on Larscom's business and operating results.

LARSCOM HAS RECENTLY REORGANIZED ITS SALES FORCE

     In October 2002, Larscom reorganized its sales force to concentrate on four account types:

     - major accounts,

     - carrier accounts,

     - US indirect channels (distributors and resellers) and enterprise customers and

     - overseas accounts.

     As part of this reorganization Larscom has reassigned certain of Larscom's sales people to different, specific customer accounts and different types of customers. There is a risk that the new relationships with customers resulting from the reorganization might not be as productive as the prior organization in the near term or at all. Failure of the new organization to achieve sales productivity goals could have an adverse impact on Larscom's business and operating results.

LARSCOM HAS DEVELOPED AN INDIRECT DISTRIBUTION CHANNEL FOR SALES TO DOMESTIC CUSTOMERS.

     This channel consists primarily of a small group of master distributors, such as Tech Data, and a number of authorized resellers. There are a number of risks associated with an indirect distribution channel. The risks include a reduction in Larscom's ability to forecast sales, reduced average selling prices, potential reductions in customer satisfaction, loss of contact with users of Larscom's products, a potential build-up of inventories at resellers and new methods of advertising and promoting products that will result in additional expenses. All of these risk factors could have an adverse impact on Larscom's business and operating results.

LARSCOM MUST COMPLY WITH REGULATIONS AND EVOLVING INDUSTRY STANDARDS.

     The market for Larscom's products is characterized by the need to comply with a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the U.S., Larscom's products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories, as well as industry standards established by various organizations. As standards for services such as Asynchronous Transfer Mode, Frame Relay, Internet Protocol and Synchronous Optical Network/Synchronous Digital Hierarchy evolve, Larscom may be required to modify its existing products or develop and support new versions of its products. The failure of Larscom's products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of or affect the marketability of its products, which in turn could have an adverse impact on Larscom's business and operating results.

LARSCOM MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION.

     Larscom relies upon a combination of trade secrets, contractual restrictions, copyrights, trademark laws and patents to establish and protect proprietary rights in its products and technologies. Larscom believes that the success of its business depends primarily on its proprietary technology, information, processes and expertise, rather than patents. Much of Larscom's proprietary information and technology is not patented and may not be patentable. Larscom has been issued only one U.S. patent to date. There can be no assurance that Larscom will be able to protect its technology or that competitors will not be able to develop similar technology independently. Larscom has entered into confidentiality and invention assignment agreements with employees, and into non-disclosure agreements with suppliers, distributors and appropriate customers so as to limit access to and disclosure of Larscom's proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of Larscom's technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, Larscom's business and operating results could be adversely impacted.

LARSCOM HAS NOT CONDUCTED A FORMAL PATENT SEARCH RELATING TO THE TECHNOLOGY USED IN ITS PRODUCTS.

     From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to Larscom. Since patent applications in the U.S. are not publicly disclosed immediately, applications which Larscom does not know about, may have been filed by Larscom's competitors that could relate to its products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to uncertainty, which may increase the risk and cost to Larscom if it discovers third-party patents related to its software products or if such patents are asserted against Larscom in the future. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of Larscom, could result in significant expense to Larscom and divert the efforts of Larscom's technical and management personnel. In the event of an adverse ruling in such litigation, Larscom might be required to pay damages, discontinue the use and sale of infringing products, and expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. A successful claim against Larscom and its failure to develop or license a substitute technology could have an adverse impact on Larscom's business and operating results.

LARSCOM PROVIDES ITS CUSTOMERS A THREE-YEAR OR LONGER WARRANTY ON MOST PRODUCT LINES.

     Complex products such as Larscom's might contain undetected errors or failures when first introduced or as new versions are released. Although Larscom believes that it reserves for estimated future warranty costs are adequate, its estimates, particularly those related to products that have been recently introduced, might not be correct. Warranty claims in excess of those expected could have an adverse impact on Larscom's business and operating results.

AS PART OF THE STRATEGY FOR GROWTH AND EXPANSION OF LARSCOM'S BUSINESS, LARSCOM MAY MAKE ACQUISITIONS THAT COULD DISRUPT ITS BUSINESS OR HARM ITS FINANCIAL CONDITION.

     As part of Larscom's business strategy, it may invest in or acquire other businesses, technologies or assets, or enter into strategic relationships with third parties. For such acquisitions, Larscom may issue additional stock, incur debt, assume liabilities, incur impairment charges related to goodwill and other intangible assets or incur other large and immediate write-offs. With the exception of Larscom's acquisition of NetEdge in 1997, Larscom has no recent experience in integrating acquired businesses with its existing business. Larscom's operation of any acquired business would involve numerous risks including:

     - problems integrating any acquired operations with Larscom's own,

     - unanticipated costs,

     - diversion of management's attention from Larscom's core business,

     - adverse effects on existing business relationships with customers,

     - risks associated with entering markets in which Larscom has no or limited experience

     - the potential loss of key employees, particularly those of the purchased organization and

     - decrease to Larscom's cash position.

LARSCOM'S CLASS A COMMON STOCK HAS TRADED BELOW ONE DOLLAR AND MAY BE SUBJECT TO DE-LISTING FROM THE NASDAQ SMALLCAP MARKET.

     On July 16, 2002, Larscom received a notice from Nasdaq that its common stock had failed to maintain the required minimum closing bid price of $1.00 for a period of 30 consecutive trading days as well as the minimum requirements for market value of publicly traded shares on the Nasdaq SmallCap Market. As a result, Nasdaq provided Larscom 90 calendar days, or until October 14, 2002 to regain compliance with this requirement or face de-listing from trading. Prior to Larscom's de-listing, it submitted an application to Nasdaq for transfer to their SmallCap market. The application was approved and Larscom's stock began trading on the Nasdaq SmallCap Market effective on October 23, 2002. Larscom currently has until July 11, 2003 to regain compliance with the minimum closing bid and market value of publicly traded shares on the Nasdaq SmallCap Market. There can be no assurance that Larscom's trading price will be at or above Nasdaq's SmallCap requirements for the necessary time periods mandated by Nasdaq. If Larscom is unable to meet Nasdaq's SmallCap listing requirements Larscom's class A common stock could trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and Larscom's stock price, as well as the liquidity of its class A common stock, could be adversely impacted as a result.

                             RISKS RELATED TO VINA

     In determining whether to approve the proposals related to the merger, Larscom stockholders and VINA stockholders should carefully read the following risks. These risks all relate to VINA's current business but may also apply to the business of the combined company following the merger.

VINA WILL NEED TO OBTAIN ADDITIONAL FUNDING DURING THE FIRST SIX MONTHS OF 2003. IF VINA IS UNABLE TO RAISE MORE CAPITAL, VINA MAY NOT HAVE SUFFICIENT FUNDS TO CONTINUE OPERATIONS AT ITS CURRENT LEVEL, IF AT ALL.

     During the year ended December 31, 2002, VINA used cash in operating activities of $20.3 million. As of December 31, 2002, VINA had cash and cash equivalents of $4.6 million and an accumulated deficit of $177.6 million. If the merger is not consummated, VINA will need to obtain additional funding during the first six months of 2003. If additional funds are raised through the issuance of equity securities, the percentage of equity ownership of VINA's existing stockholders will be reduced. In addition, holders of these equity securities may have rights, preferences or privileges senior to those of the holders of VINA's common stock. If additional funds are raised through the issuance of debt securities, VINA may incur significant interest charges, and these securities would have rights, preferences and privileges senior to holders of common stock. The terms of these securities could also impose restrictions on VINA's operations. Additional financing may not be available when needed on terms favorable to VINA or at all. VINA's recent move from the Nasdaq National Market to the Nasdaq SmallCap Market may make it even more difficult for VINA to raise funds. If VINA is unable to raise additional capital, VINA will not have sufficient funds to continue operations.

VINA RELIES ON A SMALL NUMBER OF TELECOMMUNICATIONS CUSTOMERS FOR SUBSTANTIAL PORTIONS OF ITS NET REVENUE. IF VINA LOSES ONE OF ITS CUSTOMERS OR EXPERIENCES A DELAY OR CANCELLATION OF A SIGNIFICANT ORDER OR A DECREASE IN THE LEVEL OF PURCHASES FROM ANY OF ITS CUSTOMERS, VINA'S NET REVENUE WOULD DECLINE AND ITS OPERATING RESULTS AND BUSINESS WOULD BE HARMED.

     VINA derives almost all of its net revenue from direct sales to a small number of telecommunications customers and VINA's indirect sales through Lucent Technologies, one of VINA's original equipment manufacturers, or OEM customers that sell and market VINA's products. If VINA loses one of its customers or experiences a delay or cancellation of a significant order or a decrease in the level of purchases from any of its customers, VINA's net revenue would decline and its operating results and business would be harmed. For the year ended December 31, 2002, sales to VINA's three largest customers accounted for approximately 71% of its net revenue, of which sales to Allegiance Telecom, Lucent Technologies and Nuvox Communications accounted for 37%, 18% and 16% of VINA's net revenue, respectively. VINA believes that its has been the primary supplier of integrated access devices to Allegiance in the past. Allegiance has advised VINA that it is now pursuing a two vendor strategy in this product category, which will reduce VINA's opportunity for sales to Allegiance in future periods and will create additional competitive pricing pressures. As a result, VINA does not expect to receive any significant revenue from Allegiance in the first quarter of 2003 as Allegiance begins purchasing from the second vendor, and VINA expects its net revenue from Allegiance in 2003 to decrease significantly from 2002 levels. VINA's concentrated customer base continues to expose it to risks resulting from potential adverse changes in these relationships and risks resulting from the financial condition of these customers.

     VINA expects that the telecommunications industry will continue to experience consolidation. If any of VINA's customers are acquired by a company that is one of VINA's competitors' customers, VINA may lose its business. Also, the ultimate business success of VINA's direct service provider customers, VINA's OEM customers and value added resellers, or VARs, and VINA's indirect customers who purchase VINA's products through an OEM customer and VARs, could affect the demand for VINA's products. For example, Advanced Telecom Group, one of VINA's largest customers in 2001, declared bankruptcy in May 2002, and VINA is no longer shipping any product to them. In addition, any difficulty in collecting amounts due from one or more of VINA's key customers would harm its operating results and financial condition. If any of these events occur, VINA's net revenue would decline and its operating results and business would be harmed.

THE DIFFICULTIES EXPERIENCED BY MANY OF VINA'S CURRENT AND POTENTIAL CLEC CUSTOMERS HAVE HAD AND MAY CONTINUE TO HAVE AN ADVERSE EFFECT ON VINA'S BUSINESS.

     To date, VINA has sold the majority of its products to competitive local exchange carrier, or CLEC, customers, either directly or through VINA's OEM customers. CLECs have experienced extreme difficulties in obtaining financing for their businesses. As a result, CLECs have been forced to scale back their operations or terminate their operations. For example, VINA's CLEC customer, Advanced Telecom Group, has filed for bankruptcy protection. In light of the financial and economic difficulties facing VINA's customers, VINA expects to see a continued decline in orders from many of its major customers as they reduce growth and spending and diversify their suppliers of critical components and as VINA experiences increased pricing pressure on its products. If VINA's customers become unable to pay for shipped products, VINA may be required to write-off significant amounts of its accounts receivable. Similarly, if VINA's customers order products and then suspend or cancel the orders prior to shipping, VINA will not generate revenues from the products it builds. In such circumstances, VINA's inventories may increase and its expenses will increase. Further, VINA may incur substantially higher inventory carrying costs and excess inventory that could become obsolete over time. VINA expects that its business will continue to be significantly and negatively affected unless and until there is substantial improvement in the ability of CLECs to finance their businesses.

BECAUSE VINA HAS A LIMITED OPERATING HISTORY AND OPERATES IN A NEW AND RAPIDLY EVOLVING TELECOMMUNICATIONS MARKET, YOU MAY HAVE DIFFICULTY ASSESSING VINA'S BUSINESS AND PREDICTING ITS FUTURE FINANCIAL RESULTS.

     VINA was incorporated in June 1996 and did not begin shipping its products until March 1997. Due to VINA's limited operating history, it is difficult or impossible for VINA to predict its future results of operations.

VINA HAS A HISTORY OF LOSSES, IT EXPECTS FUTURE LOSSES, AND IT MAY NOT BE ABLE TO GENERATE SUFFICIENT NET REVENUE IN THE FUTURE TO ACHIEVE OR SUSTAIN PROFITABILITY.

     VINA has incurred significant losses since inception and expects that its net losses and negative cash flow from operations will continue for the foreseeable future. VINA incurred net losses of approximately $17.1 million in 1999, $43.3 million in 2000, $48.6 million in 2001 and $55.4 million in 2002. As of December 31, 2002, VINA had an accumulated deficit of approximately $177.6 million. To achieve profitability, VINA will need to generate and sustain higher net revenue while lowering its levels of costs and expenses.

VINA HAS A LIMITED ORDER BACKLOG. IF VINA DOES NOT OBTAIN SUBSTANTIAL ORDERS IN A QUARTER, VINA MAY NOT MEET ITS NET REVENUE OBJECTIVES FOR THAT QUARTER.

     Since inception, VINA's order backlog at the beginning of each quarter has not been significant, and VINA expects this trend to continue for the foreseeable future. Accordingly, VINA must obtain substantial additional orders in a quarter for shipments in that quarter to achieve its net revenue objectives. VINA's sales agreements allow purchasers to delay scheduled delivery dates without penalty.

     VINA's customer purchase orders also allows purchasers to cancel orders within negotiated time frames without significant penalty. In addition, due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of its products could occur near the end of its fiscal quarters. If VINA fails to ship products by the end of a quarter, its operating results would be adversely affected for that quarter.

VINA'S PRODUCTS ARE SUBJECT TO PRICE REDUCTION AND MARGIN PRESSURES. IF VINA'S AVERAGE SELLING PRICES DECLINE AND VINA FAILS TO OFFSET THAT DECLINE THROUGH COST REDUCTIONS, ITS GROSS MARGINS AND POTENTIAL PROFITABILITY COULD BE SERIOUSLY HARMED.

     Competitive pressures have forced VINA to reduce the prices of its products. VINA expects similar price reductions to occur in the future in response to competitive pressures. In addition, VINA's average selling prices decline when VINA negotiates volume price discounts with customers and utilizes indirect distribution channels. If VINA's average selling prices decline and VINA fails to offset that decline through cost reductions, its gross margins and potential profitability would be seriously harmed.

VINA DEPENDS UPON A SINGLE CONTRACTOR FOR MOST OF ITS MANUFACTURING NEEDS. TERMINATION OF THIS RELATIONSHIP COULD IMPOSE SIGNIFICANT COSTS ON VINA AND COULD HARM OR INTERFERE WITH VINA'S ABILITY TO MEET SCHEDULED PRODUCT DELIVERIES.

     VINA does not have internal manufacturing capabilities and has generally relied primarily on a contract manufacturer to build its products. Currently, VINA's primary contract manufacturer is Benchmark Electronics. Under VINA's agreement with Benchmark, Benchmark may cancel the contract on short notice and is not obligated to supply products to VINA for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. VINA's reliance on Benchmark involves a number of risks, including the lack of operating history between VINA and Benchmark, absence of control over its manufacturing capacity, the unavailability of, or interruptions in, access to process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. If VINA's agreement or relationship with Benchmark is terminated, VINA will not have a primary manufacturing contract with any third party. VINA will have to immediately identify and qualify one or more acceptable alternative manufacturers, which could result in substantial manufacturing delays and cause VINA to incur significant costs. It is possible that an alternate source may not be available to VINA when needed or be in a position to satisfy VINA's production requirements at acceptable prices and quality. Any significant interruption in manufacturing would harm VINA's ability to meet its scheduled product deliveries to its customers, harm VINA's reputation and could cause the loss of existing or potential customers, any of which could seriously harm VINA's business and operating results.

SINCE THE TELECOMMUNICATIONS INDUSTRY IS CHARACTERIZED BY LARGE PURCHASE ORDERS PLACED ON AN IRREGULAR BASIS, IT IS DIFFICULT TO ACCURATELY FORECAST THE TIMING AND SIZE OF ORDERS. ACCORDINGLY, VINA'S NET REVENUE AND OPERATING RESULTS MAY VARY SIGNIFICANTLY AND UNEXPECTEDLY FROM QUARTER TO QUARTER.

     VINA may receive purchase orders for significant dollar amounts on an irregular basis depending upon the timing of its customers' network deployment and sales and marketing efforts. Because orders VINA receives may have short lead times, VINA may not have sufficient inventory to fulfill these orders, and VINA may incur significant costs in attempting to expedite and fulfill these orders. In addition, orders expected in one quarter could shift to another because of the timing of VINA's customers' purchase decisions and order reductions or cancellations. For example, under VINA's OEM agreement with Lucent Technologies, Lucent has the right to delay previously placed orders for any reason. The time required for VINA's customers to incorporate its products into their own can vary significantly and generally exceeds several months, which further complicates VINA's planning processes and reduces the predictability of VINA's operating results. Accordingly, VINA's net revenue and operating results may vary significantly and unexpectedly from quarter to quarter.

     VINA's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. After building a significant inventory of VINA's products, these parties may be faced with delays in these anticipated major projects for various reasons. For example, Lucent may be required to maintain a significant inventory of VINA's products for longer periods than they originally anticipated, which would reduce future purchases. These reductions, in
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

turn, could cause fluctuations in VINA's future results of operations and severely harm VINA's business and financial condition.

VINA'S FAILURE TO ENHANCE ITS EXISTING PRODUCTS OR DEVELOP AND INTRODUCE NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS AND TECHNOLOGICAL ADVANCES WOULD LIMIT VINA'S ABILITY TO SELL ITS PRODUCTS.

     VINA's ability to increase net revenue will depend significantly on whether VINA is able to anticipate or adapt to rapid technological innovation in the telecommunications industry and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. If the standards VINA adopted are different from those VINA has chosen to support, market acceptance of VINA's products may be significantly reduced or delayed. Developing new or enhanced products is a complex and uncertain process and VINA may not have sufficient resources to successfully and accurately anticipate technological and market trends, or to successfully manage long development cycles. VINA must manage the transition from its older products to new or enhanced products to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products are available for delivery to meet anticipated customer demand. Any significant delay or failure to release new products or product enhancements on a timely and cost-effective basis could harm VINA's reputation and customer relationships, provide a competitor with a first-to-market opportunity or allow a competitor to achieve greater market share.

VINA'S PRODUCTS REQUIRE SUBSTANTIAL INVESTMENT OVER A LONG PRODUCT DEVELOPMENT CYCLE, AND VINA MAY NOT REALIZE ANY RETURN ON ITS INVESTMENT.

     The development of new or enhanced products is a complex and uncertain process. VINA, and VINA's OEM customers, have in the past and may in the future experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. Development costs and expenses are incurred before VINA generates any net revenue from sales of products resulting from these efforts. VINA intends to continue to incur substantial research and development expenses, which could have a negative impact on VINA's earnings in future periods.

IF VINA DOES NOT PREDICT ITS MANUFACTURING REQUIREMENTS ACCURATELY, VINA COULD INCUR ADDITIONAL COSTS AND SUFFER MANUFACTURING DELAYS.

     VINA currently provide forecasts of VINA's demand to its contract manufacturer four to six months prior to scheduled delivery of products to VINA's customers. Lead times for the materials and components that VINA orders vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. VINA's contract manufacturer has obtained or has on order substantial amounts of inventory to meet VINA's revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill VINA for any excess component and finished goods inventory. VINA also has a non-cancelable purchase order with a major chip supplier for one of VINA's critical components. As of December 31, 2002, the estimated purchase commitments and non-cancelable purchase orders to those companies is $1.6 million. In August 2002, VINA placed $1.0 million on deposit with VINA's contract manufacturer as security against these purchase commitments. If VINA overestimates its manufacturing requirements, demand for VINA's products is lower than forecasted, or a product in VINA's manufacturing forecast becomes obsolete, VINA's contract manufacturer may have purchased excess or obsolete inventory. For example, in March 2001 VINA expensed $1.8 million for excess inventory purchase commitments and in March 2002 VINA expensed $1.7 million for excess inventory. For those parts that are unique to VINA's products, VINA could be required to pay for these excess or obsolete parts and recognize related inventory write-offs. If VINA underestimates its requirements, VINA's contract manufacturer may have an inadequate inventory, which could interrupt manufacturing of VINA's products and result in delays in shipments, which could negatively affect VINA's net revenue in such periods.

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

IF VINA'S PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, VINA COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES, EXPERIENCE PRODUCT RETURNS AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     VINA's products are highly technical and designed to be deployed in very large and complex networks. While VINA's products have been tested, because of their nature, they can only be fully tested when deployed in networks that generate high amounts of voice or data traffic. Because of VINA's short operating history, some of VINA's products have not yet been broadly deployed. Consequently, VINA's customers may discover errors or defects in VINA's products after they have been broadly deployed. For example, following deployment of VINA's MBX products, it was discovered that the MBX failed to meet all of its specified applications. VINA then temporarily suspended deployment of the MBX. The MBX is now fully available to customers for all applications. There can be no assurance that additional defects or errors may not arise or be discovered in the future. In addition, VINA's customers may use VINA's products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. Any defects or errors in VINA's products discovered in the future, or failures of VINA's customers' networks, whether caused by VINA's products or another vendor's products, could result in loss of customers or decrease in net revenue and market share.

     VINA may be subject to significant liability claims because VINA's products are used in connection with critical communications services. VINA's agreements with customers typically contain provisions intended to limit VINA's exposure to liability claims. However, these limitations may not preclude all potential claims resulting from a defect in one of VINA's products. Liability claims could require VINA to spend significant time and money in litigation or to pay significant damages. Any of these claims, whether or not successful, could seriously damage VINA's reputation and business.

VINA'S NET REVENUE COULD DECLINE SIGNIFICANTLY IF VINA'S RELATIONSHIP WITH ITS MAJOR OEM CUSTOMER DETERIORATES.

     A significant portion of VINA's net revenue is derived from sales to Lucent Technologies, one of VINA's OEM customers. VINA's agreement with Lucent is not exclusive and does not contain minimum volume commitments. Lucent Technologies accounted for approximately 18% of VINA's net revenue for the year ended December 31, 2002. VINA's OEM agreement with Lucent expires in May 2003, and VINA can give no assurances that it will be able to extend the term of its contract or enter into a new contract with Lucent. Lucent may terminate the agreement earlier upon 60 days notice. At any time or after a short period of notice, Lucent could elect to cease marketing and selling VINA's products. They may so elect for a number of reasons, including the acquisition by Lucent of one or more of VINA's competitors or their technologies, or because one or more of VINA's competitors introduces superior or more cost-effective products. In addition, VINA intends to develop and market new products that may compete directly with the products of Lucent, which may also harm VINA's relationship with this customer. For example, VINA's MBX product may compete with products offered by VINA's OEM customers, including Lucent, which could adversely affect VINA's relationship with that customer. VINA's existing relationship with Lucent could make it harder for VINA to establish similar relationships with Lucent's competitors. Any loss, reduction, delay or cancellation in expected sales to VINA's OEM customers, the inability to extend VINA's contract or enter into a new contract with Lucent on favorable terms would hurt VINA's business and VINA's ability to increase net revenue and could cause VINA's quarterly results to fluctuate significantly.

TELECOMMUNICATIONS NETWORKS ARE COMPRISED OF MULTIPLE HARDWARE AND SOFTWARE PRODUCTS FROM MULTIPLE VENDORS. IF VINA'S PRODUCTS ARE NOT COMPATIBLE WITH OTHER COMPANIES' PRODUCTS WITHIN VINA'S CUSTOMERS' NETWORKS, ORDERS WILL BE DELAYED OR CANCELLED.

     Many of VINA's customers require that VINA's products be designed to work with their existing networks, each of which may have different specifications and utilize multiple protocols that govern the way devices on the network communicate with each other. VINA's customers' networks may contain multiple generations of products from different vendors that have been added over time as their networks have grown and evolved. VINA's products may be required to work with these products as well as with future products in order to meet VINA's customers' requirements. In some cases, VINA may be required to modify VINA's product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If VINA's products are not compatible with existing equipment in VINA's customers' networks, whether open or proprietary, installations could be delayed, or orders for VINA's products could be cancelled.

IF VINA FAILS TO WIN CONTRACTS AT THE BEGINNING OF ITS TELECOMMUNICATIONS CUSTOMERS' DEPLOYMENT CYCLES, VINA MAY NOT BE ABLE TO SELL PRODUCTS TO THOSE CUSTOMERS FOR AN EXTENDED PERIOD OF TIME, WHICH COULD INHIBIT VINA'S GROWTH.

     VINA's existing and potential telecommunications customers generally select a limited number of suppliers at the beginning of a deployment cycle. As a result, if VINA is not selected as one of these suppliers, VINA may not have an opportunity to sell products to that customer until its next purchase cycle, which may be an extended period of time. In addition, if VINA fails to win contracts from existing and potential customers that are at an early stage in their design cycle, VINA's ability to sell products to these customers in the future may be adversely affected because they may prefer to continue purchasing products from their existing vendor. Since VINA relies on a small number of customers for the majority of its sales, VINA's failure to capitalize on limited opportunities to win contracts with these customers could severely harm VINA.

SINCE THE SALES CYCLE FOR VINA'S PRODUCTS IS TYPICALLY LONG AND UNPREDICTABLE, VINA HAS DIFFICULTY PREDICTING FUTURE NET REVENUE AND VINA'S NET REVENUE AND OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

     A customer's decision to purchase VINA's products, in particular with VINA's MBX product, often involves a significant commitment of its resources and a lengthy evaluation and product qualification process. VINA's sales cycle varies from a few months to over a year. As a result, VINA's may incur substantial sales and marketing expenses and expend significant management effort without any assurance of a sale. A long sales cycle also subjects VINA to other risks, including customers' budgetary constraints, internal acceptance reviews and order reductions or cancellations. Even after deciding to purchase VINA's products, VINA's customers often deploy VINA's products slowly.

THE TELECOMMUNICATIONS INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES. IF VINA IS UNABLE TO DEVELOP AND MAINTAIN STRATEGIC RELATIONSHIPS WITH VENDORS OF EMERGING TECHNOLOGIES, VINA MAY NOT BE ABLE TO MEET THE CHANGING NEEDS OF ITS CUSTOMERS.

     VINA's success will depend on its ability to develop and maintain strategic relationships with vendors of emerging technologies. VINA depends on these relationships for access to information on technical developments and specifications that VINA needs to develop its products. VINA also may not be able to predict which existing or potential partners will develop leading technologies or industry standards. VINA may not be able to maintain or develop strategic relationships or replace strategic partners that it loses. If VINA fails to develop or maintain strategic relationships with companies that develop necessary technologies or create industry standards, VINA's products could become obsolete. VINA could also be at a competitive disadvantage in attempting to negotiate relationships with those potential partners in the future. In addition, if any strategic partner breaches or terminates its relationship with VINA, VINA may not be able to sustain or grow its business.

VINA DEPENDS ON SOLE SOURCE AND LIMITED SOURCE SUPPLIERS FOR KEY COMPONENTS. IF VINA IS UNABLE TO BUY COMPONENTS ON A TIMELY BASIS, VINA WILL NOT BE ABLE TO DELIVER ITS PRODUCTS TO VINA'S CUSTOMERS ON TIME WHICH COULD CAUSE IT TO LOSE CUSTOMERS. IF VINA PURCHASES EXCESS COMPONENTS TO REDUCE THIS RISK, VINA MAY INCUR SIGNIFICANT INVENTORY COSTS.

     VINA obtains several of the key components used in its products, including interface circuits, microprocessors, digital signal processors, digital subscriber line modules and flash memory, from single or limited sources of supply. VINA has encountered, and expects in the future to encounter, difficulty in obtaining these components from its suppliers. VINA purchases most components on a purchase order basis and VINA does not have guaranteed supply arrangements with most of its key suppliers. Financial or other difficulties faced by VINA's suppliers or significant changes in demand for these components could limit the availability of these components to VINA at acceptable prices and on a timely basis, if at all. Any interruption or delay in the supply of any of these components, or VINA's inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would limit VINA's ability to meet scheduled product deliveries to its customers or force VINA to reengineer its products, which may hurt VINA's gross margins and its ability to deliver products on a timely basis, if at all. A substantial period of time could be required before VINA would begin receiving adequate supplies from alternative suppliers, if available. In addition, qualifying additional suppliers is time consuming and expensive and exposes VINA to potential supplier production difficulties or quality variations.

THE COMPLEX NATURE OF VINA'S TELECOMMUNICATIONS PRODUCTS REQUIRES VINA TO PROVIDE ITS CUSTOMERS WITH A HIGH LEVEL OF SERVICE AND SUPPORT BY HIGHLY TRAINED PERSONNEL. IF VINA DOES NOT EXPAND ITS CUSTOMER SERVICE AND SUPPORT ORGANIZATION, VINA WILL NOT BE ABLE TO MEET ITS CUSTOMERS' DEMANDS.

     VINA currently has a small customer service and support organization, and VINA will need to increase these resources to support any increase in the needs of its existing and new customers. Hiring customer service and support personnel in VINA's industry is very competitive due to the limited number of people available with the necessary technical skills and understanding of VINA's technologies. If VINA is unable to expand or maintain its customer service and support organization, VINA's customers may become dissatisfied and VINA could lose customers and VINA's reputation could be harmed. A reputation for poor service would prevent VINA from increasing sales to existing or new customers.

THE COMPETITION FOR QUALIFIED PERSONNEL HAS BEEN INTENSE IN VINA'S INDUSTRY AND IN NORTHERN CALIFORNIA. IF VINA IS UNABLE TO ATTRACT AND RETAIN KEY PERSONNEL, VINA MAY NOT BE ABLE TO SUSTAIN OR GROW ITS BUSINESS.

     VINA's success depends to a significant degree upon the continued contributions of the principal members of its sales, marketing, engineering and management personnel, many of whom would be difficult to replace. None of VINA's officers or key employees is bound by an employment agreement for any specific term, and VINA does not have "key person" life insurance policies covering any of its employees. The competition for qualified personnel has been strong in VINA's industry and in Northern California, where there is a high concentration of established and emerging growth technology companies. This competition could make it more difficult to retain VINA's key personnel and to recruit new highly qualified personnel. VINA's Vice President of Business Development and Marketing Communications and VINA's Vice President of Human Resources both resigned in January 2003. VINA currently is not planning on re-hiring for these two positions. To attract and retain qualified personnel, VINA may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to existing shareholders. VINA may also be required to pay significant base salaries and cash bonuses to attract and retain these individuals. These payments could harm VINA's operating results. If VINA is not able to attract and retain the necessary personnel, VINA could face delays in developing its products and implementing VINA's sales and marketing plans and VINA may not be able to grow its business.

VINA RELIES ON A COMBINATION OF PATENT, COPYRIGHT, TRADEMARK AND TRADE SECRET LAWS, AS WELL AS CONFIDENTIALITY AGREEMENTS AND LICENSING ARRANGEMENTS, TO ESTABLISH AND PROTECT ITS PROPRIETARY RIGHTS. FAILURE TO PROTECT VINA'S INTELLECTUAL PROPERTY WILL LIMIT VINA'S ABILITY TO COMPETE AND RESULT IN A LOSS OF A COMPETITIVE ADVANTAGE AND DECREASED NET REVENUE.

     VINA's success and ability to compete depend substantially on its proprietary technology. Any infringement of VINA's proprietary rights could result in significant litigation costs, and any failure to adequately protect VINA's proprietary rights could result in VINA's competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased net revenue. VINA presently has four U.S. patent applications pending, and one patent issued. Despite VINA's efforts to protect its proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of many foreign countries do not protect VINA's proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of VINA's products or to obtain and

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use information that VINA regards as proprietary. Accordingly, VINA may not be able to protect its proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of VINA's products is difficult. Litigation may be necessary in the future to enforce VINA's intellectual property rights, to protect VINA's trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and may not ultimately be successful.

VINA MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT VINA'S ABILITY TO USE SOME TECHNOLOGIES IN THE FUTURE.

     VINA's industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. From time to time, third parties have asserted, and may assert in the future, patent, copyright, trademark and other intellectual property rights to technologies or rights that are important to VINA's business. In addition, VINA's agreements may require that VINA indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims asserting that VINA's products infringe or may infringe the proprietary rights of third parties, with or without merit, could be time-consuming, result in costly litigation and divert the efforts of VINA's technical and management personnel. These claims could cause VINA to stop selling, incorporating or using VINA's products that use the challenged intellectual property and could also result in product shipment delays or require VINA to redesign or modify its products or enter into licensing agreements. These licensing agreements, if required, could increase VINA's product costs and may not be available on terms acceptable to VINA, if at all.

IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE NOT AVAILABLE TO VINA OR ARE VERY EXPENSIVE, VINA MAY BE UNABLE TO DEVELOP NEW PRODUCTS OR PRODUCT ENHANCEMENTS.

     From time to time VINA may be required to license technology from third parties to develop new products or product enhancements. These third-party licenses may not be available to VINA on commercially reasonable terms, if at all. VINA's inability to obtain necessary third-party licenses may force VINA to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm the competitiveness of VINA's products.

THE TELECOMMUNICATIONS MARKET IS BECOMING INCREASINGLY GLOBAL. WHILE VINA PLANS TO EXPAND INTERNATIONALLY, VINA HAS LIMITED EXPERIENCE OPERATING IN INTERNATIONAL MARKETS. IN VINA'S EFFORTS TO EXPAND INTERNATIONALLY, VINA COULD BECOME SUBJECT TO NEW RISKS, WHICH COULD HAMPER ITS ABILITY TO ESTABLISH AND MANAGE VINA'S INTERNATIONAL OPERATIONS.

     VINA has limited experience in marketing and distributing its products internationally and in developing versions of VINA's products that comply with local standards. In addition, VINA's international operations will be subject to other inherent risks, including:

     - the failure to adopt regulatory changes that facilitate the provisioning of competitive communications services;

     - difficulties adhering to international protocol standards;

     - expenses associated with customizing products for other countries;

     - protectionist laws and business practices that favor local competition;

     - reduced protection for intellectual property rights in some countries;

     - difficulties enforcing agreements through other legal systems and in complying with foreign laws;

     - fluctuations in currency exchange rates;

     - political and economic instability; and

     - import or export licensing requirements.

BECAUSE VINA'S HEADQUARTERS ARE LOCATED IN NORTHERN CALIFORNIA, WHICH IS A REGION CONTAINING ACTIVE EARTHQUAKE FAULTS IF A NATURAL DISASTER OCCURS OR THE POWER ENERGY CRISIS CONTINUES, VINA'S BUSINESS COULD BE SHUT DOWN OR SEVERELY IMPACTED.

     VINA's business and operations depend on the extent to which its facility and products are protected against damage from fire, earthquakes, power loss and similar events. Despite precautions taken by VINA, a natural disaster or other unanticipated problem could, among other things, hinder VINA's research and development efforts, delay the shipment of VINA's products and affect VINA's ability to receive and fulfill orders.

INTENSE COMPETITION IN THE MARKET FOR VINA'S TELECOMMUNICATIONS PRODUCTS COULD PREVENT VINA FROM INCREASING OR SUSTAINING ITS NET REVENUE AND PREVENT VINA FROM ACHIEVING OR SUSTAINING PROFITABILITY.

     The market for multiservice broadband access products is highly competitive. VINA competes directly with numerous companies, including Adtran, Alcatel, Carrier Access Corporation, Cisco Systems, Lucent Technologies, Siemens, Verilink, and Zhone Technologies. Many of VINA's current and potential competitors have longer operating histories, greater name recognition, significantly greater selling and marketing, technical, manufacturing, financial, customer support, professional services and other resources, including vendor-sponsored financing programs. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products to leverage their customer bases and broaden product offerings to gain market share. In addition, VINA's competitors may foresee the course of market developments more accurately than VINA does and could develop new technologies that compete with VINA's products or even render VINA's products obsolete. VINA may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing or new competitors. In addition, due to the rapidly evolving markets in which VINA's competes, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter VINA's markets and further intensify competition.

     VINA believes that its existing OEM customers continuously evaluate whether to offer their own multiservice broadband access devices. If VINA's OEM customers decide to internally design and sell their own multiservice broadband access devices, or acquire one or more of VINA's competitors or their broadband access technologies, they could eliminate or substantially reduce their purchases of VINA's products. One of VINA's OEM customers, Lucent Technologies, accounted for 18% of VINA's net revenue for the year ended December 31, 2002. In addition, growth of VINA's business may cause VINA's OEM customers, including Lucent, to view VINA as greater competition. VINA's OEM relationships could also be harmed as VINA develops and markets new products that may compete directly with the products of VINA's OEM customer. For example, VINA's MBX product may compete with products offered by Lucent, which could adversely affect VINA's relationship with that customer. VINA cannot assure you that its OEM customers will continue to rely, or expand their reliance, on VINA as an external source of supply for their multiservice broadband access devices. Because VINA relies on one OEM customer for a substantial portion of its net revenue, a loss of sales to this OEM customer could seriously harm VINA's business, financial condition and results of operations.

SALES OF VINA'S PRODUCTS DEPEND ON THE WIDESPREAD ADOPTION OF MULTISERVICE BROADBAND ACCESS SERVICES AND IF THE DEMAND FOR MULTISERVICE BROADBAND ACCESS SERVICES DOES NOT DEVELOP, THEN VINA'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED.

     VINA's business will be harmed if the demand for multiservice broadband access services does not increase as rapidly as VINA anticipates, or if VINA's customers' multiservice broadband access service offerings are not well received in the marketplace. Critical factors affecting the development of the multiservice broadband access services market include:

     - the development of a viable business model for multiservice broadband access services, including the capability to market, sell, install and maintain these services;

     - the ability of competitive local exchange carriers, or CLECs, to obtain sufficient funding and to successfully grow their businesses.

     - cost constraints, such as installation, space and power requirements at the central offices of incumbent local exchange carriers, or ILECs;

     - compatibility of equipment from multiple vendors in service provider networks;

     - evolving industry standards for transmission technologies and transport protocols;

     - varying and uncertain conditions of the communications network infrastructure, including quality and complexity, electrical interference, and crossover interference with voice and data telecommunications services; and

     - domestic and foreign government regulation.

     The market for multiservice broadband access devices may fail to develop for these or other reasons or may develop more slowly than anticipated, which could harm VINA's business.

IF VINA FAILS TO COMPLY WITH REGULATIONS AND EVOLVING INDUSTRY STANDARDS, SALES OF ITS EXISTING AND FUTURE PRODUCTS COULD BE HARMED.

     The markets for VINA's products are characterized by a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. VINA's customers may require its products to comply with various standards, including those promulgated by the Federal Communications Commission, or FCC, standards established by Underwriters Laboratories and Telcordia Technologies or proprietary standards promoted by VINA's competitors. In addition, VINA's key competitors may establish proprietary standards that they might not make available to VINA. As a result, VINA may not be able to achieve compatibility with their products. Internationally, VINA may also be required to comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunications Union.

     VINA is currently certified for ISO 9001 per the 1994 standard. VINA's registration expires in September 2003. VINA must be recertified against the new, 2000 ISO 9001 standard. Failure to achieve recertification could affect VINA's relationships with many of its customers who require or prefer their vendors to be ISO 9001 certified.

VINA'S CUSTOMERS ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS THAT NEGATIVELY IMPACT VINA'S CUSTOMERS COULD HARM ITS BUSINESS.

     The jurisdiction of the FCC extends to the entire communications industry, including VINA's customers. Future FCC regulations affecting the broadband access industry, VINA's customers or their service offerings may harm VINA's business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede VINA's customers' penetration into markets or affect the prices that they are able to charge. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. If VINA's customers are hurt by laws or regulations regarding their business, products or service offerings, demand for VINA's products may decrease.

VINA'S STOCK HAS TRADED AT OR BELOW $1.00 FOR AN EXTENDED PERIOD OF TIME AND MAY BE SUBJECT TO DELISTING FROM THE NASDAQ SMALLCAP MARKET.

     VINA's common stock has recently traded at or below $1.00 and was subject to delisting from the Nasdaq National Market. After an oral hearing before the Nasdaq Listing Qualifications Panel, on September 20, 2002, the listing of VINA's common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. Similar to the requirements of the Nasdaq National Market, one of the continued listing requirements for the Nasdaq SmallCap Market is the $1.00 minimum bid price requirement. On October 2, 2002, Nasdaq granted VINA a 180-day grace period, until March 30, 2003, to meet the $1.00 minimum bid price requirement. On April 7, 2003, Nasdaq revised the terms of its October 2, 2002 decision and granted VINA an additional 90-day compliance period, until July 7, 2003, to meet the $1.00 minimum closing bid price requirement. If shares of VINA's common stock do not meet the minimum $1.00 per share closing bid price requirement on or before July 7, 2003, VINA's stock could be delisted from the Nasdaq Stock Market. If VINA's stock is delisted from the Nasdaq Stock Market, VINA's stockholders could find it more difficult to dispose of, and obtain, accurate quotations as to the market value of, their shares, and the market price of VINA's stock would likely decline further.

VINA MAY ENGAGE IN FUTURE ACQUISITIONS OR STRATEGIC INVESTMENTS THAT VINA MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE OR MANAGE, WHICH COULD HURT VINA'S BUSINESS. THESE ACQUISITIONS OR STRATEGIC INVESTMENTS MAY ALSO DILUTE VINA'S STOCKHOLDERS AND CAUSE VINA TO INCUR DEBT AND ASSUME CONTINGENT LIABILITIES.

     VINA may review acquisition prospects and strategic investments that could complement VINA's current product offerings, augment VINA's market coverage, enhance VINA's technical capabilities or otherwise offer growth opportunities. For example, in February 2001 VINA acquired Woodwind Communications Systems, Inc., a provider of voice-over-broadband network edge access solutions, and in December 2001 VINA acquired certain assets of Metrobility Optical Systems, Inc., in both cases in exchange for shares of VINA's common stock. The issuance of equity securities in connection with future acquisitions or investments could significantly dilute VINA's investors. If VINA incurs or assumes debt in connection with future acquisitions or investments, VINA may incur interest charges that could increase its net loss. VINA has little experience in evaluating, completing, managing or integrating acquisitions and strategic investments. Acquisitions and strategic investments may entail numerous integration risks and impose costs on VINA, including:

     - difficulties in assimilating acquired operations, technologies or products including the loss of key employees;

     - unanticipated costs;

     - diversion of management's attention from VINA's core business concerns;

     - adverse effects on business relationships with VINA's suppliers and customers or those of the acquired businesses;

     - risks of entering markets in which VINA has no or limited prior experience;

     - assumption of contingent liabilities;

     - incurrence of significant amortization expenses related to intangible assets; and

     - incurrence of significant write-offs.

VINA'S STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL VINA'S SHARES AT OR ABOVE THE PRICE YOU PAID, OR AT ALL.

     In August 2000 VINA completed its initial public offering. Prior to VINA's initial public offering there had not been a public market for VINA's common stock. The stock market in general, and the Nasdaq Stock Market and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. The trading prices and valuations of many technology companies are substantially below historical levels. These broad market and industry factors may further decrease the market price of VINA's common stock, regardless of VINA's actual operating performance.

MANY CORPORATE ACTIONS WOULD BE CONTROLLED BY OFFICERS, DIRECTORS AND AFFILIATED ENTITIES, IF THEY ACTED TOGETHER, REGARDLESS OF THE DESIRE OF OTHER INVESTORS TO PURSUE AN ALTERNATIVE COURSE OF ACTION.

     As of December 31, 2002, VINA's directors, executive officers and their affiliated entities beneficially owned approximately 65% of VINA's outstanding common stock after giving effect to the stockholders agreement executed by Jeffrey Drazan and certain entities affiliated with Sierra Ventures. These stockholders, if they acted together, could exert control over matters requiring approval by VINA's stockholders, including electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of VINA, which could deprive VINA's stockholders of an opportunity to receive a premium for their stock as part of a sale of VINA and might reduce VINA's stock price. These actions may be taken even if they are opposed by VINA's other stockholders.

DELAWARE LAW, VINA'S CORPORATE CHARTER AND BYLAWS AND VINA'S STOCKHOLDER RIGHTS PLAN CONTAIN ANTI-TAKEOVER PROVISIONS THAT WOULD DELAY OR DISCOURAGE TAKE OVER ATTEMPTS THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Provisions in VINA's restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in VINA's management. These provisions include:

     - the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

     - the ability of the board of directors to alter VINA's bylaws without obtaining stockholder approval;

     - the establishment of a classified board of directors;

     - the ability of the board of directors to issue, without stockholder approval, up to five million shares of preferred stock with terms set by the board of directors which rights could be senior to those of common stock; and

     - the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

     Each of these provisions could discourage potential take over attempts and could lower the market price of VINA's common stock.

     VINA has adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of August 6, 2001. Each right, when exercisable, entitles the registered holder to purchase from VINA one one-thousandth of a share of a new series of preferred stock, designated as Series A Participating Preferred Stock, at a price of $35.00 per one one-thousandth of a share, subject to adjustment. The rights will generally separate from the common stock and become exercisable if any person or group acquires or announces a tender offer to acquire 20% or more of VINA's outstanding common stock without the consent of VINA's board of directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take VINA over without the approval of VINA's board of directors, VINA's stockholder rights plan could make it more difficult for a third party to acquire VINA (or a significant percentage of VINA's outstanding capital stock) without first negotiating with VINA's board of directors regarding such acquisition. VINA has amended its stockholder rights plan to exempt the merger agreement and the voting agreement between certain VINA stockholders and Larscom executed in connection with the merger agreement from triggering the plan.

     In addition, because VINA is incorporated in Delaware, VINA is governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of VINA's outstanding voting stock, from merging or combining with VINA. These provisions in VINA's charter, bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of VINA's common stock in the future and result in the market price being lower than it would be without these provisions.

      FORWARD LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Larscom's and VINA financial condition, results of operations and businesses and the expected impact of the proposed merger with VINA on Larscom's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "could," "would," "will," "may," "can" and similar expressions identify forward-looking statements. These forward-looking statements, including statements as to the expected benefits of the combination of the two companies, future product offerings, expected synergies, and timing of closing, are not guarantees of future performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the satisfaction of certain conditions to closing of the proposed merger, including the risk that stockholder approval might not be obtained in a timely manner or at all, the ability to successfully integrate the two companies and achieve expected synergies following the merger, the ability of the combined company to develop and market successfully and in a timely manner new products, the impact of competitive products and pricing and of alternative technological advances. Many of the important factors that will determine these results and values are beyond Larscom's and VINA's ability to control or predict. Larscom and VINA's stockholders are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Larscom and VINA do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk
Factors" beginning on page   of this joint proxy statement/prospectus and other
risks detailed from time to time in the Securities and Exchange Commission reports of VINA, including its Annual Report on Form 10-K for the year ended December 31, 2002, and in the Securities and Exchange Commission reports of Larscom, including its Annual Report on Form 10-K for the year ended December 31, 2002.

                         INFORMATION ABOUT THE MEETINGS

                             LARSCOM ANNUAL MEETING
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Larscom Incorporated, a Delaware corporation, for use at the annual meeting of
stockholders to be held on           , 2003, at 9:00 a.m. Pacific Daylight
Saving Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The annual meeting will be held at Larscom's headquarters, 1845 McCandless Drive, Milpitas, California 95035. Larscom intends to mail this proxy statement and accompanying
proxy card on or about           , 2003 to all stockholders entitled to vote at
the annual meeting.

     On the matters coming before the annual meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" the approval of the issuance of shares in proposal 1, "FOR" approval of proposals 2 and 3 to amend the Larscom certificate of incorporation described in this joint proxy statement/prospectus, "FOR" the election of the nominees for director listed in this joint proxy statement/prospectus and "FOR" approval of proposals 5 and 6 referred to in the Notice of Annual Meeting and described in this joint proxy statement/ prospectus.

SOLICITATION

     Larscom will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Larscom may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to these beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Larscom. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of common stock at the close of business on
          , 2003 will be entitled to notice of and to vote at the annual
meeting. At the close of business on           , 2003 Larscom had outstanding
and entitled to vote           shares of class A common stock and 10,000,000
shares of class B common stock.

     Each holder of record of class A common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting. Each holder of record of class B common stock on the record date will be entitled to four votes for each share held on all matters to be voted upon at the annual meeting. Except with respect to certain matters as to which Delaware law requires each class to vote as a separate class, the holders of class A common stock and class B common stock vote as a single class on all matters. Stockholders do not have the right to cumulative voting at the meeting.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. "Broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes are counted towards a quorum, but have no other effect and will not be counted towards the vote total for any proposal except proposals two and three. For proposals two and three, broker non-votes will have the same effect as "Against" votes.

FOR SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

     Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than Larscom's proxy card.

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your Larscom shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Larscom's corporate secretary at Larscom's principal executive office, 1845 McCandless Drive, Milpitas, California 95035, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in Larscom's proxy statement and form of proxy for Larscom's 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 31, 2004. Unless a stockholder who wishes to bring a matter before the stockholders at Larscom's 2004 annual meeting of stockholders notifies Larscom of such matter prior to January 31, 2004, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

STOCK CERTIFICATES

     You should not send in any stock certificates with your proxy card. Larscom stockholders will not receive any new shares in the merger. If the stockholders approve proposals two and three, you will receive a transmittal form as soon as practicable after the filing of the amended certificate of incorporation. The transmittal letter will include instructions for the surrender and exchange of certificates representing the member shares of Larscom reclassified common stock each stockholder is entitled to receive as a result of reclassification (proposal two) and reverse stock split (proposal three).

                                   IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                              VINA SPECIAL MEETING

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of VINA Technologies, Inc., a Delaware corporation, for use at the special meeting of
stockholders to be held on           , 2003, at 9:00 a.m. Pacific Daylight
Saving Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The special meeting will be held at VINA's headquarters, 39745 Eureka Drive, Newark, California 94560. VINA intends to mail this proxy statement and accompanying
proxy card on or about           , 2003 to all stockholders entitled to vote at
the special meeting.

     On the matters coming before the special meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" the adoption and approval of the merger agreement and approval of the merger.

SOLICITATION

     VINA will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. VINA may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to these beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of VINA. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of common stock at the close of business on
          , 2003 will be entitled to notice of and to vote at the special
meeting. At the close of business on           , 2003 VINA had outstanding and
entitled to vote           shares of common stock.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. "Broker non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes are counted towards a quorum, but have no other effect and will not be counted towards the vote total.

FOR SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

     Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than VINA's proxy card.

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your VINA shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services' web site at http://www.proxyvote.com.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with VINA's corporate secretary at VINA's principal executive office, 39745 Eureka Drive, Newark, California 94560, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCK CERTIFICATES

     You should not send in any stock certificates with your proxy card. If the stockholders adopt and approve the merger agreement and approve the merger, you will receive a transmittal form as soon as practicable after the effective date of the merger. The transmittal letter will include instructions for the surrender and exchange of shares of VINA common stock for shares of Larscom common stock.

                                   IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE SPECIAL MEETING.

              LARSCOM STOCKHOLDER PROPOSALS RELATED TO THE MERGER

                                  PROPOSAL ONE

                APPROVAL OF THE ISSUANCE OF SHARES OF LARSCOM'S
               COMMON STOCK TO VINA'S STOCKHOLDERS IN THE MERGER

     At Larscom's annual meeting, stockholders will be asked to consider and vote to approve the issuance of shares of Larscom common stock to VINA's stockholders in the merger.

     On March 17, 2003, Larscom's board of directors adopted resolutions approving the issuance of shares of Larscom common stock to VINA stockholders in connection with the consummation of the merger. These shares will not be issued unless the merger is approved and completed. This share issuance is being submitted for approval by the Larscom stockholders pursuant to the requirements of the Nasdaq Association of Securities Dealers applicable to companies with securities quoted on the Nasdaq SmallCap Market. To approve such issuance, the affirmative vote of a majority of the voting power of the shares of Larscom common stock present in person or represented by proxy and entitled to vote at the Larscom annual meeting for approval of the issuance of Larscom common stock in the merger will be required.

     Please see "The Merger" beginning on page 54 for a detailed discussion of the merger and merger agreement.

     AFTER CAREFUL CONSIDERATION, LARSCOM'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF LARSCOM AND ITS STOCKHOLDERS AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE ISSUANCE OF LARSCOM COMMON STOCK IN THE MERGER. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE LARSCOM STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ISSUANCE OF SHARES OF LARSCOM COMMON STOCK TO VINA'S STOCKHOLDERS IN THE MERGER.

                                  PROPOSAL TWO

            APPROVAL OF AMENDMENT TO LARSCOM'S AMENDED AND RESTATED
        CERTIFICATE OF INCORPORATION TO RECLASSIFY LARSCOM'S TWO CLASSES
              OF COMMON STOCK INTO A SINGLE CLASS OF COMMON STOCK

     This proposal, if approved, will authorize an amendment to Larscom's current certification of incorporation for purposes of reclassifying Larscom's two classes of common stock into a single class of common stock. The implementation of this proposal, should it be approved, is contingent upon and will be effective immediately prior to the consummation of the merger.

INTRODUCTION

     Larscom currently has two classes of common stock outstanding. Shares of Larscom's class A common stock have one vote per share and shares of Larscom's class B common stock have four votes per share. As of March 31, 2003, there were 8,867,295 shares of class A common stock outstanding and 10,000,000 shares of class B common stock outstanding, all of which are held by Axel Johnson, Inc. Lawrence D. Milligan, a director of Larscom, is a director of Axel Johnson and Desmond P. Wilson III, a director of Larscom, is the president and chief executive officer of Axel Johnson. In connection with the merger, Larscom's board of directors has approved the amendment to Larscom's certificate of incorporation, subject to certain conditions as more fully explained herein, to effect the combination and reclassification of its two classes of common stock into a single class of common stock with each share having one vote. If the reclassification is implemented, each outstanding share of Larscom class A and class B common stock will be changed, reclassified and converted without any action on the part of the stockholders into one share of common stock, referred to as the reclassified common stock, or such fewer shares of common stock as is necessary following the implementation of the reverse stock split set forth in proposal three. The reclassified common stock will trade on the Nasdaq SmallCap Market under the symbol "LARS." The reclassification is a condition to the consummation of the merger.

     The combination and reclassification would be effected by filing an amended and restated certificate of incorporation (referred to as the certificate of incorporation), substantially in the form attached as ANNEX D to this joint proxy statement/prospectus, prior to the consummation of the merger if the merger is consummated; provided, however, that the text of the certificate of incorporation is subject to modification if the board of directors determines not to implement the reverse stock split described in proposal three, to exclude the language relating to the reverse stock split, and to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board of directors deems necessary and advisable to effect the reclassification. The form of certificate of incorporation attached reflects the form of amended and restated certificate of incorporation following approval of both proposals 2 and 3. The following is a summary of the material provisions of the proposed certificate of incorporation and its various provisions; it should, however, be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the certificate of incorporation.

IMPLEMENTATION AND EFFECTS OF THE RECLASSIFICATION

     Approval of a majority of the outstanding class A and class B common stock, voting separately as a class, is required to approve the amendment under both Delaware law and Larscom's certificate of incorporation.

     If the stockholders approve the amendment, the board of directors intends to file the certificate of incorporation with the Secretary of State of the State of Delaware immediately prior to the effective time of the merger. The certificate of incorporation will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware. Even if the amendment to the certificate of incorporation is approved by the stockholders, the Larscom board of directors may decide not to file the certificate of incorporation for any reason, including if the merger is not approved by the VINA stockholders or the issuance of Larscom common stock in the merger is not approved by the Larscom stockholders. The filing of the certificate of incorporation is a condition to the consummation of the merger.

     If reclassification of the class A and class B common stock is implemented, the relative voting power of Larscom's stockholders, including Axel Johnson, will change. Axel Johnson currently holds approximately 80% of Larscom's voting power. If the certificate of incorporation is approved and the shares of class A and class B common stock are reclassified into one class of common stock, Axel Johnson will hold approximately 53% of Larscom's voting power.

DESCRIPTION OF THE RECLASSIFIED COMMON STOCK

     The rights, powers and limitations of the reclassified common stock are set forth in full in Article Four of the certificate of incorporation. The certificate of incorporation eliminates the class B common stock and combines, reclassifies and converts the class B common stock with the class A common stock to create one class of common stock, with each share entitled to one vote. Currently, each share of class B common stock is entitled to four votes. There will be no impact on the voting rights of the class A common stock.

  VOTING

     Upon approval of the certificate of incorporation, each share of the reclassified common stock will have one vote and holders of the reclassified common stock will be entitled to vote for the election of directors and all other matters requiring stockholder approval

  PREEMPTIVE RIGHTS

     The reclassified common stock will not carry any preemptive rights enabling a stockholder to subscribe for, or receive shares of any class of Larscom's stock or any other securities convertible into shares of any class of Larscom's stock.

  AUTHORIZED RECLASSIFIED COMMON STOCK

     The total number of shares of common stock authorized for issuance will not change if the certificate of incorporation is approved. Larscom's current certificate of incorporation authorizes the issuance of up to 100,000,000 shares of class A common stock and up to 11,900,000 shares of class B common stock. The certificate of incorporation as amended would authorize Larscom to issue up to 111,900,000 shares of reclassified common stock. Based on the number of shares of Larscom common stock outstanding as of March 31, 2003, following the filing of the certificate of incorporation, 18,867,295 shares of reclassified common stock would be issued and outstanding. Therefore, 93,032,705 shares of reclassified common stock would be available for issuance from time to time for any proper corporate purpose, including stock splits, stock dividends, acquisitions, stock option plans and funding of employee benefit plans. These numbers will be adjusted if the reverse stock split discussed in proposal three is implemented.

EFFECT OF RECLASSIFICATION ON OPTIONS

     Each outstanding option to purchase shares of Larscom class A common stock under any Larscom stock options plan will be automatically converted into options to purchase shares of reclassified common stock. The exercise price and the number of shares of reclassified common stock, as the case may be, for each substituted option will be, subject to any changes resulting from the reverse stock split discussed in proposal three, identical to the exercise price and the number of shares of class A common stock subject to the option that the substituted option replaces. Each substituted option shall be subject to substantially all of the terms and conditions of the option it replaces.

EFFECTS OF THE RECLASSIFICATION ON TRADING

  TRADING MARKET

     Currently, only the shares of class A common stock are traded on the Nasdaq SmallCap Market. Following the filing of the amended certificate of incorporation, the reclassified common stock will trade as a single class on the Nasdaq SmallCap Market under the symbol "LARS". For the past twelve months, the average daily trading volume of the class A common stock has been approximately 14,000 shares.

  MARKET PRICE

     The market price of shares of reclassified common stock following the combination of the two classes will depend on many factors, including, among others, the future performance of Larscom, general market conditions and conditions relating to companies in industries similar to that of Larscom. Accordingly, Larscom cannot predict the prices at which the reclassified common stock will trade following the filing of the certificate of incorporation, just as Larscom could not predict the price at which the class A common stock traded.

EXCHANGE OF STOCK CERTIFICATES

     The reclassification of Larscom's outstanding shares as a result of the reclassification, as well as the reverse stock split discussed in proposal three, if approved and implemented, will occur automatically on the date that the certificate of incorporation effectuating the reclassification is filed with the Secretary of State of the State of Delaware (referred to as the effective date), without any action on the part of Larscom's stockholders and without regard to the date that stock certificates representing the shares prior to the reclassification (and reverse stock split, if applicable) are physically surrendered for new stock certificates.

     As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of Larscom common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of Larscom's reclassified common stock, after giving effect to the reverse stock split discussed in proposal three, if approved, such stockholder is entitled to receive. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of Larscom's common stock held prior to the reclassification in accordance with the applicable instructions. No new certificates will be issued to a stockholder until such stockholder surrenders such stockholder's outstanding certificates together with a properly completed and executed letter of transmittal.

STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM LARSCOM'S TRANSFER AGENT.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes certain federal income tax considerations relating to the reclassification. This discussion is based upon the Internal Revenue Code of 1986, referred to as the Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this joint proxy statement/prospectus. Any of these authorities could be repealed, overruled, or modified at any time, possibly retroactively and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors. This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECLASSIFICATION, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

  TAX CONSEQUENCES TO LARSCOM

     Larscom should not recognize any gain or loss as a result of the reclassification.

  TAX CONSEQUENCE TO STOCKHOLDERS

     No gain or loss should be recognized by a stockholder upon the exchange of their shares of class A common stock or class B common stock for shares of reclassified common stock. The aggregate tax basis of the shares of reclassified common stock received in exchange for class A common stock or class B common stock, as applicable, will be the same as the aggregate tax basis of the shares of class A common stock and/or class B common stock. The stockholder's holding period for the shares of reclassified common stock will include the period during which the stockholder held the class A common stock and/or class B common stock. Stockholders who have used the specific identification method to identify their basis in shares of Larscom's common stock should consult their own tax advisors to determine their basis in the post-reclassification shares that they will receive in exchange therefor.

SECURITIES ACT OF 1933

     The combination, reclassification and conversion of the class A and class B common stock into the reclassified common stock is being made pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933. Shares of reclassified common stock held immediately upon effectiveness of the certificate of incorporation, other than any such shares held by Larscom's affiliates (within the meaning of the Securities Act) and other than shares received in respect of unregistered shares, may be offered for sale and sold in the same manner as the existing common stock without registration under the Securities Act. Larscom's affiliates and holders of unregistered shares will continue to be subject to the restrictions specified in Rule 144 under the Securities Act.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, Larscom's stockholders are not entitled to dissenter's rights with respect to the proposed amendment to Larscom's amended and restated certificate incorporation to reclassify Larscom's two classes of common stock into a single class.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the voting power of Larscom's shares of class A common stock and class B common stock, voting as separate classes, will be required to approve the amendment to Larscom's amended and restated certificate of incorporation to reclassify Larscom's two classes of common stock into a single class. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO LARSCOM'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO RECLASSIFY LARSCOM'S TWO CLASSES OF COMMON STOCK INTO A SINGLE CLASS.

                                 PROPOSAL THREE

                            APPROVAL OF AMENDMENT TO
          LARSCOM'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
           TO EFFECT A REVERSE STOCK SPLIT OF LARSCOM'S COMMON STOCK

     This proposal, if approved, will authorize an amendment to Larscom's amended and restated certificate of incorporation for the purpose of effecting a 1-for-5, 1-for-7 or 1-for-10 reverse stock split of Larscom's outstanding common stock (or class A common stock, if the reclassification described in proposal two has not been implemented), if and as determined by the Larscom board of directors, at any time prior to the Larscom 2004 annual meeting of stockholders.

INTRODUCTION

     Larscom's board of directors has determined that it would be advisable to obtain the approval of the stockholders for a reverse stock split that would reduce the number of shares of Larscom outstanding common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) in order to increase the trading price of its common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) on the Nasdaq SmallCap Market. The Larscom board of directors proposes this action because a higher share price could help generate interest in Larscom among investors, broaden Larscom's potential institutional investor base and lower transaction costs for both institutional and individual investors. In addition, it may be necessary to allow Larscom to continue to comply with the Nasdaq SmallCap Market's continued listing requirements. If Larscom is not able to meet these requirements, its common stock would trade on the OTC Bulletin Board maintained by the National Quotation Bureau, Inc. This alternative is considered to provide a less efficient market with a narrower investor base than the Nasdaq Stock Market.

     Larscom's class A common stock is listed on the Nasdaq SmallCap Market. In order for Larscom's common stock to continue to be quoted on the Nasdaq SmallCap Market, it must satisfy various listing maintenance standards. Among other things, Larscom is required to have stockholders' equity of at least $2.5 million, and the common stock held by persons other than officers, directors and other affiliates, often referred to as the public float, must have an aggregate market value of at least $2 million. Additionally, at least 300 persons must own at least 100 shares and the common stock must have a minimum bid price of at least $1.00. The trading price of Larscom's class A common stock has declined below $1.00. Currently, Larscom has until July 11, 2003 to regain compliance with the minimum bid price requirement by having a closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days. If Larscom does not meet the minimum bid price requirement but meets other specified criteria, it may be eligible for an additional 180-day period in which to regain compliance. In addition, if Larscom were to maintain compliance with the minimum bid price requirement for a specified period of time and meet other specified criteria for the Nasdaq National Market, it may become eligible to relist on the Nasdaq National Market. The merger agreement requires as a condition to the consummation of the merger that Larscom effect a reverse stock split at a ratio to be agreed upon by VINA and Larscom.

     Accordingly, the Larscom board of directors is asking that the stockholders approve a 1-for-5, 1-for-7 and 1-for-10 reverse stock split of the Larscom common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) outstanding in the event that the board of directors determines that a reverse stock split is necessary to maintain compliance with the Nasdaq minimum bid price requirement or otherwise determines that a reverse stock split would be in the best interests of Larscom and its stockholders. In determining the ratio of the reverse stock split to implement, the board will consider, among other things, the trading price of the Larscom common stock, the number of round lot holders of common stock, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Larscom board of directors may, in its sole discretion, determine not to effect the reverse stock split for any reason, including if the VINA stockholders do not adopt and approve the merger agreement and approve the merger or if the Larscom stockholders do not approve the issuance of shares of Larscom common stock in the merger and the amendment to the articles of incorporation set forth in proposal two.

     The reverse stock split would be effected by filing an amended and restated certificate of incorporation (referred to as the certificate of incorporation), substantially in the form attached as ANNEX D to this joint proxy statement/prospectus, prior to the consummation of the merger if the merger is consummated, or at any time prior to Larscom's 2004 annual meeting if the merger is not consummated; provided, however, that the text of the certificate of incorporation is subject to modification, if the board of directors determines not to implement the reclassification described in proposal two, to exclude the language relating to the reclassification, and to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board of directors deems necessary and advisable to effect the reverse stock split, including the applicable ratio for the reverse stock split. The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the certificate of incorporation.

     The effect of a reverse stock split on the market price of Larscom's common stock cannot be predicted, and the history of similar stock splits for companies in like circumstances is varied. The market price per share of Larscom's common stock after the reverse stock split may not rise in proportion to the reduction in the number of shares of Larscom's common stock outstanding resulting from the reverse split. The market price of Larscom's common stock is also based upon Larscom's performance and other factors, some of which may be unrelated to the number of shares outstanding. Furthermore, the possibility exists that liquidity in shares of Larscom's common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. The market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, and Larscom may not otherwise meet the Nasdaq requirements for continued listing on the Nasdaq SmallCap Market.

MATERIAL EFFECTS OF THE REVERSE STOCK SPLIT

     If a reverse stock split were to be implemented, except for any changes as a result of the treatment of fractional shares, the number of shares of Larscom common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) owned by each stockholder would be reduced in the same proportion as the reduction in the total number of shares outstanding, so that the percentage of the outstanding shares owned by each stockholder would remain unchanged. Earnings or loss per share, by contrast, would be increased proportionately by the reduction in the total number of shares outstanding. However, Larscom stockholders should take into account that Larscom may be effecting the reverse stock split in conjunction with the merger. The effect of the merger will be to reduce Larscom's stockholder's ownership interest in Larscom significantly. For more information, see "The Merger," beginning on page 54.

     The reverse stock split alone will not affect the number of shares of common stock that the board of directors is authorized to issue by Larscom's certificate of incorporation. However, it will have the effect of increasing the number of shares available for future issuance, because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split. The issuance of such additional shares, if such shares were issued, may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the outstanding common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of Larscom's certificate of incorporation or bylaws. Larscom's amended and restated certificate of incorporation presently authorizes the issuance of up to 100,000,000 shares of class A common stock and up to 11,900,000 shares of class B common stock and, if the reclassification described in proposal two is effected, it will authorize the issuance of up to 111,900,000 shares of common stock.

     Assuming the implementation of the reclassification described in proposal two, the table below shows the approximate percentage reduction in the outstanding shares of common stock as a result of the reverse stock split, the approximate number of shares (assuming a reverse stock split) that will be issued in the merger, and the approximate number of shares of common stock that will be outstanding following the reverse stock split and the consummation of the merger.

     The information in the following table is based on 8,867,295 shares of class A common stock outstanding as of March 31, 2003 and 10,000,000 shares of class B common stock outstanding as of March 31, 2003.

                                                                               SHARES
                                                              POST-SPLIT*    OUTSTANDING    AUTHORIZED BUT
                                                  SHARES      SHARES TO BE   POST-SPLIT    UNISSUED SHARES
                                   PERCENTAGE   OUTSTANDING    ISSUED IN      AND POST-     POST-SPLIT AND
PROPOSED REVERSE STOCK SPLIT       REDUCTION    POST SPLIT       MERGER        MERGER        POST-MERGER
----------------------------       ----------   -----------   ------------   -----------   ----------------
1-for-5..........................     80%        3,773,459     3,307,260      7,080,719      104,819,281
1-for-7..........................     86%        2,695,327     2,362,328      5,057,655      106,842,345
1-for-10.........................     90%        1,886,729     1,653,630      3,540,359      108,359,641

---------------

* Based on 62,189,930 shares of VINA common stock outstanding as of March 17, 2003.

TREATMENT OF FRACTIONAL SHARES

     Whichever reverse stock split ratio is selected, implementation of a reverse stock split will result in some stockholders owning a fractional share of common stock. For example, if a 1-for-5 reverse stock split were to be implemented, the shares owned by a stockholder with 106 shares would be converted into 21 1/5 shares. To avoid such a result, stockholders that otherwise would be entitled to receive a fractional share of Larscom common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) as a consequence of the reverse stock split will, instead, receive cash equal to the product of such fraction multiplied by the closing price of a share of class A common stock on the effective date of the reverse stock split.

     The reverse stock split will result in some stockholders owning "odd lots" of fewer than 100 shares of Larscom common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) as a result of the reverse stock split. Brokerage commissions and other costs of transactions in odd lot shares may be higher, particularly on a per-share basis, than the cost of transactions in "round lots" of even multiples of 100 shares.

EFFECT OF REVERSE STOCK SPLIT ON OPTIONS

     If a reverse stock split is implemented, the number of shares subject to Larscom's outstanding common stock options will also be automatically reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example purposes only, assume that a 1-for-5 reverse stock split were implemented and that an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share. On the effectiveness of the 1-for-5 reverse stock split, the number of shares subject to that option would be reduced to 200 shares and the exercise price would be proportionately increased to $5.00 per share.

EXCHANGE OF STOCK CERTIFICATES

     The combination of, and reduction in, the number of Larscom outstanding shares as a result of the reverse stock split will occur automatically on the date that the certificate of incorporation effectuating the reverse stock split is filed with the Secretary of State of the State of Delaware (referred to as the effective date), without any action on the part of our stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

     As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender and exchange for certificates representing the number of shares of our post-split common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) such stockholder is entitled to receive as a result of the reverse stock split and a check for any amounts paid for fractional shares. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates representing shares of

Larscom common stock held prior to the reverse stock split in accordance with the applicable instructions. No new certificates will be issued to a stockholder until such stockholder surrenders such stockholder's outstanding certificates together with a properly completed and executed letter of transmittal.

STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes certain federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, referred to as the Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled, or modified at any time, possibly retroactively and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors. This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances (such as persons subject to the alternative minimum tax) or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions, and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS, AND ANY PENDING OR PROPOSED LEGISLATION.

  TAX CONSEQUENCES TO LARSCOM

     Larscom should not recognize any gain or loss as a result of the reverse stock split.

  TAX CONSEQUENCE TO STOCKHOLDERS

     No gain or loss should be recognized by a stockholder who receives only shares of our common stock (or class A common stock, if the reclassification described in proposal two has not been implemented) as a result of the reverse stock split. The aggregate tax basis of the new shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the old shares exchanged therefor. The stockholder's holding period for the new shares will include the period during which the stockholder held the old shares surrendered in the reverse stock split. Stockholders who have used the specific identification method to identify their basis in shares of our common stock combined in the reverse stock split should consult their own tax advisors to determine their basis in the post-reverse stock split shares that they will receive in exchange therefor. The holding period of post-reverse split common sock received will include the holding period for the pre-reverse split common stock exchanged therefor.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, Larscom's stockholders are not entitled to dissenter's rights with respect to the proposed amendment to Larscom's amended and restated certificate incorporation to effect the reverse stock split.

VOTE REQUIRED

     The affirmative vote of holders of a majority of the voting power of Larscom's shares of class A common stock and class B common stock, voting together as a single class, will be required to approve the amendment

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to Larscom's amended and restated certificate of incorporation to effect the reverse stock split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO LARSCOM'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

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                VINA STOCKHOLDER PROPOSAL RELATED TO THE MERGER

                                  PROPOSAL ONE

               ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND
                             APPROVAL OF THE MERGER

     At VINA's special meeting, holders of record at           , 2003 of VINA
common stock will be asked to consider and vote to adopt and approve the Agreement and Plan of Merger dated as of March 17, 2003, by and among VINA, Larscom and London Acquisition Corp., a wholly-owned subsidiary of Larscom, and to approve the proposed merger of London Acquisition Corp. with and into VINA. Please see "The Merger" for a detailed discussion of the merger and merger agreement.

     This vote is a condition to completion of the merger and is required by Delaware law. To adopt and approve the merger agreement and approve the merger, the affirmative vote of a majority of the outstanding shares of VINA's common stock will be required.

     Certain VINA stockholders, including executive officers and members of the board of directors of VINA, representing approximately 40% of the voting power of outstanding VINA common stock entered into a voting agreement with Larscom in which, among other things, each stockholder agreed, until the earlier of the consummation of the merger or the termination of the merger agreement, to vote its shares of VINA common stock in favor of the adoption and approval of the merger agreement and the merger.

     AFTER CAREFUL CONSIDERATION, VINA'S BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR, ADVISABLE AND IN THE BEST INTERESTS OF VINA AND ITS STOCKHOLDERS AND ADOPTED AND APPROVED THE MERGER AGREEMENT AND APPROVED THE PROPOSED MERGER. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

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

                                   THE MERGER

     This section of the joint proxy statement/prospectus describes the material aspects of the proposed merger, including the merger agreement. While each of Larscom and VINA believes that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which Larscom or VINA refers for a more complete understanding of the merger and the merger agreement.

BACKGROUND OF THE MERGER

     Larscom regularly assesses the competitive positions of its products, technologies, workforce, manufacturing and distribution capabilities and markets. As a result, Larscom continuously explores strategic opportunities to strengthen its businesses.

     Since inception, VINA's business has been focused on the development and marketing of its integrated access devices and its newer central office, multi-service platform product, known as the MBX, to its customers, mostly competitive local exchange carriers, or CLECs. Since 2000, CLECs have experienced extreme difficulties in obtaining financing for their businesses and, as a result, have been forced to scale back or terminate their operations. Due to these financial and economic difficulties, VINA has seen a decline in orders from many of its major customers as these customers reduce growth and spending. As VINA's revenues have declined, VINA's working capital has been reduced from $27.8 million at December 31, 2001 to $8.0 million at December 31, 2002, and VINA has been forced to implement restructuring programs, including work force reductions, in order to reduce operating expenses and preserve cash resources.

     Under these circumstances, beginning in May 2002 VINA began exploring and seeking strategic relationships, investors and other strategic transactions that would provide VINA with sufficient financial resources to continue its operations as planned.

     On May 1, 2002, Daniel L. Scharre, president and chief executive officer of Larscom, Donald Morgan, chief financial officer of Larscom, W. Michael West, chairman and chief executive officer of VINA, and Stanley Kazmierczak, chief financial officer of VINA, had an introductory meeting to discuss their perspectives on business trends in the telecom access market. The possibility of some type of strategic relationship was briefly discussed; however, Dr. Scharre felt it was premature to have any discussion regarding such a relationship at that time, since Larscom management was focused on a restructuring of Larscom's business.

     Meanwhile, during the second half of 2002, VINA management met with a number of public and private companies regarding strategic relationships and investments. With the assistance of Thomas Weisel Partners LLC ("TWP"), VINA's financial advisor, VINA management evaluated these potential opportunities. These meetings resulted in negotiations of a stock-for-stock merger of equals transaction with another public company, Company A, during the period June through September 2002. In late September 2002, the chief executive officer of Company A advised Mr. West that it had elected to pursue an alternative transaction.

     In mid-August 2002, Sal Akhter, Larscom's director of business development contacted and met with Thomas Barsi, who was then VINA's current vice president of business development, to set up a meeting to discuss the potential business and product synergies of VINA and Larscom and a potential strategic transaction.

     On August 19, 2002, Dr. Scharre had a phone conversation with Jeffrey Drazan, a VINA board member and a general partner of entities associated with Sierra Ventures, VINA's largest stockholder, regarding a technology company in which Mr. Drazan's firm had invested. Mr. Drazan also suggested there was possible interest by VINA in exploring the benefits of a combination between Larscom and VINA that had been briefly discussed during the May 1, 2002 meeting. Mr. Drazan suggested a meeting between Dr. Scharre and Mr. West.

     On August 20, 2002, Dr. Scharre met with Mr. West to have further discussions on whether there was mutual interest in a business combination between Larscom and VINA. Mr. West and Dr. Scharre each

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

provided an update on their respective businesses since the first meeting in May. They also discussed the preliminary views of each of their company's two business development groups regarding a potential merger. Larscom and VINA also executed a mutual confidentiality agreement on that date.

     On August 21, 2002, the Larscom board of directors held a regular meeting at which they reviewed potential strategic transactions. The board discussed a potential strategic transaction with VINA, including the product synergies, customer synergies and financial synergies that could result from a transaction.

     Several meetings took place between executives and marketing representatives of Larscom and VINA between August 21, 2002 and August 29, 2002, including separate meetings on August 26, 2002 between Dr. Scharre and Mr. West and between Dr. Scharre and Mr. Drazan. These discussions involved each company's business organization, product offerings, customers, market opportunities and financial condition and results of operations.

     On August 30, 2002, Dr. Scharre met with several members of the Larscom board: Lawrence D. Milligan, chairman of the executive committee of the board of directors of Axel Johnson Inc., Larscom's majority stockholder, Desmond P. Wilson, president and chief executive officer of Axel Johnson Inc., and Joseph
F. Smorada, the executive vice president and chief financial officer of Axel Johnson Inc. It was determined that Larscom could not pursue a strategic transaction with VINA in parallel with a potential strategic transaction that Larscom had determined to pursue. Shortly after this meeting, Dr. Scharre told Mr. West that the timing was not right for Larscom to pursue a strategic transaction with VINA.

     During the period between August 30, 2002 and November 12, 2002, Dr. Scharre and Mr. West kept in occasional contact, with Mr. West continuing to indicate VINA's interest in discussing a possible strategic transaction with Larscom.

     On November 13, 2002, the Larscom board of directors held a regular meeting at which they discussed ongoing negotiations relative to the other strategic transaction effort that was then in process. VINA's continued interest in a strategic transaction with Larscom was briefly discussed but, in light of the other negotiations, the Larscom board decided that a strategic transaction with VINA should not be pursued at the current time. That evening Dr. Scharre, Mr. Wilson, Mr. Milligan, Mr. West and Mr. Drazan met to discuss the potential benefits of a strategic transaction of the two companies. The Larscom participants informed Mr. West and Mr. Drazan that due to other priorities then facing Larscom, it was not an appropriate time to pursue a strategic transaction with VINA.

     During the last four months of 2002, VINA management and TWP also continued to explore strategic opportunities with other public and private companies. These efforts resulted in merger discussions with another public company also involved in the telecommunications equipment business, Company B, which had periodically expressed interest in a strategic transaction with VINA. VINA and Company B management met approximately eight times over the period from late September 2002 to late January 2003 to discuss a potential strategic transaction. In mid-November 2002, Company B and its financial advisors began conducting due diligence and had preliminary valuation discussions with VINA.

     Through December 2002 and early January 2003, Mr. West continued to make contact with Dr. Scharre to gauge Larscom's interest in VINA and to inform Larscom that VINA was continuing to meet with other companies and investors, including with Company B concerning a possible merger with that company.

     In mid-January 2003, Company B indicated to VINA its interest in a potential stock-for-stock merger and indicated a preliminary valuation of VINA approximately equal to VINA's then current market capitalization, subject to a number of factors that could decrease the overall value. VINA's management viewed these factors as questioning the ability to maintain the value of Company B's indication of interest. Further, the indication of interest was subject to a number of contingencies, including extensive due diligence and the shut-down or spin-off of certain of VINA's product lines. In addition, VINA management remained uncertain of Company B's ultimate commitment to closing a strategic transaction in a timely manner. Company B indicated that it required a lengthy due diligence period to negotiate final terms of a merger during which VINA would be prohibited from exploring other strategic alternatives such as mergers and financings. In light of these contingencies and the uncertain commitment of Company B, at a meeting held on

January 16, 2003, VINA's board determined that VINA should continue to explore other strategic alternatives rather than enter into exclusive negotiations with Company B.

     In January 2003, Dr. Scharre advised Mr. West that Larscom had decided not to pursue the strategic transaction opportunity that had been in process, and Mr. West and Dr. Scharre had a number of discussions regarding a potential relationship.

     On January 22, 2003, the Larscom board of directors held a special meeting to discuss potential strategic transactions as negotiations with respect to the other potential strategic transaction had terminated. The board agreed to start the process of considering the merits of a strategic transaction with VINA. Dr. Scharre contacted Mr. West expressing Larscom's interest in further discussing a potential strategic transaction. Over the next several weeks, Mr. West and Dr. Scharre discussed the terms of a potential strategic merger.

     On February 10, 2003, the Larscom board of directors held a special meeting to discuss progress on a combination with VINA, including the proposed terms.

     Over several phone calls in early February 2003 and at a February 13, 2003 meeting, Dr. Scharre and Mr. West discussed the terms of a potential combination of the companies, including an exchange ratio that would result in VINA stockholders owning approximately 47% of the combined company and the composition of the combined Company Board and management. After further discussion and negotiation, Mr. West and Dr. Scharre each indicated an intent to pursue a merger, while acknowledging the need for further discussion of specific terms of a merger and further involvement of their respective financial and legal advisors and board of directors.

     On or about February 17, 2003, Mr. West advised the chief executive officer of Company B that VINA was in negotiations with another party and that it needed to come to a conclusion with the other party before entering into an exclusive discussion with Company B. VINA management continued to negotiate terms of a merger agreement with Larscom.

     On February 18, 2003, Dr. Scharre and Mr. West, together with their respective financial, legal and accounting advisors, had a conference call to discuss the process of drafting a merger agreement and conducting mutual due diligence. Pillsbury Winthrop LLP, counsel to VINA, distributed a draft merger agreement to the working group. From February 18, 2003 through the announcement of the merger, representatives of Larscom continued to conduct a due diligence review of VINA, and representatives of VINA continued to conduct a due diligence review of VINA.

     Company B's bankers notified TWP on February 20, 2003 that Company B was withdrawing its indication of interest.

     On February 20, 2003, VINA and Larscom management, together with their respective financial, legal and accounting advisors had a meeting at the offices of Cooley Godward LLP, counsel to Larscom, in Palo Alto, California to discuss the potential transaction and its terms and timing. Following the February 20, 2003 meeting, VINA and Larscom management and their respective legal and financial advisors had numerous conference calls amongst themselves to discuss the status of the negotiations and respective due diligence investigations.

     On February 21, 2003, Larscom executed the engagement letter with Standard & Poor's Corporate Value Consulting ("S&P CVC") for S&P CVC to conduct an analysis of to the fairness of the transaction to Larscom's stockholders.

     On February 26, 2003, the Larscom board of directors held a regular meeting at which they discussed the structure of a merger with VINA, the status of negotiations and the status of the due diligence. A representative from Cooley Godward LLP discussed the board's fiduciary duties when considering the proposed merger and reviewed the material terms of the merger agreement and related documents. That evening, subsequent to the board meeting, Dr. Scharre, Mr. Wilson, Mr. Milligan, Mr. West and Mr. Drazan met to discuss progress on the negotiations and outstanding issues.

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

     On February 27, 2003, VINA's board of directors held a special meeting. All the directors were present by telephone, and representatives of TWP and Pillsbury Winthrop LLP were also present. Mr. West updated the directors on the negotiations with Larscom and provided an overview of the possible strategic benefits of a merger with Larscom. Mr. West described this transaction in comparison to other potential merger partners and also described VINA's financial condition and prospects. Pillsbury Winthrop reviewed with the board of directors their legal duties in evaluating the proposed transaction with Larscom. After discussion, the board of directors instructed management to continue negotiations with Larscom.

     On March 4, 2003, VINA's board of directors held a special meeting. All directors were present in person or by telephone. Representatives of Pillsbury Winthrop and TWP were also present. Mr. West updated the board of directors on the status of the negotiations with Larscom and the status of discussions with other third parties. A representative of Pillsbury Winthrop again reviewed with the directors their duties in evaluating a merger with Larscom and the material provisions of the draft transaction documents that had previously been distributed to the board of directors. TWP reviewed financial information concerning VINA and Larscom and the two companies on a combined basis and discussed their preliminary financial analysis of the proposed transaction. TWP also reviewed with the board financial information concerning Larscom, the status of financial due diligence and TWP's preliminary financial analysis of the transaction and factors that affect the reliability of the companies' stock market prices. After discussion of the terms and conditions of the proposed transaction with Larscom and consideration of the other alternatives available to VINA, including remaining a stand-alone company and seeking outside investors, the board of directors instructed management to continue negotiations with Larscom with a view to finalizing a merger agreement on terms and conditions as favorable as possible to the VINA stockholders.

     On March 5, 2003, the Larscom board of directors held a special meeting to review the status of the merger negotiations and due diligence.

     Over the next two weeks VINA and Larscom, together with their respective legal and financial advisors, negotiated and finalized the terms and conditions of the proposed merger of equals. During these two weeks, Mr. West continued to advise the VINA board of directors as to the status of the negotiations with Larscom.

     On March 12, 2003, Dr. Scharre, Mr. Wilson and Mr. Milligan had a conversation with Antonia Johnson, the sole stockholder of Axel Johnson, regarding the basic terms of the merger, the voting agreement and the conversion of Axel Johnson's shares of Larscom class B common stock to class A common stock.

     On March 12, 2003, the Larscom board of directors held a special meeting to review the status of the VINA merger negotiations and due diligence.

     On March 17, 2003, the Larscom board of directors held a special meeting to review the terms of the merger agreement and related documents and to further consider the potential merger with VINA. Larscom's management reviewed with its board the strategic benefits of the transaction, and S&P CVC reviewed with the board of directors financial analyses prepared in connection with its fairness opinion. Cooley Godward LLP described the provisions of the merger agreement and reviewed the board of director's responsibilities in connection with the proposed transaction. S&P CVC presented its oral opinion, subsequently confirmed in writing that, as of March 17, 2003, and based on and subject to the various considerations set forth in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Larscom. Larscom's board, after full discussion and considering the terms of the merger agreement and other related documents and the various presentations, unanimously approved the merger and the merger agreement and the related documentation. Larscom's board authorized Larscom's management to execute the merger agreement and related agreements.

     On March 17, 2003, at a special meeting of the board of directors of VINA, the directors considered the proposed merger with Larscom. All of the directors were present by telephone. Representatives of Pillsbury Winthrop and TWP attended the meeting. The board of directors reviewed and discussed the terms and conditions of the proposed merger transaction with Larscom and discussed the terms and conditions of the merger agreement and related agreements. Representatives of Pillsbury Winthrop again reviewed with the directors their fiduciary duties under applicable corporate law and the terms and conditions of the merger agreement, focusing in particular on changes since the March 4, 2003 board of directors meeting. Among other things, the VINA directors considered that Larscom's largest stockholder, Axel Johnson, Inc., would own approximately 28% of the combined company and entities associated with Sierra Ventures would beneficially own approximately 24% and that neither stockholder would be restricted from acquiring more shares of the combined company or from selling their shares to a third party. The VINA board reviewed and considered VINA's financial circumstances and its strategic alternatives to a merger with Larscom. Representatives of TWP reviewed with the board their financial analysis of the proposed merger and responded to questions from the directors, including that the consideration to be received by VINA stockholders, based on the closing sale price of Larscom stock on March 17, 2003, represented an approximately 39% discount to the closing sale price of VINA common stock on such date. TWP then delivered to VINA's board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion dated March 17, 2003, to the effect that, as of the date of the opinion and based on and subject to the matters described in the written opinion, the exchange ratio pursuant to the merger agreement is fair, from a financial point of view, to the holders of VINA common stock. After further discussions and deliberations, VINA's board of directors unanimously approved the merger agreement and the related documents, the merger and the other transactions contemplated by those agreements, declared them advisable, and recommended that VINA's stockholders adopt and approve the merger and the merger agreement and the transactions contemplated thereby.

     Preparation of the final versions of the merger agreement and related documents continued through the evening of March 17, 2003. On the evening of March 17, 2003, the merger agreement and ancillary agreements were executed and delivered.

     On March 18, 2003, before the market opened for trading, Larscom and VINA issued a joint public announcement of the merger. In addition, Dr. Scharre and Mr. West hosted a joint conference call announcing the merger later in the morning.

LARSCOM'S REASONS FOR THE MERGER

     Larscom's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Larscom and its stockholders. Larscom's board of directors consulted with senior management, as well as its legal counsel, independent accountants and financial advisors in reaching its decision to approve the merger. Larscom's board of directors considered a number of factors in its deliberations, including the following:

     - the competitive advantage of offering a more comprehensive portfolio of broadband access solutions for both telecommunication carriers and enterprises;

     - the benefits of becoming a larger organization with access to greater financial resources, enhanced research and development capabilities and expanded sales and distribution channels;

     - the potential to reduce costs through consolidating purchasing;

     - the opportunity to realize other cost savings by consolidating certain research and development programs and eliminating redundant expenses;

     - the opportunity to increase sales through Larscom's ability to sell its products to a larger customer base and through expanded sales channels;

     - the balance sheet of the combined company and having the financial flexibility to develop and market the next generation of broadband access products;

     - information regarding historical market prices and other information with respect to the Larscom common stock and the VINA common stock;

     - information concerning the historical financial performance, business operations, financial condition and prospects of Larscom including Larscom's periodic reports filed with the Securities and Exchange Commission;

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

     - the financial condition, results of operations and business of VINA, including the prospects of VINA, as well as current industry, economic and market conditions;

     - the prices paid in comparable transactions involving other communications technology companies, as well as the trading performance for comparable companies in the industry;

     - beliefs of management that significant consolidation would occur in the industry and that Larscom must acquire additional products and gain critical mass in order to maintain its position as a leading source for broadband access solutions;

     - beliefs shared by senior management of both companies that the prospects of the combined entity were more favorable than the prospects of the companies as separate entities;

     - the financial terms of the merger, including the proposed structure as a tax-free reorganization, and the exchange ratio;

     - the evaluation of Larscom's management, financial advisors and legal advisors relating to the due diligence review that was conducted regarding VINA's business;

     - the opinion and the accompanying presentation of Standard & Poor's CVC to the effect that, as of March 17, 2003, and based upon and subject to the considerations described in its opinion, the exchange ratio provided for in the merger was fair from a financial point of view to Larscom; and

     - the interests of the officers and directors of Larscom and VINA in the merger, including the matters described under "The Merger -- Interests of Certain Directors, Officers and Affiliates" on page 79 and the impact of the merger on Larscom's stockholders, customers and employees.

The Larscom board of directors also considered potential negative factors relating to the merger, including:

     - the potential dilutive effect on Larscom's common stock price if revenue and earnings expectations for VINA are not met;

     - VINA's current amount of available unrestricted cash;

     - the risk that the benefits sought to be achieved by the merger will not be realized;

     - the risk that the merger may not be completed in a timely manner, if at all;

     - the potential loss of key Larscom and VINA employees critical to the ongoing success of Larscom's and VINA's businesses and to the successful integration of the two companies;

     - the possibility of cultural conflicts;

     - difficulties associated with integration of each company's products, networks and technologies;

     - the risk that Larscom will be unable to recruit employees critical to the ongoing success of the combined company's operations; and

     - the other risks and uncertainties discussed above under "Risk Factors" beginning on page 17.

     The foregoing discussion of the items that the Larscom board of directors considered is not intended to be exhaustive, but includes all material items that the Larscom board of directors considered. In view of the complexity and wide variety of factors, both positive and negative, that the Larscom board of directors considered, the Larscom board of directors did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the Larscom board of directors considered all of these factors as a whole and concluded that, on balance, the benefits of the merger to Larscom and its stockholders outweighed the risks.

RECOMMENDATION OF LARSCOM'S BOARD OF DIRECTORS

     After careful consideration, the Larscom board of directors unanimously determined that the proposed merger is fair to, and in the best interests of, Larscom and its stockholders. THE LARSCOM BOARD OF DIRECTORS

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

UNANIMOUSLY RECOMMENDS THAT LARSCOM STOCKHOLDERS VOTE FOR THE ISSUANCE OF LARSCOM COMMON STOCK IN CONNECTION WITH THE MERGER AND VOTE FOR THE AMENDMENTS TO THE LARSCOM CERTIFICATE OF INCORPORATION.

     In considering the recommendation of Larscom's board of directors with respect to the merger, Larscom stockholders should be aware that certain directors and officers of Larscom have interests in the merger that are different from, or are in addition to, the interests of Larscom stockholders generally. See "The Merger -- Interests of Certain Directors, Officers and Affiliates" on page 79.

OPINION OF LARSCOM'S FINANCIAL ADVISOR

     Under a letter agreement dated February 21, 2003, Larscom engaged Standard & Poor's Corporate Value Consulting ("Standard & Poor's CVC") to render an opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Larscom common stock in the proposed merger with VINA. See ANNEX B for the full text of the opinion.

     On March 17, 2003, Standard & Poor's CVC delivered to Larscom's board of directors its opinion that as of that date, subject to the assumptions, qualifications and limitations set forth in the full text of the opinion, the exchange ratio in the proposed merger with VINA was fair from a financial point of view to Larscom. The exchange ratio was determined through negotiations between Larscom and VINA management. Standard & Poor's CVC's opinion was provided for the information and assistance of Larscom's board of directors in connection with its consideration of the merger.

     The following should be considered in regard to the opinion rendered by Standard & Poor's CVC:

     - The following description of the Standard & Poor's CVC opinion is qualified by reference to the full opinion located in ANNEX B. The full opinion sets forth, among other things, the assumptions made, qualifications and the limitations on the review undertaken by Standard & Poor's CVC.

     - Standard & Poor's CVC's opinion was prepared for the information of Larscom's board of directors in connection with its evaluation of the merger. It is not intended to be and does not constitute a recommendation to any stockholder of Larscom as to how that stockholder should vote, or take any other action, with respect to the merger.

     - Standard & Poor's CVC's opinion did not address the relative merits of the merger and the business strategies that Larscom's board of directors has considered or may have been considering, nor did it address the decision of Larscom's board of directors to proceed with the merger.

     - Standard & Poor's CVC's opinion was necessarily based upon market, economic and other conditions that were in effect on, and information made available to Standard & Poor's CVC as of, the date of the opinion. Subsequent developments may affect the conclusion expressed in Standard & Poor's CVC's opinion, and Standard & Poor's CVC disclaims any undertaking or obligation to advise any person of any change in any matter affecting its opinion which may come or be brought to Standard & Poor's CVC's attention after the date of its opinion.

     - Standard & Poor's CVC's opinion was limited to the fairness, from a financial point of view and as of March 17, 2003, of the exchange ratio in the merger to Larscom.

  OPINION AND ANALYSIS OF STANDARD & POOR'S CVC

     In connection with the preparation of Standard & Poor's CVC's opinion, Standard & Poor's CVC:

     - considered the merger agreement dated March 17, 2003;

     - considered certain financial and other information relating to Larscom and VINA that was publicly available or furnished to us by Larscom and VINA, including financial forecasts;

     - interviewed Larscom's and VINA's management to discuss the business, operations, historical financial results and future prospects of the respective companies on a stand-alone and combined basis;

     - interviewed select VINA customers;
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

     - considered certain financial and operational data of Larscom and VINA and compared that data with similar data for other publicly-held companies in similar businesses;

     - considered the financial terms of certain recent acquisitions of companies in similar businesses;

     - performed discounted cash flow analyses of Larscom and VINA as stand-alone entities and of Larscom and VINA as a combined entity;

     - reviewed the stock price and trading history of Larscom common stock and VINA common stock;

     - reviewed the pro forma impact of the merger on Larscom's earnings per share;

     - prepared an analysis of the relative contributions of Larscom and VINA to the combined company;

     - participated in discussions among representatives of Larscom and VINA and their financial and legal advisors; and

     - considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

     In its review and analysis, and in arriving at its opinion, Standard & Poor's CVC assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the managements of Larscom and VINA, or publicly available, and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Standard & Poor's CVC relied upon the assurances of the managements of Larscom and VINA that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Standard & Poor's CVC did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of Larscom or VINA, nor was it furnished with any such evaluation or appraisal.

     With respect to the financial forecasts and projections, and the assumptions and bases thereof, for Larscom and VINA, including projections with respect to operations of the combined companies following the merger, that Standard & Poor's CVC reviewed, Standard & Poor's CVC has assumed that:

     - these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

     - these forecasts and projections reflect the best currently available estimates and judgments of the managements of Larscom and VINA as to the future financial condition and performance of Larscom and VINA, respectively; and

     - these forecasts and projections will be realized in the amounts and in the time periods currently estimated.

     In addition, Standard & Poor's CVC assumed that:

     - the merger will be consummated upon the terms set forth in the draft, dated March 17, 2003, of the merger agreement without material alteration thereof, including, among other things, that the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended;

     - the historical financial statements of each of Larscom and VINA reviewed by Standard & Poor's CVC were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied; and

     - the exchange ratio will not be reduced as a result of a purchase price adjustment, transaction expense limitations or other provisions of the draft of the merger agreement reviewed by Standard & Poor's CVC.

     Standard & Poor's CVC expressed no opinion as to:

     - any tax or other consequences that might result from the merger;

     - what the value of Larscom common stock will be when issued to VINA's common stockholders pursuant to the merger; and

     - any legal or accounting matters, as to which Standard & Poor's CVC understands that Larscom obtained such advice as it deemed necessary from qualified professionals.

     Standard & Poor's CVC relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

     The following is a summary of the material financial analyses performed by Standard & Poor's CVC in connection with rendering its opinion. This summary is not a complete description of all of the analyses performed by Standard & Poor's CVC. Some of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Standard & Poor's CVC, you must read the tables together with the text accompanying each table. The opinion is based upon the totality of the various analyses performed by Standard & Poor's CVC and no particular portion of the analyses has any merit standing alone.

  MARKET CAPITALIZATION

     Standard & Poor's CVC calculated the market capitalization of Larscom and VINA, utilizing the negotiated number of diluted shares of 19.417 million and
64.764 million, respectively, and the share prices of Larscom and VINA as of March 10, 2003, and a one week and one month average share price. Based upon this analysis, the implied exchange ratio ranged from 0.4360 to 0.4704, versus the merger exchange ratio of 0.2659.

  COMPARABLE COMPANY ANALYSIS

     Using publicly available information, including Wall Street research consensus estimates, and information provided by Bloomberg Financial and other independent financial database providers, Standard & Poor's CVC analyzed, among other things, the aggregate value as a multiple of revenue of the following selected publicly traded companies that Standard & Poor's CVC believed to be reasonably comparable to Larscom and VINA:

     - Adtran, Inc.

     - Carrier Access Corporation

     - Orckit Communications Ltd.

     - Paradyne Networks, Inc.

     - Verilink Corporation

     All multiples were based on closing stock prices as of February 20, 2003. As set forth in the following table, applying a range of multiples for the selected publicly traded companies for calendar year 2002 for Larscom and VINA resulted in the following ranges of implied equity values, values per share and exchange ratios for Larscom and VINA:

                                            CURRENT MARKET
                            2002A REVENUE   CAPITALIZATION   TRAILING MULTIPLE   FORWARD MULTIPLE
                            -------------   --------------   -----------------   ----------------
                             (MILLIONS)       (MILLIONS)
Larscom...................      $23.5            $6.4         0.27x - 1.00x       0.25x - 1.00x
VINA......................      $25.1            $9.3         0.37x - 1.00x       0.34x - 1.00x
Implied exchange ratio
  based on multiples......                                   0.3210 - 0.4360     0.3201 - 0.4360
Exchange ratio in
  merger..................                                                           0.2659

     Standard & Poor's CVC obtained revenue and earnings data for Larscom and VINA from management and from publicly available research estimates. The implied exchange ratios were based on the enterprise values of Larscom and VINA as determined by the range of trailing and forward revenue multiples of Larscom and VINA and the comparable company universe.

  DISCOUNTED CASH FLOW ANALYSIS

     Using Larscom and VINA management estimates, including assumptions regarding long-term revenue growth rates and operating margins, and based on discussions with the managements of Larscom and VINA, Standard & Poor's CVC performed a discounted cash flow analysis on the net cash flows of Larscom and VINA for calendar years 2003 through 2007. Standard & Poor's CVC first discounted the net cash flows through the calendar year 2007 using discount rates ranging from 16% to 18%. Standard & Poor's CVC then added the present value of these net cash flows to the terminal value of Larscom and VINA in the calendar year ending 2007, discounted back to the present at the same discount rates. Standard & Poor's CVC computed the terminal value of Larscom and VINA in the calendar year ending 2007 by multiplying estimated EBITDA for calendar year 2007 by terminal EBITDA multiples ranging from 6 times to 8 times. Applying the above ranges of discount rates and terminal EBITDA multiples to net cash flows of Larscom and VINA yielded the following ranges:

                                                                IMPLIED DCF
                                                              VALUATION RANGE
                                                              ----------------
                                                                 (MILLIONS)
Larscom.....................................................   $22.7 - $32.0
VINA........................................................   $23.4 - $34.0
Implied exchange ratio......................................  0.3094 - 0.3187
Exchange ratio in merger....................................       0.2659

     As used above "net cash flows" equals operating income plus depreciation and amortization, minus taxes, minus capital expenditures and plus or minus changes in working capital.

  ACCRETION/DILUTION ANALYSIS

     Standard & Poor's CVC analyzed the pro forma impact of the merger on the projected earnings per share of Larscom and VINA combined for 2003 and 2004 using management estimates, including assumptions regarding cost savings and other synergies from the merger, and based on discussions with the managements of Larscom and VINA. The actual results achieved by the combined company may vary from projected results and the variations may be material. Standard & Poor's CVC estimated that the combined company's EPS, using management's estimates of cost savings and other synergies, and excluding the impact of one-time charges, would be accretive.

  PREMIUMS PAID ANALYSIS

     Using publicly available information, Standard & Poor's CVC reviewed and analyzed, among other things, the consideration paid and the purchase price premiums paid on the following six acquisition transactions involving publicly traded companies in the computer equipment, electronics and communications sectors since January 1, 2001, listing the acquired company first followed by the acquiror and with the date that these transactions were publicly announced in parentheses, that Standard & Poor's CVC believed to be reasonably comparable to the proposed merger:

     - Datum, Inc./Symmetricom, Inc. (October 2002)

     - TrueTime, Inc./Symmetricom, Inc. (October 2002)

     - Elastic Networks/Paradyne Networks, Inc. (March 2002)

     - Virata Corp./Globespan Virata (December 2001)

     - Efficient Networks, Inc./Siemens AG (April 2001)

     - TCI International/SPX Corporation (March 2001)

     The following table sets forth the ranges of implied VINA values per share and exchange ratios based on the midpoint discounted cash flow value per share of Larscom, calculated by applying a range of one-day, one-week, and one-month purchase price premiums derived from the foregoing transactions to the midpoint discounted cash flow value per share of VINA:

                                                                IMPLIED VINA     IMPLIED EXCHANGE
                              PREMIUM RANGE   MEDIAN PREMIUM   PRICE PER SHARE        RATIO
                              -------------   --------------   ---------------   ----------------
One day premium.............   (16%) - 86%         15%          $0.37 - $0.82    0.2644 - 0.5854
One week premium............   (15%) - 52%         16%          $0.37 - $0.67    0.2675 - 0.4784
One month premium...........   (29%) - 67%          8%          $0.31 - $0.74    0.2235 - 0.5256
Exchange ratio in the
  merger....................                                                         0.2659

     The implied values per share assumed 64.764 million diluted VINA shares outstanding and 19.417 million Larscom shares outstanding based on the negotiated number of diluted shares. The implied exchange ratios were based on the implied VINA price per share and the implied price per share of Larscom based upon the discounted cash flow analysis.

  RELATIVE CONTRIBUTION ANALYSIS

     Using Larscom and VINA management estimates, Standard & Poor's CVC analyzed, among other things, the respective contributions of Larscom and VINA to the estimated revenues, gross margin, and earnings before interest and taxes ("EBIT") of the combined company for calendar years 2002 and 2003. The actual results achieved by the combined company may vary from projected results and the variations may be material. The contribution analysis for calendar years 2002 and 2003 resulted in the following implied exchange ratios:

                                                                            LARSCOM         IMPLIED
                                                 LARSCOM        VINA      CONTRIBUTION   EXCHANGE RATIO
                                                ----------   ----------   ------------   --------------
                                                (MILLIONS)   (MILLIONS)
2002A Revenue.................................    $23.5        $ 25.1        48.3%           0.3210
2002A Gross margin(1).........................     13.1           7.6        63.3%           0.1736
2002A EBIT(2).................................     (7.4)        (25.8)       22.2%              N/A
2003P Revenue.................................                               48.4%           0.3210
2003P Gross margin............................                               56.4%           0.2314
2003P EBIT....................................                               59.4%              N/A
Exchange ratio in merger......................                                               0.2659

---------------

(1) VINA gross margin excluded write-off of inventory. Per management, normalized gross margin is approximately 39 percent of sales, or $9.8 million.

(2) VINA EBIT excludes goodwill and intangible assets write-off of $29.8 million.

  OTHER FACTORS

     In rendering its opinion, Standard & Poor's CVC considered other factors and conducted other analyses, including an analysis of control premiums in similar transactions, net operating losses and other tax benefits, and a review of the pro forma effects resulting from the merger which took into account the impact of the merger on the projected earnings per share of the combined company for calendar year 2003 based on information obtained from publicly available Wall Street research consensus estimates, Larscom and VINA management estimates and projected 2003 pre-tax cost savings as estimated by the management of Larscom and VINA.

     No company, business or transaction compared in any of the above analyses is identical to Larscom, VINA or the proposed merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical. Rather, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition and other values of comparable companies, precedent transactions or the business segment, company or transaction to which they are being compared. In addition, various analyses performed by Standard & Poor's CVC incorporate projections prepared by Wall Street analysts using only publicly available information. These projections may or may not be accurate.

     While this summary describes the analyses and factors that Standard & Poor's CVC deemed material in its presentation to the Larscom board, it is not a comprehensive description of all analysis and factors considered by Standard & Poor's CVC. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Standard & Poor's CVC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Standard & Poor's CVC believes that its analysis must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Standard & Poor's CVC. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Standard & Poor's CVC is based on all analyses and factors taken as a whole and also on the application of Standard & Poor's CVC's own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Standard & Poor's CVC expresses no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Standard & Poor's CVC made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Larscom, VINA or Standard & Poor's CVC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

     Larscom paid Standard & Poor's CVC a professional fee in connection with its preparation for and issuance of the fairness opinion contained herein. Standard & Poor's CVC invoiced Larscom based upon the progression of work performed and no portion of the aggregate professional fee of $125,000 paid to Standard & Poor's CVC was contingent upon consummation of the merger or the tenor of the conclusions reached in the opinion issued by Standard & Poor's CVC. Larscom has also agreed to reimburse Standard & Poor's CVC for its reasonable out-of-pocket expenses and to indemnify Standard & Poor's CVC against liabilities incurred. These include liabilities under the federal securities laws in connection with the engagement of Standard & Poor's CVC by Larscom's board of directors.

     Larscom selected Standard & Poor's CVC to render its opinion based on Standard & Poor's CVC's experience in securities valuations generally. As part of its financial advisory business, Standard & Poor's CVC had been frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, private placements and valuations for corporate and other purposes.

VINA'S REASONS FOR THE MERGER

     The VINA board met on March 17, 2003, to consider and vote upon the merger and related transactions. At this meeting, after due consideration, the VINA board, by the unanimous vote of all directors:

     - determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, VINA and its stockholders;

     - unanimously adopted and approved the merger agreement, the proposed merger and the other transactions contemplated by the merger agreement; and

     - determined to recommend that the VINA stockholders approve and adopt the merger agreement and approve the merger.

     In reaching these decisions and recommendations, the VINA board considered and discussed the information provided to it at and prior to the March 17, 2003 meeting, including presentations by VINA's management, as well as by VINA's legal and financial advisors. Among the material information and factors considered by the VINA board were the following:

     - the board of directors' familiarity with, and presentations by VINA's management and its financial advisors regarding, the business, operations, technology, financial condition, competitive position, business strategy and prospects of VINA (as well as the risks involved in achieving those prospects), the current environment for the industry in which VINA competes, and current industry, economic and market conditions, both on a historical and on a prospective basis;

     - the judgment, advice and analyses of VINA's management with respect to the potential strategic, financial and operational benefits of the merger, including management's favorable recommendation of the merger;

     - the financial resources of Larscom and the quality of Larscom's executive team;

     - the balance sheet of the combined company and the expectation that it would have greater financial resources to develop and market the next generation of broadband access products;

     - the availability to VINA of financing for strategic initiatives and growth in light of the current condition of the capital markets in general and valuations of telecommunications companies in particular, and the possible terms of any such financing in light of VINA's financial condition, and the possible terms of any such financing;

     - the increasing competition and consolidation in the telecommunications market, and the benefits, in this current market environment, of becoming part of a combined company with more comprehensive product and service offerings and potential access to greater financial resources compared to VINA alone;

     - the efforts of VINA's management and TWP throughout 2002 and the first quarter of 2003 to maintain active dialogues with other entities that might have considered a business combination transaction involving VINA or an investment in VINA, and the potential terms of the such transactions and the perceived ability and willingness of such other entities to consummate those transactions;

     - the terms of the merger agreement and related agreements, including the exchange ratio, which, based on the closing price of VINA common stock on March 17, 2003, represented an approximately 39% discount to the closing sale price of VINA common stock on that date, and merger of equals structure, which were considered by both VINA's board of directors and VINA's management to provide a fair and equitable basis for the merger;

     - that Larscom's largest stockholder, Axel Johnson Inc., would own approximately 28% of the combined company and Sierra Ventures would beneficially own approximately 24% and that neither stockholder would be restricted from acquiring more shares of the combined company or from selling their shares to a third party;

     - the corporate governance arrangements for the combined company based on a merger of equals, including the overall composition of the board of directors;

     - the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described under "The Merger Agreement -- No Solicitation" and "The Merger Agreement -- Termination;" VINA can furnish information to and conduct discussions with a third party in connection with an unsolicited proposal for a business combination or acquisition of VINA and can terminate the merger agreement for a superior proposal (see "The Merger
       Agreement -- Termination;" on page 92);

     - the analyses and presentations of TWP on the financial aspects of the merger, and their opinion delivered March 17, 2003, that, as of that date, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to VINA's stockholders;

     - the conclusion of VINA's board of directors that the transaction with Larscom offered greater value to VINA's stockholders than other alternatives;

     - information concerning VINA's and Larscom's respective businesses, financial performance and condition, operations, management, competitive position, and stock performance;

     - the potential for the combined company to leverage VINA's and Larscom's complementary products and to expand product portfolios and customer base;

     - the opportunities to utilize the two companies' established and complementary customer relationships to cross-sell existing VINA products, existing Larscom products and new products as they are developed;

     - VINA's expectation that the merger will qualify as a "tax-free reorganization" for U.S. federal income tax purposes; and

     - the structure of the representations and warranties contained in the merger agreement, which are generally reciprocal, and the breach of which would not result in termination of the merger agreement or failure of a condition to the merger unless there would be a material adverse effect on either VINA or Larscom, as the case may be.

     The VINA board also considered the potential adverse consequences of other factors on the proposed merger, including:

     - the risk that the conditions to closing of the merger might not be satisfied and that the merger might not be completed;

     - the significant costs that will be incurred in seeking to consummate the merger, and the financial resources of VINA in the event the merger is not completed;

     - risks associated with unexpected difficulties in integrating the products, operations, strategies and management of the two companies, and the fact that neither Larscom nor VINA has previously faced an integration challenge as substantial as the one presented by the merger;

     - the risk that the combined company will not achieve the cost synergies expected to result from the merger;

     - the risk that he combined company will not be able to retain key employees;

     - the risk of diverting management focus and corporate resources from other strategic opportunities and operational matters for an extended period of time;

     - the restrictions contained in the merger agreement on the operations of VINA between the signing of the merger agreement and the closing of the merger; and

     - the other risks described in this joint proxy statement/prospectus under "Risk Factors" beginning on page 17.

     This discussion of the information and factors considered by the VINA board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the VINA board did not quantify or otherwise assign relative weights to the specific factors it considered. Individual members of the VINA board may have given different weights to different information and different factors. The VINA board considered this information and these factors as a whole, and overall considered the relevant information and factors to be favorable to, and in support of, its determinations and recommendations.

RECOMMENDATION OF VINA'S BOARD OF DIRECTORS

     After careful consideration, the VINA board of directors unanimously determined that the proposed merger is fair to, and in the best interests of, VINA and its stockholders. THE VINA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VINA STOCKHOLDERS VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE PROPOSED MERGER.

     In considering the recommendation of VINA's board of directors with respect to the merger agreement and the merger, VINA stockholders should be aware that certain directors and officers of VINA have interests in the merger that are different from, or are in addition to, the interests of VINA stockholders generally. See "The Merger -- Interests of Certain Directors, Officers and Affiliates" on page 79.

OPINION OF VINA'S FINANCIAL ADVISOR

     Thomas Weisel Partners LLC has acted as financial advisor to VINA in connection with the merger. On March 17, 2003, Thomas Weisel Partners delivered to VINA's board of directors its oral opinion later confirmed in writing that, as of that date, the exchange ratio pursuant to the merger agreement was fair to holders of VINA common stock from a financial point of view.

     THE FULL TEXT OF THE THOMAS WEISEL PARTNERS OPINION IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED INTO THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. STOCKHOLDERS OF VINA ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. HOWEVER, VINA HAS INCLUDED THE FOLLOWING SUMMARY OF THE THOMAS WEISEL PARTNERS OPINION.

     THOMAS WEISEL PARTNERS HAS DIRECTED ITS OPINION TO THE BOARD OF DIRECTORS OF VINA. THE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO THE STOCKHOLDERS OF VINA AS TO HOW YOU SHOULD VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE EXCHANGE RATIO TO THE STOCKHOLDERS OF VINA FROM A FINANCIAL POINT OF VIEW AS OF THE DATE THEREOF. THOMAS WEISEL PARTNERS WAS NOT ASKED TO CONSIDER, AND ITS OPINION DOES NOT ADDRESS, THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVE BUSINESS STRATEGY OR TRANSACTION IN WHICH VINA MAY ENGAGE. FURTHER, IT DOES NOT ADDRESS VINA'S UNDERLYING DECISION TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN ADDITION, THOMAS WEISEL PARTNERS DID NOT EXPRESS AN OPINION REGARDING THE PRICE AT WHICH THE COMBINED COMPANY'S COMMON STOCK MAY TRADE AT ANY FUTURE TIME. IN FURNISHING ITS OPINION, THOMAS WEISEL PARTNERS DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE THOMAS WEISEL PARTNERS OPINION INCLUDES STATEMENTS TO THIS EFFECT.

     In connection with its opinion, Thomas Weisel Partners:

     - reviewed certain publicly available financial and other data with respect to VINA and Larscom, including the consolidated financial statements for recent years and interim periods to December 31, 2002 and certain other relevant financial and operating data relating to VINA and Larscom made available to Thomas Weisel Partners from published sources and from the internal records of VINA and Larscom;

     - reviewed the merger agreement;

     - reviewed the Larscom amended and restated certificate of incorporation to be filed immediately prior to the consummation of the merger, the voting agreements and the registration rights agreement;

     - reviewed certain publicly available information concerning the trading of, and the trading market for, VINA common stock and Larscom class A common stock;

     - compared VINA and Larscom from a financial point of view with certain other companies in the broadband access industry which Thomas Weisel Partners deemed to be relevant;

     - considered the financial terms, to the extent publicly available, of selected recent business combinations in the broadband access industry which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

     - reviewed and discussed with representatives of the management of VINA and Larscom the strategic rationale for and the potential benefits of the merger;

     - reviewed and discussed with representatives of the management of VINA and Larscom certain information of a business and financial nature regarding VINA and Larscom, furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions with respect to each of VINA and Larscom and pro forma financial forecasts and related assumptions with respect to the combined company;

     - made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with VINA's counsel; and

     - performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

     In addition, Thomas Weisel Partners was informed by representatives of the management of VINA that, at the present rate, it will exhaust its cash reserves within the next six months, in which case it will not be able to continue to operate its business as currently conducted. Thomas Weisel Partners also noted in its opinion that the audit report of Deloitte & Touche LLP included in VINA's annual report for the year ended December 31, 2002 indicates that VINA's recurring losses from operations raise substantial doubt about its ability to continue as a going concern.

     In connection with its review, Thomas Weisel Partners did not assume any obligation to independently verify the information referred to above. Instead, with VINA's consent, Thomas Weisel Partners relied on the information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with VINA's consent:

     - with respect to the financial forecasts for VINA and Larscom provided to Thomas Weisel Partners by management of VINA and Larscom, Thomas Weisel Partners assumed for purposes of its opinion, upon the advice of management of VINA, that these forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of VINA and Larscom, respectively, at the time of preparation as to the future financial performance of VINA and Larscom, and these forecasts provide a reasonable basis upon which Thomas Weisel Partners could form its opinion;

     - with respect to the pro forma financial forecasts for the combined company provided to Thomas Weisel Partners by management of VINA, Thomas Weisel Partners assumed for purposes of its opinion, upon the advice of management of VINA, that these forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of VINA at the time of preparation as to the future financial performance of the combined company and that these forecasts provide a reasonable basis upon which Thomas Weisel Partners could form its opinion;

     - that here have been no material changes in VINA's or Larscom's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

     - that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act, as amended, and all other applicable federal and state statutes, rules and regulations;

     - that the merger will be consummated in accordance with the terms described in the merger agreement, without any further amendment thereto, and without any waiver by VINA of any of the conditions to any party's obligations thereunder and that the reclassification of shares of Larscom class A common stock and class B common stock into common stock of the combined company will be effected as of the effective time of the merger; and

     - that the merger will be tax-free to VINA, Larscom and the stockholders of both VINA and Larscom.

     In addition, for purposes of their opinion:

     - Thomas Weisel Partners relied on advice of VINA's counsel and independent accountants as to all legal and financial reporting matters with respect to VINA, the merger and the merger agreement;

     - Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of Larscom or VINA, nor was Thomas Weisel Partners furnished with any such appraisals; and

     - the Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of directors of VINA. SOME OF THE SUMMARIES OF FINANCIAL ANALYSES PERFORMED BY THOMAS WEISEL PARTNERS INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY THOMAS WEISEL PARTNERS, YOU SHOULD READ THE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH IN THE TABLES WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE FINANCIAL ANALYSES PERFORMED BY THOMAS WEISEL PARTNERS.

  EXCHANGE RATIO VALUATION ANALYSIS

     Thomas Weisel Partners reviewed the historical relationship between the stock prices for VINA common stock and Larscom class A common stock for the period from March 15, 2002 through March 17, 2003. Thomas Weisel Partners calculated relative trading price ratios based on the closing prices for the day immediately prior to the announcement of the merger and average relative trading price ratios for the three-month and one-year periods immediately prior to the announcement of the merger. Thomas Weisel Partners noted that this resulted in a one day implied exchange ratio of 0.4375 for VINA and Larscom and the following average implied exchange ratios for VINA and Larscom for the three-month and one-year periods:

                                                              IMPLIED EXCHANGE
                                                                   RATIO
                                                              ----------------
                                                              3-MONTH   1-YEAR
                                                              -------   ------
Maximum.....................................................  0.6667x   1.0278x
Mean........................................................  0.4989    0.4996
Median......................................................  0.5000    0.4773
Minimum.....................................................  0.3291    0.2692

  CONTRIBUTION ANALYSIS

     Thomas Weisel Partners performed a contribution analysis in which it reviewed certain historical and estimated future operating and financial information for VINA, Larscom and the pro forma combined company. The analysis was based on the relative contributions of each party to the pro forma combined company's revenue, gross margins and cash for the year ended December 31, 2002 and estimated revenue and gross margins for the year ended December 31, 2003. The 2003 estimated financial information was based on projections of VINA and Larscom management. The following table shows the percentage contributions of VINA and Larscom to revenue, gross margin and cash for such periods:

                                                               CONTRIBUTION
                                                              --------------
REVENUE; GROSS MARGINS; CASH                                  LARSCOM   VINA
----------------------------                                  -------   ----
2002 Revenue................................................   48.3%    51.7%
2002 Gross Margin...........................................   58.5     41.5
2003 Estimated Revenue......................................   51.5     48.5
2003 Estimated Gross Margin.................................   60.5     39.5
Net cash as of December 31, 2002............................   69.7     30.3

     Thomas Weisel Partners then reviewed these relative contributions in two different cases. First, in what is referred to in this joint proxy statement/prospectus as the standard contribution analysis, Thomas Weisel Partners determined the implied aggregate values for each company that result from the contributions described above and then added for each such aggregate value the applicable party's net debt. In addition, because of the relative size of each party's net debt to that party's aggregate value, Thomas Weisel Partners also reviewed the relative contributions without adding such net debt -- this is referred to as the modified contribution analysis. Thomas Weisel Partners noted that the standard contribution analysis yielded a range of implied exchange ratios for VINA and Larscom of 0.1521 to 0.1740 based on the parties' relative contributions to revenue and gross margin, and that the modified contribution analysis yielded a range of implied exchange ratios for VINA and Larscom of
0.1964 to 0.3216 based on the parties' relative contributions to revenue and gross margin. Finally, Thomas Weisel Partners also noted that the net cash of VINA and Larscom as of December 31, 2002 implied an exchange ratio for VINA and Larscom of 0.1308.

  COMPARABLE COMPANIES VALUATION ANALYSIS

     Based on public and other available information, Thomas Weisel Partners calculated aggregate value, which Thomas Weisel Partners defined as equity value plus net debt as a multiple of historical and projected revenue for the companies listed below in the broadband access industry for calendar years 2002 and 2003. Projected 2003 information for VINA and Larscom was provided by their respective management, while projected 2003 information for the comparable public companies was based on Thomas Weisel Partners' research and other investment banking research. Thomas Weisel Partners believes that the six companies listed below have operations similar to some of the operations of VINA and Larscom, but noted that none of these companies has the same management, composition, size or combination of businesses as VINA and Larscom:

     - Carrier Access Corporation

     - Copper Mountain Networks, Inc.

     - Netopia, Inc.

     - Paradyne Networks, Inc.

     - Verilink Corporation

     - Westell Technologies, Inc.

     The following table sets forth the multiples indicated by this analysis:

                                                                 AGGREGATE
                                                              VALUE/REVENUES
                                                              ---------------
                                                               2002     2003
                                                              ------   ------
High........................................................   1.07x    1.01x
Mean........................................................   0.30     0.23
Median......................................................   0.11     0.02
Low.........................................................  (0.02)   (0.02)

VINA........................................................   0.15     0.15

Larscom.....................................................  (0.24)   (0.22)

     Thomas Weisel Partners noted that this analysis resulted in a range of implied exchange ratios for VINA and Larscom of 0.0416 to 0.8208 based on 2002 financial information and 0.0410 to 0.7508 based on 2003 financial information.

  COMPARABLE TRANSACTIONS ANALYSIS

     Based on public and other available information, Thomas Weisel Partners calculated aggregate value as a multiple of revenue for the last twelve months, or LTM, and for the next twelve months, or NTM, in 14 comparable acquisitions of broadband access companies that have been announced since October 21, 1999. For purposes of this analysis, aggregate value represented the equity value implied by the acquisition plus the acquired company's net debt. In each case, Thomas Weisel Partners adjusted the aggregate values for changes in the acquiror's stock price since the announcement of the acquisition. NTM financial information for each of VINA and Larscom was based on projections of VINA and Larscom management. The acquisitions reviewed in this analysis were the following:

ANNOUNCEMENT DATE                ACQUIROR                          TARGET
-----------------                --------                          ------
3/5/03...............  UTStarcom, Inc.               3Com Corporation -- CommWorks
                                                     Assets
2/7/03...............  Alcatel SA                    imagicTV, Inc.
1/29/03..............  Verilink Corporation          Polycom's NetEngine IAD Product
                                                     Line
9/10/02..............  P-Com Inc.                    Telaxis Communication Corp.
1/16/02..............  Western Multiplex Corp        Proxim, Inc.
12/28/01.............  Paradyne Networks, Inc.       Elastic Networks Inc.
11/12/01.............  Accelerated Networks, Inc.    Occam Networks Inc.
9/19/01..............  Netopia, Inc.                 Cayman Systems, Inc.
4/5/01...............  BreezeCOM, Ltd.               Floware Wireless Systems, Ltd.
2/22/01..............  Siemens Aktiengesellschaft    Efficient Networks, Inc.
12/7/00..............  Nokia Corporation             Ramp Networks, Inc.
5/1/00...............  Clarent Corporation           ACT Networks, Inc.
2/23/00..............  ADC Telecommunications, Inc.  PairGain Technologies, Inc.
10/21/99.............  Zhone Technologies, Inc.      Premisys Communications, Inc.

     The following table sets forth the multiples indicated by this analysis, excluding in each case the two highest and two lowest multiples:

ADJUSTED AGGREGATE VALUE TO:                          RANGE OF MULTIPLES   AVERAGE   MEDIAN
----------------------------                          ------------------   -------   ------
LTM Revenues........................................    0.14x to 0.68x      0.45x    0.46x
NTM Revenues........................................    0.16x to 0.94x      0.45x    0.41x

     Thomas Weisel Partners noted that this resulted in a range of implied exchange ratios for VINA and Larscom of 0.0929 to 0.4447 based on their LTM revenue and 0.0746 to 0.5301 based on their NTM revenue.

     No company or transaction used in the comparable company or comparable transactions analyses is identical to VINA, Larscom or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which VINA, Larscom and the merger are being compared.

  PREMIUMS PAID ANALYSIS

     Thomas Weisel Partners reviewed the consideration paid in all 87 stock-for-stock acquisitions in the technology industry involving an implied aggregate value of less than $250 million announced between January 1, 1999 and March 17, 2003 in which both the acquiror and the acquired company were publicly traded in the United States. Thomas Weisel Partners calculated the premiums paid in these transactions over the exchange ratio for the acquiror and the acquired company as of the day prior to the announcement of the relevant acquisition and over the average exchange ratio for the three-month and one-year periods prior to the announcement of the acquisition as shown in the following table:

                                                                  PREMIUM PAID OVER
                                                                  EXCHANGE RATIO OR
                                                               AVERAGE EXCHANGE RATIO
                                                              -------------------------
                                                              1 DAY   3 MONTHS   1 YEAR
                                                              -----   --------   ------
High........................................................  173.0%   286.3%    243.8%
Mean........................................................   37.1     41.2      17.4
Median......................................................   31.6     30.4       8.3
Low.........................................................  (31.8)   (62.8)    (93.6)

     Thomas Weisel Partners noted that this analysis resulted in implied exchange ratios for VINA and Larscom of 0.2984 to 1.1946 based on the one-day premium and in ranges of implied exchange ratios of 0.1855 to 1.9272 based on the three-month premium and 0.0317 to 1.7175 based on the one-year premium.

  DISCOUNTED CASH FLOW ANALYSIS

     Thomas Weisel Partners performed a discounted cash flow analysis on VINA and Larscom using assumed revenue growth rates of 5% and 20% for each of VINA and Larscom. This analysis was also based on terminal multiples for each of VINA and Larscom ranging from 0.25 times to 1.00 times estimated revenue for 2007 and a range of discount rates of 10.0% to 20.0%. For purposes of this analysis, Thomas Weisel Partners also assumed that each party's gross margins, depreciation and working capital would remain the same as indicated by their respective management projections and that operating expenses would grow at a rate equal to fifty percent of the projected revenue growth rate for each party. Thomas Weisel Partners noted that this analysis indicated a range of implied present values for the shares of VINA common stock of $0.03 to $0.47 and a range of implied present values for the shares of Larscom class A common stock of $0.55 to $2.50, corresponding to a range of implied exchange ratios for VINA and Larscom of 0.0104 to 0.8548.

     The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the board of directors of VINA. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of implied exchange ratios resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of VINA or Larscom.

     In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of VINA. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the exchange ratio pursuant to the merger agreement, and were provided to the board of directors of VINA in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. The exchange ratio provided for in the merger agreement is fixed and, accordingly, the market value of the consideration to be received by the stockholders of VINA pursuant to the merger may vary significantly.

     As described above, the Thomas Weisel Partners opinion and presentation were among the many factors that the board of directors of VINA took into consideration in making its determination to approve the merger and merger agreement, and to recommend that its stockholders adopt and approve the merger agreement and approve the merger.

     VINA has agreed to pay Thomas Weisel Partners a fee for its services, a significant portion of which is contingent on the completion of the transaction. VINA was aware of this fee structure and took it into account in considering the Thomas Weisel Partners opinion and in approving the transaction. Further, VINA has agreed to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of VINA and Larscom for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. In addition, Thomas Weisel Partners has acted as an underwriter in connection with offerings of securities of VINA and performed various investment bank services for VINA.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed no later than the second business day after all of the conditions to completion of the merger are satisfied or waived, including approval by Larscom stockholders of the issuance of shares of Larscom common stock and amendment to the Larscom certificate of incorporation in connection with the merger and approval and adoption of the merger agreement and approval of the merger by the VINA stockholders. The parties will cause the merger to become effective by filing of a certificate of merger with the Secretary of State of the State of Delaware. Larscom and VINA expect the merger to occur in the second calendar quarter of 2003. However, because the merger is subject to customary conditions, Larscom and VINA cannot predict the exact timing.

MERGER CONSIDERATION

     At the effective time of the merger, VINA stockholders will receive 0.2659 of a share of Larscom common stock for each share of VINA common stock they hold. The number of shares of Larscom common stock that VINA stockholders will receive in the merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the merger.

NO FRACTIONAL SHARES

     Larscom will not issue fractional shares of common stock in the merger. Instead, each VINA stockholder otherwise entitled to a fractional share of Larscom common stock will receive cash, without interest, in lieu of a fraction of a share of Larscom common stock. Specifically, the exchange agent in the merger will, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, notify Larscom of such amount, and Larscom will deposit such amount with the exchange agent and will cause the exchange agent to forward payments to the owners of fractional interests. The amount of cash that a VINA stockholder would receive in lieu of a fractional share of Larscom common stock is equal to the product of the fractional interest held by such stockholder multiplied by the last reported sale price of a share of Larscom common stock at the 4:00 p.m. Eastern time, end of regular trading hours on the Nasdaq SmallCap Market, on the last trading day prior to the Effective Time (or if the Larscom common stock shall not be traded on the Nasdaq SmallCap Market at such time, the last reported sale price on such day as reported on the OTC Bulletin Board, if so reported, or the average of the high and low bid prices in the over-the-counter market on such day if not so reported).

TREATMENT OF VINA STOCK OPTIONS AND WARRANTS

     At the effective time of the merger, each outstanding VINA stock option and warrant to purchase VINA common stock will cease to represent a right to acquire shares of VINA common stock and will be assumed by Larscom and converted into an option or warrant to purchase a number of shares of VINA common stock equal to the number of whole shares of Larscom common stock equal to the product obtained by multiplying 0.2659 by the number of shares of VINA common stock that were issuable on exercise of such VINA stock option or warrant immediately prior to the effective time, rounded down, in the case of a VINA stock option, or up, in the case of a warrant, to the nearest whole number of shares of Larscom common stock. The per share exercise price for the assumed stock options and warrants will be equal to the per share exercise price of such stock option or warrant divided by 0.2659, rounded up to the nearest whole cent. Each assumed VINA stock option and warrant will be subject to all other terms and conditions set forth in the applicable documents evidencing each VINA stock option and warrant immediately prior to the effective time of the merger. VINA and Larscom intend that the VINA stock options assumed by Larscom will qualify as incentive stock options to the extent that such stock options qualified as incentive stock options prior to the effective time of the merger. As of April 11, 2003, options to purchase an aggregate of 6,536,023 shares of VINA common stock were outstanding under VINA's stock option plans.

EXCHANGE OF VINA STOCK CERTIFICATES FOR LARSCOM STOCK CERTIFICATES

     When the merger is completed, the exchange agent will mail to VINA stockholders a letter of transmittal and instructions for use in surrendering their VINA stock certificates in exchange for Larscom stock certificates. When a VINA stockholder delivers VINA stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the stockholder's VINA stock certificates will be canceled and the stockholder will receive a Larscom stock certificate representing the number of full shares of Larscom common stock to which the stockholder is entitled under the merger agreement. VINA stockholders will receive payment in cash, without interest, in lieu of any fraction of a share of Larscom common stock which would have been otherwise issuable to them as a result of the merger, calculated as provided above.

     VINA STOCKHOLDERS SHOULD NOT SUBMIT THEIR VINA STOCK CERTIFICATES FOR EXCHANGE UNLESS AND UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     LARSCOM WILL ONLY ISSUE A LARSCOM STOCK CERTIFICATE OR A CHECK IN LIEU OF A FRACTIONAL SHARE IN A NAME OTHER THAN THE NAME IN WHICH A SURRENDERED VINA STOCK CERTIFICATE IS REGISTERED IF A VINA STOCKHOLDER PRESENTS THE EXCHANGE AGENT WITH ALL DOCUMENTS REQUIRED TO SHOW AND EFFECT THE UNRECORDED TRANSFER OF OWNERSHIP AND SHOW THAT SUCH STOCKHOLDER PAID ANY APPLICABLE STOCK TRANSFER TAXES.

NO DIVIDENDS

     VINA stockholders are not entitled to receive any dividends or other distributions on Larscom common stock until the merger is completed and they have surrendered their VINA stock certificates in exchange for Larscom stock certificates.

     Neither Larscom nor VINA has made any dividend payments to its stockholders in the past and has no current intention to do so.

     If there is any dividend or other distribution on Larscom common stock with a record date after the completion of the merger and a payment date prior to the date that a VINA stockholder surrenders VINA stock certificates in exchange for Larscom stock certificates, the VINA stockholder will receive any such dividend or other distribution with respect to the number of whole shares of Larscom common stock issued to the stockholder promptly after the Larscom shares are issued.

     If there is any dividend or other distribution on Larscom common stock with a record date after the completion of the merger and a payment date after the date on which a VINA stockholder surrenders VINA stock certificates in exchange for Larscom stock certificates, the VINA stockholder will receive any such dividend or other distribution with respect to the number of whole shares of Larscom common stock issued to the stockholder promptly after the payment date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the material United States Federal income tax consequences of the merger to holders of VINA common stock.

     The discussion assumes that holders of VINA common stock hold their stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which is referred to as the "Code"). This discussion does not address all Federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, such as:

     - financial institutions, dealers in securities, insurance companies and tax-exempt organizations,

     - holders who are classified as partnerships, S corporations, trusts or estates, holders who own their stock indirectly through partnerships, S corporations or trusts,

     - holders who hold their stock as part of a hedge, straddle, conversion or other risk reduction transaction,

     - holders who are foreign persons or who have a functional currency other than the U.S. dollar,

     - holders whose VINA common stock is qualified small business stock for purposes of Section 1202 of the Code, or

     - holders who acquired their VINA common stock through stock option or stock purchase programs or other compensation arrangements (including, for example, stock subject to a "substantial risk of forfeiture," and stock received on exercise of an "incentive stock option," both as defined in the Code).

     In addition, this discussion does not address (i) the tax consequences of transactions effectuated before, after or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which VINA common stock is acquired or Larscom common stock is disposed of, (ii) the tax consequences to holders of VINA stock options that are assumed, exercised or converted, as the case may be, in connection with the merger, or (iii) the tax consequences of the receipt of Larscom common stock other than in exchange for VINA common stock.

     No ruling has been or will be sought from the Internal Revenue Service as to the United States Federal income tax consequences of the merger, and the following summary is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This summary does not address tax consequences under state, local and foreign laws.

     ACCORDINGLY, HOLDERS OF VINA COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

  EXCHANGE OF VINA COMMON STOCK FOR LARSCOM COMMON STOCK

     Subject to the assumptions and limitations referred to in this discussion, it is the opinion of Pillsbury Winthrop LLP, counsel to VINA, and Cooley Godward LLP, counsel to Larscom, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and when the subsequent merger of VINA into Larscom becomes effective, the combination of the two mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, subject to the limitations and qualifications referred to herein, the following federal income tax consequences will result:

     - no gain or loss will be recognized by holders of VINA common stock on the exchange of such stock for Larscom common stock (except as discussed below with respect to cash received in lieu of a fractional interest in Larscom common stock);

     - the aggregate adjusted tax basis of the Larscom common stock received in the merger (including any fractional interest) by a VINA stockholder will be the same as the aggregate adjusted tax basis of such holder's VINA common stock exchanged therefor;

     - the holding period for Larscom common stock received in the merger by a VINA stockholder will include the holding period of such holder's VINA common stock exchanged therefor; and

     - a holder of VINA common stock who receives cash instead of a fractional Larscom common share will generally recognize capital gain or loss for U.S. Federal income tax purposes based on the difference between the amount of the cash received instead of a fractional share and the holder's adjusted tax basis in such fractional share. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder's holding period is greater than one year as of the date of the consummation of the merger. The deductibility of capital losses is subject to limitations.

  OTHER CONSIDERATION

     Even if the merger qualifies as a reorganization, a recipient of Larscom common stock would recognize income to the extent that the Larscom stock is received in exchange for services, to satisfy obligations or in consideration for anything other than the VINA common stock surrendered in the merger. Generally, such income is taxable as ordinary income upon receipt. In addition, to the extent that a VINA stockholder is treated as receiving, directly or indirectly, consideration other than Larscom common stock in exchange for such holder's VINA common stock, gain or loss would be recognized.

  REPORTING REQUIREMENTS

     Each VINA stockholder that receives Larscom common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the VINA common stock surrendered and the fair market value of the Larscom common stock and cash, if any, received in the merger, and to retain permanent records of these facts relating to the merger.

  DISSENTING STOCKHOLDERS

     A dissenting holder of VINA common stock who perfects appraisal or dissenters' rights will generally be treated as having received a distribution in redemption of his, her or its stock subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder's particular circumstances, a dissenting stockholder who, after the merger, does not own (actually or constructively) any common stock of either VINA or Larscom will generally recognize gain or loss with respect to such VINA common stock equal to the difference between the amount of cash received and his, her or its basis in such stock. This gain or loss should be capital gain or loss, provided such stock is held as a capital asset.

  CONSEQUENCES OF IRS CHALLENGE

     A successful challenge by the Internal Revenue Service to the reorganization status of the merger or the combination would result in the VINA stockholders recognizing taxable gain or loss with respect to the VINA common stock surrendered equal to the difference between each stockholder's basis in such stock and the fair market value, as of the effective time of the merger, of the Larscom common stock received in exchange therefor. In such event, a VINA stockholder's aggregate basis in the Larscom common stock so received would equal its fair market value, and the holding period of such stock would begin the day after the date the merger becomes effective.
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  BACKUP WITHHOLDING

     Certain non-corporate holders of VINA common stock may be subject to backup withholding, currently at a 30% rate, on cash payments received in the merger. Backup withholding generally will not apply, however, to a holder of VINA common stock who:

     - furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of VINA common stock following the consummation of the merger;

     - provides a certification of foreign status on Internal Revenue Service Form W-8BEN or a successor form; or

     - is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's United States Federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO A VINA STOCKHOLDER WILL DEPEND ON SUCH HOLDER'S PARTICULAR TAX SITUATION. THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. VINA STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

REGULATORY MATTERS

     Although all business combination transactions are subject to U.S. antitrust laws and may also be subject to international antitrust laws, filings with the Department of Justice and the Federal Trade Commission prior to the closing of this merger are not required. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

OTHER APPROVALS

     If any additional governmental approvals or actions are required, Larscom and VINA intend to try to obtain them. Larscom and VINA cannot assure you, however, that Larscom and VINA will be able to obtain any approvals or actions.

ACCOUNTING TREATMENT

     The acquisition will be accounted for as a "purchase" transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the merger, the results of operations of VINA will be included in the consolidated financial statements of Larscom. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Under the purchase method of accounting, the estimated purchase price will be recorded based on the average closing price of Larscom common stock exchanged for VINA shares for a range of trading days from two days before until two days after the announcement date of the merger, the fair value of Larscom stock options and warrants to be issued based on the Black-Scholes option pricing model and the direct transaction costs of the merger. The purchase price will be allocated to the fair value of tangible and intangible assets acquired and liabilities assumed. In accordance with Statement of Financial Accounting Standards number 141 "Business Combinations", if there is excess of the purchase price over the fair value of the net tangible and intangible assets, the excess value will be recorded as goodwill. If the fair value of the amounts assigned to the net tangible and intangible assets exceeds the purchase price, then the excess value will be assigned on a pro rata

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basis to reduce the value of certain assets until their value is equal to zero.
If excess value remains after certain assets are reduced to zero, then the difference will be reported as an extraordinary gain.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF VINA

     The shares of Larscom common stock to be issued in connection with the merger will be registered under the Securities Act of 1933. These shares will be freely transferable under the Securities Act of 1933, except for shares of Larscom common stock issued to any person who is an affiliate of VINA at the time the merger is submitted to the stockholders for vote or consent. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of VINA, and may include some of the officers and directors, as well as their respective principal stockholders. Affiliates at the time the merger is submitted to the stockholders for vote or consent may not sell their shares of Larscom common stock acquired in connection with the merger except pursuant to (1) an effective registration statement under the Securities Act of 1933 covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933 or (3) any other applicable exemption under the Securities Act of 1933.

     VINA has notified Larscom of the persons who are, in VINA's reasonable judgment, affiliates of VINA. VINA has agreed that Larscom is entitled to place appropriate legends on the certificates evidencing any Larscom common stock to be received by these persons or entities, if these persons or entities are affiliates of VINA at the time the merger is submitted to stockholders for vote or consent, and to issue stop transfer instructions to the transfer agent for the Larscom common stock received by the affiliates.

INTERESTS OF CERTAIN DIRECTORS, OFFICERS AND AFFILIATES

     When considering the recommendation of the boards of directors of both companies, you should be aware that certain directors and officers have interests in the merger that are different from, or are in addition to, the Larscom and VINA stockholders. These interests include post-merger membership on the Larscom board of directors, employment relationships, the indemnification of directors and officers of VINA against certain liabilities both before and after the merger, options held by various executive officers and directors and the acceleration of certain of those options immediately prior to the completion of the merger.

  DIRECTORSHIPS

     Following the merger, the board of directors of the combined company will consist of nine members. Larscom has appointed the following five individuals to
be on the board of directors: Lawrence D. Milligan,           ,           ,
          and           , all of whom are currently members of Larscom's board
of directors. Mr. Milligan will be the non-executive chairman of the board of directors. VINA has appointed the following four individuals to be on the board of directors: Jeffrey M. Drazan, John F. Malone, W. Michael West, and
          , all of whom are currently members of VINA's board of directors.

  EMPLOYMENT

     Larscom and VINA have agreed that Daniel L. Scharre, Larscom's president and chief executive officer, will be president and chief executive officer of the combined company. Prior to the effective time, additional individuals who are currently officers of either Larscom and VINA will become officers of the combined company, as mutually agreed on by VINA and Larscom.

  STOCK-BASED RIGHTS

     In the merger, each outstanding option to purchase shares of VINA stock will be converted into an option to acquire, on substantially the same terms and conditions as applied to the VINA option, a number of shares of Larscom common stock to be determined by multiplying the number of shares of VINA common stock subject to such option immediately prior to the merger by the exchange ratio of
0.2659 Larscom shares (rounded down to the nearest whole share), at a price per share (rounded up to the nearest one-hundredth of a cent) equal to the aggregate exercise price of such option divided by the exchange ratio of 0.2659. As a result of the merger, certain VINA stock options will accelerate and become fully exercisable as described below.

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     VINA is party to an offer letter with each of Stanley E. Kazmierczak,
VINA's Vice President, Finance and Administration, Chief Financial Officer and Secretary, and C. Reid Thomas, VINA's Executive Vice President, Sales and Product Marketing. Pursuant to the offer letters, each of these executive officers were granted stock options to acquires shares of VINA common stock. These offer letters provide for acceleration of vesting of options in the event of a change in control of VINA. In the event of involuntary termination within twelve months following a change in control of VINA, each executive officer above will immediately vest in the greater of (i) the number of the shares that would have vested if such officer had provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if the executive officer provided an additional 12 months of service following the date of the involuntary termination. The merger constitutes a change of control under the offer letters. VINA has also agreed to provide Darrell Furlong, VINA's Vice President, Engineering, with the same acceleration rights upon termination following a change of control as those provided to Mr. Kazmierczak and Mr. Reid.

     In June 1999 VINA sold to W. Michael West, VINA's Chief Executive Officer, 800,000 shares of restricted VINA common stock at $0.60 per share. The shares of restricted common stock are subject to a VINA right of repurchase that lapses monthly with respect to certain shares as the shares vest over four years. Mr. West's stock purchase agreement provides that this right of repurchase shall lapse and all remaining restricted shares shall become fully vested if VINA is subject to a change in control before Mr. West's service terminates and the right of repurchase is not assigned to the entity that immediately employs Mr. West after the change in control. In addition, the right of repurchase shall also lapse and the remaining shares shall become vested as if Mr. West performed another 36 months service if VINA is subject to a change in control and the right of repurchase is assigned to the entity that employs Mr. West after the change in control. Following the Merger, although Mr. West will serve on Larscom's board of directors, he will not be an employee, and accordingly the right of repurchase on his shares will lapse in full.

     The merger will constitute a change of control of Larscom for purposes of Larscom's Stock Incentive Plan and Larscom's Stock Option Plan for Non-Employee Directors because the stockholders of Larscom prior to the merger will not beneficially own more than 60% of the outstanding securities of the combined company after the merger. As a result, except for certain option grants which explicitly do not provide for accelerated vesting (including all options held by Daniel Scharre, Larscom's Chief Executive Officer), each outstanding option to purchase shares of Larscom common stock will accelerate and become fully exercisable.

  INDEMNIFICATION OF CERTAIN PERSONS

     The merger agreement generally provides that to the fullest extent permitted by law, for a period of six years following the merger, Larscom shall indemnify, defend and hold harmless each present and former director and officer of VINA against damages (including reasonable attorneys' fees) incurred in connection with any claim arising out of or pertaining to matters existing or occurring at or prior to the merger (including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby). Larscom has also agreed not to amend, appeal or otherwise modify the indemnification or exculpation from liability or other similar provisions set forth in the Restated Certificate or the current bylaws of Larscom for a period of six years after the merger in any manner that would adversely affect the rights thereunder of any person who, immediately prior to the merger, was an indemnified party under the indemnification or exculpation from liability provisions of the VINA's certificate of incorporation and bylaws. Larscom also agreed, for six years following the merger, to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by VINA's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to such persons as VINA's existing coverage with respect to claims arising from facts or events which occurred on or before the merger. However, if VINA purchases tail director's and officer's liability insurance coverage covering the six years following the merger, Larscom is not obligated to maintain any directors' and officers' liability insurance for the former directors and officers of VINA. Prior to the consummation of the merger, VINA intends to spend up to $1.6 million to purchase tail coverage for its current director's and officer's liability insurance for the six year period following the merger. VINA has agreed to work with Larscom to purchase this tail coverage at a lower cost.

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  TRANSFERS UNDER RULE 144

     The issuance of Larscom common stock in connection with the merger will increase the number of shares of outstanding Larscom common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of VINA. This increase in the number of shares of outstanding Larscom common stock may help facilitate broader transfers of shares by affiliates.

  REGISTRATION RIGHTS

     In connection with and as a condition to the consummation of the merger, Larscom will enter into a Registration Rights Agreement with certain stockholders of Larscom and VINA, including Axel Johnson, Inc., the majority stockholder of Larscom, and Sierra Ventures V, L.P. and several of its affiliates, the majority stockholder of VINA. Messrs. Milligan and Wilson, members of the board of directors of Larscom, are affiliated with Axel Johnson Inc. In addition, Mr. Drazan, a member of the board of directors of VINA, is a general partner of SV Associates V, L.P., which is the general partner of Sierra Ventures V, L.P., a general partner of SV Associates VI, L.P., which is the general partner of Sierra Ventures VI, L.P., and is a manager of Sierra Ventures Associates VII, LLC, which is the general partner of Sierra Ventures VII, L.P.. For a description of the terms of the Registration Statement, please see "Agreements Related to the Merger -- Registration Rights Agreement."

MATERIAL CONTACTS BETWEEN LARSCOM AND VINA

     On March 11, 2003, Larscom and VINA entered into reseller agreements pursuant to which each party may purchase and re-sell worldwide products offered by the other party. Larscom and VINA believe that each of the agreements contains normal business terms and conditions, negotiated at an arm's-length basis. As of the date of this joint proxy statement/prospectus, neither Larscom nor VINA is aware of any other past, present or proposed material relationship between Larscom or its directors, executive officers or affiliates, on the one hand, and VINA or its directors, executive officers or affiliates, on the other hand, except as contemplated by the merger.

RIGHTS OF DISSENTING STOCKHOLDERS

     Larscom stockholders are not entitled to dissenters' or appraisal rights in connection with the merger. Any VINA stockholder on the record date who does not wish to accept the consideration provided in the merger agreement has the right to demand, pursuant to either Delaware or California law, the appraisal of, and to be paid the fair market value for, the stockholder's shares of VINA common stock. The value of the VINA common stock for this purpose will exclude any element of value arising from the completion of the merger.

  DISSENTERS' APPRAISAL RIGHTS PURSUANT TO DELAWARE LAW

     This joint proxy statement/prospectus serves as notice of rights of appraisal pursuant to Section 262 of the Delaware General Corporation Law. The discussion of the provision set forth below is not intended to be a complete statement of appraisal rights under Delaware law. The full text of Section 262 is attached as ANNEX E to this document for your review. This summary and
Section 262 should be reviewed carefully by any VINA stockholder who wishes to exercise statutory appraisal rights or wishes to preserve the right to do so, since failure to comply with the required procedures will result in the loss of such rights. A brief summary of the procedures to perfect appraisal rights under
Section 262(a) is set forth below.

     To exercise appraisal rights under Delaware law, a VINA stockholder must:

     - deliver a written demand for appraisal to Stanley E. Kazmierczak, VINA Technologies, Inc., 39745 Eureka Drive, Newark, California, 94560 which must be received by VINA prior to the vote on the merger identifying the stockholder and the stockholder's intent to demand appraisal;

     - continuously hold the dissenting shares from the date the demand was made through the effective time of the merger;
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     - not vote any of the shares in favor of the merger; and

     - follow the procedures set forth in Section 262.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger and the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Appraisal rights are available only to the record holder of shares. If a VINA stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, such stockholder should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect any appraisal rights.

     A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent or the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners and not exercise rights with respect to the shares held for other beneficial owners. In that case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

     Within ten days after the effective time of the merger, the surviving corporation will mail a notice setting forth the effective time of the merger to those stockholders who have properly exercised their appraisal rights. The Delaware Court of Chancery will determine the value of the shares upon a petition by either the surviving corporation or any stockholder who has complied with the above requirements for seeking appraisal. Such petition must be made within 120 days after the effective date of the merger. At any time within 60 days after the effective date, however, any stockholder has the right to withdraw such stockholder's demand for appraisal and accept the terms offered in the merger. Within 120 days after the effective time, upon written request, the dissenting stockholder is entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which appraisal rights have been demanded and the aggregate number of holders of such dissenting shares. The surviving corporation must mail the statement within 10 days after the period for making appraisal demands has expired under Delaware General Corporation Law Section 262(d). If no petition is filed by either the surviving corporation or the dissenting stockholder within the 120 day period, the appraisal rights of the dissenting stockholder will cease.

     In the event the surviving corporation or the dissenting stockholder files a valid petition for appraisal, the Court of Chancery will hold a hearing on the petition and appraise the shares. The court will determine a fair value, exclusive of any value arising from the merger itself or from an expectation of the merger. The court may also include a fair rate of interest, if any, to be paid on the amount it determines to be the fair value. The court will direct the surviving corporation to pay such fair value and interest, if any, to the dissenting stockholders. The court will determine the costs of the proceeding and apportion them among the parties to the proceeding, as it deems equitable.

     The receipt of payment for its stock by the dissenting stockholder may result in the recognition of gain or loss for federal income tax purposes.

     THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTION, A COPY OF WHICH IS ATTACHED AS ANNEX E, WHICH IS INCORPORATED HEREIN BY REFERENCE. VINA STOCKHOLDERS WHO ARE CONSIDERING DISSENTING SHOULD CONSULT LEGAL COUNSEL.
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  DISSENTERS' RIGHTS PURSUANT TO CALIFORNIA LAW

     Although VINA is a Delaware corporation, VINA may be subject to certain provisions of California law pursuant to Section 2115 of the California General Corporation Law. The discussion of the provisions set forth below is not intended to be a complete statement of a VINA stockholder's dissenters' rights under California law. Rather it is only a guide to a stockholder who wishes to exercise his or her dissenters' rights and is qualified in its entirety by reference to the text of the relevant provisions of California law, which are attached to this proxy statement as ANNEX F, and incorporated herein by reference. Stockholders intending to exercise dissenters' rights pursuant to California law should carefully review ANNEX F. Failure to follow precisely any of the statutory procedures for perfecting dissenters' rights set forth in ANNEX F may result in a termination or waiver of these rights.

     All VINA stockholders who wish to assert dissenters' rights must hold the shares of stock on the date of dissenting from the merger and must continuously hold such shares through the effective time of the merger in order to elect to have the fair value of their shares of VINA common stock (exclusive of any element of value arising from the accomplishment of the merger) judicially appraised and paid to them in cash, provided that they individually comply with the provisions of Chapter 13 of the California General Corporation Law.

     The following is a brief summary of Chapter 13, which sets forth the procedures under California law for dissenting from the merger and demanding statutory dissenters' rights. This proxy statement constitutes notice to holders of VINA common stock concerning the availability of dissenters' rights under Chapter 13.

     The rights of VINA stockholders who dissent in connection with the merger are governed by specific legal provisions contained in Chapter 13 of the California General Corporation Law. Instead of accepting the consideration provided in the merger agreement in exchange for their shares, stockholders can decide to receive the "fair market value" of such shares. This right is known as a "dissenter's right." If a stockholder wishes to exercise his or her dissenter's right he or she must not vote in favor of the merger and must meet certain other conditions, which are set out in full in ANNEX F.

     Under Chapter 13, if the merger is consummated, any shares of VINA common stock as to which dissenters' rights are properly exercised will not be exchanged for the consideration provided in the Merger Agreement, but instead will be converted into the right to receive in cash the "fair market value" of such shares, determined as of the day before the first announcement of the terms of the merger, and excluding any appreciation or depreciation in consequence of the merger. For shares of VINA common stock to qualify as dissenting shares, (i) the holders of such shares must not have voted in favor of the merger, (ii) the holder of such shares must make written demand on VINA to purchase such shares at "fair market value" and (iii) the holder of such shares must submit stock certificates for endorsement (as described below).

     If the merger is approved at the special meeting of the holders of VINA common stock, VINA will, within ten days after such approval, mail to any stockholder who may have a right to require VINA to purchase his, her or its shares for cash as a result of making a demand (as described below), a notice that the required stockholder approval of the merger was obtained (the "Notice of Approval"), accompanied by a copy of Chapter 13. The Notice of Approval will set forth the price determined by VINA to represent the "fair market value" of any dissenting shares (which shall constitute an offer by VINA to purchase such dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by such stockholders who wish to exercise their dissenters' rights.

     WITHIN 30 DAYS AFTER THE DATE ON WHICH THE NOTICE OF APPROVAL WAS MAILED,

     - VINA must receive the written demand of the dissenting stockholder, which is required by law to contain a statement concerning the number and class of shares of VINA common stock held of record by such dissenting stockholder and what the stockholder claims to be the fair market value of the dissenting shares as of the close of business on the day immediately prior to the announcement of the merger (the statement of fair market value in such demand by the dissenting stockholder constitutes an offer by the dissenting stockholder to sell the dissenting shares at such price); and

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     - the dissenting stockholder must submit VINA stock certificate(s)
       representing the dissenting shares to VINA at its principal office at 39745 Eureka Drive, Newark, California 94560. The VINA stock certificate will be stamped or endorsed with a statement that the shares are dissenting shares or will be exchanged for VINA stock certificates of appropriate denomination so stamped or endorsed. If the price contained in the Notice of Approval is acceptable to the dissenting stockholder, the dissenting stockholder may demand the same price. This would constitute an acceptance of the offer by VINA to purchase the dissenting stockholder's stock at the price stated in the Notice of Approval.

     If VINA and a dissenting stockholder agree upon the price to be paid for the dissenting shares, upon the dissenting stockholder's surrender of the VINA stock certificates representing the dissenting shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between VINA and the dissenting stockholder) is required by law to be paid to the dissenting stockholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later.

     If VINA and a dissenting stockholder disagree as to the price for such dissenting shares or disagree as to whether such dissenting shares are entitled to be classified as dissenting shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the superior court of the proper county requesting the court to make such determinations or, alternatively, may intervene in any action pending on such a complaint. Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     Any party may appeal the court's judgment determining the fair market value of the dissenting shares. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable, but must be assessed against VINA if the appraised value determined by the court exceeds the price offered by VINA.

     On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint an impartial appraiser to determine, the fair market value of the shares.

     The court action to determine the fair market value of the shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in authorizing the merger. Furthermore, no stockholder who is entitled to assert dissenters' rights under Chapter 13 shall have any right to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger has been legally voted in favor of the merger.

     Dissenting shares may lose their status as such and the right to demand payment will terminate if, among other reasons:

     - the merger is abandoned;

     - the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class;

     - the dissenting stockholder and VINA do not agree upon the status of the shares as dissenting shares or upon the price of such shares and the dissenting stockholder fails to file suit against VINA or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the stockholder; or

     - the dissenting stockholder withdraws his or her demand for the purchase of the dissenting shares with the consent of VINA.

     ALL VINA STOCKHOLDERS THAT WISH TO EXERCISE DISSENTERS' RIGHTS PURSUANT TO CALIFORNIA LAW OR THAT WISH TO PRESERVE THEIR RIGHT TO DO SO SHOULD CAREFULLY REVIEW ANNEX F, AND ANY NOTICE THAT IS SENT BY VINA AFTER APPROVAL OF THE MERGER, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF

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SUCH RIGHTS. THOSE WISHING TO DISSENT SHOULD CONSULT WITH THEIR OWN LEGAL
COUNSEL IN CONNECTION WITH COMPLIANCE UNDER CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW.

LISTING ON THE NASDAQ SMALLCAP MARKET OF LARSCOM COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the completion of the merger that the shares of Larscom common stock to be issued in the merger be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF VINA COMMON STOCK AFTER THE MERGER

     If the merger is completed, VINA common stock will be delisted from the Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

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                              THE MERGER AGREEMENT

     This section of the joint proxy statement/prospectus is a summary of the material terms of the merger agreement, a copy of which is attached as ANNEX A to this document. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

GENERAL

     The merger agreement provides that London Acquisition Corp., a wholly-owned subsidiary of Larscom, will merge with and into VINA. VINA will survive the merger as a wholly-owned subsidiary of Larscom. At some following date to be determined by Larscom, VINA will merge with and into Larscom. Larscom will survive the merger.

     The closing of the merger will occur no later than the second business day after the last of the conditions to the merger have been satisfied or waived, or at another time as Larscom and VINA agree. As soon as practicable after the closing, Larscom and VINA will file a certificate of merger with the Secretary of State of the State of Delaware. Larscom and VINA currently expect the merger to occur in the second calendar quarter of 2003. However, because the merger is subject to customary conditions, Larscom and VINA cannot predict the exact timing of when the closing will occur.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

     - holders of shares of Larscom common stock representing a majority of the votes present and entitled to vote at the Larscom annual meeting at which a quorum is present having approved the issuance of Larscom common stock and the amendments to the Larscom certificate of incorporation in connection with the merger;

     - holders of shares of VINA common stock representing a majority of the shares of common stock outstanding having voted to approve and adopt the merger agreement and approve the merger at the VINA special meeting at which a quorum is present;

     - authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity in connection with the merger shall have been obtained or shall have occurred;

     - the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act of 1933 with no stop order suspending the effectiveness of the registration statement having been issued and no proceedings seeking a stop order having been initiated or threatened by the SEC;

     - no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement and no governmental entity shall have commenced any action or proceeding seeking any of the foregoing; and

     - Larscom shall have submitted to The Nasdaq Stock Market, Inc., a Notification Form: Listing of Additional Shares with respect to the shares of Larscom common stock to be issued in the merger.

     In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of the other party set forth in the merger agreement being true and correct on the date on which the merger is to be completed as though made on and as of such date
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       (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by the merger agreement, including the disclosure schedules of each party delivered in connection with the merger agreement and (z) where the failure to be true and correct (without regard to any materiality, material adverse effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a material adverse effect as to such party; provided; however, that the exception in the definition of material adverse effect related to negative changes in the industry or general economy do not apply with respect to the representations and warranties related to undisclosed liabilities and customers);

     - the other party to the merger agreement having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it on or before the date on which the merger is to be completed, and that party having provided to the other party a certificate of the chief executive officer and the chief financial officer to that effect;

     - with respect only to VINA's obligation to effect the merger, VINA having received from Pillsbury Winthrop LLP, counsel to VINA, on or prior to the date on which the merger is to be completed, a written opinion to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended;

     - with respect only to Larscom's obligation to effect the merger, Larscom having received from Cooley Godward LLP, counsel to Larscom, on or prior to the date on which the merger is to be completed, a written opinion to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended.

     Each of the conditions listed in the previous two paragraphs is waivable by the party or parties whose obligations to complete the merger are so conditioned.

     The merger agreement provides that a "material adverse effect" means, when used in connection with Larscom or VINA, any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of a party and its subsidiaries, taken as a whole; provided, however, that none of the following shall, in and of itself, be taken into account when determining whether there has been, or will be, a material adverse effect with respect to any party:

     - any failure by the party to meet or exceed analysts' published revenues or earnings predictions or any change in such party's stock price or trading volume;

     - with respect to the use of the term material adverse effect with respect to a party in the representations and warranties relating to an absence of certain changes or events since the last balance sheet date, any effect resulting from the announcement or pendency of the merger agreement or the merger; or

     - other than with respect to the use of the term material adverse effect in the representations and warranties relating to undisclosed liabilities, any effect that results from changes affecting generally the industry or industries in which such party or any of its subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where such party or any of its subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect a party or any of its subsidiaries.

NO SOLICITATION

     In the merger agreement, each of Larscom and VINA has agreed that, except in certain circumstances described below, Larscom and VINA and their respective subsidiaries will not, nor will either company

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authorize or permit any of its directors, officers, investment bankers, attorneys, accountants or other advisors or representatives to:

     - solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal (as defined below), including:

     - approving any business combination with any interested stockholder pursuant to Delaware corporate law;

     - approving any person becoming an "interested stockholder" under Delaware corporate law; and

     - amending or granting any waiver or release under any standstill or similar agreement with respect to any Larscom common stock or VINA common stock;

     - enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal, except discussions as to the existence of the provisions prohibiting solicitation;

     - approve, endorse or recommend any acquisition proposal with respect to itself; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby with respect to itself.

     The foregoing restrictions will not restrict Larscom's or VINA's board of director's ability to comply with applicable securities laws.

     An "acquisition proposal" includes, with respect to any party:

     - any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such party or any of its subsidiaries;

     - any proposal for the issuance by such party or any of its subsidiaries of over 20% of its equity securities or the voting power of its equity securities; or

     - any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or the voting power of its equity securities or consolidated total assets of such party;

     - provided, however, in each case "acquisition proposal" does not include the merger contemplated by the merger agreement.

     Further, each of Larscom and VINA or their respective boards of directors will be permitted to (i) furnish its nonpublic information, to a person making an acquisition proposal and (ii) participate in discussions or negotiations with such person regarding any such acquisition proposal if:

     - such party's stockholders meeting to approve the merger agreement has not occurred;

     - such acquisition proposal (i) constitutes a superior proposal (as defined below) or (ii) is determined by the party's board of directors in good faith to be more favorable to its stockholders than the transactions contemplated by the merger agreement and could reasonably be expected to result in a superior proposal in all other respects;

     - such acquisition proposal was not the result of a breach by such party of the no solicitation provisions in the merger agreement;

     - such party's board of directors determines in good faith that such action is required to comply with its fiduciary obligations; and

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     - such party obtains a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreement currently in place between Larscom and VINA.

     In addition, in response to the receipt of a superior proposal, the board of directors of Larscom or VINA may withdraw, modify, or propose to withdraw or modify its recommendation in favor of the merger if all of the following conditions are met:

     - such party's stockholders' meeting shall not have previously occurred;

     - such party shall have provided the other party two business days prior written notice that (i) it has received a superior proposal, (ii) the material terms and conditions of such superior proposal and the identity of the person making the superior proposal;

     - such party's board of directors believes in good faith, after consultation with outside counsel, that, in light of such superior offer, its fiduciary obligations require it to change its recommendation.

     A "superior proposal" means any unsolicited, bona fide, written proposal made by a third party:

     - to acquire pursuant to a tender or exchange offer, merger, consolidation or other business combination or asset purchase, all or substantially all of the assets of a party, or securities representing a majority of the voting power of the total outstanding securities in the case of Larscom or a majority of the total outstanding voting securities in the case of VINA;

     - as a result of which the stockholders of a party immediately preceding such transaction would hold less than 50% of the voting power of the total outstanding equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof,

     - on terms that such party's board of directors has in good faith concluded to be more favorable, from a financial point of view, to its stockholders (following consultation with outside and independent legal and financial advisors, and after taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by either party to amend the terms of the merger agreement) and on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal;

     - provided, however, no acquisition proposal shall be deemed to be a "superior proposal" if any financing required to consummate such acquisition proposal is not committed.

     The merger agreement also provides that each party will promptly advise the other of the status and terms of any competing proposal or any inquiry or request for information relating to that competing proposal and the status and terms of any such discussions or negotiations. Each party shall also notify the other of any meeting of the board of directors of such party at which any acquisition proposal is considered or at which a superior proposal is to be recommended to the stockholders of such party.

MEETINGS OF STOCKHOLDERS

     Unless the Merger Agreement is terminated pursuant to its terms, Larscom is obligated under the merger agreement to hold and convene the Larscom annual meeting of stockholders for purposes of considering the issuance of shares of Larscom common stock and amendment to the Larscom certificate of incorporation in connection with the merger.

     Unless the Merger Agreement is terminated pursuant to its terms, VINA is obligated under the merger agreement to hold and convene the VINA special meeting of stockholders for purposes of considering the approval and adoption of the merger agreement and approval of the merger.

COVENANTS; CONDUCT OF BUSINESS PENDING THE MERGER

     Both Larscom and VINA agreed that they will conduct their businesses in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations and to take certain other agreed-upon actions. Unless approved by the other party, each of

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Larscom and VINA also agreed that it would conduct its business in compliance with specific restrictions relating to:

     - declaring any dividends or other distributions;

     - any split, combination or reclassification of any of its capital stock (other than the proposed reverse stock split for Larscom);

     - repurchasing, redeeming or otherwise acquiring any shares of its capital stock, except for the acquisition of shares from former employees, directors and consultants in accordance with agreements providing for such repurchase at their original issuance price in connection with any termination of services;

     - issuing securities, other than in connection with the exercise of outstanding warrants and previously-granted options or the grant of new options not to exceed 100,000 shares in the aggregate for VINA and 30,435 shares in the aggregate for Larscom;

     - modifying its charter documents and bylaws;

     - forming any subsidiary or acquiring any equity interest or ownership interest in another person;

     - the acquisition of any business or entity or division thereof by merger, consolidation or any similar transaction or the acquisition of material assets;

     - selling, leasing or disposing of material assets, whether or not in the ordinary course of business;

     - with respect to VINA, amending its stockholders' rights plan;

     - entering into any agreement with respect to a merger, consolidation, liquidation or business combination or any acquisition or disposition of all or substantially all of the party's assets or securities;

     - authorizing, recommending, proposing or announcing an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution;

     - incurring or guaranteeing indebtedness;

     - other than routine advances to employees in the ordinary course of business, making any loans, advances or capital contributions to any other person;

     - making any capital expenditures in excess of $25,000 in the aggregate;

     - changing accounting methods, principles or practices;

     - modifying, amending or terminating any material contract or agreement to which it, or any of its subsidiaries, are a party, or waiving, releasing or assigning any material rights or claims;

     - entering into any material contract, agreement or transaction or take any other material action;

     - licensing any rights to intellectual property to or from any third party;

     - adopting any employment, severance or similar agreement or benefit plan;

     - increasing in any material respect the compensation or fringe benefits of, or paying any bonus to, any director, officer, employee or consultant;

     - waiving any stock repurchase rights, accelerating, amending or changing the period of exercisability of options or restricted stock, repricing any options, or authorizing cash payments in exchange for any options granted;

     - paying any material benefit not provided for as of the date of the merger agreement;

     - taking any action other than in the ordinary course of business to fund or secure the payment of compensation or benefits;

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     - hiring any employee at or promoting any employee to the level of director or above with an annual base salary in excess of $150,000;

     - making or changing any tax election, changing any tax accounting period, adopting any method of tax accounting, filing any material amended tax return or settling any tax claim;

     - initiating, paying, discharging or satisfying any material claim, liability or obligation;

     - failing to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

     - entering into any agreement to purchase or sell any interest in real property or entering into any lease or other occupancy agreement with respect to any real property; or

     - authorizing any action which would make any representation or warranty untrue or incorrect in any material respect or which would materially impair or prevent the satisfaction of any condition.

OTHER AGREEMENTS

     Each of Larscom and VINA has agreed to:

     - provide the other party with access to its properties, books, work papers, tax returns, contracts, commitments, personnel, customers, suppliers and vendors and records;

     - promptly and duly call, give notice of, convene and hold as promptly as practicable the stockholder meetings;

     - use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations to complete the merger;

     - obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made in connection with the authorization, execution and delivery of the merger agreement and the consummation of the merger;

     - make all necessary filings, and thereafter make any other required submissions, with respect to this merger agreement and the merger required under the Securities Act of 1933 and the Securities Exchange Act of 1934 and any other applicable federal or state securities laws, the Hart Scott-Rodino Act, if applicable, and any related governmental request thereunder, and any other applicable law;

     - execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

     - coordinate and cooperate with the other in preparing and exchanging information and promptly provide the other with copies of all filings, presentations or submissions made in connection with the merger;

     - use commercially reasonable efforts to obtain any government clearances or approvals under the Hart-Scott-Rodino Act, if applicable, and any other federal, state or foreign law or other antitrust law;

     - give notices to third parties and use commercially reasonable efforts to obtain third party consents;

     - issue no press release or make any other public written disclosure unless the other party approved such press release or written material or the issuing party has been advised by outside legal counsel that such release or dissemination is required by law or the rules and regulations of The Nasdaq Stock Market, Inc.;

     - take no action that would reasonably be expected to jeopardize the tax-free status of the merger;

     - give the other party the opportunity to participate in the defense or settlement of any stockholder litigation related to the merger agreement or any of the transactions contemplated by the merger agreement and not to settle any such litigation without the other party's consent; and

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     - give prompt notice of any event which caused or would be reasonably likely to cause any representation or warranty to be untrue or to cause any material failure in the satisfaction of any covenant.

     In addition, Larscom has agreed to take all actions the parties agree necessary to modify or terminate the agreements between Larscom and Axel Johnson, Inc. in the manner mutually and reasonably agreed to by Larscom and VINA. These agreements relate to certain services Axel Johnson Inc. is currently providing to Larscom. Larscom has agreed to use commercially reasonable best efforts to cause the Larscom common stock to be issued in the merger to be approved for listing on the Nasdaq SmallCap Market. VINA has agreed to take all actions necessary to cause the receipt of the Larscom common stock by VINA's officers to be exempt from the provisions of Section 16 of the Securities Exchange Act of 1934.

TERMINATION

     The merger agreement may be terminated at any time before the completion of the merger, whether before or after the stockholder approvals have been obtained at the stockholder meetings by either Larscom or VINA:

     - by mutual written consent of the boards of directors of Larscom and VINA;

     - by Larscom or VINA, if the merger has not been completed by August 31, 2003, but this right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the merger to be completed by such date and such action or failure to act constitutes a breach of the merger agreement;

     - by Larscom or VINA, if a governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action which has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

     - by Larscom or VINA, if the stockholders of Larscom have not approved the issuance of Larscom common stock in the merger and the amendments to the Larscom certificate of incorporation or if the stockholders of VINA have not approved and adopted the merger agreement and approved the merger, in each case at the applicable stockholders' meeting or at any adjournment or postponement of the applicable meeting, provided that: (i) a party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure to obtain such requisite vote may not terminate; (ii) Larscom may not terminate if the failure to obtain such requisite vote has been caused by a breach other than by VINA of the voting agreement governing the voting of Larscom's common stock; and (iii) VINA may not terminate if the failure to obtain such requisite vote has been caused by a breach other than by Larscom of the voting agreement governing the voting of VINA's common stock;

     - by Larscom or VINA if:

      - as to VINA, the Larscom board of directors shall have failed to give its recommendation to approve the issuance of the Larscom common stock and amend the Larscom certificate of incorporation in the joint proxy statement/prospectus or shall have withdrawn or modified in a manner adverse to VINA such recommendation, or, as to Larscom, the VINA board of directors shall have failed to give its recommendation to the approval and adoption of the merger agreement and approval of the merger in the joint proxy statement/prospectus or shall have withdrawn or modified in a manner adverse to Larscom such recommendation;

      - the other party's board of directors (or any committee thereof) shall have approved or recommended to the stockholders of such party an acquisition proposal;

      - a tender offer or exchange offer for outstanding shares of the other party's common stock is commenced, and such party's board of directors (or any committee thereof) (A) recommends that the stockholders of such party tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, such party's board of directors fails to recommend rejection of such offer or (C) such party's board of directors fails to
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        reconfirm its recommendation of the merger agreement or the merger within 10 business days after its receipt of a request to do so following the public announcement of a transaction providing for the acquisition of such party; or

      - the other party shall have materially breached its obligations under the no solicitation provisions of the merger agreement;

      - by VINA, if at any time prior to the VINA special meeting, (i) the VINA board of directors shall have failed to give its recommendation to the approval and adoption of the merger agreement and approval of the merger in the joint proxy statement/prospectus or shall have withdrawn or modified in a manner adverse to Larscom its recommendation or (ii) the VINA board of directors (or any committee thereof) shall have approved or recommended to the stockholders of VINA an acquisition proposal, so long as (A) the VINA board of directors has determined in good faith, after consultation with outside and independent legal and financial advisors, that an acquisition proposal is a superior proposal (and the acquisition proposal did not result from a breach of the no solicitation provisions of the merger agreement) and, after consultation with independent legal counsel, determines in good faith that such action is required for the VINA board of directors to comply with its fiduciary obligations to stockholders under applicable law and (B) VINA pays to Larscom the termination fee;

      - by Larscom, if at any time prior to the Larscom special meeting, (i) the Larscom board of directors shall have failed to give its recommendation to the approval and adoption of the merger agreement and approval of the merger in the joint proxy statement/prospectus or shall have withdrawn or modified in a manner adverse to VINA its recommendation or (ii) the Larscom board of directors (or any committee thereof) shall have approved or recommended to the stockholders of Larscom an acquisition proposal, so long as (A) the Larscom board of directors has determined in good faith, after consultation with outside and independent legal and financial advisors, that an acquisition proposal is a superior proposal (and the acquisition proposal did not result from a breach of the no solicitation provisions of the merger agreement) and, after consultation with independent legal counsel, determines in good faith that such action is required for the Larscom board of directors to comply with its fiduciary obligations to stockholders under applicable law and (B) Larscom pays to VINA the termination fee;

      - by Larscom or VINA, if the other party has breached any of its representations, warranties, covenants or other agreements contained in the merger agreement in any case such that the conditions to the closing of the merger would not be satisfied, and such breach has not been or cannot be cured within 20 days after delivery of written notice of such breach or inaccuracy.

TERMINATION FEE

  FEES PAYABLE BY LARSCOM

     Larscom must pay VINA a termination fee of $185,000 in the event of the termination of the merger agreement by:

     - Larscom or VINA as a result of the failure of the Larscom stockholders to approve the issuance of the Larscom common stock and amendments to the Larscom certificate of incorporation;

     - VINA as a result of the Larscom board of directors either failing to give its recommendation for the issuance of the Larscom common stock and amendments to the Larscom certificate of incorporation, approving a different acquisition proposal, recommending or failing to reject a tender offer or breaching the no solicitation provisions of the merger agreement; or

     - Larscom as a result of the Larscom board of directors failure to give its recommendation for the issuance of the Larscom common stock and amendments to the Larscom certificate of incorporation.

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  FEES PAYABLE BY VINA

     VINA must pay Larscom a termination fee of $185,000 in the event of the termination of the merger agreement by:

     - Larscom or VINA as a result of the failure of the VINA stockholders to adopt and approve the merger agreement and to approve the merger;

     - Larscom as a result of the VINA board of directors either failing to give its recommendation to adopt and approve the merger agreement and to approve the merger, approving a different acquisition proposal, recommending or failing to reject a tender offer or breaching the no solicitation provisions of the merger agreement; or

     - VINA as a result of the VINA board of directors failure to give its recommendation to adopt and approve the merger agreement and to approve the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Larscom and VINA relating to, among other things:

     - corporate organization and power and similar corporate matters;

     - capital structure;

     - subsidiaries;

     - authorization, due execution and delivery of the merger agreement, and the absence of any conflicts or violations of each party's agreements as a result of the merger or the merger agreement;

     - documents filed with the Securities and Exchange Commission and the accuracy of information contained in those documents;

     - the absence of undisclosed liabilities;

     - absence of material changes or events;

     - filing of tax returns and payment of taxes;

     - the ownership and lease of real properties;

     - intellectual property;

     - validity of material contracts to which the parties or their subsidiaries are a party, the absence of any violation, default or breach to such contracts, and the types of such contracts in force;

     - litigation;

     - environmental matters;

     - employee relations;

     - employee benefit plans;

     - compliance with laws;

     - permits;

     - insurance;

     - ownership of assets and absence of liens and encumbrances;

     - condition of equipment and leaseholds;

     - collectibility of receivables, the relationship with customers and the condition of inventory;

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     - unlawful business practices;

     - the receipt of fairness opinions from financial advisors;

     - as to VINA only, the amendment to its stockholder rights plan;

     - inapplicability of the provisions of Section 203 of the Delaware General Corporation Law to the merger;

     - payment of brokerage or finders' fees or agents' commissions;

     - the status of any loans to executive officers; and

     - the adequacy of financial controls.

AMENDMENT; EXTENSION AND WAIVER

     Subject to applicable law:

     - the merger agreement may be amended by the parties at any time, except that after approval by the stockholders of the matters presented in connection with the merger, no amendment which by law requires further approval by Larscom or VINA stockholders shall be made without such further approval, and any amendment without such further approval shall not alter or change the amount or kind of consideration to be received on closing, alter or change any term of the certificate of incorporation of the surviving corporation to be effected by the merger, or alter or change any of the terms and conditions of the merger agreement if such alteration or change would adversely affect the stockholders of Larscom or VINA; and

     - at any time prior to the completion of the merger, a party may, by written instrument signed on behalf of such party, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties in the merger agreement or in any related document made to such party and waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

EXPENSES; REIMBURSEMENT

     Whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, except that Larscom and VINA will share equally:

     - the aggregate filing fees of both parties' pre-merger notification report under the Hart Scott Rodino Act, if applicable; and

     - all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing and filing of the joint proxy statement/prospectus (including any related preliminary materials) and the registration statement and any amendments or supplements thereto.

                       AGREEMENTS RELATING TO THE MERGER

     This section of the joint proxy statement/prospectus is a summary of the material terms of the voting agreements, copies of which are attached as ANNEXES A1 and A2 to this document, and of the registration rights agreement, a copy of which is attached as ANNEX A3 to this document. The following descriptions do not purport to be complete and each is qualified in its entirety by reference to the voting agreements and the registration rights agreement.

VOTING AGREEMENTS

     As a condition to Larscom's entering into the merger agreement, the VINA stockholders indicated below entered into a voting agreement with Larscom pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a stockholder, to vote all of his, her or its shares of VINA common stock:

     - in favor of the adoption and approval of the merger agreement and approval of the merger;

     - against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of VINA under the merger agreement or could reasonably be expected to result in any of the merger agreement closing conditions not being fulfilled;

     - against any acquisition proposal other than the merger, the merger agreement and the transactions contemplated thereby;

     - against any other proposal or transaction which could impede the merger, the merger agreement and the transactions contemplated thereby.

These stockholders may vote their VINA common stock on all other matters without restriction. These stockholders were not paid additional consideration in connection with the voting agreement. Pursuant to the voting agreement, these stockholders also irrevocably granted and appointed executive officers of Larscom as sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, to exercise all voting and related rights or, if applicable, to give consent to all matters described above. The proxy so granted will terminate upon any termination of the voting agreement in accordance with its terms.

     The VINA stockholders that entered into a voting agreement with Larscom include Sierra Ventures V, L.P., SV Associates V, L.P., Sierra Ventures VI, L.P., SV Associates VI, L.P., Sierra Ventures VII, L.P., Sierra Ventures Associates VII, LLC, Jeffrey M. Drazan, W. Michael West, John F. Malone, Philip
J. Quigley, Paul Scott, Joshua M. Soske, Stanley E. Kazmierczak, and C. Reid Thomas. As of March 17, 2003, these stockholders collectively owned 35,820,265 shares of VINA common stock. The obligations of those stockholders affiliated with Sierra Ventures VI, L.P., under the voting agreement, however, are subject to a stockholders' agreement with VINA, pursuant to which such stockholders have agreed to cause the voting of all shares of common stock held by them in excess of 35% of the voting power of VINA in the same proportions as the VINA stockholders, excluding the Sierra Venture affiliated stockholders, for the ten year period commencing on the date of the stockholder's agreement. As a result, only approximately 40.6% of the voting power of the outstanding common stock of VINA is subject to the restrictions of the voting agreement.

     In addition, as a condition to VINA's entering into the merger agreement, Axel Johnson Inc., the majority stockholder of Larscom, entered into a voting agreement with VINA pursuant to which, among other things, Axel Johnson agreed, solely in its capacity as a stockholder, to vote all of its shares of Larscom common stock

     - in favor of the approval of the issuance of Larscom common stock and amendment to the Larscom certificate of incorporation in connection with the merger;

     - against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Larscom under the merger agreement or could reasonably be expected to result in any of the merger agreement closing conditions not being fulfilled;

     - against any acquisition proposal other than the merger, the merger agreement and the transactions contemplated thereby;

     - against any other proposal or transaction which could impede the merger, the merger agreement and the transactions contemplated thereby or the amendment to the Larscom certificate of incorporation.

     Axel Johnson may vote its Larscom common stock on all other matters without restriction. Axel Johnson was not paid additional consideration in connection with the voting agreement. Pursuant to the Voting Agreement, Axel Johnson also irrevocably granted and appointed executive officers of VINA as sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, to exercise all voting and related rights or, if applicable, to give consent to all matters described above. The proxy so granted will terminate upon any termination of the voting agreement in accordance with its terms.

     As of March 17, 2003, Axel Johnson owned 10,000,000 shares of Larscom class B common stock, representing approximately 53.0% of the outstanding common stock of Larscom and approximately 80% of the outstanding voting power of Larscom. Messrs. Milligan and Wilson are members of the Larscom board of directors and are also affiliated with Axel Johnson.

     Under these voting agreements, subject to certain exceptions, the stockholders also have agreed not to transfer the Larscom common stock and options or VINA common stock or options owned, controlled or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any shares or any interest in any shares is transferred agrees in writing to be bound by the terms and provisions of the voting agreement.

     Further, each of the stockholders has agreed not to participate in any acquisition of any securities (or beneficial ownership thereof) of Larscom or VINA or any direct or indirect rights or options to acquire any capital stock of Larscom or VINA, or participate in any merger, consolidation, tender or exchange offer, or other business combination involving Larscom or VINA.

     Under these voting agreements, each stockholder has agreed not to (1) solicit any acquisition proposal, (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any acquisition proposal, (3) approve, endorse or recommend any acquisition proposal or (4) enter into any letter of intent or any agreement relating to any acquisition proposal. Each stockholder has agreed to immediately advise Larscom or VINA, as applicable, of any acquisition proposal with respect to Larscom or VINA, as applicable, or any request for nonpublic information in connection with any such acquisition proposal.

     These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement or the completion of the merger.

REGISTRATION RIGHTS AGREEMENT

     At the effective time of the merger, Larscom intends to enter into a registration rights agreement with Axel Johnson, Inc. and certain designated stockholders, including Antonia Ax:son Johnson, the sole stockholder of Axel Johnson, Inc., and persons and entities affiliated with Sierra Ventures V, L.P. Pursuant to the registration rights agreement, the stockholder parties to the agreement will be entitled to certain rights with respect to the registration under the Securities Act of 1933 of the shares of Larscom common stock they hold. Subject to certain limitations, the stockholders have the right to include their shares of Larscom common stock in a registered underwritten offering of securities by Larscom for its own account. While the stockholders may request that some or all of their Larscom common stock be included as a part of the offering , Larscom may, on the advice of the underwriter, delay or reduce on a pro rata basis the amount of securities to be registered on behalf of the stockholder parties. In exercising its right to reduce the amount of stockholder's securities to be included in the offering, Larscom must include at least 25% of the amount of securities originally requested by the stockholders to be registered. In addition beginning on the 180th day following the effective time of the merger, the stockholders have the right, subject to limitations, to request that Larscom effect a registration for their shares of Larscom common stock on Form S-3.

     Larscom will pay all expenses associated with a registration of shares of Larscom common stock owned by each stockholder party pursuant to the registration rights agreement, other than underwriting discounts and commissions, out-of-pocket expenses for the stockholder party or underwriters' counsel fees and disbursements, if any, relating to such shares. In addition, the registration rights agreement contains certain indemnification provisions
(1) by Larscom for the benefit of the stockholder parties as well as any potential underwriter and (2) by the stockholder parties for the benefit of Larscom and related persons. The stockholder parties may, subject to certain limitations and after having provided Larscom with the proper notice, transfer their registration rights under the agreement. The stockholders have no current intention to exercise their registration rights under the agreement.

     No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial additional amounts of Larscom common stock in the public market, or the perception that such sales occur, could materially adversely affect the prevailing market price of the Larscom common stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the proposed merger of Larscom and VINA using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to unaudited pro forma combined condensed financial statements. These pro forma statements were prepared as if the merger had been completed as of January 1, 2002, for statements of operations purposes and as of December 31, 2002, for balance sheet purposes.

     The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred January 1, 2002 for statements of operation purposes and as of December 31, 2002 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The unaudited pro forma combined condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of purchase price to the acquired assets, assumed liabilities and purchase adjustments for VINA. The final allocation of the purchase price will be determined after the completion of the merger and will be based upon actual net tangible and intangible assets acquired as well as liabilities assumed. Because the unaudited pro forma combined condensed financial statements are based upon preliminary estimates, the pro forma adjustments may differ materially, based upon the final allocation.

     These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Larscom and VINA and should be read in conjunction with the historical consolidated financial statements of Larscom and VINA and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this joint proxy statement/prospectus and in the reports and other information Larscom has on file with the SEC.

     We believe this merger is an initial step toward further consolidation in the broadband access and telecommunications industry. The combined company will have world-class products and a more comprehensive portfolio of broadband access solutions for both telecommunication carriers and enterprises. The combination will allow both companies to accelerate product development and deployment and provides the potential for stronger combined operating and financial results than either company could achieve on its own.

                              LARSCOM INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                                                                   DECEMBER 31, 2002
                                              -----------------------------------------------------------
                                                         HISTORICAL
                                              ---------------------------------
                                                LARSCOM             VINA           PRO FORMA    PRO FORMA
                                              INCORPORATED   TECHNOLOGIES, INC.   ADJUSTMENTS   COMBINED
                                              ------------   ------------------   -----------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Product revenue.............................    $17,977           $ 25,143                      $ 43,120
Service revenue.............................      5,510                 --               --        5,510
                                                -------           --------         --------     --------
     Total revenue..........................     23,487             25,143               --       48,630
Product cost of revenue.....................      9,276             17,534               --       26,810
Service cost of revenue.....................      1,071                 --               --        1,071
                                                -------           --------         --------     --------
     Total cost of revenue..................     10,347             17,534               --       27,881
                                                -------           --------         --------     --------
     Gross profit...........................     13,140              7,609               --       20,749
                                                -------           --------         --------     --------
Operation expenses:
  Research and development..................      4,199             13,931               --       18,130
  Selling, general and administrative.......     16,051             14,515               --       30,566
  Stock based compensation..................         --              1,276               --        1,276
  Amortization of intangibles...............         --                789             (789)i         30
                                                                                         30j
  Impairment of goodwill and intangibles....         --             29,783          (29,783)i         --
  Restructuring.............................        254              2,941               --        3,195
                                                -------           --------         --------     --------
     Total operating expenses...............     20,504             63,235          (30,542)      53,197
Loss from operations........................     (7,364)           (55,626)          30,542      (32,448)
     Interest and other income..............        356                196               --          552
                                                -------           --------         --------     --------
Loss before income taxes....................     (7,008)           (55,430)          30,542      (31,896)
     Income tax benefit.....................     (2,113)                --               --       (2,113)
                                                -------           --------         --------     --------
Net loss....................................    $(4,895)          $(55,430)        $ 30,542     $(29,783)
                                                =======           ========         ========     ========
Basic and diluted net loss per share........    $ (0.26)          $  (0.90)                     $  (0.84)
Basic and diluted weighted average shares...     18,854             61,643           16,537       35,391

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                              LARSCOM INCORPORATED

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                                  DECEMBER 31, 2002
                                            -------------------------------------------------------------
                                                       HISTORICAL
                                            ---------------------------------
                                              LARSCOM             VINA           PRO FORMA      PRO FORMA
                                            INCORPORATED   TECHNOLOGIES, INC.   ADJUSTMENTS     COMBINED
                                            ------------   ------------------   -----------     ---------
                                                                   (IN THOUSANDS)
                                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............    $ 15,643         $   4,567         $      --      $ 20,210
  Restricted cash.........................          --             3,500                --         3,500
  Short-term investments..................       2,014                50                --         2,064
  Accounts Receivable, net................       3,079             3,348                --         6,427
  Inventories.............................       3,816             3,367                --         7,183
  Income tax receivable...................          60                --                --            60
  Deposits................................          --             1,042                           1,042
  Prepaid expenses and other current
     assets...............................       1,322             1,312                --         2,634
                                              --------         ---------         ---------      --------
     Total current assets.................      25,934            17,186                --        43,120
  Property and equipment, net.............       1,918             1,968              (926)h       2,960
  Acquired intangibles....................          --             1,394            (1,394)a         139
                                                                                       139 b
  Other non-current assets, net...........         208                32                --           240
                                              --------         ---------         ---------      --------
     Total assets.........................    $ 28,060         $  20,580         $  (2,181)     $ 46,459
                                              ========         =========         =========      ========
                                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable........................    $  1,898         $   2,979         $      --      $  4,877
  Accrued expenses and other current
     liabilities..........................       4,510             2,985             1,020 d      10,113
                                                                                       650 g
                                                                                       512 h
                                                                                       436 h
  Deferred revenue........................       2,102               244               (55)e       2,291
  Short term debt.........................          25             3,000                --         3,025
                                              --------         ---------         ---------      --------
     Total current liabilities............       8,535             9,208             2,563        20,306
  Other non-current liabilities...........       1,618                --             1,192 h       2,810
                                              --------         ---------         ---------      --------
     Total liabilities....................      10,153             9,208             3,755        23,116
                                              --------         ---------         ---------      --------
STOCKHOLDERS' EQUITY:
  Common stock............................         189                 6                (6)c         354
                                                                                       165 f
  Additional paid-in capital..............      83,231           189,297          (189,297)c      88,509
                                                                                     5,278 f
  Deferred stock compensation.............          --              (315)              315 c          --
  Accumulated other comprehensive loss....          (1)               --                --            (1)
  Unrealized investment gain..............           4                --                --             4
  Accumulated deficit.....................     (65,516)         (177,616)          177,616 c     (65,523)
                                                                                        (7)f
                                              --------         ---------         ---------      --------
     Total stockholders' equity...........      17,907            11,372            (5,936)       23,343
                                              --------         ---------         ---------      --------
     Total liabilities and stockholders'
       equity.............................    $ 28,060         $  20,580         $  (2,181)     $ 46,459
                                              ========         =========         =========      ========

   See accompanying notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  1.  BASIS OF PRO FORMA PRESENTATION

     On March 17, 2003, Larscom and VINA entered into a merger agreement whereby each outstanding share of VINA common stock will be converted into the right to receive 0.2659 newly issued shares of Larscom common stock. The unaudited pro forma condensed consolidated financial statements provide for the issuance of approximately 16,537,000 shares of Larscom common stock, based upon an exchange ratio of 0.2659 of a share of Larscom common stock for each outstanding share of VINA common stock as of March 17, 2003. The actual number of shares of Larscom common stock to be issued will be determined on the effective date of the merger using the 0.2659 exchange ratio based on the number of shares of VINA common stock actually outstanding as of the effective date of the merger.

     Based on the total number of VINA options and warrants outstanding as of March 17, 2003, Larscom would assume options and warrants to purchase approximately 3,681,000 shares of Larscom common stock. The actual number of options and warrants to be assumed will be determined on the effective date of the merger using the 0.2659 exchange ratio based on the number of VINA options and warrants actually outstanding as of the effective date of the merger.

     The unaudited pro forma combined condensed balance sheet at December 31, 2002 combines the Larscom and VINA consolidated balance sheets at December 31, 2002 as if the merger had been consummated on that date.

     The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2002 gives effect to the proposed merger as if it had occurred on January 1, 2002.

  2.  PRELIMINARY PURCHASE PRICE

     The unaudited pro forma combined condensed financial statements reflect an estimated purchase price of approximately $6,463,000. The preliminary fair market value of Larscom's common stock to be issued was determined using the five-trading-day average price surrounding the date the acquisition was agreed to (March 17, 2003) and announced (March 18, 2003) of $0.32 per share. The preliminary fair market value of Larscom's stock options and warrants to be issued was determined using the Black-Scholes option-pricing model. The following assumptions were used to perform the calculations for the options to be assumed: fair value of Larscom's common stock of $0.32, expected life of 4.92 years, risk-free interest rate of 3.03%, expected volatility of 90% and no expected dividend yield. The following assumptions were used to perform the calculations for the warrants to be assumed: fair value of Larscom's common stock of $0.32, expected life of 1.63 years, risk-free interest rate of 2.09% and expected volatility of 90%. The final purchase price is dependent on the actual number of shares of common stock exchanged, the actual number of options and warrants assumed and actual direct merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price of the proposed VINA merger is as follows (in thousands):

Value of Larscom common stock to be issued..................  $5,259
Value of Larscom options and warrants to be assumed.........     184
Estimated direct merger costs...............................   1,020
                                                              ------
  Total estimated purchase price............................  $6,463
                                                              ======

  3.  PRELIMINARY PURCHASE PRICE ALLOCATION

     Under the purchase method of accounting, the total estimated purchase price is allocated to VINA's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and management's estimate of fair value based upon the preliminary independent valuation, the preliminary purchase price allocation, which is subject to change based on Larscom's final analysis, is as follows (in thousands):

Tangible assets acquired....................................  $18,260
Amortizable intangible assets:
  Developed technology......................................       96
  Tradenames/trademarks.....................................        5
  Customer contracts/relationships..........................       36
  Order backlog.............................................        2
                                                              -------
     Total assets acquired..................................   18,399
In-process research and development.........................        7
Liabilities assumed.........................................   (9,153)
Liability for VINA director and officers insurance..........     (650)
Liability for estimated restructuring.......................   (2,140)
                                                              -------
     Net assets acquired....................................  $ 6,463
                                                              =======

     A preliminary estimate of $139,000 has been allocated to amortizable intangible assets with useful lives ranging from 6 months to 6 years as follows:
Developed technology -- 5 to 6 years; Trade name/trademarks -- 3 years; Customer contracts/relationships -- 3 to 5 years and Order backlog -- 6 months.

     In-process research and development costs of $7,000 will be charged to operations on the acquisition date. The in-process research and development charge has not been included in the accompanying un-audited pro forma condensed combined statement of operations as it represents a non-recurring charge directly related to the acquisition. In-process research and development consisted of technology, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. The estimate of in-process research and development costs involved one project, which was 91% complete and a discount rate of 25% was used to value the project.

     A preliminary estimate includes no allocation to goodwill. Goodwill would represent any excess of the purchase price over the fair value of the net tangible and intangible assets acquired. Should the final purchase price allocation include any goodwill, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", goodwill will not be amortized and will be tested for impairment at least annually.

  4.  PRO FORMA ADJUSTMENTS

     There were no intercompany balances or transactions between Larscom and VINA. Certain reclassifications have been made to conform VINA's historical amounts to Larscom's financial statement presentation.

     The accompanying unaudited pro forma combined financial statements have been prepared as if the merger was completed on December 31, 2002 for balance sheet purposes and as of January 1, 2002 for statement of operations purposes and reflect the following pro forma adjustments:

          a.  To eliminate VINA's existing capitalized intangible assets.

          b. To record the fair value of amortizable intangible assets resulting from the proposed merger.

          c.  To eliminate the historical stockholders' equity of VINA.

          d. To record estimated direct merger costs of approximately $1,020,000 related to investment banking, legal and accounting fees and printing costs to be incurred by Larscom.

          e. To adjust VINA's deferred revenue to estimated fair value. Deferred revenue at December 31, 2002 represents deferred ongoing contractual maintenance revenue. The pro forma adjustment represents a fair-value adjustment for the ongoing deferred maintenance revenue. The pro forma liability recorded in the combined balance sheet represents the estimated liability for the fair value of the contractual performance obligation of providing maintenance and support at the date of acquisition based upon the ongoing nature of the activities to be performed and the related costs to be incurred after consummation. When determining the estimated fair value, we considered a number of factors, including current market rates for performing the remaining services and the selling efforts and related costs completed prior to the consummation of the merger.

          f. To record the estimated value of Larscom common stock, options and warrants to be issued in the proposed merger $(5,443,000) as well as to adjust for in-process research and development in areas for which technological feasibility has not been established ($7,000).

          g. To record the estimated liability for VINA director and officer liability insurance coverage for events prior to the merger as required by the terms of the Merger Agreement.

          h. To record estimated restructuring costs in accordance with EITF 95-3. Amounts recorded represent employee severance costs of $512,000, duplicate facility costs of $1,628,000 (of which $436,000 is a current liability and $1,192,000 is a long-term liability) and an amount for impairment of assets associated with the duplicate facility costs of $926,000.

          i. To eliminate VINA impairment of goodwill and intangibles and amortization of intangibles that would have been eliminated had the acquisition occurred on January 1, 2002.

          j. To record amortization expenses related to the intangible assets to be acquired as part of the proposed merger.

  5.  UNAUDITED PRO FORMA COMBINED EARNINGS PER COMMON SHARE DATA

     Shares used to calculate unaudited pro forma combined net loss per basic and diluted share were computed by adding approximately 16,537,000 shares assumed to be issued in exchange for the outstanding VINA shares to Larscom's weighted average shares outstanding. As the unaudited pro forma condensed combined consolidated statement of operations for the period presented shows a net loss, weighted average basic and diluted shares are the same.

                                                     LARSCOM       ADJUSTED
                                                     WEIGHTED   NEW EQUIVALENT   PRO FORMA
                                                     AVERAGE         VINA        COMBINED
                                                      SHARES        SHARES        SHARES
                                                     --------   --------------   ---------
                                                                (IN THOUSANDS)
Shares outstanding as of 12/31/02
  Basic and diluted................................   18,854        16,537(a)     35,391

---------------

     (a) Assuming that all VINA stockholders were to receive 0.2659 shares of Larscom common stock for each outstanding share of VINA common stock as of March 17, 2003, the following shares of Larscom would have been issued (in thousands):

Number of VINA outstanding shares...........................  62,190
Exchange rate...............................................  0.2659
                                                              ------
Larscom shares to be issued for VINA outstanding shares.....  16,537

                      DESCRIPTION OF LARSCOM CAPITAL STOCK

     Larscom's authorized capital stock currently consists of 100,000,000 shares of class A common stock, 11,900,000 shares of class B common stock and 5,000,000 shares of preferred stock, each with a par value of $0.01. If the contemplated amendment to the certificate of incorporation is approved, the class A common stock and class B common stock will be reclassified into one class of common stock.

     The following description of the Larscom capital stock and certain provisions of the Larscom's amended and restated certificate of incorporation and amended by-laws is a summary and is qualified in its entirety by the provisions of the amended and restated certificate of incorporation and amended by-laws, which have been filed as exhibits to Larscom's registration statement, of which this joint proxy statement/prospectus is a part. Please see "Where You Can Find More Information" beginning on page 169 if you would like copies of any of these documents. Larscom's common stock is listed on the Nasdaq SmallCap Market under the trading symbol "LARS".

COMMON STOCK

  DIVIDENDS

     Currently, holders of record of shares of common stock are entitled to receive dividends when, if and as may be declared by the Larscom board of directors out of funds legally available for such purposes. No dividends (other than a dividend payable solely in shares of class A common stock) may be declared or paid on any share of class A common stock, unless such dividend, is simultaneously declared or paid on each share of class B common stock equal to the amount which would have been payable with respect to such shares of class B common stock had such shares been converted into class A common stock immediately prior to the record date of such dividend. No dividends (other than a dividend payable solely in shares of class B common stock) may be declared or paid on any share of class B common stock unless a similar dividend is simultaneously declared or paid on each share of class A common stock. Stock dividends and distributions paid in shares of class A common stock may only be declared and paid to the holders of class A common stock.

     If the proposed amendment to the Larscom certificate of incorporation is approved, holders of record of shares of common stock will be entitled to receive dividends when, if and as may be declared by the Larscom board of directors out of funds legally available for such purposes. No shares of common stock will have a priority to other shares in the receipt or declaration of dividends.

  VOTING RIGHTS

     Currently, holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to four votes per share, subject to adjustment to preserve such voting ratio. Holders of shares of common stock vote as a single class on all matters submitted to a vote of stockholders, except as otherwise required by law.

     If the proposed amendment to the Larscom certificate of incorporation is approved, all holders of shares of common stock will have one vote per share and will vote as a single class on all matters submitted to a vote of stockholders.

  CONVERTIBILITY

     Currently, each share of class B common stock is convertible, at the option of its holder, into one share of class A common stock at any time, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to the shares of class A common stock. The shares of class A common stock are not convertible into shares of class B common stock.

     If the proposed amendment to the Larscom certificate of incorporation is approved, all shares of class A common stock and class B common stock will be consolidated into one class of common stock on an equal share for share basis. The common stock will not be convertible.

  LIQUIDATION RIGHTS

     Currently, on liquidation, dissolution or winding up of Larscom, the holders of class A common stock are entitled to share ratably with the holders of class B common stock in all assets available for distributions after payment in full to creditors, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to class A common stock.

     If the proposed amendment to the Larscom certificate of incorporation is approved, all shares of common stock will share ratably in all assets available for distributions.

  OTHER PROVISIONS

     Currently, the holders of common stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of class A common stock must be identical to that received by holders of class B common stock on an as converted basis.

     If the proposed amendment to the Larscom certificate of incorporation is approved, the holders of common stock will not be entitled to preemptive or subscription rights and all shares of common stock must receive the same consideration in any merger, consolidation or business combination.

PREFERRED STOCK

     The Larscom board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of any shares of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments on liquidation and could have the effect of delaying, deferring or preventing a change in control of Larscom. Larscom has no present plan to issue any shares of preferred stock.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   LARSCOM COMMON STOCK AND VINA COMMON STOCK

     The rights of Larscom stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and by Larscom's certificate of incorporation and bylaws. VINA's certificate of incorporation and bylaws and the DGCL currently govern the rights of stockholders of VINA. After the completion of the merger, VINA stockholders will become stockholders of Larscom. As a result, former VINA stockholders' rights will be governed by Larscom's certificate of incorporation and bylaws.

     This section summarizes the material differences between the rights of holders of Larscom common stock and the rights of holders of VINA common stock. This summary may not contain all of the information that is important to both Larscom and VINA stockholders, and is not a complete comparison of the certificate of incorporation and bylaws of Larscom and the certificate of incorporation and bylaws of VINA. Larscom and VINA stockholders should read carefully this entire document, the amended and restated certificate of incorporation of Larscom and the certificate of incorporation of VINA and the bylaws of Larscom and VINA, and the relevant provisions of the DGCL for a more complete understanding of the differences between Larscom common stock and VINA common stock.

COMPARISON OF AUTHORIZED CAPITAL STOCK

     Larscom. Upon completion of the merger and effecting the amendments to the certificate of incorporation, the authorized capital stock of Larscom will consist of 116,900,000 shares of Larscom capital stock consisting of 5,000,000 shares of preferred stock, $0.01 par value per share and 111,900,000 shares of common stock, $0.01 par value per share.

     VINA. The authorized capital stock of VINA consists of 130,000,000 shares consisting of 125,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share.

NUMBER AND ELECTION OF DIRECTORS

     Larscom. Larscom's bylaws provide that the board of directors shall be composed of at least 3 and not more than 10 directors, each to hold office until the next succeeding annual meeting.

     VINA. VINA's bylaws provide that the board of directors shall be composed of at least 5 and not more than 9 directors, each to hold office for the term of the class of directors for which each director was elected.

REMOVAL OF DIRECTORS

     Larscom. Larscom's bylaws do not provide for the removal of directors by the stockholders. Larscom's bylaws provide that any vacancy created by the removal of a director may be filled by either an affirmative vote of a majority of the then-outstanding shares of voting stock, or by an affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.

     VINA. The bylaws of VINA provide that stockholders may remove the board of directors or any individual director at any time with cause only by an affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal. The bylaws of VINA provides that the sole power to fill vacancies shall be vested in the board of directors through action by a majority of the directors then in office, though less than a quorum.

     Although Larscom's bylaws do not provide for the removal of directors by the stockholders while VINA's bylaws do, the right of shareholders of both companies are equal because under the DGCL, stockholders have the power to remove directors for cause.

     In regard to the filling of vacancies on the board of directors, the Larscom stockholders hold more power because they can fill board vacancies created by the removal of a director by an affirmative majority vote while holders of VINA stock cannot.

SPECIAL MEETINGS OF STOCKHOLDERS

     Larscom. The Larscom bylaws provide that a special meeting of stockholders may be convened at any time by the chairman of the board, the vice chairman of the board, the president, any vice president, or the board of directors of Larscom. In addition, a special meeting of stockholders shall be called by the president or the secretary upon the written request of the holders of a majority of the outstanding stock.

     VINA. The bylaws of VINA provide that a special meeting of stockholders may be convened at any time by the president or the secretary only upon the request of the chairman of the board, the chief executive officer, the president or by a resolution duly adopted by the affirmative vote of a majority of the board of directors.

     Larscom's bylaws provide that a majority of the outstanding stockholders may call for a special meeting of the stockholders. Larscom's bylaws also allow any vice president to convene a special meeting of the stockholders. VINA's bylaws do not allow a majority of the stockholders to call for a special meeting of the stockholders nor do they allow vice presidents to convene a special meeting of stockholders. Thus, VINA's bylaws are more restrictive on the convening of special meetings than Larscom's bylaws.

ADVANCE NOTICE PROVISIONS FOR BOARD NOMINATIONS AND OTHER STOCKHOLDER BUSINESS

     Larscom. The Larscom bylaws provide that stockholders must deliver proper notice of any nomination for the election of a director or other business to be brought before an annual meeting of stockholders to the secretary of Larscom not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, for notice by the stockholder to be timely it must be received no earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting or (2) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by Larscom, which ever occurs first.

     VINA. The VINA bylaws provide that stockholders must give proper notice to the secretary of VINA of any nomination for the election of a director or other business to be brought before an annual meeting not later than 60 days nor earlier than 90 days prior to the scheduled date of the meeting. However, in the event that less than 75 days notice or prior public disclosure of the date of the scheduled meeting is given to the stockholders, for notice by the stockholder to be timely it must be received by VINA no later than the earlier of (a) the close of business on the 15 day following the day on which such notice of the date of the scheduled annual meeting was mailed or such public disclosure was made, and (b) two (2) days prior to the date of the scheduled meeting.

     The bylaws of both Larscom and VINA provide for stockholder notice to be made not later than 60 days nor earlier than 90 days prior to the annual meeting. Both bylaws also make provision for shortened notice from the stockholders in certain cases. In the case of Larscom, stockholders can give less notice if the date for the annual meeting is advanced by more than 30 days or delayed by more than 60 days. In the case of VINA, if the company fails to provide at least 75 days of notice of the meeting to the stockholders, the stockholders must provide notice to the company no later than 15 days following the day notice of the meeting was mailed by the company or 2 days prior to the date of the meeting, which ever is earlier. Because VINA allows stockholders to give less notice in the event less than 75 days of notice is provided by VINA to the stockholders, VINA gives more flexibility to the stockholders as far as when stockholder notice must be given.

STOCKHOLDER RIGHTS PLANS

     Larscom. The board of directors of Larscom has not adopted a stockholders rights plan.

     VINA. The board of directors of VINA has adopted a stockholders rights plan that provides its stockholders with the right to purchase preferred stock as a defensive measure in connection with a potential acquisition. VINA's board of directors has amended VINA's stockholder rights plan to provide that it does not apply to the merger agreement or the voting agreement between certain stockholders of VINA and Larscom executed in connection with the merger agreement.

AMENDMENT OF BYLAWS

     Larscom. The Larscom certificate of incorporation expressly authorizes the Larscom board of directors to make, alter, amend or repeal the bylaws. For the stockholders to make, alter, amend or repeal the bylaws, the Larscom certificate of incorporation requires the affirmative vote of the holders of common stock representing a majority of the votes represented by the outstanding shares of class A common stock and class B common stock voting as a single class.

     VINA. The VINA certificate of incorporation expressly authorizes the VINA board of directors, upon the affirmative vote of 66 2/3% of the directors, to adopt, amend or repeal the bylaws. The VINA certificate of incorporation also provides that the VINA bylaws may be altered or amended, or new bylaws may be adopted, by the affirmative vote of 66 2/3% of the voting power of the then outstanding shares of voting stock of the corporation entitled to vote.

     VINA's certificate of incorporation requires a 66 2/3% vote by the stockholders to adopt, amend or repeal sections of the VINA bylaws, while Larscom's certificate of incorporation requires a majority vote by the stockholders to adopt, amend or repeal the bylaws. Therefore, VINA stockholders may have more difficulty than Larscom stockholders in meeting the requisite voting percentage to adopt, amend or repeal certain bylaws.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Larscom. The certificate of incorporation and the bylaws of Larscom provide that Larscom shall indemnify its directors, officers and, at the discretion of the company, its employees and agents, to the fullest extent permitted by the law. The Larscom bylaws also provide that Larscom shall pay any expenses incurred in defending any indemnified action, in advance, provided that the indemnified party shall repay such amount in the event that it is ultimately determined that such person was not entitled to indemnification. No advance payment shall be made by Larscom if a determination is made by the board of directors by a majority vote of disinterested directors, or, when necessary, by independent legal counsel in a written opinion, that such person requesting indemnification did not act in good faith or, with respect to criminal proceedings, that such person believed or had reason to believe that his or her conduct was unlawful.

     VINA. The VINA certificate of incorporation and bylaws provide that the liability of its directors, officers, employees and agents shall be eliminated to the fullest extent under applicable law. The bylaws of VINA also provide that VINA may, at the discretion of the board of directors, pay any expenses incurred in defending any indemnified action, in advance, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.

     The certificates of incorporation and bylaws of Larscom and VINA both provide for the mandatory indemnification of officers and directors, however VINA's bylaws mandate that such indemnification cover VINA employees and agents while Larscom's bylaws leave such coverage to the discretion of its board of directors. Larscom and VINA's certificates of incorporation and bylaws also provide for the advance payment of expenses of the indemnified party, both certificates of incorporation and bylaws grant the boards of directors of Larscom and VINA the power to determine if a party is eligible for indemnification, and both certificates of incorporation and bylaws allow for the indemnification of a party who was found initially ineligible for indemnification but who subsequently succeeded in defending any such action, suit or proceeding brought against him or her on the merits.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Larscom and VINA pursuant to the foregoing provisions, Larscom and VINA have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefor unenforceable.

                                 (LARSCOM LOGO)

                   ADDITIONAL INFORMATION CONCERNING LARSCOM

                                      AND

           LARSCOM ANNUAL MEETING MATERIALS NOT RELATED TO THE MERGER

                      REFERENCE TO ADDITIONAL INFORMATION

     This joint proxy statement/prospectus "incorporates by reference" important business and financial information about Larscom from Larscom's annual report on Form 10-K, a copy of which is included herewith, and other documents that are not included in or delivered with this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus without charge by requesting them in writing or by telephone from Larscom at the following address and telephone number:

                              LARSCOM INCORPORATED
                             1845 McCandless Drive
                           Milpitas, California 95035
                                 (408) 941-4000
                         Attention: Investor Relations

     IF YOU ARE A LARSCOM STOCKHOLDER AND YOU WOULD LIKE TO REQUEST ANY
DOCUMENTS RELATED TO LARSCOM, PLEASE DO SO BY           , 2003, IN ORDER TO
RECEIVE THEM BEFORE THE LARSCOM ANNUAL MEETING.

     For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" on page 169.

                        IMPORTANT PROPOSALS FOR APPROVAL
             BY LARSCOM'S STOCKHOLDERS AT LARSCOM'S ANNUAL MEETING
                           NOT RELATING TO THE MERGER

     This section discusses the important non-merger proposals to be voted on at Larscom's annual meeting. These proposals are being submitted only to Larscom's stockholders at Larscom's annual meeting and do not apply to VINA's stockholders or VINA's special meeting.

     As discussed above, because Larscom's meeting is an annual meeting, Larscom's stockholders are also being asked to vote upon the following important additional proposals.

     Each of the proposals discussed below will be presented and voted on separately, and the effectiveness of any one of these proposals is not conditioned upon the approval by Larscom's stockholders of any of the other proposals.

                                 PROPOSAL FOUR

                         ELECTION OF LARSCOM DIRECTORS

NOMINEES

     The number of directors authorized by Larscom's board is currently fixed at six and six directors are to be elected at the annual meeting.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six (6) nominees named below. In the event that any such nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who shall be designated by the present board of directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     Larscom is not aware of any nominee who will be unable or will decline to serve as a director. However, reflecting the merger-of-equals nature of the merger discussed in this joint proxy statement/prospectus and presented to Larscom's stockholders for vote as proposal one, the board of directors of the combined company will be composed of members from both Larscom and VINA. Upon
completion of the merger, [          ] and [          ] have agreed to resign
from the board and, in accordance with Larscom's bylaws, the board has approved an increase in the size of the board from six to nine. Thus, the board of directors of the combined company will consist of nine members -- five of whom will be the remaining directors elected by the Larscom stockholders pursuant to this proposal four and four will be designated by VINA. The term of office of each person elected as a director will continue until the next annual meeting or until such director's successor has been duly elected.

NAME OF DIRECTOR                                  AGE            PRINCIPAL OCCUPATION
----------------                                  ---            --------------------
Allen R. Adams..................................  53    Chairman and Chief Executive Officer
                                                        of VoiceRamp Technologies
Donald G. Heitt.................................  67    Retired Chairman of the Board of
                                                        Voysys Corporation
Lawrence D. Milligan............................  67    Chairman of the Executive Committee of
                                                        the Axel Johnson Inc. Board of
                                                        Directors
Richard E. Pospisil.............................  71    Private Investor
Daniel L. Scharre...............................  52    President and Chief Executive Officer
Desmond P. Wilson III...........................  38    President and Chief Executive Officer
                                                        of Axel Johnson Inc.

     Except as set forth below, each nominee has engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of Larscom.

     Allen R. Adams has served as a director of Larscom since July 2002. Mr. Adams is currently the chairman and chief executive officer of VoiceRamp Technologies, a producer of telecommunications software. From 2000 to 2001, Mr. Adams was the director and general manager of the Broadband Telephone Business Unit of Cisco Systems, a leading manufacturer of networking equipment for the Internet. From July 1999 until October 2000, Mr. Adams served as chairman and chief executive officer of IP Cell Technologies until it was acquired by Cisco in October 2000. From 1997 to 1998, Mr. Adams was senior vice president, marketing and business development for DSC Communications. Mr. Adams also served in a number of other senior management positions with DSC Communications over the course of 20 years. Mr. Adams earned a BS in physics from the C.W. Post College, Long Island University, a provider of software for broadband access networks.

     Donald G. Heitt has served as a director of Larscom since November 1996. He served as chairman of the board of Voysys Corporation, a manufacturer of voicemail products, from December 1995 until his retirement in May 1998. From April 1990 to January 1996, Mr. Heitt was the president and chief executive officer of Voysys Corporation. Prior to 1990, Mr. Heitt served as senior vice president of Telebit Corporation, a manufacturer of remote network access products, vice president of sales and marketing and president of the computer division of General Automation, Inc., a developer and retailer of computer software and hardware, and vice president of Honeywell Information Systems, Inc., a provider of diversified products and services covering the aerospace, home construction, automotive, power generation, specialty chemical and advanced materials industries. Mr. Heitt earned a BBA from the University of Iowa.

     Lawrence D. Milligan has served as a director of Larscom since November 1998 and as chairman of the board since June 1999. Mr. Milligan is chairman of the executive committee of the Axel Johnson Inc. board of directors and was the president and chief executive officer of that company from September 1999 until December 2001. Prior to that, Mr. Milligan held a number of senior management positions over the course of 38 years with Procter & Gamble Co., a multi-national manufacturer of family, personal and household care products. Before retiring from Procter & Gamble in 1998, he was the senior vice president responsible for worldwide sales and customer development, a position he held for eight years. Mr. Milligan is a member of the Board of Directors of Portman Equipment Company, a supplier of material handling solutions, equipment and training. He graduated from Williams College and served in the United States Marine Corps.

     Richard E. Pospisil has served as a director of Larscom since January 2000 and as vice chairman of the board since November 2001. Mr. Pospisil served as interim president and chief executive officer of Larscom from June to November of 2001. Mr. Pospisil is currently a private investor and has been the president of RP Associates Consulting Services since 1994. Mr. Pospisil was president and chief executive officer at T3Plus Networking (OnStream Networks) from 1990 until 1994. He was president, chief executive and director of ADA Incorporated during 1990. Previous to that, he founded both LP COM and Telecommunications Technology, Incorporated. Mr. Pospisil holds a BS degree in electrical engineering from Iowa State University.

     Daniel L. Scharre has served as president, chief executive officer and as a director of Larscom since November 2001. Prior to joining Larscom, Mr. Scharre served as chairman, president and chief executive officer of Adaptive Broadband Corporation, a provider of high-speed, wireless last-mile access equipment, from April 2001 to October 2001, as president and chief executive officer from January 2001 to April 2001, as president and chief operating officer from July 2000 to January 2001, as executive vice president from April 1998 to June 2000 and as vice president and chief technology officer from September 1997 to April 1998. Adaptive Broadband filed for bankruptcy in July of 2001. Prior to his four-year tenure at Adaptive Broadband, Mr. Scharre held executive positions at ComStream Inc., Ilex Systems, and Loral Western Development Labs, all providers of digital telecommunications equipment and systems. Mr. Scharre holds a BS in physics from the California Institute of Technology, a Ph.D. in physics from the University of California, Berkeley, and an MBA from Santa Clara University. He previously served on the faculty at Stanford University.

     Desmond P. Wilson III has served as a director of Larscom since September 2001. Effective January 1, 2002, Mr. Wilson assumed the position of president and chief executive officer of Axel Johnson Inc., after serving as executive vice president for new business development since September 2001. Prior to that, Mr. Wilson was president of the Services Assurance and Solutions Division of Spirent plc, a provider of telecommunication testing equipment, from January 2001 to June 2001 and president and chief executive officer of Hekimian Laboratories, Inc, a supplier of automated test systems for telecommunication networks, from December 1998 to December 2000. Mr. Wilson graduated with a BS degree in industrial engineering and operations research from Virginia Polytechnic Institute and State University.

BOARD MEETINGS AND COMMITTEES

     The board of directors of Larscom held 12 meetings during the year ended December 31, 2002 and on three other occasions acted by unanimous written consent. During this period, all of the directors attended more than 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees of the board on which such director served.

     The Audit Committee held nine meetings during 2002. The Audit Committee is primarily responsible for approving the services performed by Larscom's independent accountants and for reviewing and evaluating Larscom's accounting principles and its system of internal controls. The Audit Committee is currently comprised of three members: Messrs. Adams, Heitt and Wilson (appointed in April
2003). Mr. Smorada resigned as a member of the Audit Committee in March 2003. All members of Larscom's Audit Committee are independent (as independence is currently defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. ("NASD") listing standards) except for Mr. Wilson. Mr. Wilson is president and chief executive officer of Axel Johnson Inc., an affiliate of Larscom. As permitted by the current NASD standards, the board of directors has elected to have Mr. Wilson serve the Audit Committee because the board of directors believes that it is in the best interests of Larscom and its stockholders. Mr. Wilson has extensive experience as a director of Larscom and is familiar with the types of issues important to audit committees. During his tenure on the board of directors, Mr. Wilson has been among the most active members and is frequently a leading director at board meetings in seeking information. In addition, Mr. Wilson's understanding of financial and accounting issues makes him among the most qualified members of the board of directors to serve on the Audit Committee.

     The Compensation Committee, which currently consists of Messrs. Adams, Heitt, Milligan and Pospisil held four meetings and on one other occasion acted by unanimous written consent during 2002. The Compensation Committee reviews and approves Larscom's executive compensation policies and approves all stock option grants.

DIRECTOR COMPENSATION

     Directors who are not employees of Larscom or Axel Johnson Inc. or a director of Axel Johnson Inc. (the "Compensated Directors") receive compensation for their services as directors at the rate of $1,500 per quarter and $1,500 per board of directors meeting attended plus $500 for each telephonic Board of Directors meeting held in a quarter after the first such meeting, for which no compensation is paid. Generally, Compensation Committee and Audit Committee meetings are held quarterly at the time of the board of directors meetings. Committee chairpersons who are Compensated Directors receive compensation for their services of $1,500 per year, and Committee members who are Compensated Directors receive compensation of $1,000 per year. Directors are not compensated for attending committee meetings.

     Compensated Directors participated in the Stock Option Plan for Non-Employee Directors (the "Directors Plan"). Under the Directors' Plan, upon joining the board, Compensated Directors are automatically granted an initial option to purchase 18,000 shares of Larscom's class A common stock at the time of Larscom's next annual meeting following their appointment, with an exercise price equal to the fair market value of Larscom's class A common stock on the date of grant. Pursuant to the terms of the Directors Plan, Compensated Directors receive thereafter annual options to purchase 6,000 shares of Larscom's class A common stock, with an exercise price equal to the then fair market value of Larscom's class A common stock on the date of grant. A grant of options to purchase 6,000 shares each of class A common stock was made to Messrs. Pospisil and Heitt at an exercise price equal to the then fair market value of the class A common stock on the date of the 2002 annual meeting of stockholders. On approval of the amendment to the Larscom Stock Incentive Plan set forth in proposal five, the Directors Plan will be terminated and future grants to directors will be made under the Stock Incentive Plan.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The six candidates receiving the highest number of "FOR" votes shall be elected to Larscom's board of directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES SET FORTH ABOVE.

        REPORT OF THE LARSCOM AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the board of directors is responsible for overseeing management's financial reporting practices and internal controls. The board of directors has adopted a written charter for the Audit Committee.

     In connection with the Larscom Incorporated consolidated financial statements for the year ended December 31, 2002, the audit committee has:

     - Reviewed and discussed the audited consolidated financial statements with management and with representatives of PricewaterhouseCoopers LLP, Larscom's independent accountants;

     - Discussed with Larscom's independent accountants the matters required to be discussed by "Statement On Auditing Standards No. 61" (Communication with Audit Committees); and

     - Received from Larscom's independent accountants the written disclosure and letter regarding PricewaterhouseCoopers LLP's independence as required by "Independence Standards Board Standard No. 1" (Independence Discussions with Audit Committees), and discussed the independence of PricewaterhouseCoopers LLP with representatives of Larscom's independent accountants.

     Based on these actions, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Larscom's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                          Allen R. Adams
                                          Donald G. Heitt

     REPORT OF THE LARSCOM COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the board administers all of Larscom's stock option plans, which include the Directors Plan, the Stock Incentive Plan, and the Employee Stock Purchase Plan. The Compensation Committee also recommends to the Board salaries, bonuses, benefits and other remuneration payable to the officers and key employees of Larscom. The members of the Compensation Committee in 2002 were Allen R. Adams (appointed July 1, 2002), Donald G. Heitt, Lawrence
D. Milligan, Harvey L. Poppel (resigned March 1, 2002) and Richard E. Pospisil (appointed May 22, 2002).

COMPENSATION PHILOSOPHY

     Larscom operates in the competitive and rapidly changing environment of high-technology businesses. The Committee seeks to establish compensation policies that allow Larscom flexibility to respond to changes in its business environment. Larscom's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of Larscom's compensation program are to align compensation with Larscom's business objectives and performance, to foster teamwork and to enable Larscom to attract, retain and reward employees who contribute to Larscom's long-term success.

COMPENSATION COMPONENTS

     Larscom's executive officers are compensated with a salary and are eligible for bonus and stock-option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation. To that end, Larscom has provided incentives to its executive officers in the following three ways:

          1) Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions based on industry surveys made available to the Compensation Committee.

          2) Cash Bonus. Larscom's executive cash bonus plan is designed to reward executive officers based on the financial performance of Larscom during the year and achievement against individual objectives. This plan emphasizes the Compensation Committee's belief that, when Larscom is successful, the executives should be appropriately compensated. If Larscom does not achieve its financial objectives, a portion of the bonus may be paid to each executive based on the achievement of individual objectives. Larscom's general bonus program for 2002 for eligible employees was based on achievement of operating income objectives. No bonuses were paid against that plan. Two officers, the president and chief executive officer and the vice president of marketing, had a program that included personal objectives as well as financial objectives. Both earned a portion of their target bonus for achievement of these personal objectives. The vice president of marketing was also paid a separate bonus as part of a commitment made at the time of his hiring.

          3) Stock Options. The principal equity components of executive compensation are options granted under Larscom's Stock Incentive Plan. Stock options are generally granted when an executive joins Larscom with additional options granted from time to time for promotions and performance. At present, the initial option granted to an executive vests over a period of three years. The Compensation Committee believes that the stock option participation provides a method of retention and motivation for the senior level executives of Larscom and also aligns senior management's objectives with long-term stock price appreciation. Executives were also eligible to participate in the Employee Stock Purchase Plan pursuant to which stock may be purchased at 85 percent of the lower of the mean between the high and low sales price for the class A common stock as reported on the Nasdaq SmallCap Market at the beginning or end of each six-month offering period subject to various limitations on the number of shares that can be purchased. As a result of certain regulatory considerations arising from Larscom's move from

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

     the Nasdaq National Market to the Nasdaq SmallCap Market, the Employee Stock Purchase Plan was suspended by action of the board of directors on February 26, 2003.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Daniel L. Scharre was appointed as President and Chief Executive Officer of Larscom by the Board of Directors on November 26, 2001 and his current annual salary is set at $350,000 plus stock options and an annual bonus, subject to meeting performance goals, with an estimated target payout of approximately forty-six percent (46%) of his annual base salary. In determining Mr. Scharre's compensation, the Compensation Committee considered, among other factors, Mr. Scharre's experience in the industry and the competitive marketplace for executive talent.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and proposed regulations thereunder ("Section 162(m)"). Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless such compensation is performance-based. Larscom's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws.

                                          COMPENSATION COMMITTEE OF THE BOARD OF
                                          DIRECTORS

                                          Allen R. Adams
                                          Donald G. Heitt
                                          Lawrence D. Milligan
                                          Richard E. Pospisil

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

                                 PROPOSAL FIVE

                  AMENDMENT TO LARSCOM'S STOCK INCENTIVE PLAN

     On October 11, 1996, Larscom's board of directors adopted Larscom's Stock Incentive Plan (the "Plan") and reserved 2,485,000 shares of Larscom class A common stock for issuance thereunder. In 1998, the Plan was amended and the reserve was increased to 3,985,000 shares. In 2000, the Plan was amended and the
reserve was increased to 6,785,000 shares. As of           , 2003, awards (net
of cancelled or expired awards) covering an aggregate      shares of Larscom's
class A common stock had been granted under the Plan. Only      shares of common
stock (plus any shares that might in the future be returned to the Plan as a result of cancellations or expirations of options) remained available for future grants under the Plan.

     In February 2003, Larscom's board amended the Plan, subject to stockholder approval, to allow non-employee directors to be eligible to receive awards under the Plan. Larscom's board adopted this amendment in order to ensure that Larscom can continue to attract, retain, motivate and reward non-employee directors. In April 2003, Larscom's board amended the Plan, subject to stockholder approval to clarify that the 500,000 shares of class A common stock limit on the number of shares with respect to which options or stock appreciation rights may be granted during any calendar year to any participant (the "Section 162(m) Limitation") will not be subject to adjustment upon the occurrence of a reverse stock split.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1 million for any covered employee. As a result of the
Section 162(m) requirements, the Plan was amended to include the Section 162(m) Limitation. In light of the proposed reverse stock split described in proposal three, Larscom's board adopted this amendment to ensure that Larscom can continue to grant stock options at levels determined appropriate by Larscom's board and compensation committee.

     At the annual meeting, the stockholders are being requested to consider and approve the proposed amendment to the Plan to allow non-employee directors to be eligible to receive awards under the Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Plan.

     Although Larscom is permitted to grant stock appreciation rights and other stock awards under the Plan, to date, only incentive and non-qualified stock options have been granted.

     The essential features of the Plan with the foregoing amendment is outlined below:

GENERAL

     The Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, stock bonus awards and restricted stock awards (collectively "awards"). Incentive stock options granted under the Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Code. Non-qualified stock options granted under the Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards. To date, Larscom has granted only stock options under the Plan.

PURPOSE

     The purpose of the Plan is to enable Larscom to provide competitive incentives that will attract, retain, motivate and reward employees and non-employee directors, and to enable Larscom to give employees and non-employee directors an interest parallel to the interests of Larscom's stockholders.

ADMINISTRATION

     The Plan is administered by Larscom's board or by a committee of Larscom's board. As used in this summary of the Plan, the term "board" refers to any committee Larscom's board appoints as well as to Larscom's board itself. Subject to the provisions of the Plan, Larscom's board has the power to construe and interpret the Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of class A common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award.

     In the discretion of Larscom's board, a committee may consist solely of outside directors in accordance with Section 162(m) and non-employee directors in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

STOCK SUBJECT TO THE PLAN

     An aggregate of 6,785,000 shares of class A common stock is reserved for issuance under the Plan. If an award granted under the Plan expires or otherwise terminates without an issuance of shares, or if any such shares are reacquired by Larscom because of the participant's failure to comply with the terms of an award or for any other reason, the shares of common stock subject to such awards that are either not issued or reacquired will again become available for issuance under the Plan. If the exercise price of any option is satisfied by the tender of shares of common stock to Larscom, only the number of shares of common stock issued net of any shares so tendered will be deemed issued to the participant; provided, however, that none of the surrendered shares will be available for issuance as incentive stock options.

ELIGIBILITY

     Incentive stock options and stock appreciation rights appurtenant thereto may be granted under the Plan only to employees (including officers) of Larscom. Employees (including officers), directors (including non-employee directors if the amendment to the Plan is approved), and consultants of both Larscom and its affiliates are eligible to receive all other types of awards under the Plan.

     No incentive stock option may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Larscom or any affiliate of Larscom ("Ten Percent Stockholder"), unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan and all other such plans of Larscom and its affiliates) may not exceed $100,000.

     No person may be granted during any calendar year options and stock appreciation rights under the Plan exercisable for more than 500,000 shares of common stock.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Plan. Each option is evidenced by a written option agreement between Larscom and the participant.

     Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified options may not be less than 100% of the fair market value of the stock on the date of grant. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m).
See "Federal Income Tax Information." As of           , the closing price of the
Larscom's common stock as reported on the Nasdaq SmallCap Market was $     per
share.

     The exercise price of options granted under the Plan may be paid in whole or in part (i) in cash, (ii) by bank-certified, cashier's or personal check,
(iii) if so provided in the option agreement, by a "cashless" exercise" procedure, or (iv) if so provided in the option agreement, by delivery of other shares of Larscom common stock (that have been owned by the participant for at least six months (or such longer or shorter
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

period of time required to avoid a charge to earnings for financial accounting purposes)) or other property. Property for purposes of the foregoing includes an obligation of Larscom unless prohibited by applicable law.

     Option Exercise. Options granted under the Plan may become exercisable in cumulative increments ("vest") as determined by Larscom's board. Larscom's board has the power to accelerate the time during which an option may vest or be exercised. Larscom's board may permit or require a participant to satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by authorizing Larscom to withhold a portion of the stock otherwise issuable to the participant.

     Term. The maximum term of options under the Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. The post-termination exercise period for options under the Plan will be determined by Larscom's board and will be set forth in individual option agreements.

     Restrictions on Transfer. The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. Larscom's board may grant non-qualified stock options that are transferable to the extent provided in the agreement in certain limited instances.

TERMS OF STOCK BONUS, PERFORMANCE UNIT AND RESTRICTED STOCK AWARDS

     A stock bonus award may be awarded in shares of common stock or in cash in an amount that is determined by reference to the fair market value of shares of common stock, or a combination of each. A stock bonus award may, but need not be, granted as a performance unit award or a restricted stock award. Each such award is evidenced by a written agreement between Larscom and the participant. An award may be settled in either cash or stock and may be paid at the time of grant or at a subsequent time as determined by Larscom's board. Awards will be subject to such terms and conditions, including restrictions on transfer and conditions of forfeiture, as determined by Larscom's board.

STOCK APPRECIATION RIGHTS

     Larscom's board generally may grant stock appreciation rights that are linked to an option ("linked stock appreciation rights") and/or stock appreciation rights that are separate from an option ("free-standing stock appreciation rights"). Linked stock appreciation rights may be granted either as an alternative or a supplement to a specified option (the "related" option). Each linked stock appreciation right that is granted as an alternative to an option entitles the holder to receive an amount equal to the fair market value of the shares purchasable under the related option less the aggregate exercise price payable for such shares if and when the holder surrenders the related option. Each linked stock appreciation right that is granted as a supplement to an option entitles the holder to receive an amount equal to the fair market value of the stock on the date of exercise less the fair market value of the stock on the date of grant of the stock appreciation right.

     Free-standing stock appreciation rights are granted independently of any option and entitle the participant to receive upon exercise an appreciation distribution equal to the fair market value of the stock on the date of exercise less the fair market value of the stock on the date of grant of the stock appreciation right.

     Larscom's board will determine when stock appreciation rights become exercisable, and may, at any time, accelerate the exercisability of such rights; provided, however, that no free-standing stock appreciation right will be exercisable after 10 years from the date of grant, and no linked stock appreciation right will be exercisable after the related option ceases to be exercisable. Larscom's obligation arising upon the exercise of a stock appreciation right may be paid in common stock or in cash, or any combination thereof, as Larscom's board may determine.

ADJUSTMENT PROVISIONS

     If Larscom's stock changes by reason of any stock split, stock dividend, recapitalization, reclassification, consolidation, merger or other such transaction, appropriate adjustments will be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option, right or award outstanding under the Plan, and the exercise price of any such outstanding option, right or award.
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

Accordingly, if both the reclassification described in Larscom's proposal two and the reverse stock split described in Larscom's proposal three are implemented, the Plan would consist of shares of the reclassified common stock rather than class A common stock and the number of shares would be reduced to the extent of the reverse stock split (except for the Section 162(m) Limitation if the amendment to the Plan is approved.

EFFECT OF A CHANGE IN CONTROL

     In the event of a "change in control" (as defined in the Plan), any surviving or acquiring corporation may continue or assume awards outstanding under the Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or to substitute similar awards, then with respect to awards held by participants whose service with Larscom or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

DURATION, AMENDMENT AND TERMINATION

     Larscom's board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate when all awards have been granted with respect to all shares reserved for issuance under the Plan.

     Larscom's board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by Larscom's stockholders to the extent such approval is necessary to satisfy the requirements of Section 422 of the Code, other applicable law, or applicable stock exchange requirements. Larscom's board may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the participant or Larscom by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

     If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss. Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

     To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, Larscom will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Non-qualified Stock Options, Stock Bonus Awards and Restricted Stock Awards. Non-qualified stock options, stock bonus awards and restricted stock awards granted under the Plan generally have the following federal income tax consequences.

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

     With respect to non-qualified stock options, there are no tax consequences to the participant or Larscom by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock.

     With respect to grants of stock bonus awards that are not subject to a "substantial risk of forfeiture" (as defined in Section 83 of the Code), a participant normally will recognize taxable ordinary income equal to the stock's fair market value on the date of receipt. If a stock bonus award is settled in cash, the participant will recognize ordinary income equal to the cash received.

     Upon the receipt of shares under a restricted stock award, the participant normally will recognize ordinary income equal to the excess of the stock's fair market value over the purchase price, if any, for the stock. However, an exception to this general rule may apply if the stock is subject to certain types of vesting restrictions such that it is subject to a "substantial risk of forfeiture" (as defined in Section 83 of the Code). In such event, unless the participant makes a Section 83(b) election under the Code within 30 days after the acquisition of the restricted stock, the participant generally will not recognize any income with respect to such stock until the date such "substantial risk of forfeiture" lapses, and the amount of income recognized will be based on the fair market value of the stock on such future date. In addition, the participant's holding period for purposes of determining the long-term or short-term nature of any capital gain or loss recognized on a subsequent disposition of the stock will begin on the date the "substantial risk of forfeiture" lapses. If a participant files a Section 83(b) election, the participant must report ordinary income equal to the difference between the stock's fair market value and the purchase price, if any.

     For non-qualified stock options, stock bonus awards and restricted stock awards, with respect to employees, Larscom generally is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized by the participant in connection with such awards. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Larscom will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

     Upon disposition of the stock acquired pursuant to a non-qualified stock option, a stock bonus award or a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Securities Exchange Act of 1934.

     Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, Larscom is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Larscom will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

     Potential Limitation on Larscom Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Larscom, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Sec-tion 162(m), compensation attributable to stock options that have an exercise price of at least fair market value on the grant date and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors," the plan specifies the class of employees eligible to receive such awards and contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the eligible employee class and the per-employee limitation are approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant.

     Stock options with exercise prices of less than fair market value on the grant date, stock bonus awards, performance unit awards and restricted stock awards will qualify as performance-based compensation under the Treasury Regulations under Section 162(m) only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     At Larscom's annual meeting, the stockholders are being asked to approve an amendment to the Plan to allow non-employee directors to participate in the Plan. The affirmative vote of the holders of a majority of the voting power of the Larscom common stock represented at the Larscom annual meeting at which a quorum is present is required to approve the amendment to the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO LARSCOM'S STOCK INCENTIVE PLAN.

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

                                  PROPOSAL SIX

        RATIFICATION OF LARSCOM'S APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Larscom's board of directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of Larscom for the year ending December 31, 2003. This appointment is being presented to the stockholders for ratification at the annual meeting. If the stockholders reject the appointment, the board of directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited Larscom's financial statements since 1993 and performed reviews from 1987 through 1992. Its representatives are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT FEES

     The aggregate fees for professional services rendered in 2002 by PricewaterhouseCoopers LLP for the audit of Larscom's annual financial statements for fiscal year 2002 and reviews of the financial statements included in Larscom's SEC filings in 2002 were $142,800.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     There were no fees billed by PricewaterhouseCoopers LLP for financial information systems design and implementation for fiscal year 2002.

ALL OTHER FEES

     The aggregate fees billed by PricewaterhouseCoopers LLP, which were pre-approved by Larscom's Audit Committee, for professional services rendered in 2002 other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above were $401,520, relating primarily to due-diligence service on proposed acquisitions, tax services, and assistance with SEC filings. The Audit Committee considers the provision of these other services to be compatible with maintaining the independence of PricewaterhouseCoopers LLP.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting will be required to approve the ratification of the board's appointment of PricewaterhouseCoopers LLP as independent accountants of Larscom for the year ending December 31, 2003.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

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

            LARSCOM SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth as of March 31, 2003 (except as set forth in the footnotes) certain information known to Larscom with respect to the beneficial ownership of Larscom's class A common stock and class B common stock by (i) each beneficial owner of more than 5% of the outstanding shares of each class of common stock, (ii) each of Larscom's directors, (iii) each of Larscom's Named Executive Officer and (iv) all of Larscom's directors and executive officers as a group.

                                   CLASS A SHARES              CLASS B SHARES
                             --------------------------   ------------------------
                                NUMBER       PERCENT OF     NUMBER      PERCENT OF   TOTAL VOTING
                             OF SHARES(1)     TOTAL(2)    OF SHARES      TOTAL(2)      POWER(2)
                             ------------    ----------   ----------    ----------   ------------
Axel Johnson Inc.(3).......      10,000            *      10,000,000      100.0%         81.9%
Kopp Investment Advisors,
  Inc,(4)..................   2,610,750         29.4%             --          *           5.3
State of Wisconsin
  Investment Board(5)......   1,550,300         17.5              --          *           3.2
Daniel L. Scharre..........     233,332(6)       2.6              --          *             *
Donald W. Morgan...........     114,019(7)       1.3              --          *             *
Gurdip Jande...............      64,166(8)         *              --          *             *
Leonard Eisenstein.........      50,833(9)         *              --          *             *
Donald G. Heitt............      42,000(10)        *              --          *             *
Richard E. Pospisil........      18,000(11)        *              --          *             *
Desmond P. Wilson III......       5,000            *      10,000,000(12)   100.0         81.9
Lawrence D. Milligan.......       3,500            *      10,000,000(13)   100.0         81.9
Allen R. Adams.............          --            *              --          *             *
All executive officers and
  directors as a group (8
  persons).................     530,850(14)      6.0%     10,000,000(14)   100.0%        82.9%

---------------

  *  Less than 1%

 (1) The number of shares beneficially owned includes class A common stock of which such individual has the right to acquire beneficial ownership within 60 days after March 31, 2003, including but not limited to, upon exercise of an option.

 (2) Percentage of beneficial ownership and voting power is based on 8,867,295 shares of class A common stock and 10,000,000 shares of class B common stock, all of which were outstanding on March 31, 2003. Holders of class A common stock are entitled to one vote per share and holders of class B common stock are entitled to four votes per share. For each individual, this also includes class A common stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of March 31, 2003 including, but not limited to, upon the exercise of an option; however, such class A common stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual.

 (3) Based on information provided in a Schedule 13D filed by Axel Johnson Inc. with the Securities and Exchange Commission (referred to herein as the SEC) on March 27, 2003. The address for Axel Johnson Inc. is 300 Atlantic Street, Stamford, CT 06901-0350. The 10,000 shares of class A common stock are owned of record by Antonia Ax:son Johnson, the sole stockholder of Axel Johnson, and her spouse.

 (4) Based on information provided in a Schedule 13D/A filed by Kopp Investment Advisors, Inc. with the SEC on January 2, 2003. The address for Kopp Investment Advisors, Inc. is 7701 France Avenue South, Suite 500, Edina, MN 55435.

 (5) Based on information provided in a Schedule 13G/A filed by The State of Wisconsin Investment Board with the SEC on February 12, 2003. The address for The State of Wisconsin Investment Board is P.O. Box 7842, Madison, WI 53707.

 (6) Includes 233,332 shares issuable upon exercise of options to purchase class A common stock that are exercisable within 60 days after March 31, 2003.

 (7) Includes 105,900 shares issuable upon exercise of options to purchase class A common stock that are exercisable within 60 days after March 31, 2003.

 (8) Includes 64,166 shares issuable upon exercise of options to purchase class A common stock that are exercisable within 60 days after March 31, 2003.

 (9) Includes 50,833 shares issuable upon exercise of options to purchase class A common stock that are exercisable within 60 days after March 31, 2003.

(10) Includes 42,000 shares issuable upon exercise of options to purchase class A common stock that are exercisable within 60 days after March 31, 2003.

(11) Includes 18,000 shares issuable upon exercise of options to purchase class A common stock that are exercisable within 60 days after March 31, 2003.

(12) Represents 10,000,000 shares of class B common stock beneficially owned by Axel Johnson Inc. Mr. Wilson, President and Chief Executive Officer of Axel Johnson Inc., disclaims beneficial ownership of the shares beneficially owned by Axel Johnson Inc.

(13) Represents 10,000,000 shares of class B common stock beneficially owned by Axel Johnson Inc. Mr. Milligan, Chairman of the executive committee of Axel Johnson Inc., disclaims beneficial ownership of the shares beneficially owned by Axel Johnson Inc.

(14) See footnotes 6 through 13 above.

        LARSCOM SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, Larscom's directors, officers and persons who are directly or indirectly the beneficial owners of more than 10% of the common stock of Larscom are required to file with the SEC within specified monthly and annual due dates, a statement of their initial beneficial ownership and all subsequent changes in ownership of common stock. Rules of the SEC require such persons to furnish Larscom with copies of all Section 16(a) forms they file. Based solely on a review of such forms, Larscom believes all Section 16 filing requirements were met in fiscal year ended December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2002 with respect to the shares of Larscom's common stock that may be issued under Larscom's existing equity compensation plans.

                                    A                         B                          C
                        --------------------------   -------------------   ------------------------------
                                                                           NUMBER OF SECURITIES REMAINING
                                                                           AVAILABLE FOR FUTURE ISSUANCE
                        NUMBER OF SECURITIES TO BE    WEIGHTED AVERAGE       UNDER EQUITY COMPENSATION
                         ISSUED UPON EXERCISE OF      EXERCISE PRICE OF     PLANS (EXCLUDING SECURITIES
PLANS                      OUTSTANDING OPTIONS       OUTSTANDING OPTIONS       REFLECTED IN COLUMN A)
-----                   --------------------------   -------------------   ------------------------------
Equity Compensation
  Plans Approved by
  Security Holders....
Stock Incentive
  Plan................          2,009,445                  $2.3298                   4,458,993
Stock Option Plan for
  Non-Employee
  Directors...........            132,000                  $6.9389                     173,000
Employee Stock
  Purchase Plan.......                 --                       --                     316,785
                                ---------                  -------                    --------
Equity Compensation
  Plans Not Approved
  by Security
  Holders.............                 --                       --                          --
                                ---------                  -------                    --------
Total.................          2,141,445                  $2.6139                   4,948,778
                                =========                  =======                    ========

     Please see "Important Proposals for Approval by Larscom's Stockholders at Larscom's Annual Meeting not Relating to the Merger" on page 110 for a detailed discussion of the other separate and independent proposals to be voted on at Larscom's annual meeting.

                         LARSCOM EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table sets forth information regarding the compensation of
(i) each person who served as Larscom's Chief Executive Officer in 2002, (ii) each of the other four most highly-compensated executive officers of Larscom during the year ended December 31, 2002 who were serving as executive officers on December 31, 2002 and (iii) two other highly-compensated persons who were no longer serving as an executive officer on December 31, 2002, for services rendered in all capacities to Larscom for the years ended December 31, 2002, 2001 and 2000. Such six persons are referred to as the "Named Executive Officers".

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                          ANNUAL COMPENSATION      SECURITIES     ALL OTHER
                               FISCAL   -----------------------    UNDERLYING    COMPENSATION
NAME                            YEAR    SALARY($)   BONUS(1)($)    OPTIONS(#)        ($)
----                           ------   ---------   -----------   ------------   ------------
Daniel L. Scharre............   2002    $ 350,002    $100,542            --       $   24,797(9)
  President and Chief
  Executive                     2001       26,923          --       450,000            1,061(9)
  Officer                       2000           --          --            --               --
Gurdip Jande(2)..............   2002      186,066      52,902       150,000          203,104(10)
  Vice President of Marketing   2001           --          --            --               --
                                2000           --          --            --               --
Donald W. Morgan.............   2002      183,768          --        20,000           19,841(11)
  Vice President, Finance and   2001      183,771          --            --           18,878(11)
  Chief Financial Officer       2000      173,166      16,351        65,000           53,706(11)
Leonard J. Eisenstein(3).....   2002      132,527(6)        --      150,000          143,957(12)
  Vice President of Worldwide   2001           --          --            --               --
  Sales                         2000           --          --            --               --
Stephen A. Gartner(4)........   2002      116,713(7)        --       10,000           93,064(13)
  Vice President, Domestic      2001      163,884(7)        --           --           12,955(13)
  Sales                         2000      204,356(7)        --       15,021           12,404(13)
Amin Pessah(5)...............   2002      107,819(8)        --       10,000           96,893(14)
  Vice President,
  International                 2001      246,794(8)        --           --           21,821(14)
  Sales                         2000      229,236(8)        --       15,000           19,418(14)

---------------

 (1) Represents bonuses earned in the year indicated.

 (2) Mr. Jande joined Larscom on February 11, 2002.

 (3) Mr. Eisenstein joined Larscom on May 29, 2002.

 (4) Mr. Gartner resigned from Larscom on May 29, 2002.

 (5) Mr. Pessah resigned from Larscom on May 29, 2002.

 (6) Includes sales commissions of $24,369 in 2002.

 (7) Includes sales commissions of $27,344, $31,126 and $61,068 in 2002, 2001 and 2000, respectively.

 (8) Includes sales commissions of $18,237, $78,015 and $68,876 in 2002, 2001 and 2000, respectively.

 (9) Includes matching contributions under Larscom's 401(k) plan, which Larscom made on behalf of the Named Executive Officer of $11,000 in 2002, Larscom paid life insurance of $1,797 and $138 in 2002 and 2001, respectively and an automobile allowance of $12,000 and $923 in 2002 and 2001, respectively.

(10) Includes matching contributions under Larscom's 401(k) plan, which Larscom made on behalf of the Named Executive Officer of $10,916 in 2002, Larscom paid life insurance of $404 in 2002 and a moving allowance of $191,784 in 2002.

(11) Includes matching contributions under Larscom's 401(k) plan, which Larscom made on behalf of the Named Executive Officer of $11,000, $10,089 and $9,788 in 2002, 2001 and 2000, respectively, Larscom paid life insurance of $1,641, $1,589 and $1,535 in 2002, 2001 and 2000, respectively, an automobile allowance of $7,200, $7,200 and $7,200 in 2002, 2001 and 2000,
     respectively, and a moving allowance of $35,183 in 2000.

(12) Includes Larscom paid life insurance of $985 in 2002, an automobile allowance of $5,465 in 2002 and a moving allowance of $137,507 in 2002.

(13) Includes matching contributions under Larscom's 401(k) plan, which Larscom made on behalf of the Named Executive Officer of $5,382, $6,638 and $7,142 in 2002, 2001 and 2000, respectively, severance pay of $84,188 in 2002, Larscom paid life insurance of $366, $640 and $392 in 2002, 2001 and 2000, respectively, and an automobile allowance of $3,128, $5,677 and $4,870 in 2002, 2001 and 2000, respectively.

(14) Includes matching contributions under Larscom's 401(k) plan, which Larscom made on behalf of the Named Executive Officer of $5,407, $10,094 and $9,701 in 2002, 2001 and 2000, respectively, severance pay of $84,390 in 2002, Larscom paid life insurance of $367, $795 and $748 in 2002, 2001 and 2000, respectively, other benefits of $1,664 in 2001 and an automobile allowance of $6,729, $9,268 and $8,969 in 2002, 2001 and 2000, respectively.

OPTION GRANTS AND EXERCISES

     The following table sets forth each grant of stock options made during the year ended December 31, 2002 to each of the Named Executive Officers. No stock appreciation rights have ever been granted to any of the Named Executive Officers.

               OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 2002

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------
                                NUMBER      % OF TOTAL
                                  OF         OPTIONS                               POTENTIAL REALIZABLE VALUE
                              SECURITIES    GRANTED TO                             --------------------------
                              UNDERLYING   EMPLOYEES IN   EXERCISE                    USING BLACK-SCHOLES
                               OPTIONS        FISCAL        PRICE     EXPIRATION         OPTION PRICING
NAME                           GRANTED       YEAR(1)      ($/SHARE)      DATE             MODEL($)(2)
----                          ----------   ------------   ---------   ----------   --------------------------
Daniel L. Scharre...........        --           --            --            --                  --
Gurdip Jande................   150,000         21.4%        1.285     2/26/2012             136,655
Donald W. Morgan............    20,000          2.9%        1.285     2/26/2012              18,363
Leonard J. Eisenstein.......   150,000         21.4%        1.021     5/29/2012             108,635
Stephen A. Gartner..........    10,000          1.4%        1.285     2/26/2012               9,181
Amin Pessah.................    10,000          1.4%        1.285     2/26/2012               9,181

---------------

(1) A total of 700,200 options were granted to employees during the year ended December 31, 2002 under the Stock Incentive Plan.

(2) In determining the potential realizable value of the options using the Black-Scholes option pricing model the following assumptions were made: a risk free interest rate of 4.36%, an average expected option life of 4.90 years, an expected volatility of 90% and a zero dividend yield.

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during 2002, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by stock options as of December 31, 2002, and the value of "in-the-money" stock options, which represents the spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2002.

          AGGREGATED OPTION EXERCISES IN YEAR ENDING DECEMBER 31, 2002
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL YEAR END       IN-THE-MONEY OPTIONS
                                                                  (#)($)                 AT FISCAL YEAR END($)
                       SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                   ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------------   ------------   -----------   -------------   -----------   -------------
Daniel L. Scharre....        --              --           162,501        287,499          --             --
Gurdip Jande.........        --              --            41,667        108,333          --             --
Donald W. Morgan.....        --              --            89,512         45,488          --             --
Leonard J
  Eisenstein.........        --              --            29,167        120,833          --             --
Stephen A. Gartner...        --              --                --             --          --             --
Amin Pessah..........        --              --                --             --          --             --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the board of directors consisted in 2002 of Messrs. Adams (appointed July 1, 2002), Heitt, Milligan, Poppel (resigned March 1, 2002) and Pospisil (appointed May 22, 2002). Mr. Pospisil was an employee of Larscom until February 28, 2002. None of the other members of the Compensation Committee were or ever have been an officer or employee of Larscom.

EMPLOYMENT CONTRACTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

     Daniel L. Scharre, Larscom's President and Chief Executive Officer, signed an Employment Agreement with Larscom on November 26, 2001. Pursuant to that Agreement, Mr. Scharre is entitled to an annual base salary of $350,000, subject to annual increases; is eligible for annual bonuses, subject to meeting performance goals, with an estimated target payout of approximately forty-six percent (46%) of his annual base salary and is eligible for benefits generally available to other executive officers of Larscom. He also received stock options of 450,000 shares of class A common stock at the then market price of $1.22 with one-sixth vesting after the first six-months from his date of employment and one-thirty-sixth vesting thereafter in equal monthly installments. In addition, if Mr. Scharre's employment is terminated by Larscom without cause, he will be entitled to severance benefits equal to one year's annual base salary and to the continuation of other employee benefits for a period of one year following any such termination.

               RELATIONSHIP BETWEEN LARSCOM AND AXEL JOHNSON INC.

     Until Larscom's initial public offering in December 1996, Larscom was a wholly-owned subsidiary of Axel Johnson Inc. As the sole stockholder, Axel Johnson was responsible for providing Larscom with financial, management, administrative and other resources. Furthermore, Axel Johnson maintained substantial control over the day-to-day operations of Larscom.

     Services provided to Larscom by Axel Johnson include significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. For these services, Larscom was charged and/or allocated expenses of $465,000, $465,000 and $452,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The costs of these services were directly charged and/or allocated using methods that Larscom's management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs Larscom would have incurred to obtain these services had it been a separate entity. Neither Axel Johnson nor Larscom has conducted any study or obtained any estimates from third parties to determine what the cost of obtaining similar services from third parties might have been.

     Larscom and Axel Johnson entered into a number of agreements before Larscom's initial public offering for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of Larscom and Axel Johnson that such agreements and the transactions provided for therein maintain certain mutually beneficial arrangements on overall terms which Larscom and Axel Johnson believe to be at least as favorable to Larscom as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between Larscom and Axel Johnson, there can be no assurance that the terms of any individual element of such arrangements are as favorable to Larscom as could have been obtained from unaffiliated third parties. While these agreements will provide Larscom with certain benefits, Larscom is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not enjoy benefits from its relationship with Axel Johnson beyond the term of the agreements.

     After Larscom's initial public offering, Larscom adopted a policy that all future agreements between Larscom and Axel Johnson will be on terms that Larscom believes are no less favorable to Larscom than the terms Larscom believes would be available from unaffiliated parties. In that regard, Larscom intends to follow the procedures provided by the Delaware General Corporation Law (the "DGCL") which include a vote to affirm any such future agreements by a majority of Larscom's directors who are not employees of Axel Johnson (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

ADMINISTRATIVE SERVICES AGREEMENT

     Larscom and Axel Johnson entered into an administrative services agreement (the "Services Agreement") effective since the consummation of Larscom's initial public offering, pursuant to which Axel Johnson continues to provide limited services to Larscom, including treasury, accounting, tax, internal audit, legal and human resource functions.

     Each service under the Services Agreement was initially provided for a period of two years. In 2002, Larscom and Axel Johnson extended the term for an additional year, in accordance with the Service Agreement. However, to the extent legally permissible, Larscom may terminate any individual service or all services that it receives under the Services Agreement at any time upon 45 days prior written notice. Otherwise, the Services Agreement shall terminate upon the earliest of, among other things, the date which Axel Johnson owns less than 50% of the voting control of Larscom; provided, however, that if such reduction in voting control results from a sale or transfer of class B common stock by Axel Johnson, the services shall continue to be provided for a period of 90 days thereafter. Larscom is obligated to take all steps necessary to obtain its own administrative and support services before the termination of the Services Agreement.

     Larscom is obligated to pay fees established in the Services Agreement based upon the type and amount of services rendered. Axel Johnson charged an annual fee of $465,000 for all of the services that it provided under the Services Agreement for 2002. These fees are estimated to be approximately $363,000 for the full fiscal year 2003 and will not include internal audit support as well as reduced human resource services. In addition, Larscom reimburses Axel Johnson for any out-of-pocket expenses it incurs in connection with providing the services.

     Axel Johnson incurred various costs related to services provided to Larscom, which were charged to Larscom. These are as follows:

                                                                 2002
                                                              ----------
Pension and thrift plan.....................................  $1,299,000
Health insurance............................................  $  663,000
Property, liability and general insurance...................  $  889,000
Other charges/(credits).....................................  $  (10,000)
                                                              ----------

     Larscom participates in the centralized cash management system operated by Axel Johnson. Under this system all payments made by Larscom are settled by Axel Johnson and all receipts from customers are remitted to Axel Johnson. Cash remittances made, net of cash advances, were $2,707,000 during 2002.

TAX SHARING AGREEMENT

     Under a tax sharing agreement entered into by Larscom and Axel Johnson in 1996, Larscom files combined state income tax returns with Axel Johnson or its subsidiaries, and appropriate payments are made by or to Larscom. Axel Johnson will indemnify Larscom from liability for certain matters, including, net of corresponding tax benefits, any federal, state or local income or other taxes attributable to any affiliated or combined group of which Larscom is a member for any period ending after Larscom's initial public offering. Larscom has agreed to indemnify Axel Johnson and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of Larscom after Larscom's initial public offering. Since Larscom's initial public offering, Larscom has made its own tax filings, with assistance provided by Axel Johnson under the Services Agreement.

CREDIT AGREEMENT

     Larscom and Axel Johnson entered into a credit agreement (the "Credit Agreement"), pursuant to which Axel Johnson has agreed to provide a revolving credit/working capital facility to Larscom in an aggregate amount of $15,000,000. The Credit Agreement expires in December 2003. Any loans thereunder bear interest during each calendar quarter at a rate per annum equal to the sum of the three-month London Interbank Offered Rate (LIBOR), plus 2.0% initially on the date when the loan is made and adjusted thereafter on the first business day of each calendar quarter. Additionally, Larscom is required to pay a commitment fee of 0.5% per annum on the unused portion of the Credit Agreement. Larscom is required to maintain compliance with certain covenants under the Credit Agreement. As of December 31, 2002, $15,000,000 was available, and during 2001, 2000 and 1999, no borrowings were made under the Credit Agreement.

     The Credit Agreement contains various representations, covenants and events of default typical for financing of a similar size and nature. As a condition to borrowing pursuant to the Credit Agreement, Larscom must be able to represent that, among other things, there are no conflicts with the Certificate of Incorporation or Bylaws or any contract of Larscom, there has been no material adverse change in the financial condition or results of operations of Larscom since November 20, 1998 and that there is no pending or threatened litigation that would have a material adverse effect on Larscom. Axel Johnson concluded in a letter of August 8, 2002, that although Larscom had experienced adverse financial results in recent periods, Axel Johnson agreed to continue to make the credit line available to Larscom, provided no material adverse change occurs after August 8, 2002. Larscom covenants to, among other things, pay all indebtedness and other obligations, provide Axel Johnson with certain financial information and use the proceeds of the loans for the purposes set forth in the Credit Agreement. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of Larscom and any sale by

Larscom of all or substantially all of its assets. Upon an event of default, the line of credit shall become payable in full.

     The Credit Agreement also permits Axel Johnson to require, upon 90 days written notice, a mandatory prepayment of all or a portion of all outstanding loans and to terminate the Credit Agreement in the event that Axel Johnson (i) owns less than the majority of the outstanding voting stock of Larscom or (ii) nominates less than a majority of the persons to be elected to the Board of Directors of Larscom.

                        HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are Larscom's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations, Larscom Incorporated, 1845 McCandless Drive, Milpitas, CA 95035 or contact our Investor Relations department at (408) 941-4264. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

                        LARSCOM STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders on Larscom's class A common stock from December 31, 1996 through December 31, 2002, to the cumulative total return over such period of (i) The Nasdaq Stock Market (U. S. Companies) and (ii) the Nasdaq Telecom Index. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Larscom specifically incorporates it by reference into such filing.

     The graph assumes that $100 was invested on December 31, 1996, in Larscom's class A common stock and in each index. No dividends have been declared or paid on Larscom's class A common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG LARSCOM INCORPORATED,
            THE NASDAQ COMPOSITE INDEX AND THE NASDAQ TELECOM INDEX
                            SINCE DECEMBER 31, 1996

GRAPH

                       12/31/1998   12/31/1999   12/31/2000   12/31/2001   12/31/2002
                       ----------   ----------   ----------   ----------   ----------
 Nasdaq Composite
  Index                 $169.84      $315.20      $191.36      $151.07      $103.45
 Nasdaq Telecom
  Index                  232.00       470.29       214.64       109.60        50.39
 Larscom
  Incorporated            13.44        57.38        21.70         9.49         3.25

                                 OTHER MATTERS

     Larscom knows of no other matters to be brought before the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy for Larscom to vote the shares as the Larscom board of directors may recommend.

                                          LARSCOM INCORPORATED

                                          DONALD W. MORGAN
                                          Secretary

Dated:           , 2003

                                  (VINA LOGO)

                       ADDITIONAL INFORMATION CONCERNING
                            VINA TECHNOLOGIES, INC.

                       ADDITIONAL INFORMATION CONCERNING
                            VINA TECHNOLOGIES, INC.

     VINA is a leading developer of multi-service broadband access communications equipment that enables communications service providers to deliver bundled voice and data services. VINA's products integrate various broadband access technologies, including existing circuit-based and emerging packet-based networks, onto a single platform to alleviate capacity constraints in communications networks.

     From VINA's inception in June 1996 through February 1997, VINA's operating activities related primarily to developing and testing prototype products, commencing the staffing of VINA's sales and customer service organizations and establishing relationships with VINA's customers. VINA began shipping its Multi-service Integrator-300 product family in March 1997, VINA's Multiservice Xchange product in May 1999, VINA's eLink product in November 2000 and VINA's MBX product in September 2001. Since inception, VINA has incurred significant losses, and as of December 31, 2002 VINA had an accumulated deficit of $177.6 million.

     VINA markets and sells its products and services directly to communications service providers and through OEM customers and value-added resellers, or VARs. VINA's customer base is highly concentrated. A relatively small number of customers have accounted for a significant portion of VINA's historical net revenue. VINA's three largest customers accounted for approximately 71% of VINA's net revenue in fiscal year ended December 31, 2002. While the level of sales to any specific customer is anticipated to vary from period to period, VINA expects that it will continue to experience significant customer concentration for the foreseeable future. To date, international sales have not been significant and VINA has not been exposed to significant fluctuations in foreign currency exchange rates.

INDUSTRY BACKGROUND

  INCREASING DEMAND FOR BROADBAND ACCESS

     The volume of Internet and other data traffic has grown quickly over the past several years, due primarily to increased numbers of users and the proliferation of bandwidth intensive applications such as business-to-business electronic commerce, web hosting and remote access for telecommuters. Electronic business applications have become critical business tools and, as a result, businesses of all sizes increasingly require their telecommunications service provider to deliver constant broadband connections at affordable rates.

  THE FIRST MILE BOTTLENECK

     Although service providers have deployed emerging packet-based technologies to expand the speed and capacity of long distance networks, more limited investment has been made in local networks, or the first mile, to address the substantial increase in traffic. As a result, the first mile has become the telecommunication infrastructure's principal bottleneck, limiting the ability of service providers to deliver broadband services to the market.

  DIFFICULTY OF PROFITABLY CONNECTING CUSTOMERS TO METRO ACCESS NETWORKS

     In the past, carriers have lacked the technological means to concentrate voice and data in the same platform. Instead, they purchased separate pieces of equipment for each, resulting in an increased burden that multiplied their hardware costs and consumption of precious space in co-locations and central office facilities. Further aggravating the companies' capital expenditures was the longstanding need to invest extensively in specialized telecommunications devices such as digital loop carriers, digital access cross-connect systems and Frame Relay switches. To regain control over expenses, service providers have focused on limiting the concentration of their voice and data to a relatively few large locations such as central offices and thus minimizing their number of purchases devices. But the decision to locate the equipment in sites that lie far from customer premises compounded the carriers' requirements for backhaul transport and all its associated costs.

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  INCREASING COMPETITION EXPANDS THE NEED FOR BROADBAND ACCESS

     Historically, in the United States, dominant telephone companies, principally Regional Bell Operating Companies, were the exclusive operators of first mile communications networks. The U.S. Telecommunications Act of 1996 opened the local communications market to new entrants. The 1996 Act required the dominant local carriers, known as incumbent local exchange carriers, or ILECs, to lease portions of their networks to other carriers to compete in the first mile. This Act introduced new entrants referred to as competitive local exchange carriers, or CLECs. Expanded competition has accelerated the deployment of new technologies, including digital subscriber line, or DSL, digital cable and broadband fixed wireless, into the local market. To date, these broadband solutions have been introduced as parallel data networks, co-existing alongside the voice infrastructure controlled by ILECs, complicating the network.

     While both CLECs and ILECs have introduced services in the market to address competition and the need for broadband access, each of them faces significant challenges in their respective markets.

     CLECs. CLECs have targeted the Small Medium business market in particular and have gained market share from ILECs in recent years. Most CLECs have provided either voice, or data services and are facing numerous challenges as they attempt to achieve profitability. CLECs are seeking to decrease network expense by improving bandwidth management and reducing customer turnover. They are also seeking to increase revenue per customer by introducing bundled suites of enhanced voice and data services, such as long distance, local call routing, Internet access, business-to-business electronic commerce and web hosting. CLECs have also taken the lead in offering bundled voice and data services to small to medium size businesses, a market which VINA believes has been dominated, but underserved, by ILECs. These businesses often do not have the financial or technical resources of large businesses to invest in and manage costly parallel voice and data networks. VINA believes that small to medium size businesses present an opportunity for CLECs to substantially grow their customer base.

     ILECs. Historically, ILECs have faced strict regulations limiting their investment returns in the voice market by tying those returns to their infrastructure and other costs. ILECs now seek to introduce new enhanced data services in deregulated markets where their returns are not so constrained. Although ILECs have traditionally dominated the first mile market, they have lost substantial market share to CLECs in the large business market and have begun to lose market share in the small to medium size business market because CLECs have been able to deliver more cost-effective services. In order to defend their customer base in the small to medium size business market, ILECs are seeking to provide bundled voice and data, and more recently long distance services to their customers. ILECs are also experiencing a copper wire telecommunication lines shortage in major metropolitan areas because there has been an increase in the number of phone lines installed in customer premises for a variety of applications. Due to this shortage, ILECs face pressure to more efficiently utilize their copper wires to meet the increasing demand for voice and high-speed data access.

  CONVERGENCE OF VOICE AND DATA NETWORKS

     Voice and data networks have evolved into parallel networks as broadband access networks include both circuit-based networks utilizing time division multiplexing, or TDM, and packet-based networks utilizing various protocols such as asynchronous transfer mode, or ATM, internet protocol, or IP, and frame relay. The deployment of equipment dedicated to circuit-based networks and packet-based networks has resulted in the creation of a highly complex telecommunications infrastructure comprised of multiple networks dedicated to support various protocols. As a result, service providers are subject to high network operating costs due to the redundancy of operating parallel networks and limited equipment compatibility. In order for service providers to deliver cost-effective, bundled voice and data services, VINA believes these parallel networks need to be integrated and simplified.

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  LIMITATIONS CONSTRAINING THE DEPLOYMENT OF CONVERGED NEXT-GENERATION NETWORK
  SOLUTIONS

     While many service providers desire to provide bundled voice and data services, they have been limited in their ability to deliver their services by the following:

     - Uncertain migration path. Service providers have invested billions of dollars in circuit-based networks. They recognize that separate voice and data networks must be converged because separate networks are not cost-effective in the long term. Service providers require products that support both networks and offer a cost-effective migration path from circuit-based networks to emerging packet-based networks.

     - Multiple Equipment and Protocol Types. Addressing multiple protocols has historically required service providers to tap multiple vendors and equipment types, and has resulted in confusion as well as unnecessary network complexity and expense. Service providers require multiservice access solutions that integrate readily into their existing networks, maintain compatibility with other components of their network and provide remote, dynamic bandwidth and service provisioning, eliminating the need for expensive manual provisioning and installation.

     - Inefficient use of network bandwidth. The rapid increase in demand for bandwidth and the limited capacity available in the first mile of telecommunications networks have strained the level of services provided to end users. Service providers require more efficient multiservice access solutions that minimize network expense, maximize bandwidth and are deliverable over a single copper line.

     - Operational challenges to infrastructure deployment. The scope and complexity of existing communication networks pose unique challenges to service providers in recruiting and training the necessary personnel to deploy, scale, provision and maintain the network. Simplified network solutions are needed to help reduce the number of personnel and technical expertise required.

In order to address these challenges, several communications equipment companies have introduced broadband integrated access devices, or IADs. First generation IADs are circuit-based. As service providers plan their converged next-generation networks, they have become increasingly reluctant to invest in communication equipment that cannot support Internet protocol or asynchronous transfer mode traffic. In response, several vendors have introduced packet-based IADs. However, VINA believes these new products have not been widely adopted because service providers have invested billions of dollars in their circuit-based networks, which they are unwilling to abandon. The transition to converged, next-generation networks is a costly and complex process that will take many years to complete. Therefore, service providers are seeking broadband access solutions that operate in both circuit- and packet-based environments, enabling them to protect their investment in existing equipment while ensuring a cost-effective migration path to converged, packet-based networks. This solution must be affordable, scalable and easy to install and operate.

THE VINA SOLUTION

     VINA develops and markets broadband access communications equipment that offers, in one product, access to circuit- and packet-based networks. VINA's products enable service providers to offer a complete suite of bundled voice and data services to end users, including customer premise, voice, video, data and Internet services, such as business-to-business electronic commerce and web hosting. Using VINA's products, service providers may remotely and dynamically customize the services they deliver to individual customers. Furthermore, VINA's customer premise products allow service providers to cost-effectively deliver bundled offerings from a single vendor with a single bill. VINA's customer premise products require little or no information technology expertise on the end users' part and allow service providers to deliver products for the first mile which reduce the cost and complexity associated with purchasing, operating and maintaining their networks.

     VINA believes that its products offer service providers the following benefits:

     Reduced Network Complexity and Operating Costs. VINA's platform-based solution integrates multiple products, such as routers, firewalls, channel banks, modems and features of private branch exchanges, or

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PBXs, which reduce the operating costs and the complexity of delivering bundled voice and data services. Service providers are able to operate more responsively and to roll out services on a cost-effective basis through VINA's software-based remote bandwidth and service provisioning.

     Ease of Deployment. VINA's hardware products incorporate a software-based management system, including a graphical user interface to facilitate installation and use and to allow VINA's service provider customers to remotely manage their product offerings and upgrades. VINA's product solution, combined with VINA's extensive service program, simplifies and accelerates the deployment of bundled voice and data services.

     Robust Service Platform. VINA's products provide telecommunications grade quality and reliability. VINA offers robust solutions that have been designed to navigate the unpredictable course of technology and standards development. VINA designs its products to allow software-based upgrades for anticipated future network transport technologies.

     Increased Value-Added Services. VINA's solution allows service providers to enhance revenue derived from their installed customer base by selling additional software-enabled services, such as a firewall or local call routing. VINA's platform-based solution is designed to work with a broad range of first mile transport technologies.

     VINA's customer premise solutions accept multiple transport services into a single broadband access product. By incorporating various functions, such as firewall, channel bank and features of a private branch exchange onto a single platform, VINA enables its service provider customers to reduce their equipment costs and network complexity, ease migration from circuit- to packet-based networks, and enhance revenue opportunity from their installed customer base.

VINA'S PRODUCTS

     VINA offers a family of products for the first mile designed to allow carriers to cost-effectively and quickly deliver bundled voice and data services over broadband connections in the local loop and in metro access networks. Consequently, the multiservice broadband access products not only lower deployment costs and streamline provisioning, but also enable VINA's service providers to differentiate themselves in the market and address end users' service requirements.

  INTEGRATOR-300

     VINA's Integrator-300 is a hardware platform solution that allows service providers to integrate their customers' voice, data, video and Internet requirements onto a single T1 connection. In addition, it supports software-based value-added features including intelligent local call routing, firewalls, service level agreement statistics and Business OfficeXchange, which enables VINA's products to operate as stand-alone PBX systems.

  MULTISERVICE XCHANGE PRODUCT FAMILY

     VINA's Multiservice Xchange product family includes the MX-500, MX-550 and MX-600. The MX-500 and MX-550 are compact, multiservice broadband access platforms that deliver circuit- and packet-based voice, data, video and Internet access services. The MX-500 and MX-550 provide support for the circuit-based TDM network to deliver voice and data access services. The MX-550 also supports telecommunication protocols used in major international markets. The MX-600 is a flexible access platform that integrates TDM voice, data, video and Internet access services.

  ELINK PRODUCT FAMILY

     VINA's eLink product family of integrated access devices includes the eLink-208, -216 and -224 and the eRouter. VINA's eLink family converges parallel voice, data, video and Internet transmissions over TDM and Frame Relay on a single T1 connection. Each of the eLink-208, -216 and -224 comes with an Ethernet port

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for data and form a complete solution in one space-saving footprint by marrying a channel bank, IP router, DHCP server, CSU/DSU and firewall with Network Address Translation.

  MULTISERVICE BROADBAND XCHANGE

     Designed for installation in sites such as central offices or co-locations, the Multiservice Broadband Xchange, or MBX, is a multiservice platform designed to allow providers to deploy bundled voice and data services over T1 connections in metro access networks.

     The MBX platform is designed to consolidate the voice concentration functionality of a digital loop carrier, the data aggregation and switching capabilities of a multiservice ATM switch, and the voice/data interworking functions of a media gateway. The MBX provides flexibility in its support of traditional concentration of voice lines with the added support of frame relay switching.

SALES AND MARKETING

  SALES

     VINA sells its products to service providers directly through its sales force, and indirectly through its original equipment manufacturer, or OEM, customers and value added resellers, or VARs. VINA has established OEM customers and other marketing relationships in order to serve particular markets and provide VINA's service provider customers with opportunities to purchase its products in conjunction with complementary products and services.

     Direct. Direct sales have represented, and VINA believes will continue to represent, the majority of its sales. VINA believes that direct interaction with service providers offers VINA the best understanding of the business models and technical requirements of VINA's customers. Further, VINA believes that the competitive nature of the telecommunications equipment industry requires VINA to reduce costs by eliminating intermediate steps in the distribution chain.

     OEM. OEM sales, in particular with Lucent, are an important distribution channel for VINA in the United States. VINA believes Lucent's relationships with CLECs, ILECs and small independent operating companies will continue to enhance VINA's ability to reach this large customer base. Lucent uses VINA's products to deliver complete, end-to-end solutions that are installed and field-serviced by their technical support organizations. VINA plans to initiate and develop relationships with additional leaders in the communications equipment industry as potential OEM customers.

     Value-Added Resellers. In addition to direct sales and VINA's OEM customers, VINA has existing relationships with VARs focused on the service provider market. VINA intends to leverage its existing VAR relationships to seek new opportunities for the deployment of VINA's products. In addition to the VARs VINA works with in the United States, it is developing relationships with VARs in Europe, Latin America and South America.

     Whether VINA ships its products directly or through its OEM customers or VARs, maintaining a direct relationship with each of its service provider customers is an important part of VINA's sales strategy. Since establishing a strong working relationship with VINA's customers is critical to sales success and future product development, VINA strives to maintain strong visibility across its service provider customer base, regardless of the distribution channel. As of December 31, 2002, VINA's sales organization consisted of 24 employees.

  MARKETING

     VINA's marketing objectives include building market awareness and acceptance of VINA and its products, as well as generating qualified customer leads. To accomplish these objectives, VINA's marketing activities include public relations, communications, research, sales support, direct marketing, a web presence, product marketing, as well as channel marketing. VINA works directly with service providers to help them develop business models and introduce product packages, promotional programs and pricing strategies, all

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designed to promote the delivery of multiple voice and data services over a single broadband access facility. In addition, VINA works with a number of industry and trade publications and industry analysts to educate service providers on how to deploy, and the benefits of, multiservice broadband access networks. As of December 31, 2002, VINA's marketing organization consisted of 8 employees.

CUSTOMER SERVICE AND SUPPORT

     VINA's customer service organization maintains and supports products sold to service providers and offers technical support to VINA's OEM customers and VARs. VINA also assists its OEM customers and VARs in offering installation, maintenance and support services to their customers for VINA's products. VINA handles questions and problems over the Internet, telephone and e-mail. VINA continually updates its website to enable its direct and indirect customers to download the latest technical information and tips, along with firmware, software and product manuals.

CUSTOMERS

     VINA primarily sells to CLECs, ILECs and independent operating companies through direct sales and indirectly through its OEM customers and VARs.

     For the year ended December 31, 2002, sales to VINA's three largest customers accounted for approximately 71% of its net revenue, of which sales to Allegiance Telecom, Lucent Technologies, and Nuvox Communications, accounted for 37%, 18% and 16% of its net revenue, respectively.

     For the year ended December 31, 2001, sales to Lucent accounted for 44% of VINA's net revenue. Five customers, including Lucent Technologies, accounted for approximately 88% of VINA's net revenue for the year ended December 31, 2001, of which sales to Lucent and Nuvox Communications accounted for 44% and 21% of VINA's net revenue, respectively.

     For the year ended December 31, 2000, sales to Lucent accounted for 31% of VINA's net revenue. Five customers, including Lucent, accounted for approximately 75% of VINA's net revenue for the year ended December 31, 2000, of which sales to Lucent and Nuvox Communications accounted for 31% and 28% of its net revenue, respectively.

STRATEGIC RELATIONSHIPS

     A key element of VINA's plan is to expand its sales, marketing and distribution channels through strategic relationships. VINA has established, and will continue to pursue, these strategic relationships in order to grow net revenues, and to provide indirect sales and marketing of its solutions.

     Lucent Technologies. In May 1998, VINA entered into an OEM agreement with Lucent, which VINA renewed most recently in August 2002 to include the eLink product line. The Lucent agreement expires in May 2003. The agreement may be terminated by Lucent at any time upon 60 days notice. VINA's working relationship with Lucent offers both VINA and Lucent a number of strategic advantages. Lucent uses VINA's products to offer a complete end-to-end solution for the first mile integrating voice and data traffic. In turn, VINA has the opportunity to leverage Lucent's extensive sales force and marketing relationships to reach new customers and markets.

     This agreement allows Lucent to purchase VINA's products which they use under its ConnectReach product family. ConnectReach consists of VINA's Integrator-300 and a seamless connection to Lucent's SLC-2000 Access System, a digital loop carrier, enabling the two products to function as a single, integrated voice and data access system. ConnectReach also interconnects with the AnyMedia Access System, a next-generation digital loop carrier.

TECHNOLOGY

     VINA's products and technology enable multiservice access over a single broadband network with an open architecture. The open nature of VINA's products allows its solution to be seamlessly integrated into the

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existing TDM infrastructure to deliver enhanced bundled services while offering the ability to migrate the network through hardware or software upgrades, to an asynchronous transfer mode, or ATM network, and subsequently to an Internet protocol, or IP network. VINA has developed extensive core competencies.

  TIME DIVISION MULTIPLEXING EXPERTISE

     Most carrier networks use high bit rate digital systems employing time-division multiplexing, or TDM. With extensive deployment of T1, digital local offices and optical transmission, TDM became economically viable in the 1980s and 1990s. The existing telephone network is predominantly based on digital time division switching, transmission and signaling over the out-of-band control network.

  FRAME RELAY AND ASYNCHRONOUS TRANSFER MODE EXPERTISE

     VINA has developed expertise in packetized voice and data technology. The two widely deployed and proven packet-based technologies that can be utilized to integrate voice and data over a single line are ATM and frame relay. VINA's expertise with packet-based technology stems from developing advanced system functions such as digital signal processing, echo cancellation, dynamic call setup and virtual circuit switching, as well as class of service management capabilities.

  INTERNET AND INTERNET PROTOCOL EXPERTISE

     Demand for Internet services has grown exponentially. These services require an all IP infrastructure, especially in the access network for Web applications and use, e-commerce and email. VINA's products incorporate an IP router which offers firewall options that include circuit level security technology and packet filtering, as well as network address translation, or NAT, and a software-based dynamic host control protocol, or DHCP, to provide dynamic IP address management. These IP elements are necessary to ensure reliable and secure Internet access. VINA's products offer its customers a fully integrated Internet access solution.

RESEARCH AND DEVELOPMENT

     VINA believes that its success is, to a large extent, dependent upon its responsiveness to the continued technological migration of its customers' networks. VINA's research and development group works closely with its customers, its customer steering committee, and its marketing department for product definition and to assure compatibility with central office equipment.

     Research and development expenses, including stock-based compensation, all product development, system testing and documentation, were approximately $20.6 million in 2000, $23.3 million in 2001 and $15.1 million in 2002. All of VINA's product development costs have been expensed as incurred. VINA has licensed certain commercially available software from third parties. VINA conducts the majority of its research and development in Newark, California and Nashua, New Hampshire. As of December 31, 2002, VINA had 46 full-time employees in research and development.

     The majority of VINA's research and development efforts are focused on standard products. VINA has significant hardware and software expertise in both TDM and IP network technologies. VINA places heavy emphasis on its design verification processes, which include extensive testing at VINA's Newark, California facilities and significant interoperability testing at partner sites.

MANUFACTURING

     VINA outsources its manufacturing operations to Benchmark Electronics. Benchmark is located in Angleton, Texas. VINA believes outsourcing its manufacturing enables it to benefit from the component purchasing capabilities of a global contract manufacturer that can accommodate significant increases in production volume and product mix, as necessary.

     Benchmark performs board assembly, systems configuration and testing and product shipping. VINA has developed comprehensive inspection tests and uses statistical process controls to assure the reliability and quality of its products. VINA's manufacturing engineers develop all test procedures and design and build all
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equipment and stations required to test its products. VINA integrates these manufacturing tests with its contract manufacturer's build processes. VINA's manufacturing personnel work closely with its design engineers to design for manufacturability, and to ensure that VINA's test methods remain current as broadband access technologies evolve.

     VINA obtains several of the key components used in its products from single or limited sources of supply. VINA has encountered, and expects in the future to encounter, difficulty in obtaining these components from its suppliers. The suppliers of VINA's components range from small vendors to large established companies. Components for which VINA currently has limited sources include digital signal processors, subscriber line interface circuits microprocessors, DSL modules and flash memory. VINA purchases most components on a purchase order basis and does not have guaranteed supply arrangements with most of its key suppliers. VINA, or its contract manufacturer may not be able to obtain necessary supplies in a timely manner.

     VINA selects manufacturers and suppliers on the basis of technology, manufacturing capacity, materials management, quality and cost. VINA may, in the future, seek additional manufacturers and suppliers to meet its anticipated requirements and lower the cost of its products. VINA obtained International Standards Organization, or ISO, 9001 certification in 2000.

COMPETITION

     The market for multiservice broadband access products is extremely competitive. VINA believes that competition will increase substantially as the introduction of new technologies, deployment of broadband access networks, and potential regulatory changes create new opportunities for established and emerging companies. Furthermore, DSL- and T1-based solutions compete with broadband wireless and cable offers. VINA faces competition primarily in two areas: equipment manufacturers, such as Adtran, Carrier Access Corporation, Verilink and Zhone Technologies and diversified equipment manufacturers such as Cisco Systems, Lucent, Siemens, and Alcatel.

     The principal competitive factors for products utilized in VINA's markets include:

     - pricing;

     - product features;

     - reliability and scalability;

     - performance;

     - compatibility with other products;

     - ease of installation and use;

     - customer relationships, service and support; and

     - brand recognition.

     Some of VINA's competitors have greater financial and other resources than VINA does. With greater resources, VINA's competitors may be able to take better advantage of new competitive opportunities, including offering lease and other financing programs. In addition, the rapid technological developments in VINA's industry can result in frequent changes to its group of competitors. Consolidation in VINA's industry may also affect its ability to compete. Acquisitions may strengthen VINA's competitors' financial, technical and marketing resources and provide greater access to customers or new technologies. As a result, these competitors may be able to devote greater resources than VINA can to the development, promotion, sale and support of their products.

INTELLECTUAL PROPERTY

     VINA relies on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect VINA's proprietary rights. VINA also utilizes unpatented proprietary know-how and trade secrets and employ various methods to protect
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its trade secrets and know-how. VINA currently has four patent applications pending, and another patent application in process, but no issued patents. Although VINA employs a variety of intellectual property in the development and manufacturing of its products, it believes that none of its intellectual property is individually critical to its current operations. However, taken as a whole, VINA believes its intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on VINA's results of operations. VINA's intellectual property protection measures may be insufficient to prevent misappropriation of its technology. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies, processes or rights that are important to VINA's business. These assertions may result in litigation requiring VINA to pay substantial damages or to redesign or stop selling its products. Also, even if VINA were to prevail, litigation could be time-consuming and expensive and could divert VINA's time and attention. In addition, the laws of many foreign countries do not protect VINA's intellectual properties to the same extent as the laws of the United States. VINA may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. Any necessary licenses may not be available on reasonable terms.

EMPLOYEES

     As of December 31, 2002, VINA employed 98 full-time employees including 32 in sales and marketing, 9 in operations, 46 in research and development, and 11 in finance and administration. VINA's employees are not covered by any collective-bargaining agreements, and VINA considers its relations with its employees to be good.

PROPERTIES

     VINA's headquarters are in Newark, California, where VINA leases approximately 26,000 square feet of space. VINA also operates a facility in Nashua, New Hampshire. VINA currently has sublease and lease agreements covering approximately 35,000 square feet that expire on various dates ranging from June 2003 to July 2007. VINA believes that its current facilities are adequate to support its current and anticipated near-term operations and believes that it can obtain additional space it may need in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

     From time to time, VINA may be involved in litigation relating to claims arising out of the ordinary course of business. As of the date of this report, there are no material legal proceedings pending or, to VINA's knowledge, threatened against VINA.

VINA'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Since VINA's initial public offering until September 19, 2002, VINA's common stock traded on the Nasdaq National Market under the symbol "VINA." On September 20, 2002, the listing of VINA's common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market where VINA's stock continues to trade under the symbol "VINA." The following table sets forth, for the periods indicated, the high and low sales prices per share of VINA's common stock on Nasdaq as reported in its consolidated transaction reporting system.

                                                             2001            2002
                                                         -------------   -------------
                                                         HIGH     LOW    HIGH     LOW
                                                         -----   -----   -----   -----
First Quarter..........................................  $6.00   $1.25   $1.40   $0.71
Second Quarter.........................................  $2.34   $1.00   $0.75   $0.21
Third Quarter..........................................  $1.85   $0.52   $0.29   $0.01
Fourth Quarter.........................................  $2.05   $0.54   $0.43   $0.12

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     The last reported sale price of VINA's common stock on the Nasdaq SmallCap
Market was $     per share on           . As of March 31, 2003 VINA's common
stock was held by approximately 401 stockholders of record.

     VINA has never declared or paid any cash dividends on its capital stock, and VINA does not currently intend to pay any cash dividends on its common stock in the foreseeable future. VINA expects to retain future earnings, if any, to fund the development and growth of its business. VINA's board of directors will determine future dividends, if any.

VINA SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data has been derived from the audited consolidated financial statements. When you read this selected consolidated financial data, it is important that you also read the consolidated financial statements of VINA and related notes included elsewhere in this joint proxy statement/prospectus beginning on page F-1, as well as VINA's "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 149 of this joint proxy statement/prospectus. VINA's historical results are not necessarily indicative of VINA's future results.

                                                            YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------
                                                1998       1999       2000       2001       2002
                                               -------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Consolidated Statements of Operations Data:
Net revenue..................................  $ 4,393   $ 12,700   $ 32,078   $ 45,112   $ 25,143
Cost of revenue (excluding stock-based
  compensation)..............................    2,054      7,713     19,240     28,714     17,534
                                               -------   --------   --------   --------   --------
Gross profit (excluding stock-based
  compensation)..............................    2,339      4,987     12,838     16,398      7,609
Costs and expenses:
  Research and development (excluding stock-
     based compensation).....................    4,174      6,690     12,609     18,841     13,931
  Selling, general and administrative
     (excluding stock-based compensation)....    6,414     10,881     21,124     22,697     14,515
  Stock-based compensation, net (*)..........      154      4,715     24,169     10,570      1,276
  In-process research and development........       --         --         --      5,081         --
  Amortization of intangible assets..........       --         --         --      8,243        789
  Impairment of goodwill and intangible
     assets..................................       --         --         --         --     29,783
  Restructuring expenses (excluding
     stock-based compensation)...............       --         --         --        991      2,941
                                               -------   --------   --------   --------   --------
     Total costs and expenses................   10,742     22,286     57,902     66,423     63,235
                                               -------   --------   --------   --------   --------
Loss from operations.........................   (8,403)   (17,299)   (45,064)   (50,025)   (55,626)
Other income, net............................      413        223      1,732      1,383        196
Net loss.....................................  $(7,990)  $(17,076)  $(43,332)  $(48,642)  $(55,430)
                                               =======   ========   ========   ========   ========
Net loss per share, basic and diluted(1).....  $ (2.63)  $  (3.30)  $  (2.63)  $  (1.31)  $  (0.90)
                                               =======   ========   ========   ========   ========
Shares used in computation, basic and
  diluted(1).................................    3,038      5,169     16,467     37,121     61,643
                                               =======   ========   ========   ========   ========

                                                            YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------
                                                1998       1999       2000       2001       2002
                                               -------   --------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
(*) Stock-based compensation, net:
Cost of revenue..............................  $     2   $    152   $  1,855   $  1,016   $    520
Research and development.....................       78      1,098      7,985      4,446      1,135
Selling, general and administrative..........       74      3,465     14,329      7,677      1,930
Restructuring benefit........................       --         --         --     (2,569)    (2,309)
                                               -------   --------   --------   --------   --------
Total........................................  $   154   $  4,715   $ 24,169   $ 10,570   $  1,276
                                               =======   ========   ========   ========   ========

                                                                  DECEMBER 31,
                                               ---------------------------------------------------
                                                1998       1999       2000       2001       2002
                                               -------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term
  investments................................  $11,359   $  2,568   $ 44,499   $ 16,305   $  4,617
Restricted cash..............................       --         --         --         --      3,500
Working capital (deficit)....................   11,058       (492)    40,657     27,812      7,978
Total assets.................................   14,456      6,673     58,536     78,964     20,580
Short-term debt..............................       --         --         --         --      3,000
Long-term debt, less current portion.........      655        534         --         --         --
Total stockholders' equity...................   11,549        348     44,829     65,528     11,372

---------------

(1) The diluted net loss per share computation excludes potential shares of common stock issuable pursuant to convertible preferred stock and options to purchase common stock, as well as common stock subject to repurchase rights held by VINA, as their effect would be antidilutive. See Notes 2 and 10 of notes to consolidated financial statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     The following tables set forth selected unaudited quarterly results of operations for the years ended December 31, 2001 and 2002 (in thousands, except per share amounts). In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

                                                                    QUARTER ENDED
                               ---------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                 2001       2001       2001        2001       2002       2002       2002        2002
                               --------   --------   ---------   --------   --------   --------   ---------   --------
Net revenue..................  $ 11,029   $ 12,028    $13,010    $  9,045   $  6,439   $ 6,624     $ 6,035    $ 6,045
Gross profit (excluding
  stock-based
  compensation)..............     2,783      4,958      5,211       3,446        314     2,463       2,480      2,352
Loss from operations.........   (19,188)   (12,378)    (7,496)    (10,963)   (41,165)   (5,566)     (6,957)    (1,938)
Net loss.....................   (18,576)   (11,998)    (7,219)    (10,849)   (41,093)   (5,482)     (6,934)    (1,921)
Net loss per share, basic and
  diluted....................  $  (0.57)  $  (0.34)   $ (0.20)   $  (0.25)  $  (0.67)  $ (0.09)    $ (0.11)   $ (0.03)
Shares used in computation,
  basic and diluted..........    32,783     35,589     36,139      43,974     61,531    61,546      61,623     61,871

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section and other parts of this joint proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties. VINA's actual results could differ materially from those anticipated in forward looking statements for many reasons, including but not limited to the risks discussed in this joint proxy statement/prospectus under the heading "Risk Factors -- Risks Related to VINA." The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the consolidated financial statements and related notes of VINA included elsewhere in this joint proxy statement/prospectus.

  RECENT DEVELOPMENTS

     As of December 31, 2002, VINA had a certificate of deposit for $3.0 million that secured a $3.0 million committed revolving line of credit. In January 2003, VINA remitted full payment for the $3.0 million revolving line of credit.

     During January 2003 VINA announced and completed a restructuring plan intended to better align its operations with the changing market conditions. This plan was designed to focus on profit contribution and reduce expenses. This restructuring includes a workforce reduction and other operating reorganization.

     On February 17, 2003, VINA granted 2,601,982 option grants as part of the Stock Option Exchange Program approved by the Board of Directors in May 2002. Under this program, eligible employees were able to make an election to exchange certain outstanding stock option grants with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA common stock. The replacement option was issued per the Option Exchange Program at least six months and one day after the cancellation date of August 15, 2002. The new options were issued from VINA's 2000 Stock Option Plan and are non-statutory stock options. The individuals participating in this program were employees of VINA on the replacement grant date making them eligible to receive the new stock options. No consideration for the canceled stock options was provided to individuals terminating employment prior to the replacement grant date. The new option has an exercise price of $0.16, which is equal to VINA common stock's closing price on the date prior to the replacement grant. The new stock options will continue to vest on the same schedule as the canceled options.

     In February 2003, VINA reached a settlement agreement to terminate the lease on its Maryland facility. Prior to this settlement agreement, VINA had estimated that its would pay the remaining portion of the lease through termination. As a result of the settlement, VINA has lowered its estimate by approximately $318,000. Therefore, VINA has decreased net loss for 2002 by approximately $318,000 as compared to the press release dated January 28, 2003. The effects of this settlement agreement have been reflected in the financial statements of this joint proxy statement/prospectus.

     In February 2003, VINA established an asset secured credit line with a bank for up to $3.5 million. VINA needs to meet monthly financial covenants to be able to borrow against this credit line and can meet them currently. The credit line has a one-year duration and has terms of prime rate plus 2%. VINA currently does not have any outstanding balance on this credit line.

OVERVIEW

     VINA is a leading developer of multiservice broadband access communications equipment that enables communications service providers to deliver bundled voice and data services. VINA's products integrate various broadband access technologies, including existing circuit-based and emerging packet-based networks, onto a single platform to alleviate capacity constraints in communications networks.

     From VINA's inception in June 1996 through February 1997, VINA's operating activities related primarily to developing and testing prototype products, commencing the staffing of its sales and customer service organizations and establishing relationships with its customers. VINA began shipping its Multiservice Integrator-300 product family in March 1997, its Multiservice Xchange product in May 1999, its eLink product family in November 2000, and its MBX product in September 2001. Since inception, VINA has incurred significant losses, and as of December 31, 2002, VINA had an accumulated deficit of $177.6 million.

     VINA markets and sells its products and services directly to communications service providers and through OEM customers and value-added resellers, or VARs. VINA recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Product revenue is generated from the sale of communications equipment embedded with software that is essential to its functionality, and accordingly, VINA accounts for these transactions in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, and Statement of Position (SOP) 97-2, Software Revenue Recognition. Product revenue is recognized when all SAB No. 101 and SOP 97-2 criteria are met which generally occurs at the time of shipment. In multiple element arrangements where there are undelivered elements at the time of shipment, product revenue is recognized at the time of shipment as the residual value of the arrangement after allocation of fair value to the undelivered elements based on vendor specific objective evidence (VSOE). Service revenue is generated from the sale of installation, training and postcontract customer support (PCS) agreements related to the communications equipment. VINA also accounts for these transactions in accordance with SAB No. 101 and SOP 97-2, and as such recognizes revenue when all of the related revenue recognition criteria are met which is: (i) at the time the installation or training service is delivered; and (ii) ratably over the term of the PCS agreement. In multiple element arrangements where these services are undelivered when the communications equipment is shipped, VINA defers the fair value of these undelivered elements based on VSOE and recognizes revenue as the services are delivered. VINA additionally records a provision for estimated sales returns and warranty costs at the time the product revenue is recognized.

     VINA's customer base is highly concentrated. A relatively small number of customers have accounted for a significant portion of VINA's historical net revenue. For the year ended December 31, 2002, sales to VINA's three largest customers accounted for approximately 71% of its net revenue, of which sales to Allegiance Telecom, Lucent Technologies, and Nuvox Communications, accounted for 37%, 18% and 16% of its net revenue, respectively. While the level of sales to any specific customer is anticipated to vary from period to period, VINA expects that it will continue to experience significant customer concentration for the foreseeable future. Any decrease in sales or reduces pricing or products sold to these customers will substantially reduce VINA's net revenue. To date, international sales have not been significant. International sales have been denominated primarily in U.S. dollars and, accordingly, VINA has not been exposed to significant fluctuations in foreign currency exchange rates.

     Cost of revenue consists primarily of costs of products manufactured by a third-party contract manufacturer, component costs, depreciation of property and equipment, personnel related costs to manage the contract manufacturer and warranty costs, and excludes amortization of deferred stock compensation. VINA conducts program management, manufacturing engineering, quality assurance and documentation control at its facility in Newark, California. VINA outsources its manufacturing and testing requirements to Benchmark Electronics. Accordingly, a significant portion of VINA's cost of revenue consists of payments to this contract manufacturer.

     VINA expects its gross margin to be affected by many factors, including competitive pricing pressures, fluctuations in manufacturing volumes, inventory obsolescence, costs of components and sub-assemblies, costs from its contract manufacturers and the mix of products or system configurations sold. Additionally, VINA's gross margin may fluctuate due to changes in its mix of distribution channels. Currently, VINA derives a significant portion of its revenue from sales made to its OEM customers. A significant increase in revenue to these OEM customers would adversely affect VINA's gross margin percentage.

     Research and development expenses consist primarily of personnel and related costs, depreciation expenses and prototype costs related to the design, development, testing and enhancement of VINA's products, and exclude amortization of deferred stock compensation. VINA expenses all of its research and development expenses as incurred.

     Selling, general and administrative expenses consist primarily of personnel and related costs, including salaries and commissions for personnel engaged in direct and indirect selling and marketing and other administrative functions and professional costs and exclude amortization of deferred stock compensation.

     Stock-based compensation consists of the fair value of stock options granted to non-employees for services and the amortization of deferred stock compensation on stock options granted to employees. Deferred stock compensation represents the difference between the deemed fair market value of VINA's common stock at the time of the grant of the option and the exercise prices of these options. VINA is amortizing deferred stock compensation using a multiple option award valuation approach over the vesting periods of the applicable options, which is generally four years. The amortization of deferred stock compensation, based upon options granted through December 31, 2002, was $1.3 million in 2002 and is expected to be $283,000 in 2003, $23,000 in 2004 and $9,000 thereafter.

     Other income, net, consists primarily of interest earned on VINA's cash, cash equivalent and short-term investment balances partially offset by interest expense associated with its debt obligations.

     From inception through December 31, 2002, VINA incurred net losses for federal and state income tax purposes and have not recognized any income tax provision or benefit. As of December 31, 2002, VINA had $98.0 million of federal and $36.0 million of state net operating loss carry forwards to offset future taxable income that expire in varying amounts through 2022 and 2014, respectively. Given VINA's limited operating history and losses incurred to date, coupled with difficulty in forecasting future results, a full valuation allowance has been provided against deferred tax assets. Furthermore, as a result of changes in VINA's equity ownership from its preferred stock offerings and initial public offering, utilization of net operating losses and tax credits may be subject to substantial annual limitations due to the ownership change limitations as defined by Section 382 of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

CRITICAL ACCOUNTING POLICIES

     VINA's discussion and analysis of its financial condition and results of operations are based upon VINA's consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. VINA believes the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of its financial statements:

     Revenue Recognition. VINA recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Product revenue is generated from the sale of communications equipment embedded with software that is essential to its functionality, and accordingly, VINA accounts for these transactions in accordance with SEC Staff Accounting Bulletin
(SAB) No. 101, Revenue Recognition in Financial Statements, and Statement of Position (SOP) 97-2, Software Revenue Recognition.

     Product revenue is recognized when all SAB No. 101 and SOP 97-2 criteria are met, which generally occurs at the time of shipment. In multiple element arrangements where there are undelivered elements at the time of shipment, product revenue is recognized at the time of shipment as the residual value of the arrangement after allocation of fair value to the undelivered elements based on vendor specific objective evidence (VSOE).

     Service revenue is generated from the sale of installation, training and post contract customer support (PCS) agreements related to the communications equipment. VINA also accounts for these transactions in accordance with SAB No. 101 and SOP 97-2, and as such recognize revenue when all of the related revenue recognition criteria are met which is (i) at the time the installation or training service is delivered; and (ii) ratably over the term of the PCS Agreement respectively. In multiple element arrangements where these services are undelivered when the communications equipment is shipped, VINA defers the fair value of these undelivered elements based on VSOE and recognize revenue as the services are delivered. VINA also records a provision for estimated sales returns and warranty costs at the time the product revenue is recognized.

     Allowance for Doubtful Accounts. VINA continuously monitors collections and payments from its customers and maintain a provision for estimated credit losses based upon the age of outstanding invoices and any specific customer collection issues that VINA has identified. Since VINA's accounts receivable are concentrated in a relatively few number of customers, a significant change in the financial position of any one of these customers could have a material adverse impact on the collectibility of VINA's accounts receivable, which would require that additional allowances be recorded.

     Inventory Reserves. VINA regularly reviews the volume and composition of its inventory on hand and compares it to its estimated forecast of product demand and production requirements. VINA records write-downs for estimated obsolescence or unmarketable inventory for the difference between the cost and the estimated market value based upon these reviews. If actual future demand or market conditions are less favorable than VINA's estimates, then additional write-downs may be required.

     Restructuring Accrual. The current accounting for restructuring costs requires VINA to record provisions and charges when it has a formal and committed plan. In connection with these plans, VINA has recorded estimated expenses for severance and outplacement costs, lease cancellations, asset write-offs and other restructuring costs. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made. VINA continually evaluates the adequacy of the remaining liabilities under its restructuring initiatives. Although VINA believes that these estimates accurately reflect the costs of its restructuring plans, actual results may differ, thereby requiring VINA to record additional provisions or reverse a portion of such provisions.

     Valuation and Impairment of Goodwill and Other Acquisition-Related Intangible Assets. VINA operates in one reportable segment, the design, development, marketing and sale of multi-service broadband access communications equipment, and has only one reporting unit, VINA consolidated, therefore, VINA's measurement of the fair value for goodwill is its market capitalization. VINA evaluates the fair value of its company as determined by its market capitalization against its carrying value, net assets, to evaluate if any impairment has occurred in the balance of the goodwill and intangible assets.

     Stock-Based Compensation. VINA accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. VINA accounts for stock-based compensation relating to equity instruments issued to non-employees based on the fair value of options or warrants estimated using the Black-Scholes model on the date of grant in compliance with the Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

RESULTS OF OPERATIONS

     The following table sets forth selected consolidated statements of operations data as a percentage of net revenue for the periods indicated. For purposes of this table, cost of revenue, gross profit, research and development, and selling, general and administrative amounts and restructuring expenses do not include stock-based compensation.

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     2001     2002
                                                              ------   ------   ------
Net revenue.................................................   100.0%   100.0%   100.0%
Cost of revenue (excluding stock-based compensation)........    60.0     63.7     69.7
                                                              ------   ------   ------
Gross profit (excluding stock-based compensation)...........    40.0     36.3     30.3
                                                              ------   ------   ------
Costs and expenses:
  Research and development (excluding stock-based
     compensation)..........................................    39.3     41.7     55.4
  Selling, general and administrative (excluding stock-based
     compensation)..........................................    65.9     50.3     57.7
  Stock-based compensation, net(*)..........................    75.3     23.4      5.1
  In-process research and development.......................      --     11.3       --
  Amortization of intangible assets.........................      --     18.3      3.1
  Impairment of goodwill and intangible assets..............      --       --    118.5
  Restructuring expenses (excluding stock-based
     compensation)..........................................      --      2.2     11.7
                                                              ------   ------   ------
Total costs and expenses....................................   180.5    147.2    251.5
                                                              ------   ------   ------
Loss from operations........................................  (140.5)  (110.9)  (221.2)
                                                              ------   ------   ------
Other income, net...........................................     5.4      3.1      0.7
                                                              ------   ------   ------
Net loss....................................................  (135.1)% (107.8)% (220.5)%
                                                              ======   ======   ======
---------------
(*) Stock-based compensation, net:
     Cost of revenue........................................     5.8%     2.3%     2.1%
     Research and development...............................    24.9%     9.8%     4.5%
     Selling, general and administrative....................    44.6%    17.0%     7.7%
     Restructuring expenses.................................      --     (5.7)%   (9.2)%
                                                              ------   ------   ------
     Total..................................................    75.3%    23.4%     5.1%

FISCAL YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     Net Revenue. Net revenue decreased 44% to $25.1 million in 2002 from $45.1 million in 2001. This decrease in net revenue was primarily due to decreased unit sales to existing customers and lower average selling prices on VINA's Integrator-300 and eLink products. Net revenue increased 41% to $45.1 million in 2001 from $32.1 million in 2000. This increase in net revenue was primarily due to increased unit sales of Integrator-300's and eLink products to existing customers. For the year ended December 31, 2001, sales to Lucent accounted for 44% of VINA's net revenue. Five customers, including Lucent Technologies, accounted for approximately 88% of VINA's net revenue for the year ended December 31, 2001, of which sales to Lucent and Nuvox Communications accounted for 44% and 21% of VINA's net revenue, respectively.

     For the year ended December 31, 2002, sales to VINA's three largest customers accounted for approximately 71% of VINA's net revenue, of which sales to Allegiance Telecom, Lucent Technologies and Nuvox Communications accounted for 37%, 18% and 16% of VINA's net revenue, respectively. VINA believes that it has been the primary supplier of integrated access devices to Allegiance in the past. Allegiance has advised VINA that it is now pursuing a two vendor strategy in this product category, which will reduce VINA's opportunity for sales to Allegiance in future periods and will create additional competitive pricing pressures. As a result, VINA does not expect to receive any significant revenue from Allegiance in the first quarter of 2003 as Allegiance begins purchasing from the second vendor, and VINA expects its net revenue from Allegiance in 2003 to decrease significantly from 2002 levels. VINA's concentrated customer base continues to expose it to risks resulting from potential adverse changes in these relationships and risks resulting from the financial condition of these customers.

     Cost of Revenue. Cost of revenue including stock-based compensation was $18.1 million in 2002, $29.7 million in 2001, and $21.1 million in 2000. Gross profit including stock-based compensation decreased to $7.1 million in 2002 from $15.4 million in 2001. Gross profit including stock-based compensation increased to $15.4 million in 2001 from $11.0 million in 2000. Gross margin including stock-based compensation decreased to 28% in 2002 from 34% in 2001. This decrease in gross margin was a result of lower revenue that caused fixed overhead costs to be a higher percentage of cost in 2002 as well as decreased average selling prices on VINA's Integrator-300 and eLink products. Gross margin including stock-based compensation remained flat at 34% in 2001 and 2000 primarily due to a reduction in stock-based compensation to $1.0 million in 2001 compared to $1.9 million in 2000 offset by a $1.8 million charge for excess inventory purchase commitment incurred in the first quarter of 2001. The provision for the excess inventory purchase commitments was primarily the result of a shift in one of VINA's customer's demands from next generation network equipment to traditional Time Division Multiplex, or TDM network equipment. VINA anticipates that its gross margin may continue to fluctuate due to many factors, including competitive pricing pressures, fluctuations in manufacturing volumes, costs from its contract manufacturers and the mix of products sold.

     Research and Development Expenses. Research and development expenses including stock-based compensation decreased to $15.1 million in 2002 from $23.3 million in 2001. These decreases were primarily a result of decreased personnel costs, and to a lesser extent stock-based compensation and prototype expenses. Research and development expenses including stock-based compensation increased to $23.3 million in 2001 from $20.6 million in 2000. These increases were primarily a result of additional personnel costs, higher prototype expenses and higher consulting costs associated with VINA's continuing research and development efforts. Research and development expenses including stock-based compensation have changed as a percentage of net revenue from 64% in 2000 to 52% in 2001 to 60% in 2002. The decrease from 2000 to 2001 was due primarily due to a decrease in stock-based compensation expense. The increase from 2001 to 2002 was primarily due to expenses decreasing at a lesser rate than net revenue.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses including stock based compensation decreased to $16.4 million in 2002 from $30.4 million in 2001 due to decreases in stock-based compensation, employee costs and consulting costs. Selling, general and administrative expenses including stock based compensation decreased to $30.4 million in 2001 from $35.5 million in 2000 due to a decrease in stock-based compensation partially offset by an increase in other general costs. Selling, general and administrative expenses including stock-based compensation decreased as a percentage of net revenue from 111% in 2000 to 67% in 2001 and 65% in 2002. The decrease in 2001 was a result of net revenue increasing at a rate faster than selling, general and administrative expenses. The decrease in 2002 was primarily a result of lower stock-based compensation expenses as a percentage of net revenue.

     Stock-Based Compensation. Stock-based compensation expense decreased to $1.3 million for 2002 from $10.6 million for 2001 and $24.2 million for 2000. The decrease from 2000 to 2001 and 2002 is due to using the multiple-award approach for amortizing stock-based compensation coupled with the net restructuring benefit of $2.6 million in 2001 and $2.3 million in 2002 associated with the reversal of prior period estimated stock compensation expense on previously amortized unvested stock options. Based on stock options granted through December 31, 2002, VINA expects to record amortization of stock compensation expense of $283,000 and $23,000 in 2003 and 2004, respectively, and $9,000 thereafter.

     In-Process Research and Development. On February 27, 2001, VINA completed the acquisition of Woodwind Communications Systems, Inc., or Woodwind. In 2001 VINA recorded a one-time charge of $5.1 million for the purchased in-process technology related to development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process development effort, or any material sub-component, had no alternative future use was reached in consultation with VINA's management, and Woodwind's management.

     Impairment of Goodwill and Intangible Assets. As VINA operates in one reportable segment, the design, development, marketing and sale of multi-service broadband access communications equipment, and has only one reporting unit, VINA consolidated, the measurement of the fair value for VINA's goodwill is its market capitalization. The deterioration of the telecom industry and the decline in VINA's current product sales in the first quarter of 2002 required it to evaluate the fair value of VINA's goodwill. VINA evaluated the fair value of the company as determined by its market capitalization against its carrying value, net assets, and determined that goodwill was impaired. In addition, under SFAS No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets" VINA evaluated its intangible assets for impairment and determined a portion of the intangible assets were impaired. As a result, VINA recorded a $29.8 million impairment charge in 2002. The amount was comprised of $27.3 million of goodwill, in the first quarter of 2002, and $2.0 million and $500,000 of intangible assets, in the first and third quarters of 2002, respectively.

     Restructuring Expenses. Restructuring expenses, excluding the impact of stock-based compensation, were $2.9 million and $991,000 for the years ended December 31, 2002 and 2001, respectively. These resulted primarily from severance, disposition of excess capital equipment and abandonment of facilities costs associated with the workforce reduction plans in the third quarter of 2001 and the second and third quarters of 2002. Including the impact of stock-based compensation, VINA recorded a net restructuring expense of $632,000 and a net restructuring benefit of $1.6 million for the years ended December 31, 2002 and 2001, respectively.

     Other Income, Net. Interest and other income, net, decreased to $196,000 in 2002 from $1.4 million in 2001. This decrease was primarily attributable to lower cash balances resulting in lower interest income earned offset by interest expense on bank loans incurred in 2002. Interest and other income, net decreased to $1.4 million, in 2001 from $1.7 million in 2000. This decrease was primarily due to lower cash balances resulting in lower interest earned.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     VINA is exposed to financial market risks related to interest rates and foreign currency exchange rates. VINA's investments in commercial paper and debt obligations are subject to interest rate risk, but due to the short-term nature of these investments, interest rate changes would not have a material impact on their value as of December 31, 2002. To date, VINA's international sales have been denominated primarily in U.S. dollars, and accordingly, a hypothetical change of 10% in the foreign currency exchange rates would not have a material impact on VINA's consolidated financial position or the results of operations. The functional currency of VINA's subsidiary in the United Kingdom is the U.S. dollar and as the local accounts are maintained in British pounds, VINA is subject to foreign currency exchange rate fluctuations associated with remeasurement to U.S. dollars. A hypothetical change of 10% in the foreign currency exchange rates would not have a material impact on VINA's consolidated financial position or the results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents at December 31, 2002 were $4.6 million, compared to $15.8 million at December 31, 2001. The decrease of $11.2 million was attributable to cash provided by financing activities of $9.7 million offset by cash used by investing activities of $698,000 and cash used in operating activities of $20.3 million. Cash provided by financing activities was attributable to net proceeds from the sale of common stock. Cash used by investing activities was primarily attributable to purchases of property and equipment. Cash used in operating activities consisted primarily of the net loss of $55.4 million, a decrease in accounts payable of $4.8 million, a decrease in other liabilities of $2.4 million, partially offset by a $2.4 million decrease in inventory, a $4.7 million decrease in accounts receivable, as well as non-cash charges of $4.7 million for depreciation and amortization, $29.8 million for impairment of goodwill and intangible assets, and $1.3 million for stock-based compensation.

     VINA's contract manufacturer has obtained or has on order substantial amounts of inventory to meet its revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill VINA for any excess component and finished goods inventory. VINA also has a non-cancelable purchase order with a major chip supplier for one of its critical components. As of December 31, 2002, the estimated purchase commitments and non-cancelable purchase orders to those companies was

$1.6 million. In August 2002, VINA placed $1.0 million on deposit with its contract manufacturer as security against these purchase commitments.

     As of December 31, 2002, VINA had $3,500,000 in restricted cash. This cash was comprised of two separate restricted cash items. VINA had a certificate of deposit for $3.0 million, this amount is not available to fund operations, as it secured a $3.0 million committed revolving line of credit that had been utilized at December 31, 2002. VINA also has an irrevocable letter of credit of $500,000 that is used as collateral for the lease on the Newark, California facility.

     VINA currently has lease commitments of $1.8 million for leases on two properties, which expire by July 30, 2007. Future annual obligations under VINA's operating leases are as follows: $259,000 in 2003; $337,000 in 2004; $430,000 in 2005; $491,000 in 2006; $292,000 in 2007.

     In February 2003, VINA established an asset secured credit line with a bank for up to $3.5 million. VINA needs to meet monthly covenants to be able to borrow against this credit line and can meet them currently. The credit line has a one-year duration and terms of prime plus 2%. VINA currently does not have any outstanding balance on this credit line.

     VINA will need to obtain additional funding during the first six months of 2003. VINA will from time to time review and may pursue additional financing opportunities, including sales of additional equity or debt securities, or utilizing its credit line. The sale of additional equity or other securities could result in additional dilution to VINA's stockholders. Arrangements for additional financing may not be available in amounts or on terms acceptable to VINA, if at all. Further, VINA's recent transfer from the Nasdaq National Market to the Nasdaq SmallCap Market may make it even more difficult for VINA to raise funds. The factors described above indicate that VINA may be unable to continue as a going concern for the foreseeable future.

NEW ACCOUNTING STANDARDS

     In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. VINA adopted SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS No. 142, VINA stopped the amortization of intangible assets with indefinite lives (goodwill, which includes the reclass of workforce-in-place and tradenames) with a net carrying value of $27.6 million at December 31, 2001 and annual amortization of $8.8 million that resulted from business combinations initiated prior to the adoption of SFAS No. 141. The deterioration of the telecom industry and the decline of VINA's product sales in 2002 were factors that required VINA to evaluate goodwill, determine it to be impaired, and record a $27.3 million impairment charge during 2002.

     In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement was effective for VINA on January 1, 2002. The deterioration of the telecom industry and the decline of VINA's product sales in 2002 were factors that required VINA to evaluate intangibles, determine them to be impaired, and record a $2.5 million impairment charge during 2002.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal activities" ("SFAS 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructur-

ing)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of the commitment to an exit plan. SFAS No. 146 states that a commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. It also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. VINA does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial statements.

     In November 2002, the FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued and to be made in regard of product warranties. Disclosures required under FIN 45 are already included in these financial statements, however, the initial recognition and initial measurement provisions of this FIN are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. VINA does not expect the adoption of FIN 45 to have a material effect on its consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. This Statement also amends the disclosure provision of SFAS No. 123 and APB No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. VINA has elected to continue accounting for employee stock option plans according to APB No. 25, and it adopted the disclosure requirements under SFAS No. 148 commencing on December 31, 2002.

                     VINA DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides certain information regarding VINA's directors and executive officers who will serve as directors and executive officers of Larscom following the merger. Each director and officer will hold office at the combined company until a successor is elected or qualified or until his earlier death, resignation or removal.

NAME                                              AGE            POSITION AT LARSCOM
----                                              ---            -------------------
Jeffrey M. Drazan...............................  44    Director
Darrell R. Furlong..............................  45    Chief Technical Officer
John F. Malone..................................  55    Director
C. Reid Thomas..................................  41    Vice President, Sales
W. Michael West.................................  51    Director
            ....................................        Director

     Jeffrey M. Drazan, age 44, has served as a director of VINA since June 1996. Mr. Drazan has been a General Partner of Sierra Ventures since 1984, a venture capital fund focusing its investments in early stage technology-related companies.

     Darrell R. Furlong, age 45, has served as VINA's Vice President, Engineering since September 2001. Mr. Furlong was Senior Vice President of Research and Development and Chief Technology Officer for METRObility Optical Systems from October 1997 to September 2001. Mr. Furlong served as a Director of the router division of Bay Networks/Wellfleet (acquired by Nortel Networks) from June 1992 to October 1997. He also directed all hardware development activities at Concord Communications from May 1986 to June 1992.

     John F. Malone, age 55, has served as a director of VINA since January 1997. Mr. Malone has been President and Chief Executive Officer of The Eastern Management Group, a management consulting firm supplying professional services to major communications companies since April 1979. Mr. Malone worked at AT&T where he developed corporate strategy and managed sales and marketing organizations from Ohio to New York.

     C. Reid Thomas, age 41, has served as VINA's Executive Vice President, Sales and Product Marketing since July 2001. Mr. Thomas served as VINA's Vice President, Sales from April 2000 until July 2001. He served as Managing Director, Sales for Lucent Technologies, where he was responsible for AT&T Markets from August 1996 to April 2000. Prior to his employment with Lucent, Mr. Thomas was Group Manager, Strategy and Alliances for Octel Communications, from January 1995 to August 1996.

     W. Michael West, age 51, has served as Chairman of the Board of Directors of VINA since June 1999, and on April 1, 2002, was appointed by the Board of Directors to serve as Chief Executive Officer of VINA. He served as Executive Vice President for Lucent Technologies from September 1997 to January 1998. Mr. West was President, Chief Operating Officer and a director of Octel Communications from January 1995 to August 1997, after having served as Executive Vice President from September 1986 to January 1995. Mr. West held multiple positions with Rolm Corporation from 1979 to September 1986, most recently as General Manager of the National Sales Division.

COMPENSATION OF DIRECTORS

     Except as otherwise described below, members of the Board of Directors do not receive cash compensation for service on the Board of Directors. Directors are reimbursed for their reasonable expenses in connection with their attendance at Board and committee meetings. Directors are also eligible to receive stock options under VINA's 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan, each new non-employee director, on his or her first business day after election to the Board of Directors, will receive an option to purchase 30,000 shares of VINA's common stock at the fair market value on the date of the grant. These options vest over a four year period, with one-fourth vesting on the first anniversary of the option grant with the remainder vesting monthly thereafter. In addition, each non-employee director who continues to serve on the Board of Directors at the conclusion of the annual meeting of stockholders will receive an option to purchase 7,500 shares of common stock.

     W. Michael West was paid an annual salary of $100,000 for his services as chairman of the Board of Directors. On April 1, 2002, the Board of Directors appointed Mr. West as Chief Executive Officer of VINA at an annual salary of $360,000. Since his appointment to the position of Chief Executive Officer of VINA, Mr. West has not received any separate compensation to continue serving as chairman of the Board of Directors. In connection with Mr. West joining the Board of Directors in June 1999, VINA sold 800,000 shares of restricted common stock to Mr. West at a price of $0.60 a share. The shares of restricted common stock are subject to a VINA right of repurchase that lapses monthly with respect to certain shares as the shares vest over four years. Mr. West's stock purchase agreement provides that this right of repurchase shall lapse and all remaining restricted shares shall become fully vested if VINA is subject to a change in control before Mr. West's service terminates and the right of repurchase is not assigned to the entity that immediately employs Mr. West after the change in control. In addition, the right of repurchase shall also lapse and the remaining shares shall become vested as if Mr. West performed another 36 months service if VINA is subject to a change in control and the right of repurchase is assigned to the entity that employs Mr. West after the change in control. Following the merger, although Mr. West will serve on Larscom's board of directors, he will not be an employee, and accordingly the right of repurchase on his shares will lapse in full. In April 2001, Mr. West was also granted an option to purchase 400,000 shares of VINA's common stock at an exercise price equal to the fair market value of the common stock on the date of the grant. The options are immediately exercisable and vest over a four year period, however, the purchased shares are subject to repurchase by VINA in the event Mr. West's service terminates prior to the shares vesting. VINA does not currently pay any cash compensation to any non-employee director for services on the Board of Directors.

      VINA SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 2003, as to shares of the common stock beneficially owned by: (i) each person who is known by VINA to own beneficially more than 5% of the common stock, (ii) each of VINA's directors, (iii) each of VINA's executive officers named under "Executive Compensation -- Summary Compensation Table," and (iv) all directors and executive officers of VINA as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
                                                                OWNED(1)       OWNED(1)
                                                              ------------   ------------
Entities affiliated with London Pacific Assurance
  Limited(2)(3).............................................    2,230,116         3.6%
Entities affiliated with Sierra Ventures V, L.P.(4)(5)......   38,521,749        56.2%+
Joshua W. Soske(6)..........................................    1,766,841         2.8%
W. Michael West(7)..........................................    1,841,015         2.9%
Jeffrey M. Drazan(8)........................................   38,805,727        56.6%+
Steven M. Bauman(9).........................................      759,742         1.2%
Stanley E. Kazmierczak(10)..................................      662,000         1.1%
C. Reid Thomas(11)..........................................      593,198         1.0%
John F. Malone(12)..........................................      195,500           *
Philip J. Quigley(13).......................................      356,563           *
Paul Scott(14)..............................................       37,500           *
Thomas J. Barsi(15).........................................      450,833           *
Darrell R. Furlong(16)......................................      375,400           *
T. Diane Pewitt(17).........................................      351,841           *
All directors and executive officers as a group (13
  persons)..................................................   46,395,138        65.0%

---------------

  *  Less than 1%.

  + On October 17, 2001, Mr. Jeffrey M. Drazan, Sierra Ventures VII, L.P. and
    Sierra Ventures Associates VII, LLC, and several of their affiliates that own shares of common stock, entered into a stockholders' agreement with VINA, which generally restricts the discretionary voting of more than 35% of VINA's outstanding shares of common stock by Sierra Ventures and its affiliates until October 19, 2011.

 (1) To VINA's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

 (2) The address of the principal place of business of London Pacific Assurance Limited is Minden House, 6 Minden Place, St. Helier, Jersey, Channel Islands.

 (3) According to Schedule 13G dated February 4, 2003, filed jointly by Berkeley International Capital Limited ("BICL") and London Pacific Assurance Limited ("LPAL"), BICL and LPAL own collectively 2,230,116 shares. LPAL and BICL are the beneficial owners and share sole dispositive and voting power for, 2,230,116 shares.

 (4) The address of the principal place of business of Sierra Ventures V, L.P. is 2884 Sand Hill Road, Suite 100, Menlo Park, California 94025.

 (5) According to Schedule 13D dated March 31, 2003, filed jointly by Sierra Ventures V, L.P., SV Associates V, L.P. Sierra Ventures VI, L.P. and SV Associates VI, L.P., Sierra Ventures V, L.P. and SV Associates V, L.P. own collectively 8,591,484 shares and Sierra Ventures VI, L.P. and SV Associates VI, L.P. own collectively 1,621,506 shares. Sierra Ventures V, L.P. and SV Associates V, L.P. are currently the beneficial owners of, and share voting and dispositive power for, 8,591,484 shares.

     Sierra Ventures VI, L.P. and SV Associates VI, L.P. are currently the beneficial owners of, and share voting and dispositive power for, 1,621,506 shares. Also includes 72,922 shares held by SV Associates VI, as nominee for its general partners; 21,061,317 shares and 6,085,000 shares subject to warrants exercisable within 60 days of March 31, 2003 held by Sierra Ventures VII, L.P.; and 874,520 shares and 215,000 shares subject to warrants exercisable within 60 days of March 31, 2003 held by Sierra Ventures Associates VII, LLC, as nominee for its members.

 (6) Includes 323,157 shares subject to options exercisable within 60 days of March 31, 2003. Also includes 825,986 shares held by the Joshua and Kristen Rogers Soske Intervivos Trust.

 (7) Includes 400,000 shares subject to options exercisable within 60 days of March 31, 2003. Also includes 75,000 shares subject to warrants exercisable within 60 days of March 31, 2003 and 234,765 shares held by The West 1991 Revocable Trust and 100,000 shares held by W. Michael West and Sandra K. West. Does not include 520,000 shares of fully vested common stock earned by Mr. West but not yet granted to Mr. West for services rendered as VINA's chief executive officer from April 2002 to April 2003 pursuant to Mr. West's agreement with VINA (as described below).

 (8) Includes 115,000 shares subject to options exercisable within 60 days of March 31, 2003. Also includes 21,061,317 shares and 6,085,000 shares subject to warrants exercisable within 60 days of March 31, 2003 held by Sierra Ventures VII, L.P. and 874,520 shares and 215,000 shares subject to warrants exercisable within 60 days of March 31, 2003 held by Sierra Ventures Associates VII, LLC, as nominee for its members. Also includes 8,591,484 shares held by Sierra Ventures V, L.P. and 1,621,506 shares held by Sierra Ventures VI, L.P. and 72,922 shares held by SV Associates VI, as nominee for its general partners. Jeffrey M. Drazan is a general partner of SV Associates V, L.P. which is the general partner of Sierra Ventures V, L.P., a general partner of SV Associates VI, L.P. which is the general partner of Sierra Ventures VI, L.P., and is a manager of Sierra Ventures Associates VII, LLC which is the general partner of Sierra Ventures VII, L.P. He is also a director of VINA. Other than 47,286 shares owned by SV Associates VI, as nominee for its general partners, 413,786 shares and 100,000 shares subject to warrants exercisable within 60 days of March 31, 2003 held by Sierra Ventures Associates VII, LLC, as nominee for its members. Mr. Drazan disclaims beneficial ownership of the shares held by the Sierra Ventures entities, except to the extent of his pecuniary interest in these shares.

 (9) Includes 75,000 shares subject to warrants exercisable within 60 days of March 31, 2003 and 584,742 shares held by Steven M. & Ina U. Bauman Trust, and 100,000 shares held by Mr. Bauman's adult children. Mr. Bauman resigned from his positions as an executive officer of VINA and a member of the Board of Directors on April 1, 2002.

(10) Includes 269,000 shares subject to options exercisable within 60 days of March 31, 2003. Also includes 20,000 shares held by The Christin Kazmierczak Grantor Retained Annuity Trust and 20,000 shares owned by The Stanley Kazmierczak Grantor Retained Annuity Trust.

(11) Includes 520,000 shares subject to options exercisable within 60 days of March 31, 2003. Also includes 15,000 shares subject to warrants exercisable within 60 days of March 31, 2003.

(12) Represents 195,000 shares subject to options exercisable within 60 days of March 31, 2003.

(13) Includes 115,000 shares subject to options exercisable within 60 days of March 31, 2003. Also includes 154,107 shares held by the Quigley Family Trust. Mr. Quigley is the Trustee of the Quigley Family Trust, and is a director of VINA. Mr. Quigley disclaims beneficial ownership of the shares held by the Quigley Family Trust.

(14) Represents 37,500 shares subject to options exercisable within 60 days of March 31, 2003.

(15) Includes 221,333 shares subject to options exercisable within 60 days of March 31, 2003. Mr. Barsi resigned as Vice President, Business Development and Marketing Communications of VINA on January 27, 2003.

(16) Includes 375,400 shares subject to options exercisable within 60 days of March 31, 2003.

(17) Ms. Pewitt resigned as Vice President, Operations of VINA on July 12, 2002.

                          VINA EXECUTIVE COMPENSATION

     The following table presents a summary of the total compensation paid by VINA during the fiscal years ended December 31, 2002, 2001 and 2000 to the following directors and executive officers of VINA who will be serving as directors and officers of Larscom following the completion of the merger. The compensation of these officers for the combined company following the completion of the merger has not been established and is subject to approval by the compensation committee of the combined company's board of directors after the closing of the merger.

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                                               LONG TERM
                                                                              COMPENSATION
                                                               OTHER ANNUAL    SECURITIES
                                                      BONUS    COMPENSATION    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR   SALARY ($)    ($)(1)        ($)          OPTIONS      COMPENSATION
---------------------------     ----   ----------    -------   ------------   ------------   ------------
W. Michael West(2)............  2002    $151,566(3)  $    --          --        400,000         $  858(4)
  Chairman of the Board and     2001     100,000          --          --        400,000            138(5)
  Interim Chief Executive
  Officer                       2000     100,000          --          --             --             --
C. Reid Thomas(6).............  2002     185,000          --      64,384(7)     520,000          5,670(10)
  Executive Vice President,
  Sales                         2001     190,592          --     139,424(8)     440,000            135(11)
  and Product Marketing         2000     104,616      85,686      77,830(9)     340,000             --
Darrell R. Furlong(12)........  2002     185,000          --          --        375,400            941(13)
  Vice President, Engineering   2001      46,442          --          --        325,400             49(14)

---------------

 (1) Includes amounts paid pursuant to VINA's bonus plan.

 (2) Mr. West became Chief Executive Officer of VINA on April 1, 2002.

 (3) Includes the estimated value of 389,997 shares of fully vested common stock ($51,566) earned by Mr. West in 2002 calculated based on the weighted average closing bid prices of VINA for the months April through December 2002. Pursuant to Mr. West's agreement with VINA (as more fully described below), Mr. West has agreed to accept fully vested common stock of VINA in lieu of $21,667 of his monthly cash compensation at a rate of 43,333 for each month he renders service as the Chief Executive Officer. VINA anticipates granting the 389,997 shares of fully vested common stock earned by Mr. West in 2002 in April 2003. Assuming a more recent grant date of March 31, 2003, the value of the stock award to Mr. West would be $46,800 calculated based on a closing bid price of $0.12 as reported on the Nasdaq SmallCap Market on such date.

 (4) Represents amount paid by VINA of $138 for life insurance and $720 for medical insurance on behalf of Mr. West.

 (5) Represents amount paid by VINA of $138 for life insurance on behalf of Mr. West.

 (6) Mr. Thomas joined VINA in April 2000.

 (7) Represents amount earned as sales commission by Mr. Thomas.

 (8) Represents amount earned as sales commission by Mr. Thomas.

 (9) Represents payments made for relocation allowances on behalf of Mr. Thomas.

(10) Represents amount paid by VINA of $150 for life insurance, $720 for medical insurance and $4,800 for car allowance on behalf of Mr. Thomas.

(11) Represents amount paid by VINA for life insurance on behalf of Mr. Thomas.

(12) Mr. Furlong joined VINA in September 2001.

(13) Represents amount paid by VINA of $221 for life insurance and $720 for medical insurance on behalf of Mr. Furlong.

(14) Represents amount paid by VINA of for life insurance on behalf of Mr. Furlong.

                          OPTION GRANTS AND EXERCISES

     The following tables set forth certain information as of December 31, 2002, and for the fiscal year then ended with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above.

                                              OPTION GRANTS IN 2002
                                     ----------------------------------------
                                                INDIVIDUAL GRANTS               POTENTIAL REALIZABLE
                                     ----------------------------------------     VALUE AT ASSUMED
                        NUMBER OF                                                 ANNUAL RATES OF
                        SECURITIES     % OF TOTAL                                   STOCK PRICE
                        UNDERLYING      OPTIONS                                   APPRECIATION FOR
                         OPTIONS       GRANTED TO      EXERCISE                    OPTION TERM(5)
                         GRANTED      EMPLOYEES IN      PRICE      EXPIRATION   --------------------
NAME                      (#)(1)     FISCAL YEAR(2)   ($/SH)(3)     DATE(4)      5% ($)     10% ($)
----                    ----------   --------------   ----------   ----------   --------   ---------
W. Michael West.......         0            0               0             0           0           0
C. Reid Thomas(6).....    50,000          4.7           0.360       5/03/12      11,320      28,687
                          30,000                        0.360       5/03/12       6,792      17,212
Darrell R. Furlong....    30,000          2.9           0.360       5/03/12       6,792      17,212
                          20,000                        0.360       5/03/12       4,528      11,475

---------------

(1) Except as otherwise provided below, all stock options granted are exercisable in full immediately, but the shares received upon exercise are subject to repurchase by VINA. VINA's right to repurchase lapses as to 25% of the shares covered by the respective options on the first anniversary of the date of the grant, and lapses ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of the grant.

(2) In 2002, VINA granted employees, directors and consultants options to purchase 1,770,375 shares of VINA's common stock.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(4) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(5) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent VINA's estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(6) Options granted to Mr. Thomas in 2002 were subsequently cancelled pursuant to VINA's option exchange program in August 2002 and were subsequently regranted to Mr. Thomas on February 17, 2003 at an exercise price of $0.16 per share.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND 2002 YEAR END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                                     OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                               DECEMBER 31, 2002 (#)    DECEMBER 31, 2001 ($)(3)
                         SHARES ACQUIRED          VALUE             EXERCISABLE/              EXERCISABLE/
NAME                    ON EXERCISE (#)(1)   REALIZED ($)(2)       UNEXERCISABLE             UNEXERCISABLE
----                    ------------------   ---------------   ----------------------   ------------------------
W. Michael West.......           0                  0                400,000/0                    0/0
C. Reid Thomas(4).....           0                  0                      0/0                    0/0
Darrell R. Furlong....           0                  0                375,400/0                    0/0

---------------

(1) The shares acquired upon exercise are subject to a right of repurchase by VINA. VINA's right to repurchase lapses as to 25% of the shares covered by the respective options on the first anniversary of the date of the grant, and lapses ratably on a monthly basis thereafter, with the repurchase right terminating in full on the fourth anniversary of the date of the grant.

(2) Calculated on the basis of the fair market value of the underlying securities at the exercise date minus the exercise price.

(3) Calculated on the basis of the fair market value of the underlying securities at December 31, 2002 ($0.19 per share) minus the exercise price.

(4) Mr. Thomas participated in VINA's option exchange program pursuant to which 520,000 options held by Mr. Thomas were tendered and cancelled in August 2002 and were subsequently regranted on February 17, 2003 at an exercise price of $0.16 per share.

COMPENSATION ARRANGEMENTS

     In connection with the appointment of W. Michael West as Chief Executive Officer of VINA on April 1, 2002, VINA agreed to pay Mr. West an annual salary of $360,000 for his services as Chief Executive Officer. Mr. West does not receive any additional compensation for his services as chairman of the Board of Directors Subsequent to his appointment, Mr. West agreed to accept fully vested common stock of VINA in lieu of $21,667 of his monthly cash compensation for his services to VINA as the Chief Executive Office at the rate of forty-three thousand three hundred thirty-three (43,333) shares for each month that he renders service as the Chief Executive Officer of VINA. VINA plans to grant Mr. West 520,000 shares of VINA common stock as payment for services rendered to date as the Chief Executive Officer in April 2003. Following April 2003, VINA plans to grant Mr. West an additional 43,333 shares of fully vested common stock of VINA for each month that he renders service as the Chief Executive Officer of VINA.

     C. Reid Thomas, VINA's Executive Vice President, Sales and Product Marketing, is a party to an offer letter with VINA dated April 7, 2000. Under the offer letter, VINA agreed to pay Mr. Thomas an annual salary of $150,000. The offer letter also provides for variable compensation in the form of commissions, quarterly bonuses, an annual bonus targeted at $150,000 upon achievement of VINA's revenue target, and a $400 monthly car allowance. Pursuant to the offer letter, Mr. Thomas was also granted an option to purchase 280,000 shares of VINA common stock at an exercise price equal to the fair market value of VINA common stock on the date of the grant. The option is immediately exercisable and vests over a four-year period, however, any purchased shares are subject to repurchase by VINA in the event Mr. Thomas' service is terminated prior to the shares vesting. In the event of involuntary termination within twelve months following a change in control of VINA, Mr. Thomas will immediately vest in the greater of (i) the number of the shares that would have vested if Mr. Thomas provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if Mr. Thomas provided an additional 12 months of service following the date of the involuntary termination.

     Darrell R. Furlong, VINA's Vice President, Engineering, is a party to an offer letter with VINA dated September 24, 2001. Under the offer letter, VINA agreed to pay Mr. Furlong an annual salary of $172,500. In addition, Mr. Furlong was also granted an option to purchase 325,400 shares of VINA common stock at an exercise price equal to the fair market value of the VINA common stock on the date of the grant. The option is immediately exercisable and vests over a four-year period, however, any purchased shares are subject to repurchase by VINA in the event Mr. Furlong's service is terminated prior to the shares vesting. Subsequent to the offer letter, VINA has also agreed that in the event of involuntary termination within twelve months following a change in control of VINA, Mr. Furlong will immediately vest in the greater of (i) the number of the shares that would have vested if Mr. Furlong provided a total of 24 months of service with VINA or (ii) the number of shares that would have vested if Mr. Furlong provided an additional 12 months of service following the date of the involuntary termination.

                   REPORT OF THE VINA COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     This report on executive compensation is provided by the Compensation Committee (the "Compensation Committee") of the Board of Directors to assist stockholders in understanding their objectives and procedures in establishing the compensation of VINA's executive officers and describes the basis on which 2002 compensation determinations were made by the Compensation Committee. The Compensation Committee is comprised of two non-employee directors. In making their determinations, the Compensation Committee relied, in part, on independent surveys and public disclosures of compensation of management in the telecommunications equipment industry.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee believes that compensation of VINA's executive officers should:

     - Encourage creation of stockholder value and achievement of strategic corporate objectives.

     - Integrate compensation with VINA's annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives.

     - Provide a competitive total compensation package that enables VINA to attract and retain, on a long-term basis, high caliber personnel.

     - Provide total compensation opportunity that is competitive based on prevailing practices for the industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

     - Align the interests of management and stockholders and enhance stockholder value by providing management with longer-term incentives through equity ownership by management.

     - Provide fair compensation consistent with internal compensation programs.

KEY ELEMENTS OF EXECUTIVE COMPENSATION

     The compensation of executive officers is based on VINA's financial performance, VINA's achievement of certain business objectives, including the closing of acquisitions of businesses and technologies that may expand or enhance VINA's existing business, the achievement of product development milestones, as well as individual contribution and achievement of individual business objectives by each executive officer. VINA's executive compensation structure for executive officers currently includes a combination of base salary, bonus, and stock options.

     Base Salary. Salary determinations are largely determined through comparisons with companies of similar size, market capitalization or complexity in the telecommunications equipment industry. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation of responsibilities and market comparisons. The Compensation Committee reviews salaries on an annual basis and may adjust each executive officer's salary based on the officer's performance, responsibilities, and any changes in the median salary levels of comparable companies.

     Bonus. The Compensation Committee has established a bonus plan for executive officers of VINA in order to motivate executives to reach certain financial targets and corporate goals. The Compensation Committee meets annually to review and approve bonuses for officers for the prior year. Bonuses are determined by a formula based on the achievement of specific revenue goals and operating margin targets for the fiscal year. The bonuses may be awarded in cash and/or stock options.

     Stock Options. Long-term incentives are provided by VINA's stock option plan. The Compensation Committee believes that by granting executive officers an opportunity to obtain and increase personal ownership of VINA stock, the best interests of the stockholders and executives will be more closely integrated. Initial grants of stock are generally made to eligible executives and employees upon commencement of employment as part of their offer letters based on the executive's salary, responsibilities, and position in

VINA. Additional grants of options are determined based upon the individual executive officer's performance, level of responsibility and competitive compensation practices in the industry.

     Other Elements. Other elements of executive compensation include a company-wide medical/dental/vision/life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. The 401(k) permits, but does not require, additional matching contributions by VINA on behalf of all participants in the 401(k) plan. VINA did not make any matching contributions in fiscal year 2002 under the 401(k) plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The annual salary of W. Michael West, VINA's Chief Executive Officer was $360,000 during fiscal year 2002 of which Mr. West agreed to receive $21,667 of his monthly cash compensation in the form fully vested common stock of VINA at a rate of 43,333 shares for each month of service he provides to VINA as the Chief Executive Officer. Mr. West's salary and compensation structure was established by the Compensation Committee and will be reviewed annually by the Compensation Committee. Mr. West's salary and compensation structure was based upon a combination of factors including prior experience, past services to VINA, breadth of knowledge, and review of independent industry surveys of compensation paid to chief executive officers of comparable companies. Mr. West is also Chairman of the Board of Directors.

     VINA's policy is generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, VINA reserves the discretion to pay compensation to its executive officers that may not be deductible.

                                          COMPENSATION COMMITTEE

                                          Jeffrey M. Drazan
                                          Philip J. Quigley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Jeffrey M. Drazan and Philip J. Quigley. Until April 1, 2002, Mr. Bauman was a non-voting member of the Compensation Committee. No interlocking relationship exists between the Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other entity, nor has any interlocking relationship existed in the past.

                        HOUSEHOLDING OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are VINA's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Stan Kazmierczak, VINA Technologies, Inc., 39745 Eureka Drive Newark, CA 94560 or contact Stan Kazmierczak at (510) 492-0800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

                       VINA STOCK PRICE PERFORMANCE GRAPH

     VINA's common stock began trading on the Nasdaq National Market on August 10, 2000. On September 20, 2002, the trading of VINA's common stock was transferred from the Nasdaq National Market to the Nasdaq SmallCap Market. The price information reflected for VINA's common stock in the following performance graph and accompanying table represents the closing sales prices of the common stock for the period of August 31, 2000, December 29, 2000, December 31, 2001 and December 31, 2002. The graph illustrates a comparison of the cumulative total stockholder return of VINA's common stock with the CRSP Total Return Index for the Nasdaq Telecommunications Stocks (the "Nasdaq Telecommunications Index") and the CRSP Total Return Index for the Nasdaq US Stocks (the "Nasdaq US Index"), assuming an investment of $100 in each on August 31, 2000. The comparisons in the graph and table are required by the Securities and Exchange Commission and are not intended to forecast or to be indicative of possible future performance of VINA's common stock.

                              [PERFORMANCE GRAPH]

                                        8/31/00    12/29/00    12/31/01    12/31/02
                                        -------    --------    --------    --------
VINA Technologies, Inc.                 $100.00     $17.57      $ 6.49      $ 1.08
Nasdaq US Index                          100.00      58.26       46.23       32.02
Nasdaq Telecommunications Index          100.00      56.18       37.61       17.33

             STOCKHOLDER PROPOSALS FOR THE VINA 2003 ANNUAL MEETING

     Proposals of stockholders of VINA that are intended to be presented by such stockholders at VINA's 2003 annual meeting must have been received by the Secretary of VINA no later than January 6, 2003 in order that they may be included in VINA's proxy statement and form of proxy relating to that meeting.

     A stockholder proposal not included in VINA's proxy statement for the 2003 annual meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of VINA at the principal executive offices of VINA and otherwise complies with the provisions of VINA's Bylaws. To be timely, VINA's Bylaws provide that VINA must have received the stockholder's notice not less than 60 days nor more than 90 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, VINA must receive the stockholder's notice by the earlier of (i) the close of business on the 15th day after the earlier of the day VINA mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

                                 OTHER MATTERS

     VINA knows of no other business that will be presented at the special meeting. If any other business is properly brought before the special meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

     Whether you intend to be present at the special meeting or not, VINA urges you to return your signed proxy promptly.

                                          VINA TECHNOLOGIES, INC.

                                          STANLEY E. KAZMIERCZAK
                                          Secretary

          , 2003

                                    EXPERTS

     The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K of Larscom Incorporated for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of VINA Technologies, Inc. included in this joint proxy statement/prospectus included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in this registration statement (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the going concern assumption and a change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of Larscom common stock offered by this document and certain legal matters with respect to the material federal income tax consequences of the merger will be passed upon for Larscom by Cooley Godward LLP, San Francisco, California. Certain legal matters with respect to the material federal income tax consequences of the merger will be passed upon for VINA by Pillsbury Winthrop LLP, San Francisco, California.

                      WHERE YOU CAN FIND MORE INFORMATION

     This document incorporates other reports by reference.

     Each of Larscom and VINA files reports, proxy statements and other information with the Securities and Exchange Commission. Larscom and VINA stockholders may read and copy any reports, proxy statements or other information filed by the companies at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Larscom. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The Securities and Exchange Commission allows Larscom to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Larscom can disclose important information to their stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The documents incorporated by reference into this joint proxy statement/prospectus contain important information that you should read about Larscom.

     The following documents, which have been filed by Larscom with the Securities and Exchange Commission, are incorporated by reference into this document:

     - Larscom's annual report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 14, 2003;

     - Larscom's registration statement on Form 8-A, filed with the SEC on November 21, 1996;

     - Larscom's current report on Form 8-K filed with the SEC on March 20, 2003.

     Larscom also incorporates by reference into this joint proxy statement/prospectus all documents filed with the Securities and Exchange Commission by Larscom pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this joint proxy statement/prospectus to the date of the Larscom annual meetings of stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Larscom has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Larscom.

     You may have previously received some of the documents incorporated by reference in this joint proxy statement/prospectus, but you can obtain any of them through VINA, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet world wide web site as described above. Documents incorporated by reference are available from VINA without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Larscom at the following addresses:

                              LARSCOM INCORPORATED
                             1845 McCandless Drive
                               Milpitas, CA 95035
                                 (408) 941-4000

     If you would like to request documents from Larscom, please do so by , 2003, in order to receive them before the Larscom annual meeting.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on adoption and approval of the merger agreement and approval of the merger or the issuance of Larscom common stock in connection with the merger and the amendments to the Larscom certificate of incorporation, as applicable. Neither Larscom nor VINA has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy
statement/prospectus is dated          , 2003. You should not assume that the
information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of Larscom common stock in the merger shall create any implication to the contrary.

               INDEX TO VINA'S CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditor's Report................................  F-2
Consolidated Balance Sheets as of December 31, 2001 and
  2002......................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 2001 and 2002..........................  F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Loss for the Years Ended December 31, 2000,
  2001 and 2002.............................................  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 2001 and 2002..........................  F-6
Notes to Consolidated Financial Statements..................  F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of VINA Technologies, Inc.
Newark, California

     We have audited the accompanying consolidated balance sheets of VINA Technologies and subsidiaries (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of VINA Technologies and subsidiaries as of December 31, 2001 and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 2 to consolidated the financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP
San Jose, California
January 22, 2003
(February 28, 2003 as to Note 15)

                            VINA TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2001           2002
                                                              ------------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                AND PER SHARE AMOUNTS)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $  15,805      $   4,567
  Restricted cash...........................................          --          3,500
  Short-term investments....................................         500             50
  Common stock subscription receivable......................       9,589             --
  Accounts receivable, less of allowance for doubtful
     accounts of $457 in 2001 and $245 in 2002..............       8,059          3,348
  Inventories...............................................       5,733          3,367
  Deposits..................................................          69          1,042
  Prepaid expenses and other................................       1,493          1,312
                                                               ---------      ---------
     Total current assets...................................      41,248         17,186
Property and equipment, net.................................       5,271          1,968
Other assets................................................         356             32
Acquired intangibles, net...................................       5,663          1,394
Goodwill, net...............................................      26,426             --
                                                               ---------      ---------
     Total assets...........................................   $  78,964      $  20,580
                                                               =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   7,798      $   2,979
  Accrued compensation and related benefits.................       2,234            900
  Accrued warranty..........................................         696            414
  Other current liabilities.................................       2,708          1,915
  Short-term debt...........................................          --          3,000
                                                               ---------      ---------
  Total current liabilities.................................      13,436          9,208

Commitments and Contingencies (Note 9)

Stockholders' equity:
  Convertible preferred stock; $0.0001 par value; 5,000,000
     shares authorized; none outstanding....................          --             --
  Common stock; $0.0001 par value; 125,000,000 shares
     authorized: 2001 and 2002, shares outstanding: 2001,
     62,013,759; 2002, 62,080,636...........................           6              6
  Additional paid-in capital................................     194,814        189,297
  Deferred stock compensation...............................      (7,106)          (315)
  Accumulated deficit.......................................    (122,186)      (177,616)
                                                               ---------      ---------
     Total stockholders' equity.............................      65,528         11,372
                                                               ---------      ---------
     Total liabilities and stockholders' equity.............   $  78,964      $  20,580
                                                               =========      =========

                 See notes to consolidated financial statements

                            VINA TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                       YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  2000           2001           2002
                                                              ------------   ------------   ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue.................................................    $ 32,078       $ 45,112       $ 25,143
Cost of revenue (excluding stock-based compensation)........      19,240         28,714         17,534
                                                                --------       --------       --------
Gross profit (excluding stock-based compensation)...........      12,838         16,398          7,609
                                                                --------       --------       --------
Costs and expenses:
  Research and development (excluding stock-based
     compensation)..........................................      12,609         18,841         13,931
  Selling, general and administrative (excluding stock-based
     compensation)..........................................      21,124         22,697         14,515
  Stock-based compensation, net*............................      24,169         10,570          1,276
  In-process research and development.......................          --          5,081             --
  Amortization of intangible assets.........................          --          8,243            789
  Impairment of goodwill and intangible assets..............          --             --         29,783
  Restructuring expenses (excluding stock-based
     compensation)..........................................          --            991          2,941
                                                                --------       --------       --------
     Total costs and expenses...............................      57,902         66,423         63,235
                                                                --------       --------       --------
Loss from operations........................................     (45,064)       (50,025)       (55,626)
Interest income.............................................       1,757          1,486            207
Interest expense............................................         (25)            --            (11)
Other (expense).............................................          --           (103)            --
                                                                --------       --------       --------
Net loss....................................................    $(43,332)      $(48,642)      $(55,430)
                                                                ========       ========       ========
Net loss per share, basic and diluted.......................    $  (2.63)      $  (1.31)      $  (0.90)
                                                                ========       ========       ========
Shares used in computation, basic and diluted...............      16,467         37,121         61,643
                                                                ========       ========       ========
---------------
* Stock-based compensation, net:
     Cost of revenue........................................    $  1,855       $  1,016       $    520
     Research and development...............................       7,985          4,446          1,135
     Selling, general and administrative....................      14,329          7,677          1,930
     Restructuring benefit..................................          --         (2,569)        (2,309)
                                                                --------       --------       --------
       Total................................................    $ 24,169       $ 10,570       $  1,276
                                                                ========       ========       ========

                 See notes to consolidated financial statements

                            VINA TECHNOLOGIES, INC.

     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS

                                         CONVERTIBLE
                                       PREFERRED STOCK         COMMON STOCK       ADDITIONAL     DEFERRED
                                     --------------------   -------------------    PAID-IN        STOCK       ACCUMULATED
                                       SHARES      AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT
                                     -----------   ------   ----------   ------   ----------   ------------   -----------
                                                             (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balances, December 31, 1999........   14,290,517      1      8,746,081      1        44,081       (13,523)       (30,212)
Comprehensive loss:
  Net loss.........................           --     --             --     --            --            --        (43,332)
  Other comprehensive income, net
    of tax:
Unrealized gain on
  available-for-sale investments...           --     --             --     --            --            --             --
Comprehensive loss.................           --     --             --     --            --            --             --
Exercise of stock options..........           --     --      3,081,973     --         3,573            --             --
Repurchase of common stock.........           --     --       (425,866)    --          (231)           --             --
Sale of Series E convertible
  preferred stock (net of issuance
  of costs of $8)..................    3,404,140      1             --     --        23,820            --             --
Issuance of common stock (net of
  issuance costs of $4,967)........           --     --      3,450,000     --        36,433            --             --
Issuance of non-employee stock
  option for services..............           --     --             --     --           635            --             --
Conversion of convertible preferred
  stock............................  (17,694,657)    (2)    17,694,657      2            --            --             --
Deferred stock compensation........           --     --             --     --        36,397       (36,397)            --
Amortization of deferred stock
  compensation.....................           --     --             --     --            --        23,534             --
                                     -----------    ---     ----------     --      --------      --------      ---------
Balances, December 31, 2000........           --     --     32,546,845      3       144,708       (26,386)       (73,544)
Comprehensive loss:
  Net loss.........................           --     --             --     --            --            --        (48,642)
Other comprehensive loss, net of
  tax:
Reclassification adjustment for
  gains included in net income.....           --     --             --     --            --            --             --
Comprehensive loss.................           --     --             --     --            --            --             --
Exercise of stock options..........           --     --      1,018,448     --           485            --             --
Sale of common stock under employee
  stock purchase plan..............           --     --        287,749     --           760            --             --
Repurchase of common stock.........           --     --       (355,924)    --          (706)           --             --
Issuance of common stock in
  acquisition......................           --     --      4,148,745      1        42,643          (588)            --
Issuance of common stock for asset
  purchase.........................           --     --      2,217,527     --         2,549            --             --
Private placement of common stock
  (net of issuance costs of $505)..           --     --     22,150,369      2        11,721            --             --
Sale of warrants attached to common
  stock in private placement.......           --     --             --     --         1,952            --             --
Stock-based compensation associated
  with private placement...........           --     --             --     --           289            --             --
Issuance of non-employee stock
  option for services..............           --     --             --     --             4            --             --
Net reversal of deferred stock
  compensation from forfeitures....           --     --             --     --        (9,591)        9,591             --
Amortization of deferred stock
  compensation.....................           --     --             --     --            --        10,277             --
                                     -----------    ---     ----------     --      --------      --------      ---------
Balances, December 31, 2001........           --     --     62,013,759      6       194,814        (7,106)      (122,186)
Comprehensive loss:
  Net loss.........................           --     --             --     --            --            --        (55,430)
Exercise of stock options..........           --     --        213,948     --            96            --             --
Repurchase of common stock.........           --     --        (78,982)    --          (107)           --             --
Sale of common stock under employee
  stock purchase plan..............           --     --        194,707     --           133            --             --
Close of Woodwind purchase escrow
  Return of held shares............           --     --       (262,796)    --          (124)           --             --
Net reversal of deferred stock
  compensation from forfeitures....           --     --             --     --        (5,515)        5,515             --
Amortization of deferred stock
  compensation.....................           --     --             --     --            --         1,276             --
                                     -----------    ---     ----------     --      --------      --------      ---------
Balances, December 31, 2002........           --    $--     62,080,636     $6      $189,297      $   (315)     $(177,616)
                                     ===========    ===     ==========     ==      ========      ========      =========

                                      ACCUMULATED
                                         OTHER           TOTAL
                                     COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                        INCOME          EQUITY           LOSS
                                     -------------   -------------   -------------
                                         (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balances, December 31, 1999........        --               348
Comprehensive loss:
  Net loss.........................        --           (43,332)       $(43,332)
  Other comprehensive income, net
    of tax:
Unrealized gain on
  available-for-sale investments...        48                48              48
                                                                       --------
Comprehensive loss.................        --                --        $(43,284)
                                                                       ========
Exercise of stock options..........        --             3,573
Repurchase of common stock.........        --              (231)
Sale of Series E convertible
  preferred stock (net of issuance
  of costs of $8)..................        --            23,821
Issuance of common stock (net of
  issuance costs of $4,967)........        --            36,433
Issuance of non-employee stock
  option for services..............        --               635
Conversion of convertible preferred
  stock............................        --                --
Deferred stock compensation........        --                --
Amortization of deferred stock
  compensation.....................        --            23,534
                                         ----          --------
Balances, December 31, 2000........        48            44,829
Comprehensive loss:
  Net loss.........................        --           (48,642)       $(48,642)
Other comprehensive loss, net of
  tax:
Reclassification adjustment for
  gains included in net income.....       (48)              (48)            (48)
                                                                       --------
Comprehensive loss.................        --                --        $(48,690)
                                                                       ========
Exercise of stock options..........        --               485
Sale of common stock under employee
  stock purchase plan..............        --               760
Repurchase of common stock.........        --              (706)
Issuance of common stock in
  acquisition......................        --            42,056
Issuance of common stock for asset
  purchase.........................        --             2,549
Private placement of common stock
  (net of issuance costs of $505)..        --            11,723
Sale of warrants attached to common
  stock in private placement.......        --             1,952
Stock-based compensation associated
  with private placement...........        --               289
Issuance of non-employee stock
  option for services..............        --                 4
Net reversal of deferred stock
  compensation from forfeitures....        --                --
Amortization of deferred stock
  compensation.....................        --            10,277
                                         ----          --------
Balances, December 31, 2001........        --            65,528
Comprehensive loss:
  Net loss.........................        --           (55,430)       $(55,430)
                                                                       ========
Exercise of stock options..........        --                96
Repurchase of common stock.........        --              (107)
Sale of common stock under employee
  stock purchase plan..............        --               133
Close of Woodwind purchase escrow
  Return of held shares............        --              (124)
Net reversal of deferred stock
  compensation from forfeitures....        --                --
Amortization of deferred stock
  compensation.....................        --             1,276
                                         ----          --------
Balances, December 31, 2002........      $ --          $ 11,372
                                         ====          ========

                 See notes to consolidated financial statements

                            VINA TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(43,332)  $(48,642)  $(55,430)
  Reconciliation of net loss to net cash used in operating
     activities:
     Depreciation and amortization..........................     1,042     10,080      2,792
     Disposal of property and equipment.....................        --         --      1,947
     Impairment of goodwill and intangible assets...........        --         --     29,783
     Stock-based compensation, net..........................    24,169     10,570      1,276
     In-process research and development....................        --      5,081         --
     Accrued interest income on short-term investments......    (1,180)       797         --
     Changes in operating assets and liabilities, net of
       effects from acquisition in 2001:
       Accounts receivable..................................    (2,774)    (2,810)     4,711
       Inventories..........................................    (1,877)    (3,416)     2,366
       Prepaid expenses and other...........................    (2,483)     1,215       (792)
       Other assets.........................................       (58)      (220)       324
       Accounts payable.....................................     5,015     (1,294)    (4,819)
       Accrued compensation and related benefits............     1,697       (898)    (1,334)
       Accrued warranty.....................................       237         10       (282)
       Other current liabilities............................     1,455       (853)      (793)
                                                              --------   --------   --------
          Net cash used in operating activities.............   (18,089)   (30,380)   (20,251)
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchases of property and equipment.......................    (3,782)    (1,108)      (648)
  Purchases of short-term investments.......................   (50,499)    (1,050)       (50)
  Proceeds from sales/maturities of short-term
     investments............................................    15,000     36,432         --
  Net cash from acquisition.................................        --       (454)        --
                                                              --------   --------   --------
  Net cash (used in) provided by investing activities.......   (39,281)    33,820       (698)
                                                              --------   --------   --------
Cash flows from financing activities:
  Net proceeds from sale of convertible preferred stock.....    23,821         --         --
  Net proceeds from sale of common stock....................    36,433      4,086      9,589
  Proceeds from the sale of stock under employee stock
     purchase and stock option plans........................     3,573      1,245        229
  Repurchase of common stock................................      (231)      (706)      (107)
  Proceeds from the issuance of short-term debt.............        --         --      3,000
  Restricted cash related to short-term debt................        --         --     (3,000)
  Proceeds from issuance of long-term debt..................       375         --         --
  Repayments of long-term debt..............................    (1,429)        --         --
                                                              --------   --------   --------
          Net cash provided by financing activities.........    62,542      4,625      9,711
                                                              --------   --------   --------
Net change in cash and cash equivalents.....................     5,172      8,065    (11,238)
Cash and cash equivalents, Beginning of year................     2,568      7,740     15,805
                                                              --------   --------   --------
Cash and cash equivalents, End of year......................  $  7,740   $ 15,805   $  4,567
                                                              ========   ========   ========

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       2001       2002
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Noncash investing and financing activities:
  Deferred stock compensation, net of forfeitures...........  $ 36,397   $ (9,591)  $     --
                                                              ========   ========   ========
  Conversion of convertible preferred stock into common
     stock..................................................  $ 48,120   $     --   $     --
                                                              ========   ========   ========
  Changes in unrealized gain on available-for-sale
     investments............................................  $     80   $    (80)  $
                                                              ========   ========   ========
  Common stock subscription receivable......................  $     --   $  9,589   $
                                                              ========   ========   ========
  Issuance of common stock in acquisition...................  $     --   $ 42,056   $
                                                              ========   ========   ========
  Issuance of common stock for asset purchase...............  $     --   $  2,549   $
                                                              ========   ========   ========
Supplemental disclosures of cash flow information:
     Cash paid for interest.................................  $     64   $     --   $     11
                                                              ========   ========   ========
     Cash paid for taxes....................................  $     10   $     19   $     21
                                                              ========   ========   ========

                 See notes to consolidated financial statements

                            VINA TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 2001 AND 2002

1.  GOING CONCERN

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the year ended December 31, 2002, VINA used cash in operating activities of $20.3 million. As of December 31, 2002, VINA had cash and cash equivalents of $4.6 million and an accumulated deficit of $177.6 million. These factors, among others, indicate that VINA may be unable to continue as a going concern for a reasonable period of time. VINA has implemented, and is continuing to pursue, aggressive cost cutting programs in order to preserve available cash. VINA is also evaluating other sources of funding, such as the line of credit secured in February 2003. (See Note 15). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- VINA Technologies, Inc. (VINA or VINA), incorporated in June 1996, designs, develops, markets and sells multiservice broadband access communications equipment that enables telecommunications service providers to deliver bundled voice and data services. VINA has incurred significant losses since inception and expects that net losses and negative cash flows from operations will continue for the foreseeable future.

     Basis of Presentation -- The consolidated financial statements include the accounts of VINA Technologies, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenues and expenses during the reporting period. Such management estimates include an allowance for doubtful accounts receivable, reserves for sales returns, provisions for inventory to reflect the net realizable value, valuation allowances against deferred income taxes, restructuring reserves and accruals for product warranty and other liabilities. Actual results could differ from those estimates.

     Certain Significant Risks and Uncertainties -- Financial instruments which potentially subject VINA to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivable. VINA only invests its cash in highly liquid and high investment grade instruments. VINA sells its products to distributors and end users primarily in the United States and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition and maintains allowances for estimated potential bad debt losses. VINA's contract manufacturer has obtained or has on order substantial amounts of inventory to meet its revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill VINA for any excess component and finished goods inventory. VINA also has a non-cancelable purchase order with a major chip supplier for one of its critical components. (See Note
9)

     VINA participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on VINA's future consolidated financial position, results of operations or cash flows: advances, trends in new technologies and developing industry standards; competitive pressures in the form of new products or price reductions on current products; changes in the overall demand for products offered by VINA; changes in certain strategic relationships or customer relationships; litigation or claims against VINA based on intellectual property, patent, product, regulatory or

                            VINA TECHNOLOGIES, INC.

other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; VINA's ability to obtain additional capital to support operations; VINA's ability to integrate acquired businesses and VINA's ability to attract and retain employees necessary to support its growth.

     Certain components and subassemblies used in VINA's products are purchased from a sole supplier or a limited group of suppliers. In addition, VINA outsources the production and manufacture of its access integration devices to a sole turnkey manufacturer. Any manufacturing disruption, shortage of supply of products or components, or the inability of VINA to procure products or components from alternative sources on acceptable terms could have a material adverse effect on VINA's business, consolidated financial position and results of operations.

     Cash Equivalents -- VINA classifies all investments in highly liquid debt instruments with maturities at the date of purchase of three months or less as cash equivalents.

     Restricted Cash -- Restricted cash consists of cash and a certificate of deposit (CD) with a maturity of less than one year. This cash and CD are carried at fair value and are restricted as collateral for specified obligations under certain line of credit and lease agreements.

     Short-Term Investments -- Short-term investments consist of various instruments with investment grade credit ratings. All of VINA's short-term investments are classified as "available-for-sale" based on VINA's intended use and are stated at fair market value based on quoted market prices. The difference between amortized cost and fair value representing unrealized holding gains or losses is recorded as a component of stockholders' equity, net of tax, as accumulated other comprehensive income. Gains and losses on sales are determined on a specific identification basis.

     Fair Value of Financial Instruments -- VINA's financial instruments include cash equivalents and short-term investments. Cash equivalents are stated at cost which approximates fair market value based on quoted market prices. Short-term investments are stated at fair market value based on quoted market prices.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Deposits -- Deposits consist of money deposited with specific vendors and landlords as security. The carrying amounts are the values to be returned upon cessation of security requirements.

     Prepaid and Other Assets -- Prepaid and other assets consists of various interest and other non-revenue receivables, prepaid licenses and royalties.

     Property and Equipment -- Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. Amortization of leasehold improvements is computed over the shorter of the lease term or the estimated useful lives of the related assets.

     Long-Lived Assets -- VINA evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Such impairment loss would be measured as the difference between the carrying amount of the asset and its fair value based on the present value of estimated future cash flows.

     Short-Term Debt -- Short-term debt consists of a committed revolving line of credit with a term of one year, which bears interest at a rate of the Prime rate plus two percent. The line is secured by $3 million of restricted cash as of December 31, 2002. The line of credit is carried at fair value. The entire balance was repaid in January 2003.

                            VINA TECHNOLOGIES, INC.

     Income Taxes -- VINA accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. A valuation allowance is provided to reduce net deferred tax assets to an amount that is more likely than not to be realized.

     Stock-Based Compensation -- VINA accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and to nonemployees using the fair value method in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. See Note 10 for discussion of assumptions used in computing fair values and the pro forma results of operations, had VINA accounted for employee stock-based compensation in accordance with SFAS No. 123.

     For purposes of pro forma disclosure under SFAS No. 123, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period, using the multiple option method. Pro forma information is as follows (in thousands, except per share amounts):

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2000       2001       2002
                                                       --------   --------   --------
Net loss, as reported................................  $(43,332)  $(48,642)  $(55,430)
Add: Stock-based compensation included in reported
  net loss, net of related tax effects...............    23,534      9,747      1,273
Less: Stock-based compensation expense determined
  under the fair value method for all awards, net of
  related tax effects................................   (24,426)   (15,503)    (1,019)
                                                       --------   --------   --------
Pro forma net loss...................................  $(44,224)  $(54,398)  $(55,176)
                                                       ========   ========   ========
Net loss per share, as reported -- basic and
  diluted............................................  $  (2.63)  $  (1.31)  $  (0.90)
                                                       ========   ========   ========
Pro forma net loss per share -- basic and diluted....  $  (2.69)  $  (1.47)  $  (0.90)
                                                       ========   ========   ========

     Revenue Recognition -- VINA recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. VINA generates revenue from sale of products and related services to communications service providers and through original equipment manufacturers and value added resellers.

     Product revenue is generated from the sale of communications equipment embedded with software that is essential to its functionality, and accordingly, VINA accounts for these transactions in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, and Statement of Position (SOP) 97-2, Software Revenue Recognition. Product revenue is recognized when all SAB No. 101 and SOP 97-2 criteria are met which generally occurs at the time of shipment. In multiple element arrangements where there are undelivered elements at the time of shipment, product revenue is recognized at the time of shipment as the residual value of the arrangement after allocation of fair value to the undelivered elements based on vendor specific objective evidence (VSOE). There is no VSOE on the sales of communications equipment due to the wide range in customer discounts provided by VINA.

     Service revenue is generated from the sale of installation, training and postcontract customer support (PCS) agreements related to the communications equipment. VINA also accounts for these transactions in accordance with SAB No. 101 and SOP 97-2, and as such recognizes revenue when all of the related revenue recognition criteria are met which is: (i) at the time the installation or training service is delivered; and (ii) ratably over the term of the PCS agreement. In multiple element arrangements where these services are undelivered when the communications equipment is shipped, VINA defers the fair value of these undelivered

                            VINA TECHNOLOGIES, INC.

elements based on VSOE and recognizes revenue as the services are delivered. VSOE of these elements is based on stand-alone sales (including renewal rates of PCS agreements) of the services. For all periods presented service revenue has been less than 10% of total net revenue.

     VINA additionally records a provision for estimated sales returns and warranty costs at the time the product revenue is recognized.

     Research and Development -- Costs incurred in research and development are charged to operations as incurred.

     Foreign Currency -- The functional currency of VINA's foreign subsidiary is the U.S. dollar. Transaction and remeasurement gains and losses were not significant for any of the periods presented.

     Net Loss per Share -- Basic earnings per share (EPS) excludes dilution and is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period excluding the weighted average common shares subject to repurchase. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, common stock options and warrants using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be antidilutive.

     Comprehensive Loss -- In accordance with SFAS No. 130, Reporting Comprehensive Income, VINA reports by major components and as a single total, the change in its net assets during the period from nonowner sources in a consolidated statement of comprehensive loss, which has been included with the consolidated statements of stockholders' equity.

     Related Party Transactions -- VINA accounts for related party transactions as arm's length agreements in the normal course of business. In 2002, VINA incurred consulting expenses of $100,000 from a director of VINA. As of December 31, 2002, $20,000 of such expense is included in accrued liabilities.

     New Accounting Standards -- In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested at least annually for impairment. VINA adopted SFAS No. 142 for its fiscal year beginning January 1, 2002. Upon adoption of SFAS No. 142, VINA stopped the amortization of intangible assets with indefinite lives (goodwill, which includes the reclass of workforce-in-place, and tradenames) with a net carrying value of $27.6 million at December 31, 2001 and annual amortization of $8.8 million that resulted from business combinations initiated prior to the adoption of SFAS No. 141. The deterioration of the telecom industry and the decline of VINA's product sales in 2002 were factors that required VINA to evaluate goodwill, determine it to be impaired, and record a $27.3 million impairment charge during 2002.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for VINA on January 1, 2002. The deterioration of the telecom industry and the decline of VINA's product sales in 2002 were factors that required VINA to evaluate intangibles, determine them to be impaired, and record a $2.5 million impairment charge during 2002.

                            VINA TECHNOLOGIES, INC.

     In November 2002, the FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires the guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also elaborates on the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued and to be made in regard of product warranties. Disclosures required under FIN 45 are already included in these financial statements, however, the initial recognition and initial measurement provisions of this FIN are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. VINA does not expect the adoption of FIN 45 to have a material effect on its consolidated financial statements.

     In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF 94-3 "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity to be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as generally defined in EITF 94-3 was recognized at the date of the commitment to an exit plan. SFAS No. 146 states that a commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3. It also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. VINA does not expect the adoption of SFAS No. 146 to have a material effect on its consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. This Statement also amends the disclosure provision of SFAS No. 123 and APB No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. VINA has elected to continue accounting for employee stock option plans according to APB No. 25, and VINA adopted the disclosure requirements under SFAS No. 148 commencing on December 31, 2002.

3.  SHORT-TERM INVESTMENTS

     VINA's short-term investments at December 31, 2002 and 2001 consists of certificates of deposit in the amount of $50,000 and $500,000, respectively. The amortized cost of the investments is equivalent to the fair value at December 31, 2002 and 2001.

     Available-for-sale debt securities and certificates of deposit are classified as current assets as all maturities are within one year.

4.  INVENTORIES

     Inventories consist of the following (in thousands):

                                                               DECEMBER 31,
                                                              ---------------
                                                               2001     2002
                                                              ------   ------
Raw materials and subassemblies.............................  $1,783   $1,684
Finished goods..............................................   3,950    1,683
                                                              ------   ------
Inventories.................................................  $5,733   $3,367
                                                              ======   ======

                            VINA TECHNOLOGIES, INC.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2002
                                                              -------   -------
Computer equipment and software.............................  $ 3,066     1,531
Machinery and equipment.....................................    4,449     3,415
Furniture and fixtures......................................      989       671
Leasehold improvements......................................      540       268
                                                              -------   -------
                                                                9,044     5,885
Accumulated depreciation and amortization...................   (3,773)   (3,917)
                                                              -------   -------
Property and equipment, net.................................  $ 5,271   $ 1,968
                                                              =======   =======

6.  ACQUISITIONS

    WOODWIND COMMUNICATIONS

     On February 27, 2001, VINA completed the acquisition of Woodwind Communications Systems, Inc. (Woodwind), a provider of voice-over-broadband network edge access solutions, based in Germantown, Maryland. The acquisition was accounted for as a purchase in accordance with APB No. 16. Under the terms of the merger agreement, VINA acquired all outstanding capital stock of Woodwind by paying $7.5 million in cash and issuing 4,148,745 shares of VINA's common stock. VINA assumed Woodwind's outstanding stock options, which, if fully vested and exercised, would result in the issuance of an additional 1,106,892 shares of VINA's common stock. The total purchase price as of February 27, 2001 has been allocated to the assets acquired and liabilities assumed based on their respective fair values as follows (in thousands):

Total purchase price:
  Cash consideration........................................  $ 7,500
  Common stock..............................................   39,465
  Options assumed...........................................    2,591
  Acquisition expenses......................................      726
                                                              -------
                                                              $50,282
                                                              =======

Purchase price allocation:
  Fair market value of net tangible assets acquired at
  February 27, 2001.........................................  $ 6,728
                                                              =======

                            VINA TECHNOLOGIES, INC.

                                                                        ECONOMIC
                                                                          LIFE
                                                                        --------
Intangible assets acquired:
  Workforce-In-Place........................................    1,236       3
  Tradename.................................................      346       4
  Core technology...........................................    3,022       4
  Current technology........................................      310       4
  In-process research and development.......................    5,081      --
  Goodwill..................................................   35,525       4
  Deferred tax liabilities..................................   (1,966)     --
                                                              -------
                                                              $50,282
                                                              =======

     VINA recorded a one-time charge of $5.1 million in the first quarter of 2001 for purchased in-process research and development related to development projects that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process research and development effort, or any material sub-component, had no alternative future use was reached in consultation with VINA's and Woodwind's management.

     Significant assumptions that were used to determine the value of in-process technology, include the following: first, an income approach that focused on the income producing capability of the acquired technology, and best represented the presented value of the future economic benefits VINA expected to derive from them; second, forecasted net cash flows that VINA expected might result from the development effort were determined using projections prepared by VINA's management; third, a discount rate of 25% was used, based upon the estimated weighted average rate of return for Woodwind, which is consistent with the implied transaction discount rate; and fourth, a premium of 10% for the in-process technology was added to reflect the additional risk of the in-process technology, thus resulting in the use of an overall 35% discount rate.

     In accordance with FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, VINA recorded the intrinsic value, measured as the difference between the grant price and fair market value on the acquisition consummation date, of unvested options assumed in the acquisition as deferred stock compensation. Such deferred stock compensation, which aggregated $588,000, is recorded as a separate component of stockholders' equity and will be amortized over the vesting term of the related options. For the years ended December 31, 2001 and 2002, VINA amortized $125,000 and $63,000, respectively, as stock-based compensation related to these options in the accompanying consolidated statements of operations.

     The operating results of Woodwind have been included in the accompanying consolidated statements of operations since the date of acquisition. The following selected unaudited pro forma combined results of operations for the years ended December 31, 2000 and 2001 of VINA and Woodwind have been prepared assuming that the acquisition had occurred at the beginning of the periods presented. The following unaudited pro forma financial information is not necessarily indicative of the actual results that would have occurred had the acquisition been completed at the beginning of the period indicated nor is it indicative of future operating results (in thousands, except per share data):

                                                                   PRO FORMA
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Net revenue.................................................  $ 32,299   $ 45,112
Net loss....................................................  $(61,469)  $(48,340)
Net loss per share..........................................  $  (2.98)  $  (1.28)
Shares used in calculation of net loss per share............    20,616     37,790

                            VINA TECHNOLOGIES, INC.

     The pro forma results of operations give effect to certain adjustments, including amortization of purchased intangibles, goodwill and deferred stock compensation associated with the acquisition. The $5.1 million charge for purchased in-process research and development has been excluded from the pro forma results, as it is a material nonrecurring charge.

  INTELLECTUAL PROPERTY AND RELATED ASSETS

     In December 2001, VINA purchased optical concentrator technology and related equipment from a related party by issuing 2,217,527 shares of VINA's common stock valued at $2.5 million on the purchase date. In addition, VINA incurred approximately $676,000 in direct acquisition expenses. The total purchase price of $3.2 million was allocated on a fair value basis resulting in $1.9 million of intellectual property (intangible assets) and $1.3 million of fixed assets. The acquired assets are being amortized over their useful lives ranging from three to four years.

7.  ACQUIRED INTANGIBLES AND GOODWILL, NET

     As VINA operates in one reportable segment, the design, development, marketing and sale of multi-service broadband access communications equipment, and has only one reporting unit, VINA consolidated, the measurement of the fair value for goodwill is its market capitalization. The deterioration of the telecom industry and the decline in VINA's current product sales in the first quarter, were factors that required VINA to evaluate the fair value of the intangible assets and goodwill. Management evaluated the fair value of VINA as determined by its market capitalization against its carrying value, net assets, and determined that the intangible assets and goodwill were impaired. In addition, under SFAS No. 144 "Accounting for the Impairment of Disposal of Long-Lived Assets" VINA evaluated the intangible assets for impairment and determined a portion of the intangible assets were impaired. Also, under SFAS No. 142 "Goodwill and Other Intangible Assets" VINA evaluated the goodwill for impairment and determined that it was impaired. VINA recorded a $29.8 million impairment charge during 2002. The amount was comprised of $27.3 million of goodwill and $2.5 million intangible assets.

     Intangible assets consist of the following (in thousands):

                                             DECEMBER 31, 2001                        DECEMBER 31, 2002
                                      --------------------------------  ---------------------------------------------
                                       GROSS                             GROSS
                       AMORTIZATION   CARRYING   ACCUMULATED            CARRYING   ACCUMULATED    IMPAIRMENT
                          PERIOD       AMOUNT    AMORTIZATION    NET     AMOUNT    AMORTIZATION      LOSS       NET
                       ------------   --------   ------------   ------  --------   ------------   ----------   ------
Core technology......    4 years       $3,022      $  (630)     $2,392   $2,898      $  (935)      $(1,963)
Current technology...    4 years          310          (64)        246      310          (83)         (227)        --
Trade name...........    4 years          346          (73)        273      346          (73)         (273)        --
Intellectual
  property...........    4 years        1,859           --       1,859    1,859         (465)           --     $1,394
Workforce-in-place...    3 years        1,236         (343)        893       --           --            --         --
                                       ------      -------      ------   ------      -------       -------     ------
Total................                  $6,773      $(1,110)     $5,663   $5,413      $(1,556)      $(2,463)    $1,394
                                       ======      =======      ======   ======      =======       =======     ======

     All of VINA's intangible assets are subject to amortization except for workforce-in-place and tradename. Workforce in place was reallocated to goodwill as of January 1, 2002.

                            VINA TECHNOLOGIES, INC.

     Estimated future amortization expense is as follows (in thousands):

                                                              TOTAL
                                                              ------
  Fiscal year
     2003...................................................  $  465
     2004...................................................     465
     2005...................................................     464
                                                              ------
Total Amortization..........................................  $1,394
                                                              ======

     The changes in the carrying amount of goodwill, including workforce in place, for the year ended December 31, 2002 are as follows (in thousands):

Balance as of January 1, 2002...............................  $ 27,319
Impairment loss.............................................   (27,319)
                                                              --------
Balance as of December 31, 2002.............................  $     --
                                                              ========

     Had the provisions of FAS No. 142 been applied beginning on January 1, 2001 VINA's net loss and net loss per share would have been as follows (in thousands except per share amounts):

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2001
                                                              -----------------
Net loss as reported........................................      $(48,642)
Add back amortization:
  Goodwill..................................................         7,133
  Workforce-in-place........................................           343
  Tradename.................................................            73
                                                                  --------
Adjusted net loss...........................................      $(41,093)
                                                                  ========
EPS -- basic and diluted, as reported.......................      $  (1.31)
Goodwill, workforce-in-place and tradename amortization.....          0.20
                                                                  --------
Adjusted EPS................................................      $  (1.11)
                                                                  ========

8.  RESTRUCTURINGS

     During the year ended December 31, 2001, VINA announced and completed a restructuring plan that included a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, VINA reduced its workforce by approximately 20%. (See Note 15)

     During April and July 2002, VINA announced and completed restructuring plans intended to better align its operations with the changing market conditions. These plans were designed to prioritize VINA's growth areas of business, focus on profit contribution and reduce expenses. The restructurings includes a workforce reduction and other operating reorganizations. As a result of the restructuring efforts, VINA reduced its workforce by approximately 23% and 26% in April and July 2002, respectively.

                            VINA TECHNOLOGIES, INC.

     A summary of the restructuring benefit and expenses for the year ended December 31, 2002 is as follows (in thousands):

                                                   STOCK
                                   WORKFORCE    COMPENSATION    ABANDONMENT     CAPITAL
                                   REDUCTIONS     BENEFITS     OF FACILITIES   EQUIPMENT    TOTAL
                                   ----------   ------------   -------------   ---------   -------
2000 remaining provision.........   $    --       $    --          $  --        $    --    $    --
July 2001 provision..............       991        (2,569)            --             --     (1,578)
Net provision utilized...........      (945)        2,569             --             --      1,624
                                    -------       -------          -----        -------    -------
2001 remaining provision.........        46            --             --             --         46
April 2002 provision.............       835        (1,547)           400            340         28
July 2002 provision..............       602          (762)            35            945        820
December 2002 provision..........        --            --            148             --        148
Net provision utilized...........    (1,483)        2,309           (485)        (1,285)      (944)
                                    -------       -------          -----        -------    -------
Balance at December 31, 2002.....   $    --       $    --          $  98        $    --    $    98
                                    =======       =======          =====        =======    =======

     Workforce Reductions -- These restructuring programs resulted in the reduction of 80 employees across all functions (43 in April of 2002 and 37 in July 2002). The 2001 restructuring program resulted in the reduction of approximately 40 employees across all functions. As of December 31, 2002, VINA has disbursed the total amount related to the 2002 severance, $1,437,000, $945,000 related to the 2001 severance and have reversed $46,000 pertaining to the remaining balance from the 2001 workforce reduction.

     Stock Compensation Benefits -- In connection with the April 2002 workforce reduction, VINA recorded a net benefit of $1,547,000. This net benefit resulted from a $1,577,000 benefit for the reversal of prior period estimated stock compensation expense on forfeited stock options offset by $30,000 of stock compensation expense resulting from the acceleration of unvested stock options in accordance with employee separation agreements. The July 2002 workforce reduction resulted in a benefit of $762,000 for the reversal of prior period estimated stock compensation expense on forfeited stock options. The July 2001 workforce reduction resulted in a benefit of $2,569,000. This net benefit resulted from a $3.0 million benefit for the reversal of prior period estimated stock compensation expense on forfeited stock options, offset by $431,000 of stock compensation expense resulting from the acceleration of unvested stock options in accordance with employee separation agreements.

     Abandonment of Facilities -- Part of the restructuring included the closure of VINA's engineering facilities in Maryland and Texas in April 2002 and July 2002, respectively. In December 2002, VINA incurred an additional restructuring charge of $148,000 for the remaining portion of the Maryland lease. (See Note
15). There were no facilities closed as part of the July 2001 restructuring and therefore there were no associated costs.

     Capital Equipment -- As a result of the closing of VINA's Maryland and Texas facilities and VINA's reductions in headcount, VINA determined that it had excess capital equipment with total book values substantially less than market value. VINA finalized the dispositions in September of 2002. There was no excess capital equipment related to the 2001 restructuring.

                            VINA TECHNOLOGIES, INC.

9.  COMMITMENTS AND CONTINGENCIES

     Leases -- VINA leases office space under various noncancelable, operating leases that expire through 2007. VINA has an option to renew the primary facility lease for an additional five years at the then current market rent. Future obligations under VINA's operating leases are as follows (in thousands):

Years Ending December 31:
2003........................................................  $  467
2004........................................................     337
2005........................................................     430
2006........................................................     491
2007........................................................     292
                                                              ------
Lease commitments...........................................  $2,017
                                                              ======

     Rent expense incurred under the operating leases for, 2000, 2001 and 2002 was $703,000, $1.4 million, and $2.0 million, respectively.

     VINA records rent expense under non-cancelable operating leases using a straight-line method after consideration of increases in rental payments over the lease term, and records the difference between actual payments and rent expense as deferred rent included within the caption other current liabilities in the accompanying consolidated balance sheets.

     Litigation -- The high technology and telecommunications industry in which VINA operates is characterized by frequent claims and related litigation regarding patent and other intellectual property rights. VINA is not a party to any such litigation; however any such litigation in the future could have a material adverse effect on VINA's consolidated financial position, results of operations and cash flows.

     Purchase Commitments -- VINA's contract manufacturer has obtained or has on order substantial amounts of inventory to meet their revenue forecasts. If future shipments do not utilize the committed inventory, the contract manufacturer has the right to bill for any excess component and finished goods inventory. VINA also has a non-cancelable purchase order with a major chip supplier for one of its critical components. As of December 31, 2002, the estimated purchase commitments and non-cancelable purchase orders to those companies is $1.6 million. In August 2002, VINA placed $1.0 million on deposit with its contract manufacturer as security against these purchase commitments.

     Warranty -- VINA provides a full 60-month parts and factory labor warranty against defects in materials and workmanship for all VINA Integrated Access Device (IAD) product lines. A 12-month parts and factory labor warranty against defects in materials and workmanship is provided for all VINA Integrated Multi-Service Access Platform (IMAP) product lines. All VINA-supplied software is also covered by a 60-month warranty for IAD products, and a 12-month warranty for IMAP products. VINA accounts for warranty liability by taking a charge in the period of shipment for the estimated warranty costs that will be incurred related to shipments. A weighted average of the cost per warranty transaction per product line is developed taking into consideration: the costs of freight, replacement, rework and repair. Estimated returns over time are calculated taking into account experience by product line. A warranty liability is calculated by applying the number of units under warranty against a factor representing the likelihood of a return and the estimated cost per return transaction. Actual warranty charges are tracked and reported separately from other transactions.

                            VINA TECHNOLOGIES, INC.

     The changes in the warranty reserve balances during the years ended December 31, 2002 and 2001 are as follows (in $ thousands):

                                                              2001   2002
                                                              ----   -----
Balance at beginning of year................................  $686   $ 696
Payments made under the warranty............................   (58)   (228)
Product warranty issued for new sales.......................    88     (18)
Changes in accrual in respect of warranty periods ending....   (20)    (36)
                                                              ----   -----
Balance at the end of year..................................  $696   $ 414
                                                              ====   =====

10.  STOCKHOLDERS' EQUITY

  PUBLIC OFFERING

     In August 2000, VINA completed its initial public offering of 3,450,000 shares of common stock at $12.00 per share, for net proceeds of $36.4 million.

  CONVERTIBLE PREFERRED STOCK

     In 1998, VINA issued 4,167 shares of Series D convertible preferred stock at $6.00 per share, for which the proceeds were not payable until 1999, and accordingly, VINA established a $25,000 subscription receivable at December 31, 1998.

     In 1999, VINA issued an additional 10,746 shares of Series D convertible preferred stock at $6.00 per share resulting in proceeds of $65,000.

     In 2000, VINA issued 3,404,140 shares of Series E convertible preferred stock at $7.00 per share resulting in net proceeds of $23.8 million.

     Upon completion of the initial public offering, 7,500,000 convertible preferred shares of Series A, 3,000,000 convertible preferred shares of Series B, 3,000,000 convertible preferred shares of Series C, 790,517 convertible preferred shares of Series D and 3,404,140 convertible preferred shares of Series E were converted into common stock on a one-to-one basis, resulting in the issuance of 17,694,657 shares of common stock to the then convertible preferred stockholders.

  RESTRICTED COMMON STOCK

     Restricted common stock issued under certain stock purchase agreements is subject to repurchase by VINA. The number of shares subject to repurchase is generally reduced over a four-year vesting period. At December 31, 2000, 2001, and 2002, 433,334 shares, 260,000 shares, and 141,940 shares respectively, were subject to repurchase.

  STOCKHOLDERS' RIGHTS PLAN

     During 2001, VINA's Board of Directors declared a dividend of one preferred share purchase right (a Right) for each outstanding share of common stock, of VINA. Each Right entitles the registered holder to purchase from VINA one one-thousandth of a share of Series A Preferred Stock, of VINA, at a price of $35.00 per one one-thousandth of a share, subject to certain antidilution adjustment provisions. The Rights, as amended, are exercisable in the event that a person, entity or group acquires beneficial ownership of 20% or more of the outstanding shares of VINA's common stock. The Rights will expire on the earlier of (i) July 25, 2011, (ii) consummation of a merger transaction meeting certain requirements, or (iii) redemption or exchange of the Rights by VINA. At December 31, 2002 62,080,636 Rights were outstanding.

                            VINA TECHNOLOGIES, INC.

  COMMON STOCK -- PRIVATE PLACEMENT

     During the fourth quarter of 2001, VINA completed a $14.2 million private placement equity financing. Under the subscription agreement, VINA issued 22,150,369 shares of common stock at a weighted average price of $0.64 per share. In addition, warrants to acquire 7,090,000 shares of VINA's common stock were attached to the common stock. The warrants are immediately exercisable at $1.00 per share and expire three years from the date of issuance or upon VINA's stock price exceeding predefined trading prices. All such warrants were outstanding at December 31, 2002.

     VINA allocated $2.0 million of the sales price to the warrants based on the relative fair value of the warrants. The fair value for the warrants was determined using the Black-Scholes option pricing model over the contractual term of the warrants using the following assumptions: stock volatility, 75%; risk free interest rate, 3.6% and no dividends during the expected term.

     Certain employees participated in the private placement and purchased 375,742 common shares with 120,050 attached warrants at a price below fair market value. VINA recorded the associated $289,000 of intrinsic value as stock-based compensation in 2001. The intrinsic value was measured as the difference between the equity issuance prices and their fair market values on the date of issuance.

  NET LOSS PER SHARE

     The following is a calculation of the denominators used for the basic and diluted net loss per share computations (in thousands):

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              2000     2001     2002
                                                             ------   ------   ------
Weighted average common shares outstanding.................  18,927   38,239   62,098
Weighted average common shares outstanding subject to
  repurchase...............................................  (2,460)  (1,118)    (455)
                                                             ------   ------   ------
Shares used in computation, basic and diluted..............  16,467   37,121   61,643
                                                             ======   ======   ======

     During all periods presented, VINA had securities outstanding, which could potentially dilute basic EPS in the future, but were excluded in the computation of diluted EPS in such periods, as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following at: December 31, 2000, 1,859,680 shares of common stock subject to repurchase and options to purchase 10,692,788 shares of common stock; December 31, 2001, 915,461 shares of common stock subject to repurchase and options to purchase 13,353,743 shares of common stock and warrants to purchase 7,090,000 shares of common stock; December 31, 2002, 141,940 shares of common stock subject to repurchase and options to purchase 5,625,010 shares of common stock and warrants to purchase 7,090,000 shares of common stock.

  STOCK PLANS

     In July 2000, VINA adopted the 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan serves as the successor equity incentive program to VINA's 1996 Stock Option/Stock Issuance Plan and the 1998 Stock Incentive Plan, as amended (the Predecessor Plans). Options outstanding under the Predecessor Plans on July 11, 2000 (9,071,061 shares) were incorporated into the 2000 Stock Incentive Plan. Such incorporated options continue to be governed by their existing terms, which are similar to the 2000 Stock Incentive Plan. Under the 2000 Stock Incentive Plan, VINA is authorized to provide awards in the form of restricted shares, stock units, options or stock appreciation rights. The number of shares reserved under this plan was 7,301,873 shares which can be increased for repurchases of unvested common shares issued under the Predecessor Plans up to a total share reserve of 10,000,000 shares. The share reserve is automatically increased on January 1 of each calendar year, beginning in 2001, by an amount equal to the lesser of: (i) 2,500,000

                            VINA TECHNOLOGIES, INC.

shares; (ii) 4% of the outstanding shares of stock of VINA on such date; or
(iii) a lesser amount determined by VINA's Board of Directors (2,480,550 shares on January 1, 2002).

     Under the 2000 Stock Incentive Plan, VINA may grant options to purchase or directly issue common stock to employees, outside directors and consultants at prices not less than the fair market value at the date of grant for incentive stock options and not less than par value at the date of grant for non-statutory stock options. These options generally expire ten years from the date of grant and are generally immediately exercisable. VINA has a right to repurchase (at the option exercise price) common stock issued under option exercises for unvested shares. The right of repurchase generally expires 25% after the first 12 months from the date of grant and then ratably over a 36-month period. Settlement and vesting terms for awards of restricted stock, stock appreciation rights, and stock units are governed by individual agreements. There were no awards of restricted stock, stock appreciation rights or stock units in 2000, 2001 and 2002.

     In May 2002, the Board of Directors approved a Stock Option Exchange Program. Under this program, eligible employees could elect to exchange certain outstanding stock options with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA's common stock. The replacement options are to be issued at least six months and one day after the cancellation date, August 15, 2002, and will be issued from the 2000 Stock Option Plan. The new options will be non-statutory stock options and will have an exercise price equal to closing price of VINA's common stock on the date prior to the replacement date. The new options will vest according to the same schedule as the cancelled options. As of the cancellation date, VINA had accepted 2,692,082 shares for exchange under the Program. (See Note 15 for replacement options granted after year end.)

     Stock option activity under the stock plan is summarized as follows:

                                                               OUTSTANDING OPTIONS
                                                              ---------------------
                                                                           WEIGHTED
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Balances at January 1, 2000 (1,163,408 shares vested at a
  weighted average exercise price of $0.33 per share).......   7,540,482    $0.64
Granted (weighted average fair value of $6.53 per share)....   7,555,391     3.47
Canceled....................................................  (1,321,112)    1.58
Exercised...................................................  (3,081,973)    1.16
                                                              ----------
Balances at December 31, 2000 (1,463,399 shares vested at a
  weighted average exercise price of $0.643 per share)......  10,692,788     2.37
Granted (weighted average fair value of $1.46 per share)....   6,802,243     1.51
Canceled....................................................  (3,122,840)    2.74
Exercised...................................................  (1,018,448)    0.48
                                                              ----------
Balances at December 31, 2001 (3,656,376 shares vested at a
  weighted average exercise price of $1.85 per share).......  13,353,743     1.99
Granted (weighted average fair value of $0.37 per share)....   1,770,375     0.40
Canceled....................................................  (9,285,160)    2.20
Exercised...................................................    (213,948)    0.45
                                                              ----------
Balances at December 31, 2002...............................   5,625,010    $1.21
                                                              ==========

     At December 31, 2002, VINA had 13,427,116 shares available for future grants under the 2000 Stock Incentive Plan.

                            VINA TECHNOLOGIES, INC.

     Additional information regarding options outstanding at December 31, 2002 is as follows:

                          OPTIONS OUTSTANDING
                 -------------------------------------      VESTED OPTIONS
                                 WEIGHTED                --------------------
                                 AVERAGE      WEIGHTED               WEIGHTED
                                REMAINING     AVERAGE                AVERAGE
RANGE OF           NUMBER      CONTRACTUAL    EXERCISE    NUMBER     EXERCISE
EXERCISE PRICES  OUTSTANDING   LIFE (YEARS)    PRICE      VESTED      PRICE
---------------  -----------   ------------   --------   ---------   --------
$0.13 - $0.36     1,168,964        7.8         $0.30       624,900    $0.20
$0.40 - $0.61     1,335,027        8.0          0.59       900,292     0.57
$0.70 - $1.00     1,177,303        7.1          0.98       965,422     0.99
$1.03 - $1.92     1,396,082        8.3          1.55       642,193     1.64
$2.00 - $6.50       547,634        7.6          4.31       359,303     4.00
                  ---------                              ---------
$0.13 - $6.50     5,625,010        7.8         $1.21     3,492,110    $1.17
                  =========                              =========

  EMPLOYEE STOCK PURCHASE PLAN

     In July 2000, VINA adopted the 2000 Employee Stock Purchase Plan (the "ESPP"). Under the ESPP, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. Offering periods commence on February 1 and August 1 of each year. One million eighty thousand shares of common stock are reserved for issuance under ESPP and will be increased on the first day of each fiscal year, the lesser of: (a) 80,000 shares; (b) 1% of VINA's outstanding common stock on the day of the increase; or
(c) a lesser number of shares determined by VINA's Board of Directors (80,000 shares on January 1, 2002).

     Shares issued under the ESPP were 194,707 in 2002 at a weighted average price of $0.68 per share. There were 677,544 shares available for future issuance under this plan at December 31, 2002.

 STOCK-BASED COMPENSATION

     As discussed in Note 2, VINA accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation ("FIN") No. 44, Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB No. 25) and has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. VINA accounts for stock-based compensation relating to equity instruments issued to non-employees based on the fair value of options or warrants estimated using the Black-Scholes model on the date of grant in compliance with the Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized using the multiple option approach in compliance with FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

     Pursuant to FIN No. 44, options assumed in a purchase business combination are valued at the date of acquisition at their fair value calculated using the Black-Scholes option pricing model. The fair value of the assumed options is included as part of the purchase price. The intrinsic value attributable to the unvested options is recorded as unearned stock-based compensation and amortized over the remaining vesting period of the related options. Options assumed by VINA related to the business combination made on behalf of VINA subsequent to July 1, 2000 (the effective date of FIN No. 44) have been accounted for pursuant to FIN No. 44.

                            VINA TECHNOLOGIES, INC.

     VINA's calculations of fair value for employee stock-based compensation were made using the Black-Scholes option pricing model, which requires subjective assumptions, including expected time to exercise and future stock price volatility, which greatly affects the calculated values. The following weighted average assumptions were used to calculate the fair value of employee awards under VINA's option plans: expected life, 3.2 years in 2000, 2001 and 2002; volatility, 29% in 2000, 75% in 2001 and 154% in 2002; risk free interest rate, 6.4% in 2000, 4.2% in 2001 and 3.1% in 2002; and no dividends during the expected term. VINA's fair value calculations on stock-based awards under the ESPP in 2001 and 2002 were also made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, six months; volatility, 75% in 2001 and 154% in 2002; risk free interest rate of
3.74 in 2001 and 3.05% in 2002; and no dividends during the expected term. VINA's calculations are based on a multiple option award valuation and amortization approach, which results in accelerated amortization of the expense. Forfeitures are recognized as they occur.

11. INCOME TAXES

     VINA recorded no income tax benefit or provision in any of the periods presented. The difference between the recorded amounts is reconciled to the federal statutory rate as follows (in thousands):

                                                         2000       2001       2002
                                                       --------   --------   --------
Federal statutory tax benefit at 35%.................  $(15,166)  $(17,025)  $(19,401)
State tax benefit....................................    (2,490)      (800)    (1,123)
Research and development credits.....................      (774)      (400)        --
Nondeductible stock compensation.....................     9,848      4,249        447
In process research and development..................        --      2,043         --
Amortization of goodwill and intangible assets.......        --      3,313         --
Impairment of goodwill...............................        --         --      9,562
Change in valuation allowance........................     8,973      8,040     11,463
Other................................................      (391)       580       (948)
                                                       --------   --------   --------
Income taxes.........................................  $     --   $     --   $     --
                                                       ========   ========   ========

     The components of net deferred tax assets are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2002
                                                              --------   --------
Deferred tax assets:
Accruals and reserves not currently deductible..............  $  2,730   $  1,661
Net operating loss carryforwards............................    26,492     37,313
Tax credit carryforwards....................................     2,423      2,769
Identified acquisition intangibles..........................    (1,626)        --
Other.......................................................       937        676
                                                              --------   --------
                                                                30,956     42,419
Valuation allowance.........................................   (30,956)   (42,419)
                                                              --------   --------
Net deferred tax assets.....................................  $     --   $     --
                                                              ========   ========

     Due to VINA's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $11.5 million during 2002.

                            VINA TECHNOLOGIES, INC.

     As of December 31, 2002, VINA had available for carryforward net operating losses for federal and state income tax purposes of approximately $98.0 million and $36.0 million, respectively. Net operating losses of approximately $1.3 million and $800,000 for federal and state tax purposes, respectively, attributable to the tax benefit relating to the exercise of nonqualified stock options and disqualifying dispositions of incentive stock options are excluded from the components of deferred income tax assets. The tax benefit associated with this net operating loss will be recorded as an adjustment to stockholders' equity when VINA generates taxable income. Federal net operating loss carryforwards will expire, if not utilized, in 2011 through 2022. State net operating loss carryforwards will expire, if not utilized, in 2006 through 2014.

     As of December 31, 2002, VINA had available for carryforward research and experimentation tax credits for federal and state income tax purposes of approximately $1.5 million and $1.6 million, respectively. Federal research and experimentation tax credit carryforwards expire in 2011 through 2022. VINA also had approximately $300,000 in California manufacturers investment credits.

     Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Use of approximately $14.0 million of the net operating loss carryforward of Woodwind from periods prior to the merger with VINA is limited to approximately $2.7 million per year. VINA's ability to utilize other net operating loss and tax credit carryforwards may be further limited as a result of an ownership change. Such a limitation could result in the expiration of carryforwards before they are utilized.

12. CUSTOMER CONCENTRATIONS

     The following table summarizes net revenue and accounts receivable for customers which accounted for 10% or more of accounts receivable or net revenue:

                                             ACCOUNTS RECEIVABLE             NET REVENUE
                                             --------------------     -------------------------
                                                 DECEMBER 31,         YEARS ENDED DECEMBER 31,
                                             --------------------     -------------------------
CUSTOMER                                      2001          2002      2000      2001      2002
--------                                     ------        ------     -----     -----     -----
A..........................................    23%           --        --        --        --
B..........................................    12%           27%       31%       44%       18%
C..........................................    --            17%       --        --        --
D..........................................    32%           21%       --        --        37%
E..........................................    28%           26%       28%       21%       16%
F..........................................    --            --        --        12%       --

13. EMPLOYEE BENEFIT PLAN

     VINA has a 401(k) tax deferred savings plan to provide for retirement of employees meeting certain eligibility requirements. Employee contributions are limited to 20% of their annual compensation subject to IRS annual limitations. VINA may make contributions at the discretion of the Board of Directors. There were no discretionary employer contributions to the 401(k) plan in 2000, 2001, or 2002.

14.  SEGMENT INFORMATION

     As defined by the requirements of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, VINA operates in one reportable segment: the design, development, marketing and sale of multiservice broadband access communications equipment. International sales were insignificant for all periods presented. VINA's chief operating decision maker is its chief executive officer.

                            VINA TECHNOLOGIES, INC.

15.  SUBSEQUENT EVENTS

     As of December 31, 2002, VINA had a certificate of deposit for $3.0 million that secured a $3.0 million committed revolving line of credit. In January 2003, VINA remitted full payment for the $3.0 million revolving line of credit.

     In January 2003, VINA announced and completed a restructuring plan intended to better align its operations with the continued decline in the telecommunications market. This plan was designed to focus on profit contribution and reduce expenses. The restructuring includes a workforce reduction with related severance and outplacement of approximately $296,000. The restructuring has been accounted for in accordance with the provisions of SFAS No. 146.

     On February 17, 2003, VINA granted 2,601,982 option grants as part of the Stock Option Exchange Program approved by the Board of Directors in May 2002. Under this program, eligible employees were able to make an election to exchange certain outstanding stock option grants with an exercise price greater than or equal to $1.00 for a new option to purchase the same number of shares of VINA Technologies Inc. common stock. The replacement option was issued per the Option Exchange Program at least six months and one day after the cancellation date of August 15, 2002. The new options were issued from VINA's 2000 Stock Option Plan and are non-statutory stock options. The individuals participating in this program were employees of VINA Technologies, Inc. on the replacement grant date making them eligible to receive the new stock options. No consideration for the canceled stock options was provided to individuals terminating employment prior to the replacement grant date. The new option has an exercise price of $0.16, which is equal to VINA Technologies Inc. common stock's closing price on the date prior to the replacement grant. The new stock options will continue to vest on the same schedule as the canceled options.

     In February 2003, VINA reached a settlement agreement to terminate the lease for its Maryland facility. Actual lease termination costs are $98,000, which has resulted in a change in estimate of the restructuring charges originally accrued as of December 31, 2002. The decrease in restructuring reserves of $318,000 has been reflected in the consolidated financial statements as of December 31, 2002.

     In February 2003, VINA established an asset secured credit line with a bank for up to $3.5 million. VINA needs to meet monthly covenants to be able to borrow against this credit line and can meet them currently. The credit line has a one-year duration and has terms of prime plus 2%. There is no outstanding balance on this credit line.

16.  SELECTED CONSOLIDATED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     The following tables set forth selected unaudited quarterly results of operations for the years ended December 31, 2001 and 2002 (in thousands, except per share amounts). In the opinion of management, such

                            VINA TECHNOLOGIES, INC.

unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information.

                                                             QUARTER ENDED
                        ---------------------------------------------------------------------------------------
                        MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                          2001       2001       2001        2001       2002       2002       2002        2002
                        --------   --------   ---------   --------   --------   --------   ---------   --------
Net revenue...........  $ 11,029   $ 12,028    $13,010    $  9,045   $  6,439   $ 6,624     $ 6,035    $ 6,045
Gross profit
  (excluding
  stock-based
  compensation).......     2,783      4,958      5,211       3,446        314     2,463       2,480      2,352
Loss from
  operations..........   (19,188)   (12,378)    (7,496)    (10,963)   (41,165)   (5,566)     (6,957)    (1,938)
Net loss..............   (18,576)   (11,998)    (7,219)    (10,849)   (41,093)   (5,482)     (6,934)    (1,921)
Net loss per share,
  basic and diluted...  $  (0.57)  $  (0.34)   $ (0.20)   $  (0.25)  $  (0.67)  $ (0.09)    $ (0.11)   $ (0.03)
Shares used in
  computation, basic
  and diluted.........    32,783     35,589     36,139      43,974     61,531    61,546      61,623     61,871

                                                                           ANNEX
A
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             LARSCOM INCORPORATED,

                            LONDON ACQUISITION CORP.

                                      AND

                            VINA TECHNOLOGIES, INC.

                                  DATED AS OF

                                 MARCH 17, 2003

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE I THE MERGER........................................   A-1
  1.1  The Mergers..........................................   A-1
  1.2  The Closing..........................................   A-2
  1.3  Effective Time.......................................   A-2
  1.4  Certificate of Incorporation and Bylaws of the
     Initial Surviving Corporation..........................   A-2
  1.5  Certificate of Incorporation and Bylaws of Larscom
     and Surviving Corporation..............................   A-3
  1.6  Directors and Officers of the Initial Surviving
     Corporation............................................   A-3
  1.7  Directors and Officers of the Surviving
     Corporation............................................   A-3
  1.8  Tax Consequences.....................................   A-3
ARTICLE II CONVERSION OF SECURITIES.........................   A-3
  2.1  Conversion of Capital Stock..........................   A-3
  2.2  Exchange of Certificates.............................   A-4
  2.3  VINA Stock Plans and VINA Warrants...................   A-6
  2.4  Taking Necessary and Further Action..................   A-8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF VINA..........   A-8
  3.1   Organization, Standing and Power....................   A-8
  3.2   Charter Documents...................................   A-8
  3.3   Capitalization......................................   A-8
  3.4   Subsidiaries........................................  A-10
  3.5   Authority; No Conflict; Required Filings and
     Consents...............................................  A-11
  3.6   SEC Filings; Financial Statements; Information
     Provided...............................................  A-12
  3.7   No Undisclosed Liabilities..........................  A-13
  3.8   Absence of Certain Changes or Events................  A-13
  3.9   Taxes...............................................  A-13
  3.10  Owned and Leased Real Properties....................  A-14
  3.11  Intellectual Property...............................  A-15
  3.12  Agreements, Contracts and Commitments...............  A-17
  3.13  Litigation..........................................  A-18
  3.14  Environmental Matters...............................  A-18
  3.15  Employees...........................................  A-19
  3.16  Employee Benefit Plans..............................  A-19
  3.17  Compliance With Laws................................  A-21
  3.18  Permits.............................................  A-22
  3.19  Insurance...........................................  A-22
  3.20  Title to Assets.....................................  A-22
  3.21  Equipment and Leaseholds............................  A-22
  3.22  Receivables; Customers; Inventory...................  A-22
  3.23  Certain Business Practices..........................  A-23
  3.24  Opinion of Financial Advisor........................  A-23
  3.25  Rights Plan Amendment...............................  A-23
  3.26  Section 203 of the DGCL Not Applicable..............  A-23
  3.27  Brokers.............................................  A-23
  3.28  Loans to Executive Officers.........................  A-23

                                                              PAGE
                                                              ----
  3.29  Financial Controls..................................  A-23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LARSCOM AND THE
  TRANSITORY SUBSIDIARY.....................................  A-23
  4.1   Organization, Standing and Power....................  A-24
  4.2   Charter Documents...................................  A-24
  4.3   Capitalization......................................  A-24
  4.4   Subsidiaries........................................  A-26
  4.5   Authority; No Conflict; Required Filings and
     Consents...............................................  A-26
  4.6   SEC Filings; Financial Statements; Information
     Provided...............................................  A-28
  4.7   No Undisclosed Liabilities..........................  A-28
  4.8   Absence of Certain Changes or Events................  A-29
  4.9   Taxes...............................................  A-29
  4.10  Owned and Leased Real Properties....................  A-30
  4.11  Intellectual Property...............................  A-30
  4.12  Agreements, Contracts and Commitments...............  A-32
  4.13  Litigation..........................................  A-33
  4.14  Environmental Matters...............................  A-33
  4.15  Employees...........................................  A-34
  4.16  Employee Benefit Plans..............................  A-34
  4.17  Compliance With Laws................................  A-36
  4.18  Permits.............................................  A-36
  4.19  Insurance...........................................  A-37
  4.20  Title to Assets.....................................  A-37
  4.21  Equipment and Leaseholds............................  A-37
  4.22  Receivables; Customers; Inventory...................  A-37
  4.23  Certain Business Practices..........................  A-37
  4.24  Opinion of Financial Advisor........................  A-37
  4.25  Brokers.............................................  A-38
  4.26  Operations of the Transitory Subsidiary.............  A-38
  4.27  Section 203 of the DGCL Not Applicable..............  A-38
  4.28  Loans to Executive Officers.........................  A-38
  4.29  Financial Controls..................................  A-38
ARTICLE V CONDUCT OF BUSINESS...............................  A-38
  5.1   Covenants of VINA...................................  A-38
  5.2   Covenants of Larscom................................  A-41
  5.3   Confidentiality.....................................  A-43
ARTICLE VI ADDITIONAL AGREEMENTS............................  A-43
  6.1   No Solicitation.....................................  A-43
  6.2   Joint Proxy Statement/Prospectus and Registration
     Statement..............................................  A-46
  6.3   Larscom Affiliate Agreements........................  A-47
  6.4   Access to Information...............................  A-47
  6.5   Stockholders Meetings...............................  A-47
  6.6   Legal Conditions to Merger..........................  A-48
  6.7   Public Disclosure...................................  A-49

                                                              PAGE
                                                              ----
  6.8   Section 368(a) Reorganization.......................  A-49
  6.9   Affiliate Legends...................................  A-49
  6.10  Nasdaq Stock Market Listing.........................  A-49
  6.11  Stockholder Litigation..............................  A-50
  6.12  Indemnification.....................................  A-50
  6.13  Notification of Certain Matters.....................  A-51
  6.14  Exemption from Liability Under Section 16(b)........  A-51
  6.15  Restated Certificate................................  A-51
  6.16  Employee Benefits...................................  A-51
  6.17  Termination of Pension Plan.........................  A-52
  6.18  Tax Matters.........................................  A-52
  6.19  Registration Rights Agreement.......................  A-52
ARTICLE VII CONDITIONS TO MERGER............................  A-53
  7.1   Conditions to Each Party's Obligation To Effect the
     First Merger...........................................  A-53
  7.2   Additional Conditions to the Obligations of VINA....  A-53
  7.3   Additional Conditions to the Obligations of Larscom
     and Transitory Subsidiary..............................  A-54
ARTICLE VIII TERMINATION AND AMENDMENT......................  A-54
  8.1   Termination.........................................  A-54
  8.2   Effect of Termination...............................  A-56
  8.3   Fees and Expenses...................................  A-56
  8.4   Amendment...........................................  A-57
  8.5   Extension; Waiver...................................  A-57
ARTICLE IX MISCELLANEOUS....................................  A-58
  9.1   Nonsurvival of Representations and Warranties.......  A-58
  9.2   Notices.............................................  A-58
  9.3   Entire Agreement....................................  A-58
  9.4   No Third Party Beneficiaries........................  A-59
  9.5   Assignment..........................................  A-59
  9.6   Severability........................................  A-59
  9.7   Counterparts and Signature..........................  A-59
  9.8   Interpretation......................................  A-59
  9.9   Governing Law.......................................  A-60
  9.10  Remedies............................................  A-60
  9.11  Waiver of Jury Trial................................  A-60

EXHIBITS
--------
Exhibit    Form of VINA Voting Agreement
  A......
Exhibit    Form of Larscom Voting Agreement
  B......
Exhibit    Form of Restated Certificate of Incorporation of Larscom
  C......
Exhibit    Form of Registration Rights Agreement
  D......

                            TABLES OF DEFINED TERMS

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Acquisition Proposal........................................  Section 6.1(f)
Acquisition Transaction.....................................  Section 8.3(d)
Affiliate...................................................  Section 3.3(e)
Agreement...................................................  Preamble
Antitrust Law...............................................  Section 6.6(b)
Antitrust Order.............................................  Section 6.6(b)
Bankruptcy and Equity Exception.............................  Section 3.5(a)
Blue Sky Laws...............................................  Section 3.5(c)
Certificate of Merger.......................................  Section 1.1
Certificate of Ownership and Merger.........................  Section 1.1(b)
Certificates................................................  Section 2.2(a)
Closing.....................................................  Section 1.2(a)
Closing Date................................................  Section 1.2(a)
Code........................................................  Preamble
Confidentiality Agreement...................................  Section 5.3
Continuing Employees........................................  Section 6.16
DGCL........................................................  Preamble
DOL.........................................................  Section 3.16(c)
Effective Time..............................................  Section 1.1
Employee Benefit Plan.......................................  Section 3.16(a)
Environmental Laws..........................................  Section 3.14
Environmental Permits.......................................  Section 3.14
ERISA.......................................................  Section 3.16(a)
ERISA Affiliate.............................................  Section 3.16(a)
Exchange Act................................................  Section 3.5(c)
Exchange Agent..............................................  Section 2.2(a)
Exchange Fund...............................................  Section 2.2(a)
Exchange Ratio..............................................  Section 2.1(b)
First Merger................................................  Preamble
GAAP........................................................  Section 3.6(b)
Government Bid..............................................  Section 3.12(e)
Government Contract.........................................  Section 3.12(e)
Governmental Entity.........................................  Section 3.5(c)
Hazardous Materials.........................................  Section 3.14
Hazardous Materials Activity................................  Section 3.14
HSR Act.....................................................  Section 3.5(c)
HSR Approval................................................  Section 3.5(c)
Indemnified Parties.........................................  Section 6.12(a)
Initial Surviving Corporation...............................  Section 1.1(a)
Intellectual Property.......................................  Section 3.11(a)
IRS.........................................................  Section 3.16(b)
Joint Proxy Statement/Prospectus............................  Section 6.2(a)

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Liens.......................................................  Section 3.5(b)
Larscom.....................................................  Preamble
Larscom Balance Sheet.......................................  Section 4.6(b)
Larscom Board...............................................  Preamble
Larscom Business Facility...................................  Section 4.14
Larscom Charter Documents...................................  Section 4.2
Larscom Class A Common Stock................................  Section 4.3(a)
Larscom Class B Common Stock................................  Section 4.3(a)
Larscom Class Common Stock..................................  Section 4.3(a)
Larscom Common Stock........................................  Section 2.1(a)
Larscom Disclosure Schedule.................................  Article IV
Larscom Employee Plans......................................  Section 4.16(a)
Larscom Insurance Policies..................................  Section 4.19
Larscom Intellectual Property...............................  Section 4.11(b)
Larscom International Employee Plan.........................  Section 4.16(j)
Larscom Leased Property.....................................  Section 4.10(b)
Larscom Leases..............................................  Section 4.10(b)
Larscom Material Adverse Effect.............................  Section 4.1
Larscom Material Contracts..................................  Section 4.12(a)
Larscom Material Inbound Licenses...........................  Section 4.11(b)
Larscom Material Licenses...................................  Section 4.11(c)
Larscom Material Outbound Licenses..........................  Section 4.11(c)
Larscom Meeting.............................................  Section 4.5(d)
Larscom Permits.............................................  Section 4.18
Larscom Preferred Stock.....................................  Section 4.3(a)
Larscom SEC Reports.........................................  Section 4.6(a)
Larscom Software............................................  Section 4.11(g)
Larscom Stock Option........................................  Section 4.3(c)
Larscom Stock Plans.........................................  Section 2.3(a)
Larscom Stockholder Approval................................  Section 3.5(a)
Larscom Voting Agreement....................................  Preamble
Larscom Voting Proposal.....................................  Section 4.5(a)
Merger......................................................  Section 1.1
Ordinary Course of Business.................................  Section 3.7
Outside Date................................................  Section 8.1(b)
Parent Agreements...........................................  Section 6.3
Registration Statement......................................  Section 6.2(a)
Regulation M-A Filing.......................................  Section 6.2(b)
Restated Certificate........................................  Section 1.5(a)
Representatives.............................................  Section 6.1(a)
Returns.....................................................  Section 3.9(b)
Reverse Stock Split.........................................  Section 4.5(a)
Rule 145 Affiliates.........................................  Section 6.9
SEC.........................................................  Section 3.6(a)

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
Second Merger...............................................  Preambles
Section 16 Information......................................  Section 6.14(b)
Securities Act..............................................  Section 3.3(e)
Specified Time..............................................  Section 6.1(a)
Subsidiary..................................................  Section 3.4(a)
Superior Proposal...........................................  Section 6.1(f)
Surviving Corporation.......................................  Section 1.1
Tax.........................................................  Section 3.9(a)
Taxes.......................................................  Section 3.9(a)
Transitory Subsidiary.......................................  Preamble
VINA........................................................  Preamble
VINA Balance Sheet..........................................  Section 3.6(b)
VINA Board..................................................  Preamble
VINA Business Facility......................................  Section 3.14
VINA Charter Documents......................................  Section 3.2
VINA Common Stock...........................................  Section 2.1(a)
VINA Disclosure Schedule....................................  Article III
VINA Employee Plans.........................................  Section 3.16(a)
VINA ESPP...................................................  Section 2.3(e)
VINA Insiders...............................................  Section 6.14(c)
VINA Insurance Policies.....................................  Section 3.19
VINA Intellectual Property..................................  Section 3.11(b)
VINA International Employee Plan............................  Section 3.16(g)
VINA Leased Property........................................  Section 3.10(b)
VINA Leases.................................................  Section 3.10(b)
VINA Material Adverse Effect................................  Section 3.1
VINA Material Contracts.....................................  Section 3.12(a)
VINA Material Inbound Licenses..............................  Section 3.11(b)
VINA Material Licenses......................................  Section 3.11(c)
VINA Material Outbound Licenses.............................  Section 3.11(c)
VINA Meeting................................................  Section 3.5(d)
VINA Options................................................  Section 3.3(c)
VINA Permits................................................  Section 3.18
VINA Preferred Stock........................................  Section 3.3(a)
VINA Rights.................................................  Section 2.1(c)
VINA Rights Plan............................................  Section 3.25
VINA Rights Plan Amendment..................................  Section 3.25
VINA SEC Reports............................................  Section 3.6(a)
VINA Software...............................................  Section 3.11(g)
VINA Stock Option...........................................  Section 2.3(a)
VINA Stock Plans............................................  Section 3.3(a)
VINA Stockholder Approval...................................  Section 3.5(a)
VINA Terminating Plan(s)....................................  Section 6.17
VINA Third Party Intellectual Property......................  Section 3.11(b)

                                                              CROSS REFERENCE
TERMS                                                          IN AGREEMENT
-----                                                         ---------------
VINA Voting Agreement.......................................  Preamble
VINA Voting Proposal........................................  Section 3.5(a)
VINA Warrants...............................................  Section 3.3(a)
VINA 1996 Plan..............................................  Section 2.3(a)
VINA 1998 Plan..............................................  Section 2.3(a)
VINA 2000 Plan..............................................  Section 2.3(a)
Woodwind....................................................  Section 2.3(a)
Woodwind 1999 Plan..........................................  Section 2.3(a)
Woodwind 2000 Plan..........................................  Section 2.3(a)

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 17, 2003, is by and among Larscom, a Delaware corporation, ("LARSCOM"), London Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Larscom (the "TRANSITORY SUBSIDIARY"), and VINA Technologies, Inc., a Delaware corporation ("VINA").

     WHEREAS, the board of directors of VINA (the "VINA BOARD") and the board of directors of Larscom ("LARSCOM BOARD") each deems it advisable and in the best interests of their respective corporation and its stockholders that VINA and Larscom combine in order to advance the long-term business interests of VINA and Larscom;

     WHEREAS, the combination of Larscom and VINA shall be effected through a merger of the Transitory Subsidiary with and into VINA (the "FIRST MERGER") with VINA as the surviving corporation, followed by the merger of VINA with and into Larscom (the "SECOND MERGER" and collectively with the First Merger, the "MERGER") in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "DGCL");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to VINA's willingness to enter into this Agreement, the majority stockholder of Larscom will be entering into the Larscom Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "LARSCOM VOTING AGREEMENT"), pursuant to which each such stockholder will, among other things, agree to give VINA a proxy to vote all of the shares of capital stock of Larscom that such stockholder owns in order to consummate the transactions contemplated hereby;

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Larscom's willingness to enter into this Agreement, certain stockholders of VINA will be entering into the VINA Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "VINA VOTING AGREEMENT"), pursuant to which such stockholders will, among other things, agree to give Larscom a proxy to vote all of the shares of capital stock of VINA that such stockholder owns, subject to certain restrictions, in order to consummate the transactions contemplated hereby;

     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the rules and regulations promulgated thereunder; and that each of Larscom, the Transitory Subsidiary and VINA are a party to a reorganization within the meaning of Section 368(a) of the Code;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Larscom, the Transitory Subsidiary and VINA agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Mergers.

     (a) First Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into VINA at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease, and VINA shall continue as the surviving corporation in the First Merger. VINA following the First Merger is sometimes referred to herein as the "INITIAL SURVIVING CORPORATION." The First Merger shall be effected by filing a certificate of merger (the "CERTIFICATE OF MERGER") in a form mutually acceptable to Larscom and VINA and executed by the Initial Surviving Corporation in accordance with Section 251(c) of the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

     (b) Second Merger. Upon the terms and subject to the conditions set forth in this Agreement, following the First Merger, the Initial Surviving Corporation shall be merged, in accordance with Section 253 of the DGCL, with and into Larscom, and Larscom shall continue as the surviving corporation in the Second Merger. Larscom following the Second Merger is sometimes referred to herein as the "SURVIVING CORPORATION." The Second Merger shall be effected by filing a certificate of ownership and merger (the "CERTIFICATE OF OWNERSHIP AND MERGER") with the Secretary of State of the State of Delaware in accordance with Section 253 of the DGCL.

     1.2 The Closing.

     (a) Unless this Agreement is earlier terminated pursuant to Article VIII, the closing of the Merger (the "CLOSING") shall take place at 9:00 a.m., eastern time, on a date to be specified by VINA and Larscom (the "CLOSING DATE"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California 94105, unless another date, place or time is agreed to in writing by VINA and Larscom.

     (b) At the Closing:

          (i) Larscom shall deliver to VINA the various certificates, instruments and documents referred to in Section 7.2;

          (ii) VINA shall deliver to Larscom the various certificates, instruments and documents referred to in Section 7.3;

          (iii) Larscom shall file, immediately prior to the Effective Time, the Restated Certificate with the Secretary of State of the State of Delaware; and

          (iv) VINA, on behalf of the Initial Surviving Corporation, shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

     1.3 Effective Time.

     (a) Subject to the provisions of this Agreement, the parties shall cause the First Merger contemplated by this Agreement to be consummated by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The First Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the parties shall mutually agree upon (the time the First Merger becomes effective referred to herein as the "EFFECTIVE TIME").

     (b) Following the Effective Time, Larscom and the Initial Surviving Corporation shall cause the Second Merger contemplated by this Agreement to be consummated by the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the DGCL, and Larscom and the Initial Surviving Corporation shall make all other filings or recordings required under the DGCL. The Second Merger shall become effective at such time of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, or at such subsequent date or time as the parties shall agree and specify in such filings.

     1.4 Certificate of Incorporation and Bylaws of the Initial Surviving Corporation.

     (a) The Certificate of Incorporation of VINA shall be amended and restated, by means of the Certificate of Merger, to substantially conform to the Certificate of Incorporation of the Transitory Subsidiary as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "VINA" or such other name as is mutually agreed to by Larscom and VINA) and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Initial Surviving Corporation, until further amended in accordance with the DGCL and such Certificate of Incorporation.

     (b) As of the Effective Time, by virtue of the First Merger and without any action on the part of the Transitory Subsidiary and Larscom, the Bylaws of Initial Surviving Corporation shall be amended and restated to read the same as the Bylaws of VINA, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Initial Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to VINA shall be amended to refer to such name as is mutually agreed to by VINA and Larscom.

     1.5 Certificate of Incorporation and Bylaws of Larscom and Surviving Corporation.

     (a) At the Effective Time, the certificate of incorporation of Larscom shall be amended and restated to read in its entirety in the form attached hereto as Exhibit C (the "RESTATED CERTIFICATE") and, as so amended, such Restated Certificate shall be the Certificate of Incorporation of Larscom and, upon the effective time of the Second Merger, the Surviving Corporation, until further amended in accordance with the DGCL and such Restated Certificate.

     (b) The Bylaws of Larscom, as in effect immediately prior to the Second Merger, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the DGCL and such Bylaws.

     1.6 Directors and Officers of the Initial Surviving Corporation.

     (a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Initial Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Initial Surviving Corporation.

     (b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Initial Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Initial Surviving Corporation.

     1.7 Directors and Officers of the Surviving Corporation.

     (a) Board of Directors of Larscom. Prior to the Effective Time, Larscom shall take all necessary action to cause the Larscom Board to consist, as of the Effective Time of nine (9) directors, (a) five (5) of whom shall be persons designated by Larscom prior to the mailing of the Joint Proxy Statement/Prospectus (one of who shall be Michael Milligan as the non-executive Chairman of the Larscom Board commencing as of the Effective Time) and (b) four
(4) of whom shall be persons designated by VINA prior to the mailing of the Joint Proxy Statement/Prospectus. If any such person is not able to serve as a director of Larscom as of the Effective Time, the party who originally designated such director shall select a replacement.

     (b) Larscom shall take all necessary action to cause Daniel L. Scharre to remain as the President and Chief Executive Officer of Larscom immediately after the Effective Time, and such other persons as have been mutually agreed upon by VINA and Larscom as of the date hereof and prior to the Effective Time shall be appointed as officers of Larscom commencing immediately after the Effective Time, and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

     1.8 Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-3(a) of the U.S. Income Tax Regulations.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, VINA or the holder of any shares of the capital stock of VINA or the Transitory
Subsidiary:

     (a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Initial Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of the Transitory Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Corporation into which they were converted in accordance with this Section 2.1(a).

     (b) Exchange Ratio for VINA Common Stock.  Subject to this Section 2.1 and
Section 2.2 hereof, each share of common stock of VINA, $0.0001 par value (the "VINA COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled in accordance with Section 2.1(c) hereof, shall be automatically converted into the right to receive 0.2659 (the "EXCHANGE RATIO") of a validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of Larscom ("LARSCOM COMMON STOCK"). As of the Effective Time, all such shares of VINA Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of VINA Common Stock shall cease to have any rights with respect thereto, except the right to receive the Larscom Common Stock pursuant to this Section 2.1(b) and any cash in lieu of fractional shares of Larscom Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

     (c) Cancellation of Treasury Stock and Larscom-Owned Stock. All shares of VINA Common Stock (together with the associated VINA Rights (as defined in the Preamble of the VINA Rights Plan (the "VINA RIGHTS") that are owned by VINA as treasury stock and any shares of VINA Common Stock owned by Larscom or the Transitory Subsidiary immediately prior to the Effective Time shall be cancelled and shall cease to exist and no shares of Larscom or other consideration shall be delivered in exchange therefor.

     (d) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, share or stock split, reverse split (including the Reverse Stock Split contemplated under this Agreement), share or stock dividend (including any dividend or distribution of securities convertible into Larscom Common Stock or VINA Common Stock), reorganization, recapitalization or other like change with respect to Larscom Common Stock or VINA Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

     (e) Unvested Stock. If any shares of VINA Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with VINA, then the shares of Larscom Common Stock issued in exchange for such shares of VINA Common Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Larscom Common Stock will accordingly be marked with appropriate legends. All outstanding rights which VINA may hold immediately prior to the Effective Time to repurchase unvested shares of VINA Common Stock or to exercise any other right with respect to shares of VINA Common Stock that are restricted shall be automatically assigned to Larscom in the Merger at the Effective Time and shall thereafter be exercisable by Larscom upon the same terms and conditions (including, without limitation, any provision for acceleration) in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be appropriately adjusted to reflect the Exchange Ratio. VINA shall take all reasonable steps necessary to cause the foregoing provisions of this Section 2.1(e) to occur.

     2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of VINA Common Stock for Larscom Common Stock pursuant to the Merger are as follows:

     (a) Exchange Agent. At or promptly following the Effective Time, Larscom shall deposit, or cause to be deposited, with Larscom's transfer agent or another bank or trust company designated by Larscom and reasonably acceptable to VINA (the "EXCHANGE AGENT"), for the benefit of the holders of shares of VINA Common Stock, for exchange, in accordance with this Section 2.2: (i) Larscom Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of VINA Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(c), and (iii) any dividends or distributions to which holders of certificates which immediately prior to the Effective Time represented outstanding shares of VINA Common Stock (the "CERTIFICATES") may be entitled pursuant to Section 2.2(d) (such Larscom Common Stock, together with the amount of any dividends or other distributions payable with respect thereto and any cash in lieu of fractional shares, being collectively hereinafter referred to as the "EXCHANGE FUND").

     (b) Exchange Procedures. Promptly following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 2.1 into the right to receive shares of Larscom Common Stock (i) a letter of transmittal in customary form, reasonably satisfactory to VINA (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall contain such other provisions as Larscom may reasonably require) and (ii) instructions for effecting the surrender of the Certificates in exchange for Larscom Common Stock (plus cash in lieu of fractional shares of Larscom Common Stock, if any, and any dividends or distributions as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Larscom, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Larscom Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1 plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to
Section 2.2(d), and the Certificate so surrendered shall immediately be cancelled. In the event of a valid transfer of ownership of VINA Common Stock which is not registered in the transfer records of VINA, a certificate representing the proper number of shares of Larscom Common Stock plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) may be issued or paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Larscom Common Stock issued in consideration therefor plus cash in lieu of fractional shares pursuant to Section 2.2(c) and any dividends or distributions pursuant to Section 2.2(d) as contemplated by this Section 2.2.

     (c) No Fractional Shares. No fraction of a share of Larscom Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Larscom. Notwithstanding any other provision of this Agreement, each holder of shares of Larscom Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Larscom Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of VINA Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Larscom Common Stock multiplied by the last reported sale price of a share of Larscom Common Stock at the 4:00 p.m. Eastern time, end of regular trading hours on The Nasdaq Stock Market, on the last trading day prior to the Effective Time (or if the Larscom Common Stock shall not be traded on The Nasdaq Stock Market at such time, the last reported sale price on such day as reported on the OTC Bulletin Board, if so reported, or the average of the high and low bid prices in the over-the-counter market on such day if not so reported).

     (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Larscom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, promptly following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Larscom Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Larscom Common

Stock having a record date after the Effective Time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

     (e) No Further Ownership Rights in Larscom Common Stock. All shares of Larscom Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Section 2.2(c) or 2.2(d)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of VINA Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of VINA Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

     (f) Termination of Exchange Fund/Limitation of Liability. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Larscom Common Stock) that remains unclaimed by the stockholders of VINA for six
(6) months after the Effective Time shall be paid to Larscom. Any stockholders of VINA who have not theretofore complied with this Article II shall thereafter look only to Larscom for payment of their shares of Larscom Common Stock and any cash, dividends and other distributions in respect of Larscom Common Stock payable and/or issuable pursuant to Section 2.1, 2.2(c) and 2.2(d) upon due surrender of the Certificates (or affidavits of loss in lieu thereof and, if required, the posting of a bond), in each case, without any interest thereon. To the extent permitted by applicable law, none of Larscom, the Transitory Subsidiary, VINA, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Larscom Common Stock or VINA Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Withholding Rights. Each of the Exchange Agent, Larscom and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article II to any holder of shares of VINA Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable provision of state, local or foreign tax law or any other applicable legal requirement. To the extent that amounts are so deducted or withheld by the Exchange Agent, the Surviving Corporation or Larscom, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of VINA Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Larscom, as the case may be.

     (h) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent may require the stockholder of such lost, stolen or destroyed Certificate, in exchange for such lost, stolen or destroyed Certificate, to make and deliver an affidavit of that fact and provide such other documentation and pay such fees, or post such bonds, as is the customary practice of the Exchange Agent to require, prior to delivering the certificates representing the shares of Larscom Common Stock into which the shares of VINA Common Stock represented by such lost, stolen or destroyed Certificate was converted pursuant to Section 2.1 and cash for fractional shares, if any, as may be required pursuant to Section 2.2(c) and any dividends or distributions payable pursuant to Section 2.2(d), in each case without any interest thereon; provided, however, that Larscom may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Larscom Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Larscom, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided, further, that in no event shall Larscom be required to pay any fee or post any bond referred to in this Section 2.2(h).

     2.3 VINA Stock Plans and VINA Warrants.

     (a) At the Effective Time, each outstanding option to purchase VINA Common Stock under any of VINA's 1996 Stock Plan (the "VINA 1996 PLAN"), VINA's Amended and Restated 1998 Stock Plan (the "VINA 1998 PLAN"), VINA's 2000 Stock Incentive Plan (the "VINA 2000 PLAN"), the Woodwind

Communications Systems, Inc. ("WOODWIND") 1999 Stock Option Plan (the "WOODWIND 1999 PLAN") and the Woodwind 2000 Stock Option Plan (the "WOODWIND 2000 PLAN") (collectively, the "VINA STOCK PLANS"), whether vested or unvested and whether exercisable or unexercisable (each a "VINA STOCK OPTION") and each VINA Warrant shall be assumed by Larscom and shall thereafter be exercisable, on the same terms and conditions as were applicable under such VINA Stock Option or VINA Warrant, as the case may be, prior to the Effective Time (in accordance with the past practices of VINA with respect to the interpretation and application of such terms and conditions), except that (i) each VINA Stock Option and VINA Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Larscom Common Stock equal to the product obtained by multiplying (x) the number of shares of VINA Common Stock that were issuable upon exercise of such VINA Stock Option or VINA Warrant immediately prior to the Effective Time; by (y) the Exchange Ratio, rounded, in the case of a VINA Warrant, up, and, in the case of any VINA Stock Option, down, to the nearest whole number of shares of VINA Common Stock, and (ii) the per share exercise price for the shares of VINA Common Stock issuable upon exercise of such assumed VINA Stock Option or VINA Warrant shall be equal to the quotient determined by dividing (x) the exercise price per share of VINA Common Stock at which such VINA Stock Option or VINA Warrant was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent.

     (b) The parties intend that, to the extent that any VINA Stock Option constituted an incentive stock option immediately prior to the Effective Time, such option continues to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and the assumption of the VINA Stock Option provided in Section 2.3(a) satisfy the conditions of Section 424(a) of the Code. Holders of VINA Stock Options or VINA Warrants will not be entitled to acquire shares of VINA Common Stock after the Merger. In addition, prior to the Effective Time, VINA will make any amendments to the terms of such VINA Stock Plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.3.

     (c) As soon as practicable after the Effective Time, Larscom shall deliver to the participants in the VINA Stock Plans and holders of VINA Warrants an appropriate notice evidencing the foregoing assumption of such VINA Stock Options or VINA Warrants, as the case may be, and setting forth such participants' rights in the VINA Stock Options and VINA Warrants, as provided in this Section 2.3.

     (d) Larscom shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Larscom Common Stock for delivery upon exercise of VINA Stock Options and VINA Warrants assumed in accordance with this
Section 2.3. Within ten (10) business days after the Effective Time, Larscom shall file one or more registration statements on Form S-8 (or any successor form) with respect to the shares of Larscom Common Stock subject to such VINA Stock Options (to the extent a Form S-8 is available for such options) and shall maintain the effectiveness of such registration statement or registrations statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such VINA Stock Options remain outstanding.

     (e) The rights of participants in the VINA 2000 Employee Stock Purchase Plan (the "VINA ESPP") with respect to any offering then underway under the VINA ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the VINA ESPP. Outstanding rights to purchase shares of VINA Common Stock shall be exercised in accordance with Section 8 of the VINA ESPP, and each share of VINA Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Larscom Common Stock in accordance with Section 2.1(b) hereof without issuance of certificates representing issued and outstanding shares of VINA Common Stock to participants under the VINA ESPP. As of the Effective Time, the VINA ESPP shall be terminated. Prior to the Effective Time, VINA shall (i) provide Larscom with evidence that the VINA ESPP has been terminated pursuant to resolutions of VINA's Board; the form and substance of such resolutions shall be subject to prior review and approval of Larscom (the approval of which shall not be unreasonably withheld) and (ii) take such other actions (including, but not limited to, if appropriate, amending the VINA ESPP) that are necessary to give effect to the transaction contemplated by this
Section 2.3(e).

     2.4 Taking Necessary and Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement and to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, powers and franchises of VINA and the Transitory Subsidiary, the officers and directors of VINA and the Transitory Subsidiary will take all such reasonable, lawful and necessary action.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF VINA

     VINA represents and warrants to Larscom and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by VINA to Larscom on the date of this Agreement (the "VINA DISCLOSURE SCHEDULE").

     3.1 Organization, Standing and Power. VINA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a VINA Material Adverse Effect. For purposes of this Agreement, the term "VINA MATERIAL ADVERSE EFFECT" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of VINA and its Subsidiaries, taken as a whole; provided, however, that none of the following shall, in and of itself, be taken into account when determining whether there has been, or will be, a VINA Material Adverse Effect: (i) any failure by VINA to meet or exceed analysts' published revenues or earnings predictions or any change in VINA's stock price or trading volume, (ii) with respect to the use of the term "VINA MATERIAL ADVERSE EFFECT" in the representations and warranties contained in
Section 3.8, any effect resulting from the announcement or pendency of this Agreement or the Merger, or (iii) other than with respect to the use of the term "VINA Material Adverse Effect" in the representations and warranties contained in Section 3.7, any effect that results from changes affecting generally the industry or industries in which VINA or any of its Subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where VINA or any of its Subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect VINA or any of its Subsidiaries.

     3.2 Charter Documents. VINA has previously furnished or made available to Larscom a complete and correct copy of its (i) Certificate of Incorporation and Bylaws as amended to date (together, the "VINA CHARTER DOCUMENTS") and (ii) Subsidiaries' Certificate of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such VINA Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. VINA is not in violation of any of the provisions of the VINA Charter Documents, and no Subsidiary of VINA is in violation of its equivalent organizational documents.

     3.3 Capitalization.

     (a) The authorized capital stock of VINA consists of 125,000,000 shares of VINA Common Stock, $0.0001 par value per share, of which there were 62,189,930 shares issued and outstanding as of the close of business on March 14, 2003, and 5,000,000 shares of preferred stock, $0.0001 par value per share ("VINA PREFERRED STOCK"), of which no shares were outstanding. As of the close of business on March 14, 2003, (i) 200,000 shares of VINA Preferred Stock, designated Series A Junior Participating Preferred Stock, were reserved for future issuance upon exercise of the VINA Rights pursuant to the VINA Rights Plan;

(ii) no shares of VINA Common Stock were held in the treasury for VINA; (iii) 282,400 shares of VINA Common Stock were reserved for future issuance pursuant to the VINA 1996 Stock Plan and 282,400 shares were subject to outstanding options; (iii) 1,395,626 shares of VINA Common Stock were reserved for future issuance pursuant to the VINA 1998 Stock Plan and 1,395,626 shares were subject to outstanding options; (iv) 14,782,286 shares of VINA Common Stock were reserved for future issuance pursuant to the VINA 2000 Plan and 5,075,039 shares were subject to outstanding options; (v) 648,250 shares of VINA Common Stock were reserved for future issuance pursuant to the VINA ESPP and 513,029 shares were subject to outstanding purchase rights; (vi) no shares of VINA Common Stock were reserved for future issuance pursuant to the Woodwind 1999 Plan and no shares were subject to outstanding options; (vii) no shares of VINA Common Stock were reserved for future issuance pursuant to the Woodwind 2000 Plan and no shares were subject to outstanding options; and (viii) 7,090,000 shares of VINA Common Stock were reserved for future issuance upon the exercise of outstanding warrants (the "VINA WARRANTS").

     (b) Section 3.3(b) of the VINA Disclosure Schedule lists all issued and outstanding shares of VINA Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of VINA, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, the price at which such stock can be repurchased and redeemed and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

     (c) Section 3.3(c) of the VINA Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all VINA Stock Options, indicating with respect to each such VINA Stock Option the name of the holder thereof, the VINA Stock Plan under which it was granted, the number of shares of VINA Common Stock subject to such VINA Stock Option, the exercise price, the date of grant and expiration, and the vesting schedule, including the vesting commencement date and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. All VINA Stock Options have been granted under one of the VINA Stock Plans. VINA has not granted any VINA Stock Options from and including March 14, 2003 through and including the date of this Agreement. Except for shares of VINA Common Stock issued upon exercise of VINA Stock Options and VINA Warrants outstanding as of March 14, 2003, VINA has not issued any shares of VINA Common Stock or VINA Preferred Stock from and including March 14, 2003 through and including the date of this Agreement. VINA has provided or made available to Larscom complete and accurate copies of all VINA Stock Plans and the forms of all stock option agreements evidencing VINA Stock Options and VINA Warrants. Except as set forth in Section 3.3(c) of the VINA Disclosure Schedule, no acceleration of vesting, exercise, or repurchase of any VINA Stock Option or VINA Warrant will occur as a result of or in connection with the Merger or by termination of employment or change in position following consummation of the Merger.

     (d) Except as set forth in Section 3.3(d) of the VINA Disclosure Schedule, there are no equity securities or other similar ownership interests of any class or series of capital stock of VINA, or any securities convertible into or exercisable or exchangeable for such equity securities or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities VINA owns, directly or indirectly through any of its Subsidiaries, there are no equity securities, partnership interests or other similar ownership interests of any class or series of capital stock of any Subsidiary of VINA, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which VINA or any of its Subsidiaries is a party or by which VINA or any of its Subsidiaries is bound obligating VINA or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of VINA or any of its Subsidiaries or obligating VINA or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. There are no outstanding stock appreciation, phantom stock or similar rights with respect to VINA or any of its Subsidiaries.

     (e) Except for the VINA Rights Plan and except as set forth in Section 3.3(e) of the VINA Disclosure Schedule, there is no agreement, written or oral, between VINA or any Affiliate of VINA and any holder of the securities of VINA relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"), or voting, of the capital stock of VINA. Except as set forth in Section 3.3(e) of the VINA Disclosure Schedule, there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which VINA is a party or by which it is bound with respect to any equity security of any class of VINA. For purposes of this Agreement, the term "AFFILIATE" when used with respect to any party means any person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act.

     (f) All outstanding shares of VINA Common Stock are and all shares of VINA Common Stock subject to issuance as specified in Section 3.3(a) above will be upon issuance (on the terms and conditions specified in the instruments pursuant to which they are issuable), duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, VINA's Charter Documents or any agreement to which VINA is a party or is otherwise bound. All outstanding shares of capital stock, the VINA Stock Options, the VINA Warrants and other securities of VINA and its Subsidiaries have been issued and granted in compliance on all material respects with all applicable securities laws and other applicable laws and all requirements set forth in any applicable contracts.

     (g) No consent of the holders of VINA Stock Options is required in connection with the actions contemplated by Section 2.3.

     (h) Except as set forth in Section 3.3(h) of the VINA Disclosure Schedule, stockholders of VINA are not entitled to dissenters' or appraisal rights under applicable state law in connection with the Merger.

     3.4 Subsidiaries.

     (a) Section 3.4 of the VINA Disclosure Schedule sets forth, for each Subsidiary of VINA: (i) its name; (ii) the number and type of outstanding equity securities owned of record and beneficially by VINA (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof and the identity of, and the percentage of outstanding equity securities owned of record and beneficially, by, any other stockholder of a Subsidiary of VINA; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term "SUBSIDIARY" means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

     (b) Each Subsidiary of VINA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a VINA Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of VINA are duly authorized, validly issued, fully paid, nonassessable and not subject to or were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, such Subsidiary's charter documents or any agreement to which such Subsidiary is a party or is otherwise bound, and all such shares are owned, of record and beneficially, by VINA or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in VINA's voting rights, charges or other Liens of any nature. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of VINA.

     (c) VINA does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of VINA. Except as set forth in
Section 3.4(c) of the VINA Disclosure Schedule, there are no obligations, contingent or otherwise, of VINA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of VINA or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of VINA or any other entity).

     3.5 Authority; No Conflict; Required Filings and Consents.

     (a) VINA has all requisite corporate power and authority to execute and deliver this Agreement, subject only to the adoption of this Agreement and approval of the Merger (the "VINA VOTING PROPOSAL") by VINA's stockholders under the DGCL and the rules of The Nasdaq Stock Market, Inc. and applicable law (the "VINA STOCKHOLDER APPROVAL"), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the VINA Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair, advisable and in the best interests of VINA and its stockholders, (ii) adopted and approved this Agreement in accordance with the provisions of the DGCL and the VINA Charter Documents, (iii) approved the VINA Voting Agreement and the transactions contemplated thereby, and (iv) directed that this Agreement and the VINA Voting Proposal be submitted to the stockholders of VINA for their adoption and approval and resolved to recommend that the stockholders of VINA vote in favor of the adoption of this Agreement and the approval of the VINA Voting Proposal. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by VINA have been duly authorized by all necessary corporate action on the part of VINA, subject only to the required receipt of the VINA Stockholder Approval. This Agreement has been duly executed and delivered by VINA and constitutes the valid and binding obligation of VINA, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "BANKRUPTCY AND EQUITY EXCEPTION"). No takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement by VINA do not, and the consummation by VINA of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of VINA or of the charter, bylaws, or other organizational document of any Subsidiary of VINA, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgages, security interests, pledges, liens, charges or encumbrances of any nature ("LIENS") on VINA's or any of its Subsidiaries' assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which VINA or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the VINA Stockholder Approval and compliance with the requirements specified in clauses
(i) through (vi) of Section 3.5(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to VINA or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.5(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a VINA Material Adverse Effect. Section 3.5(b) of the VINA Disclosure Schedule lists all consents, waivers and approvals under any of VINA's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to VINA, Larscom or the Surviving Corporation as a result of the Merger or a VINA Material Adverse Effect.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a "GOVERNMENTAL ENTITY") is required by or with respect to VINA or any of its Subsidiaries in connection with the execution and delivery of this Agreement by VINA or the performance by VINA of the transactions contemplated by this Agreement, except for (i) applicable requirements, if any, of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), (ii) the filing of the Certificate of Merger and Certificate of Ownership and Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which VINA is qualified as a foreign corporation to transact business, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws ("BLUE SKY LAWS") and the laws of any foreign country, (v) the rules and regulations of The Nasdaq Stock Market, Inc. and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a VINA Material Adverse Effect.

     (d) The affirmative vote for adoption of the VINA Voting Proposal by the holders of a majority of the outstanding shares of VINA Common Stock on the record date for the meeting of VINA's stockholders to consider the VINA Voting Proposal (the "VINA MEETING") present or represented by proxy is the only vote of the holders of any class or series of VINA's capital stock or other securities necessary to approve the VINA Voting Proposal. There are no bonds, debentures, notes or other indebtedness of VINA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of VINA may vote.

     3.6 SEC Filings; Financial Statements; Information Provided.

     (a) VINA has filed all registration statements, forms, reports and other documents required to be filed by VINA with the Securities and Exchange Commission ("SEC") since August 10, 2000 and has made available to Larscom copies of all registration statements, forms, reports and other documents (including, without limitation, all certifications and statements required by Rule 13a-14 or 15d-14 under the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002) filed by VINA with or furnished to the SEC since such date, all of which (other than the certifications pursuant to said Section
906) are available on the SEC's EDGAR system. All such required registration statements, forms, reports and other documents (including those that VINA may file after the date hereof until the Closing) are referred to herein as the "VINA SEC REPORTS." Except as set forth in Section 3.6 of the VINA Disclosure Schedule, the VINA SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such VINA SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such VINA SEC Reports or necessary in order to make the statements in such VINA SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of VINA is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

     (b) Each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim consolidated financial statements contained or to be contained in VINA SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of VINA and its Subsidiaries as of the dates indicated and the consolidated results of VINA and its Subsidiaries' operations and cash flows for the periods indicated, consistent with the books and records of VINA and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, audited balance sheet of VINA as of December 31, 2002 is referred to herein as the "VINA BALANCE SHEET."

     (c) VINA has previously furnished to Larscom a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by VINA with the SEC pursuant to the Securities Act or the Exchange Act.

     3.7 No Undisclosed Liabilities. Except as set forth in Section 3.7 of the VINA Disclosure Schedule, and except for normal and recurring liabilities incurred since the date of the VINA Balance Sheet in the ordinary course of business consistent with past practice (the "ORDINARY COURSE OF BUSINESS"), VINA and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a VINA Material Adverse Effect.

     3.8 Absence of Certain Changes or Events.  Except as set forth in Section
3.8 of the VINA Disclosure Schedule or in the VINA SEC Reports, since the date of the VINA Balance Sheet, VINA and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, (a) there has not been any change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a VINA Material Adverse Effect, (b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by VINA or any of its Subsidiaries, whether or not covered by insurance, (c) neither VINA nor any of its Subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other similar ownership interests or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities or other similar ownership interests, (d) neither VINA nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect, (e) neither VINA nor any of its Subsidiaries has made any material Tax elections and (f) neither VINA nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses (c) through (e) above.

     3.9 Taxes.

     (a) For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes as a transferee or successor, by contract or otherwise.

     (b) VINA and each of its Subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements, reports, elections and all other filings ("RETURNS") relating to Taxes required to be filed by VINA and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects, accurately reflect the liability for Taxes of VINA and each of its Subsidiaries, and have been completed in accordance with applicable law, and VINA and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

     (c) Neither VINA nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against VINA or any of its Subsidiaries, nor has VINA or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from VINA or any of its Subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the Ordinary Course of Business.

     (d) No audit, action, suit or other examination of any Return of VINA or any of its Subsidiaries by any Tax authority is presently in progress, nor has VINA or any of its Subsidiaries been notified of any request for such an audit or other examination.

     (e) No adjustment relating to any Returns filed by VINA or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to VINA or any of its Subsidiaries or any representative thereof and there is no basis for such a claim for which VINA or any of its Subsidiaries should be aware.

     (f) None of VINA and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was VINA) or (ii) has any liability for the Taxes of any person (other than VINA and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (g) Neither VINA nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on VINA balance sheet dated December 31, 2002, (i) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2002 in connection with the operation of the business of VINA and its Subsidiaries in the ordinary course or (ii) that would result in a material decrease in the net worth of VINA or any such Subsidiary.

     (h) Neither VINA nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code Section 355 applies.

     (i) No consent under Section 341(f) of the Code has been filed with respect to VINA or any of its Subsidiaries.

     (j) Neither VINA nor any of its Subsidiaries is, or has been, at any time, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     3.10 Owned and Leased Real Properties.

     (a) Neither VINA nor any of its Subsidiaries owns or has ever owned any real property.

     (b) Section 3.10 of the VINA Disclosure Schedule sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by VINA or any of its Subsidiaries (collectively the "VINA LEASES") and the location of the premises. The premises subject to the VINA Leases are hereinafter referred to as "VINA LEASED PROPERTY." Except as set forth in
Section 3.10(b) of the VINA Disclosure Schedule, neither VINA, nor any of its Subsidiaries nor, to VINA's knowledge, any other party is in default under any of the VINA Leases (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default). Except as set forth in Section 3.10 of the VINA Disclosure Schedule, no property subject to a VINA Lease is occupied by a third party other than VINA, and, to VINA's knowledge, no third party has a right to occupy such property other than VINA. VINA has provided to Larscom complete and correct copies of all VINA Leases, including all amendments thereto; no term or condition of any of the VINA Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to VINA's or its Subsidiaries' use or occupancy of any of the VINA Leased Property. VINA has not transferred, mortgaged or assigned any interest in any of the VINA Leases. VINA or its Subsidiaries occupies all of the VINA Leased Property except as identified in Section 3.10 of the VINA Disclosure Schedule. To VINA's knowledge, there is no pending or threatened condemnation or similar proceeding affecting any VINA Leased Property or any portion thereof, each VINA Leased Property is supplied with utilities and other services sufficient to operate the business of VINA as presently conducted and neither the operations of the VINA on the VINA Leased Property, nor the VINA Leased Property, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The VINA Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.

     3.11 Intellectual Property.

     (a) VINA and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of VINA and its Subsidiaries as currently conducted. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all mask works and any registrations and applications therefor throughout the world (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vii) all databases and data collections and all rights therein throughout the world;
(viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

     (b) Section 3.11(b) of the VINA Disclosure Schedule accurately identifies, as of the date of this Agreement, all licenses, sublicenses, and other agreements pursuant to which VINA or any of its Subsidiaries is authorized or licensed to use any third party Intellectual Property (i) for incorporation or embedding into VINA's or any of its Subsidiaries' products, (ii) in conjunction with, or in the development of, VINA's or any of its Subsidiaries' products, or
(iii) that is otherwise material to the conduct of the business of VINA or any of its Subsidiaries as currently conducted (it being understood that (1) shrink wrap or "click and accept" licenses for "off-the-shelf" software programs, and
(2) agreements providing for future license fees, royalties, or other payment obligations by VINA or any of its Subsidiaries that do not exceed $10,000 annually per agreement (other than contingent or unliquidated amounts) will not be considered to be agreements to which reference is made in clauses (ii) and
(iii) of this Section 3.11(b)) (collectively, the "VINA MATERIAL INBOUND LICENSES").

     (c) Section 3.11(c) of the VINA Disclosure Schedule accurately identifies, as of the date of this Agreement, all licenses, sublicenses, and other agreements pursuant to which (i) any third party has been granted any exclusive license under, or otherwise has received or acquired any exclusive right or interest in, any VINA Intellectual Property, or (ii) any third party has been granted any non-exclusive license under, or otherwise has received or acquired any non-exclusive right or interest in, any VINA Intellectual Property and pursuant to which such third party had or has aggregate license fee or royalty payment obligations (other than contingent or unliquidated amounts) in excess of $10,000 annually (collectively, the "VINA MATERIAL OUTBOUND LICENSES" and, together with the VINA Material Inbound Licenses, the "VINA MATERIAL LICENSES"). As used herein, "VINA INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or purported to be owned by, VINA or any of its Subsidiaries.

     (d) Section 3.11(d) of the VINA Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each patent, patent application, copyright registration or application therefor, and registered trademark or service mark (including, where applicable, the jurisdiction of issuance or application) of VINA or any of its Subsidiaries. All issued patents and registered trademarks, service marks, and copyrights, which are held by, or registered in the name of, VINA or any of its Subsidiaries, are valid and in full force and effect. VINA and each of its Subsidiaries has, in a timely manner, taken all reasonable actions (including, without limitation, the payment of any applicable fees) necessary to ensure that that all applications filed by or on behalf of VINA or any of its Subsidiaries for any patent, trademark, service mark, copyright, or other form of Intellectual Property remain in full force and effect. VINA and each of its Subsidiaries has taken reasonable measures to maintain the confidentiality of and otherwise establish, protect, and enforce its rights in the VINA Intellectual Property that VINA or any of its Subsidiaries holds, or purports to hold, as a trade secret.

     (e) VINA and its Subsidiaries exclusively own all right, title, and interest to and in the VINA Intellectual Property free and clear of all Liens (other than non-exclusive licenses under the VINA Intellectual Property granted by VINA, its Subsidiaries, or their predecessors in the Ordinary Course of Business). Without limiting the generality of the foregoing, except as set forth in Section 3.11(e) of the VINA Disclosure Schedule, each person who is or was an employee or contractor of VINA or any of its Subsidiaries and who is or was involved in the creation or development of Intellectual Property for VINA or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment of the Intellectual Property so created or developed to VINA or one of its Subsidiaries and confidentiality provisions protecting VINA's or its Subsidiaries' confidential information.

     (f) To VINA's knowledge, VINA and each of its Subsidiaries have never infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. Without limiting the generality of the foregoing and solely to VINA's knowledge, neither (i) the products previously or currently sold or under development by VINA or any of its Subsidiaries, or (ii) the business or activities previously or currently conducted by VINA or any of its Subsidiaries, has infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party. Except as set forth in Section 3.11(f) of the VINA Disclosure Schedule, neither VINA nor any of its Subsidiaries has received any complaint, claim, or notice alleging any such infringement, violation, or misappropriation. Except as set forth in Section 3.11(f) of the VINA Disclosure Schedule, neither VINA nor any of its Subsidiaries has received any requests or demands since January 1, 2000, by third parties for the licensing of such third party's patents, copyrights, trademarks or other Intellectual Property or proprietary rights. Except as set forth in Section 3.11(f) of the VINA Disclosure Schedule, VINA and its Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of any third party for infringement, misappropriation, or violation of any Intellectual Property. To VINA's knowledge, no other person or entity has infringed, violated, or misappropriated, and no other person or entity is currently, infringing, violating, or misappropriating, any material VINA Intellectual Property or any Intellectual Property that VINA or any of its Subsidiaries is authorized or licensed to use under any VINA Material Inbound License.

     (g) To VINA's knowledge, none of the software (including firmware and other software embedded in hardware devices) developed (or currently being developed), distributed, licensed, or sold by VINA or any of its Subsidiaries (collectively, the "VINA SOFTWARE") contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such VINA Software or any product or system containing or used in conjunction with such VINA Software. To VINA's knowledge, no VINA Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent. No source code for any VINA Software has been delivered, licensed, or made available to any escrow agent or other person or entity. To VINA's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any VINA Software to any other person.

     (h) The execution and delivery of this Agreement and consummation of the Merger will not result in (i) the breach of, or create on behalf of any third party the right to terminate or modify, any VINA Material Inbound License, (ii) a loss of, or Lien on, any VINA Intellectual Property, (iii) the release, disclosure, or delivery of any VINA Intellectual Property by or to any escrow agent or other person, (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the

VINA Intellectual Property, (v) either Larscom, the Surviving Corporation, or any of their Subsidiaries being bound by or subject to, as a result of VINA's contracts and other legal obligations, any non-compete or other restriction on the operation or scope of their respective businesses, or (vi) Larscom, the Surviving Corporation, or any of their Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by VINA or the Surviving Corporation, respectively, prior to the Closing.

     3.12 Agreements, Contracts and Commitments.

     (a) Except as set forth in Section 3.12(a) of the VINA Disclosure Schedule and other than those material contracts identified on the Exhibit index of VINA's Annual Report on Form 10-K for the year ended December 31, 2002, there are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to VINA and its Subsidiaries (such contracts or agreements, together with any VINA Material Licenses, any contracts or agreement listed or required to be listed in Section 3.12(d) of the VINA Disclosure Schedule, any contract or agreement with a material customer or supplier and any other contract or agreement that is material to the business of VINA or any of its Subsidiaries (the "VINA MATERIAL CONTRACTS"). Each VINA Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither VINA nor any of its Subsidiaries nor, to VINA's knowledge, any other party to any VINA Material Contract is in material violation of or in material default under any VINA Material Contract, nor, to VINA's knowledge, has any event occurred or circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation of or material default under any VINA Material Contract, (ii) give any party the right to cancel or terminate or modify any VINA Material Contract or (iii) give any party the right to seek material damages or other material remedies.

     (b) Section 3.12(b) of the VINA Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which VINA or any of its Subsidiaries is a party or bound by with any Affiliate of VINA (other than any Subsidiary, which is a direct or indirect wholly owned subsidiary of VINA). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 3.12(b) of the VINA Disclosure Schedule have heretofore been furnished or made available to Larscom. Except as set forth in Section 3.12(b) of the VINA Disclosure Schedule, neither VINA nor any of its Subsidiaries has entered into any transaction with any Affiliate of VINA or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

     (c) Except as set forth in Section 3.12(c) of the VINA Disclosure Schedule, VINA is not a party to any contract, agreement, arrangement or course of dealing
(i) involving future expenditures (whether actual, potential, fixed or contingent) by VINA or (ii) that requires or may require VINA to provide services in connection with the sale, upgrade or maintenance of products to any person after the Closing. Complete and accurate copies of all contracts listed in Section 3.12(c) of the VINA Disclosure Schedule have been made available to Larscom.

     (d) Except as set forth in Section 3.12(d) of the VINA Disclosure Schedule, there is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which VINA or any of its Subsidiaries is a party or to which VINA or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of VINA or any of its Subsidiaries or Larscom or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither VINA nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

     (e) Since January 1, 2000, VINA has not been a party to any Governmental Contract or Governmental Bid. "GOVERNMENTAL BID" means any quotation bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity. "GOVERNMENT CONTRACT" means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     3.13 Litigation. Except as set forth in Section 3.13 of the VINA Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of VINA, threatened against or affecting VINA or any of its Subsidiaries or any properties or rights of VINA or its Subsidiaries, by any person or by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in material damages or any injunctive relief against VINA or a Subsidiary. Neither VINA nor any of its Subsidiaries has commenced any action, suit, proceeding or arbitration before any Governmental Entity or arbitrator. There are no material judgments, orders or decrees outstanding against VINA or any of its Subsidiaries.

     3.14 Environmental Matters. VINA and its Subsidiaries (i) have obtained all permits, licenses and other authorizations that are required under Environmental Laws ("ENVIRONMENTAL PERMITS") and all such Environmental Permits are valid and in full force and effect, (ii) are in compliance in all respects with all terms and conditions of such required Environmental Permits and all Environmental Laws, (iii) have conducted all Hazardous Material Activities in compliance with all Environmental Laws, other than, as to each of (i), (ii), and
(iii), such as would not have a VINA Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of VINA, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of VINA or any of its Subsidiaries. VINA or any of its Subsidiaries have never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential liability arising from or relating to Hazardous Material Activity of VINA or any of its Subsidiaries. As of the date hereof, except in compliance with Environmental Laws and in a manner that would not subject VINA or any Subsidiary of VINA to material liability, to the knowledge of VINA, no Hazardous Materials are present in, on or under any VINA Business Facility currently owned, leased, operated or occupied, by VINA or any Subsidiary of VINA or were present on any other VINA Business Facility at the time it ceased to be owned, leased, operated or occupied by VINA or any Subsidiary of VINA. VINA or any of its Subsidiaries have never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by VINA or any Subsidiary of VINA; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by VINA or any Subsidiary of VINA. Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by VINA or any of its Subsidiaries or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by VINA or any of its Subsidiaries: (i) is in sound condition; and (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks. For the purposes of this Section 3.14, "VINA BUSINESS FACILITY" means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, used or leased by VINA or any Subsidiary of VINA in connection with the operation of its business. "ENVIRONMENTAL LAWS" means all applicable Federal, state, local and foreign laws, regulations, rules and statutes which prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity or which relate to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety. "HAZARDOUS MATERIALS" means any material, chemical, or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be toxic, radioactive, hazardous or otherwise a danger to health, reproduction or the environment, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws. "HAZARDOUS MATERIALS ACTIVITY" is the transportation, transfer, recycling, storage, use, treat-ment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

     3.15 Employees.

     (a) To the knowledge of VINA, no employee of VINA or any Subsidiary of VINA is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by VINA or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by VINA or any of its Subsidiaries or the Surviving Corporation following the Effective Time or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a VINA Material Adverse Effect. Except as set forth in Section 3.15(a) of the VINA Disclosure Schedule, to the knowledge of VINA, no key employee or group of employees has any plans to terminate employment with VINA or its Subsidiaries.

     (b) Neither VINA nor any of its Subsidiaries is presently, or has been in the past, bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union or labor organization. No employees of VINA or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of VINA, there is no pending question concerning such representation and to the knowledge of VINA there is no campaign to establish such representation in progress. There is no pending or, to the knowledge of VINA, threatened labor dispute, walkout, work stoppage, slow-down or lockout involving VINA or any of its Subsidiaries and any group of its employees nor has VINA or any of its Subsidiaries experienced any material labor interruptions over the past three (3) years. VINA and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     3.16 Employee Benefit Plans.

     (a) Section 3.16(a) of the VINA Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, or required to be contributed to by VINA, any of VINA's Subsidiaries or any of their ERISA Affiliates or with respect to which VINA has or may in the future have any material liability (together, the "VINA EMPLOYEE PLANS") (excluding any agreements with individual employees that are covered by Section 3.16(i) and any employment agreements that are terminable "at will"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing for direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee director, or consultant of the entity in question or any of its Subsidiaries or ERISA Affiliates; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA AFFILIATE" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the entity in question or any of its Subsidiaries.

     (b) VINA has made available to Larscom a complete and accurate copy of each VINA Employee Plan and, for each such VINA Employee Plan, (i) the three (3) most recent annual reports (Form 5500) filed with the U.S. Internal Revenue Service (the "IRS"), if any, required under ERISA or the Code, (ii) each amendment, trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each VINA Employee Plan, and summary plan description together with the summaries of material modifications thereto, if any, relating to such VINA Employee Plan, (iii) the most recent financial statements for each VINA Employee Plan that is required to be funded, (iv) the three (3) most recent reports regarding the satisfaction of the nondiscrimination requirements, if any, applicable to each VINA Employee Plan including those of Sections 410(b), 401(a)(4), 401(k) and 401(m) of the Code, (v) the most recent annual actuarial valuations, if any, prepared for each VINA Employee Plan; (vi) the most recent IRS determination, opinion, notification or advisory letter issued with respect to each VINA Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all communications material to any employee or employees with respect to any VINA Employee Plan and any proposed VINA Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to VINA; and (viii) all material correspondence to or from any governmental agency relating to any VINA Employee Plan.

     (c) Each VINA Employee Plan has been established, maintained and administered in all material respects in accordance with, and VINA, its Subsidiaries and their ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default under or violation of, and have no knowledge with respect to any other party to each VINA Employee Plan of that party's material default under or violation of ERISA, the Code and all other applicable laws and the regulations thereunder and the terms of each VINA Employee Plan, and each of VINA, VINA's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to each VINA Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the VINA Balance Sheet). All filings and reports as to each VINA Employee Plan required to have been submitted to the IRS or to the United States Department of Labor ("DOL") have been timely submitted, except where failures to timely submit have been cured and are not reasonably likely, individually or in the aggregate, to cause material harm to VINA. There are no audits, inquiries or proceedings pending or, to the knowledge of VINA, VINA's Subsidiaries or their ERISA Affiliates, threatened by the IRS, DOL or any other governmental entity with respect to any VINA Employee Plan. Neither VINA nor any of its Subsidiaries or ERISA Affiliates is subject to any material penalty or tax with respect to any VINA Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code and no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any VINA Employee Plan which could reasonably be expected to have, individually or in the aggregate, a VINA Material Adverse Effect. There are no actions, suits or claims pending, or, to the knowledge of VINA, threatened or reasonably anticipated (other than routine claims for benefits) against any VINA Employee Plan or against the assets of any VINA Employee Plan and, to the knowledge of VINA, no event has occurred, and there exists no condition or set of circumstances in connection with which VINA or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a VINA Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to each VINA Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of VINA, which obligations are reasonably likely, individually or in the aggregate, to have a VINA Material Adverse Effect.

     The assets of each VINA Employee Plan, that is funded are reported at their fair market value on the books and records of such plan.

     (e) Neither VINA nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA), any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any "funded welfare plan" within the meaning of Section 419 of the Code. Any VINA Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS

(and no such letter has been revoked nor has revocation been threatened) or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. To the knowledge of VINA, for each VINA Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. Except as specifically set forth in Section 3.16(e) of the VINA Disclosure Schedule, no VINA Employee Plan provides health benefits that are not fully insured through an insurance contract.

     (f) No VINA Employee Plan is funded by or a member of a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No VINA Employee Plan holds securities issued by VINA, any of VINA's Subsidiaries or any of their ERISA Affiliates.

     (g) Each VINA International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all applicable laws. No VINA International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. For purposes of this Agreement, "VINA INTERNATIONAL EMPLOYEE PLAN" shall mean each VINA Employee Plan that has been adopted or maintained by VINA or any ERISA Affiliate, whether informally or formally, or with respect to which VINA or any ERISA Affiliate will or may have any material liability, for the benefit of employees who perform services outside the United States.

     (h) Each VINA Employee Plan, including, without limitation, any VINA International Employee Plan, is amendable and terminable unilaterally by VINA and any of VINA's Subsidiaries which are a party thereto or covered thereby at any time, including after the Effective Time, without material liability to VINA, the Surviving Corporation or any of their Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no VINA Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits VINA or any of its Subsidiaries from amending or terminating any such VINA Employee Plan. The investment vehicles used to fund VINA Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

     (i) Neither VINA nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholder, director, executive officer or other key employee of VINA or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving VINA or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from VINA or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an "excess parachute payment" for such person under
Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding VINA or any of its Subsidiaries, including any stock option plan or agreement, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the execution of this Agreement or the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

     (j) None of the VINA Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. Neither VINA nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by applicable law.

     3.17 Compliance With Laws. Except as set forth in Section 3.17 of the VINA Disclosure Schedule, VINA and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a VINA Material Adverse Effect, and is, and has been, in compliance with the Sarbanes-Oxley Act of 2002 and any related statutes, laws or regulations.

     3.18 Permits. VINA and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently proposed to be conducted (the "VINA PERMITS"), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a VINA Material Adverse Effect. VINA and its Subsidiaries are in compliance with the terms of the VINA Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a VINA Material Adverse Effect.

     3.19 Insurance. Section 3.19 of the VINA Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by, at the expense of, or for the benefit of VINA and any of its Subsidiaries and identifies any material claims made thereunder since January 1, 1998. Each of VINA and its Subsidiaries maintains insurance policies (the "VINA INSURANCE POLICIES") with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each VINA Insurance Policy is in full force and effect. Since January 1, 1998, neither VINA nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) regarding any actual or possible (a) cancellation or invalidation of any insurance policy (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     3.20 Title to Assets. VINA and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the VINA Balance Sheet (except for assets sold or otherwise disposed of in the Ordinary Course of Business since December 31, 2002); and (b) all other assets reflected in the books and records of VINA and its Subsidiaries as being owned by VINA and its Subsidiaries. All of said assets are owned by VINA and its Subsidiaries free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) minor Liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of VINA or any of its Subsidiaries.

     3.21 Equipment and Leaseholds. All material items of equipment and other tangible assets owned by or leased to VINA or any of its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of VINA and its Subsidiaries in the manner in which such business is currently being conducted and presently proposed to be conducted.

     3.22 Receivables; Customers; Inventory.

     (a) All existing accounts receivable of VINA and its Subsidiaries as the date hereof (including those accounts receivable reflected on the VINA Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2002, and have not yet been collected) (i) represent valid obligations of customers of VINA and its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, (ii) are current and, to the knowledge of VINA, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed the allowance set forth in the VINA Balance Sheet).

     (b) The gross revenue of VINA in the first quarter of fiscal 2003 will not be materially below minimum anticipated levels.

     (c) All of VINA's and its Subsidiaries' existing inventory (including all inventory that is reflected on the VINA Balance Sheet and that has not been disposed of by VINA or any of its Subsidiaries since December 31, 2002) is of such quality and quantity as to be usable and saleable by VINA or any of its Subsidiaries in the Ordinary Course of Business.

     3.23 Certain Business Practices. Neither VINA nor any of its Subsidiaries nor any director, officer, agent, employee or affiliate of VINA or any of its Subsidiaries who was acting or purporting to act on behalf of VINA or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, nor (c) made any other unlawful payment.

     3.24 Opinion of Financial Advisor. The financial advisor of VINA, Thomas Weisel Partners LLC, has delivered to the VINA Board an opinion dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of VINA Common Stock. A copy of the written opinion of Thomas Weisel Partners LLC will be provided to Larscom solely for information purposes within one business day following receipt thereof by VINA.

     3.25 Rights Plan Amendment. All action (including any necessary action of the VINA Board) necessary to render the rights agreement between VINA and American Stock Transfer & Trust Company dated July 25, 2001 and amended as of October 17, 2001 (the "VINA RIGHTS PLAN") inapplicable to this Agreement, the Merger, the VINA Voting Agreement and the transactions contemplated hereby and thereby (the "VINA RIGHTS PLAN AMENDMENT") has been taken.

     3.26 Section 203 of the DGCL Not Applicable. The VINA Board has taken the necessary actions to render Section 203 of the DGCL inapplicable to this Agreement, or the VINA Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, or the VINA Voting Agreement.

     3.27 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of VINA or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Thomas Weisel Partners LLC, whose fees and expenses shall be paid by VINA. VINA has delivered to Larscom a complete and accurate copy of all agreements pursuant to which Thomas Weisel Partners LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

     3.28 Loans to Executive Officers. Since July 30, 2002, VINA has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of VINA. Section 3.28 of the VINA Disclosure Schedule identifies any loan or extension of credit maintained by VINA to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

     3.29 Financial Controls. VINA maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of VINA and to maintain accountability for VINA's consolidated assets; (c) access to VINA's assets is permitted only in accordance with management's authorization; (d) the reporting of VINA's assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF LARSCOM AND
                           THE TRANSITORY SUBSIDIARY

     Larscom and the Transitory Subsidiary represent and warrant to VINA that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Larscom to VINA on the date of this Agreement (the "LARSCOM DISCLOSURE SCHEDULE").

     4.1 Organization, Standing and Power. Larscom is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have a Larscom Material Adverse Effect. For purposes of this Agreement, the term "LARSCOM MATERIAL ADVERSE EFFECT" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Larscom and its Subsidiaries, taken as a whole; provided, however, that none of the following shall, in and of itself, be taken into account when determining whether there has been, or will be, a Larscom Material Adverse Effect: (i) any failure by Larscom to meet or exceed analysts' published revenues or earnings predictions or any change in Larscom's stock price or trading volume, (ii) with respect to the use of the term "LARSCOM MATERIAL ADVERSE EFFECT" in the representations and warranties contained in Section 4.8, any effect resulting from the announcement or pendency of this Agreement or the Merger, or (iii) other than with respect to the use of the term "Larscom Material Adverse Effect" in the representations and warranties contained in Section 4.7, any effect that results from changes affecting generally the industry or industries in which Larscom or any of its Subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where Larscom or any of its Subsidiaries has material operations, or sales or customers unless such condition shall disproportionately adversely affect Larscom or any of its Subsidiaries.

     4.2 Charter Documents. Larscom has previously furnished or made available to VINA a complete and correct copy of its (i) Certificate of Incorporation and Bylaws as amended to date (together, the "LARSCOM CHARTER DOCUMENTS") and (ii) Subsidiaries' Certificate of Incorporation, or equivalent organizational documents, and Bylaws, or equivalent organizational documents. Such Larscom Charter Documents and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Larscom is not in violation of any of the provisions of the Larscom Charter Documents, and no Subsidiary of Larscom is in violation of its equivalent organizational documents.

     4.3 Capitalization.

     (a) The authorized share capital of Larscom consists of 119,000,000 shares of Larscom Common Stock consisting of 100,000,000 shares of Class A Common Stock, $0.01 par value per share (the "LARSCOM CLASS A COMMON STOCK") and 11,900,000 of Class B Common Stock, $0.01 par value per share (the "LARSCOM CLASS B COMMON STOCK" and together with the Larscom Class A Common Stock, the "LARSCOM CLASS COMMON STOCK"), of which 8,867,295 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock were issued and outstanding as of the close of business on March 14, 2003, and 5,000,000 shares of preferred stock, $0.01 par value per share ("LARSCOM PREFERRED STOCK"), of which none of which were outstanding as of the close of business March 14, 2003. As of the close of business on March 14, 2003, (i) no shares of Larscom Class Common Stock were held in the treasury for Larscom; (ii) 4,089,622 shares of Larscom Class Common Stock were reserved for future issuance pursuant to Larscom's Stock Incentive Plan and 2,378,816 shares were subject to outstanding options; (iii) no shares of Larscom Class Common Stock were reserved for future issuance pursuant to Larscom's Stock Option Plan for Non-Employee Directors and 132,000 shares were subject to outstanding options; and (iv) no shares of Larscom Class Common Stock were reserved for future issuance pursuant to Larscom's Employee Stock Purchase Plan (together with Larscom's Stock Incentive Plan and Larscom's Stock Option Plan for Non-Employee Directors, the "LARSCOM STOCK PLANS"). The authorized capital stock of Transitory Subsidiary consists of 1,000 shares of Common Stock, par value $0.0001 per share, of which 100 shares, as of the date hereof, are issued and outstanding and held by Larscom.

     (b) Section 4.3(b) of the Larscom Disclosure Schedule lists all issued and outstanding shares of Larscom Class Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of Larscom, indicating the name of the applicable stockholder, the vesting schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement, the price at which such stock can be repurchased or redeemed and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger.

     (c) Section 4.3(c) of the Larscom Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding options to purchase Larscom Common Stock under any Larscom Stock Plan (each a "LARSCOM STOCK OPTION") indicating with respect to each such Larscom Stock Option the name of the holder thereof, the Larscom Stock Plan under which it was granted, the number of shares of Larscom Class A Common Stock subject to such Larscom Stock Option, the exercise price, the date of grant, and the vesting schedule, including the vesting commencement date and whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. All Larscom Stock Options have been granted under one of the Larscom Stock Plans. Larscom has not granted any Larscom Stock Options from and including March 14, 2003 through and including the date of this Agreement. Except for shares of Larscom Class A Common Stock issued upon exercise of Larscom Stock Options outstanding as of March 14, 2003, Larscom has not issued any shares of Larscom Common Stock from and including March 14, 2003 through and including the date of this Agreement. Larscom has provided or made available to VINA complete and accurate copies of all Larscom Plans and the forms of all stock option agreements evidencing Larscom Stock Options. Except as set forth in Section 4.3(c) of the Larscom Disclosure Schedule, no acceleration of vesting, exercise or repurchase of any Larscom Stock Options will occur as a result of or in connection with the Merger or by termination of employment or change in position following consummation of the Merger.

     (d) Except as set forth in Section 4.3(d) of the Larscom Disclosure Schedule, there are no equity securities or other similar ownership interests of any class or series of capital stock of Larscom, or any securities convertible into or exercisable or exchangeable for such equity securities or other similar ownership interests issued, reserved for issuance or outstanding. Except for securities Larscom owns, directly or indirectly through any of its Subsidiaries, there are no equity securities or other similar ownership interests of any class or series of capital stock of any Subsidiary of Larscom, or any securities convertible into or exercisable or exchangeable for such equity securities, partnership interests or other similar ownership interests issued, reserved for issuance or outstanding. There are no options, warrants, equity securities, partnership interests or other similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any kind or character to which Larscom or any of its Subsidiaries is a party or by which Larscom or any of its Subsidiaries is bound obligating Larscom or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Larscom or any of its Subsidiaries or obligating Larscom or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or other similar ownership interest, call, right, commitment or agreement. There are no outstanding stock appreciation, phantom stock or similar rights with respect to VINA or any of its Subsidiaries.

     (e) Except as set forth in Section 4.3(e) of the Larscom Disclosure Schedule, there is no agreement, written or oral, between Larscom or any Affiliate of Larscom and any holder of the securities of Larscom relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act (including any rights to include securities in the Registration Statement), or voting, of the shares of Larscom. Except as set forth in Section 4.3(e) of the Larscom Disclosure Schedule, there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Larscom is a party or by which it is bound with respect to any equity security of any class of Larscom.

     (f) All outstanding shares of Larscom Class Common Stock are and all shares of Larscom Class Common Stock subject to issuance as specified in Section 4.3(a) above (on the terms and conditions specified in the instruments pursuant to which they are issuable), and shares of Larscom Class Common Stock to be issued pursuant to this Agreement will be upon issuance (pursuant to the terms of this Agreement), duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Larscom Charter Documents or any agreement to which Larscom is a party or is otherwise bound. All outstanding shares of capital stock, the Larscom Stock Options and other securities of Larscom and its Subsidiaries have been issued and granted in compliance on all material respects with all applicable securities laws and other applicable laws and all requirements set forth in any applicable contracts.

     (g) Except as set forth in Section 4.3(g) of the Larscom Disclosure Schedule, stockholders of Larscom are not entitled to dissenters' or appraisal rights under applicable state or federal law in connection with the Merger.

     4.4 Subsidiaries.

     (a) Section 4.4 of the Larscom Disclosure Schedule sets forth, for each Subsidiary of Larscom: (i) its name; (ii) the number and type of outstanding equity securities owned of record and beneficially by Larscom (as well as securities exchangeable or exercisable for and convertible into equity securities thereby) and a list of the holders thereof and the identity of, and the percentage of outstanding equity securities owned of record and beneficially by, any other stockholder of a Subsidiary of Larscom; and (iii) the jurisdiction of organization.

     (b) Each Subsidiary of Larscom is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Larscom Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Larscom are duly authorized, validly issued, fully paid, nonassessable and not subject to or were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable law, such Subsidiary's charter documents or any agreement to which such Subsidiary is a party or is otherwise bound, and all such shares are owned, of record and beneficially, by Larscom or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, agreements, limitations in Larscom's voting rights, charges or other Liens of any nature. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Larscom.

     (c) Larscom does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity, which is not a Subsidiary of Larscom. Except as set forth in 4.4(c) of the Larscom Disclosure Schedule, there are no obligations, contingent or otherwise, of Larscom or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Larscom or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Larscom or any other entity.

     4.5 Authority; No Conflict; Required Filings and Consents.

     (a) Each of Larscom and the Transitory Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, subject only to approval of the issuance of Larscom Common Stock under this Agreement and approval and adoption of the Restated Certificate, which provides for, among other things, a reverse stock split of Larscom Common Stock at a ratio to be agreed upon between parties hereto (the "REVERSE STOCK SPLIT") (collectively, the "LARSCOM VOTING PROPOSAL") by Larscom's stockholders under the DGCL and the rules of The Nasdaq Stock Market, Inc. and applicable law (the "LARSCOM STOCKHOLDER APPROVAL") and the approval of the Second Merger by Larscom as the sole stockholder of the Transitory Sub, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Larscom Board, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the

Merger is fair, advisable and in the best interests of Larscom and its stockholders, (ii) adopted and approved this Agreement in accordance with the provisions of the DGCL and the Larscom Charter Documents, (iii) approved the Registration Rights Agreement, (iv) approved the Larscom Voting Agreement and the transactions contemplated thereby, and (v) directed that this Agreement and the Larscom Voting Proposal be submitted to the stockholders of Larscom for their adoption and approval and resolved to recommend that the stockholders of Larscom vote in favor of the adoption of this Agreement and the approval of the Larscom Voting Proposal. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Larscom and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of Larscom and the Transitory Subsidiary (including the approval of the Merger by Larscom as the sole stockholder of the Transitory Subsidiary), subject only to the required receipt of the Larscom Stockholder Approval. This Agreement has been duly executed and delivered by each of Larscom and the and the Transitory Subsidiary constitutes a valid and binding obligation of each of Larscom and the Transitory Subsidiary, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. No takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated hereby.

     (b) The execution and delivery of this Agreement by each of Larscom and the Transitory Subsidiary do not, and the consummation by Larscom and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not a, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Larscom, the Certificate of Incorporation or Bylaws of the Transitory Subsidiary or of the charter, bylaws or other organizational document of any other Subsidiary of Larscom, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Liens on Larscom's or any of its Subsidiaries' assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which Larscom or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Larscom Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 4.5(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Larscom or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.5(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, are not, reasonably likely to have a Larscom Material Adverse Effect. Section 4.5(b) of the Larscom Disclosure Schedule lists all consents, waivers and approvals under any of Larscom's or any of its Subsidiaries' agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Larscom, VINA or the Surviving Corporation as a result of the Merger or a Larscom Material Adverse Effect.

     (c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to Larscom or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the performance by Larscom or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) applicable requirements, if any, of the Securities Act or the Exchange Act, (ii) the filing of the Certificate of Merger and Certificate of Ownership and Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which Larscom is qualified as a foreign corporation to transact business, (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 of the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under Blue Sky Laws and the laws of any foreign country, (v) the filing of a Notification Form: Listing of Additional Shares with The Nasdaq Stock Market, Inc. for the shares of Larscom Common Stock to be issued in the transactions contemplated by this Agreement and (vi) such consents, authorizations, orders, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Larscom Material Adverse Effect.

     (d) The affirmative vote for adoption of the Larscom Voting Proposal by the holders of a majority of the voting power of the outstanding shares of Larscom Class Common Stock on the record date for the meeting of Larscom's stockholders to consider the Larscom Voting Proposal (the "LARSCOM MEETING") present or represented by proxy is the only vote of the holders of any class or series of Larscom's capital stock or other securities necessary to approve the Larscom Voting Proposal. There are no bonds, debentures, notes or other indebtedness of Larscom having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Larscom may vote.

     4.6 SEC Filings; Financial Statements; Information Provided.

     (a) Larscom has filed all registration statements, forms, reports and other documents required to be filed by Larscom with the SEC since January 1, 1998 and has made available to VINA copies of all registration statements, forms, reports and other documents (including, without limit, all certifications and statements required to by Rule 13a-14 or 15d-14 under the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002) filed by Larscom with or furnished to the SEC since such date, all of which (other than the certifications pursuant to said
Section 906) are available on the SEC's EDGAR system. All such required registration statements, forms, reports and other documents (including those that Larscom may file after the date hereof until the Closing) are referred to herein as the "LARSCOM SEC REPORTS." Except as set forth in Section 4.6(a) of the Larscom Disclosure Schedule, the Larscom SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Larscom SEC Reports, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Larscom SEC Reports or necessary in order to make the statements in such Larscom SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Larscom is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act.

     (b) Each of the audited consolidated financial statements (including, in each case, any related notes and schedules) and unaudited interim consolidated financial statements contained or to be contained in Larscom SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present the consolidated financial position of Larscom and its Subsidiaries as of the dates indicated and the consolidated results of Larscom and its Subsidiaries' operations and cash flows for the periods indicated, consistent with the books and records of Larscom and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, audited balance sheet of Larscom as of December 31, 2002 is referred to herein as "LARSCOM BALANCE SHEET."

     (c) Larscom has previously furnished to VINA a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Larscom with the SEC pursuant to the Securities Act or the Exchange Act.

     4.7 No Undisclosed Liabilities. Except as set forth in Section 4.7 of the Larscom Disclosure Schedule, and except for normal and recurring liabilities incurred since the date of the Larscom Balance Sheet in the Ordinary Course of Business, Larscom and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a Larscom Material Adverse Effect.

     4.8 Absence of Certain Changes or Events.  Except as set forth in Section
4.8 of the Larscom Disclosure Schedule or in the Larscom SEC Reports, since the date of the Larscom Balance Sheet, Larscom and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any (a) change, event, circumstance, development or effect that individually or in the aggregate has had, or is reasonably likely to have, a Larscom Material Adverse Effect, (b) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Larscom or any of its Subsidiaries, whether or not covered by insurance, (c) neither Larscom nor any of its Subsidiaries has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other similar ownership interests or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities or other similar ownership interests, (d) neither Larscom nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect, (e) neither Larscom nor any of its Subsidiaries has made any material Tax elections and (f) neither Larscom nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses (c) through (e) above.

     4.9 Taxes.

     (a) Larscom and each of its Subsidiaries have timely filed all material Returns relating to Taxes required to be filed by Larscom and each of its Subsidiaries with any Tax authority. Such Returns are true and correct in all material respects, accurately reflect the liability for Taxes of Larscom and each of its Subsidiaries, and have been completed in accordance with applicable law, and Larscom and each of its Subsidiaries have paid or withheld and paid to the appropriate governmental body all Taxes shown to be due on such Returns.

     (b) Neither Larscom nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Larscom or any of its Subsidiaries, nor has Larscom or any of its Subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from Larscom or any of its Subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the Ordinary Course of Business.

     (c) No audit, action, suit or other examination of any Return of Larscom or any of its Subsidiaries by any Tax authority is presently in progress, nor has Larscom or any of its Subsidiaries been notified of any request for such an audit or other examination.

     (d) No adjustment relating to any Returns filed by Larscom or any of its Subsidiaries has been proposed in writing formally or informally by any Tax authority to Larscom or any of its Subsidiaries or any representative thereof and there is no basis for such a claim for which Larscom or any of its Subsidiaries should be aware.

     (e) None of Larscom and its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Larscom) or (ii) has any liability for the Taxes of any person (other than Larscom and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (f) Neither Larscom nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Larscom balance sheet dated December 31, 2002 (i) in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since December 31, 2002, in connection with the operation of the business of Larscom and its Subsidiaries in the ordinary course or (ii) that would result in a material decrease in the net worth of Larscom or any such Subsidiary.

     (g) Neither Larscom nor any of its Subsidiaries has, within the two (2) year period ending on the Effective Time, made a distribution to which Code
Section 355 applies.

     (h) No consent under Section 341(f) of the Code has been filed with respect to Larscom or any of its Subsidiaries.

     (i) Neither Larscom nor any of its Subsidiaries is, or has been, at any time, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     4.10 Owned and Leased Real Properties.

     (a) Neither Larscom nor any of its Subsidiaries owns or has ever owned any real property.

     (b) Section 4.10 of the Larscom Disclosure Schedule sets forth a complete and correct list of all real property leased, subleased, licensed or occupied by Larscom or any of its Subsidiaries (collectively, the "LARSCOM LEASES") and the location of the premises. The premises subject to the Larscom Leases are hereinafter referred to as "LARSCOM LEASED PROPERTY." Except as set forth in
Section 4.10(b) of the Larscom Disclosure Schedule, neither Larscom, nor any of its Subsidiaries nor, to Larscom's knowledge, any other party is in default under any of the Larscom Leases (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause a default). Except as set forth in Section 4.10 of the Larscom Disclosure Schedule, no property subject to a Larscom Lease is occupied by a third party other than Larscom and, to Larscom's knowledge, except as set forth on Section 4.10 of the Larscom Disclosure Schedule, no third party has a right to occupy such property other than Larscom. Larscom has provided to VINA complete and correct copies of all Larscom Leases, including all amendments thereto; no term or condition of any of the Larscom Leases has been modified, amended or waived except as shown in such copies; and there are no other agreements or arrangements whatsoever relating to Larscom's or its Subsidiaries' use or occupancy of any of the Larscom Leased Property. Larscom has not transferred, mortgaged or assigned any interest in any of the Larscom Leases. Larscom or its Subsidiaries occupies all of the Larscom Leased Property except as identified in Section 4.10 of the Larscom Disclosure Schedule. To Larscom's knowledge, there is no pending or threatened condemnation or similar proceeding affecting any Larscom Leased Property or any portion thereof, each Larscom Leased Property is supplied with utilities and other services sufficient to operate the business of Larscom as presently conducted and neither the operations of Larscom on the Larscom Leased Property, nor the Larscom Leased Property, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Larscom Leased Property is in good operating condition and repair and is suitable for the conduct of business as presently conducted therein.

     4.11 Intellectual Property.

     (a) Larscom and its Subsidiaries own, license or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of Larscom and its Subsidiaries as currently conducted.

     (b) Section 4.11(b) of the Larscom Disclosure Schedule accurately identifies, as of the date of this Agreement, all licenses, sublicenses, and other agreements pursuant to which Larscom or any of its Subsidiaries is authorized or licensed to use any third party Intellectual Property (i) for incorporation or embedding into Larscom's or any of its Subsidiaries' products,
(ii) in conjunction with, or in the development of, Larscom's or any of its Subsidiaries' products, or (iii) that is otherwise material to the conduct of the business of Larscom or any of its Subsidiaries as currently conducted (it being understood that (1) shrink wrap or "click and accept" licenses for "off-the-shelf" software programs, and (2) agreements providing for future license fees, royalties, or other payment obligations by Larscom or any of its Subsidiaries that do not exceed $10,000 annually per agreement (other than contingent or unliquidated amounts) will not be considered to be agreements to which reference is made in clauses (ii) and (iii) of this Section 4.11(b)) (collectively, the "LARSCOM MATERIAL INBOUND LICENSES").

     (c) Section 4.11(c) of the Larscom Disclosure Schedule accurately identifies, as of the date of this Agreement, all licenses, sublicenses, and other agreements pursuant to which (i) any third party has been granted any exclusive license under, or otherwise has received or acquired any exclusive right or interest in, any Larscom Intellectual Property, or (ii) any third party has been granted any non-exclusive license under, or otherwise has received or acquired any non-exclusive right or interest in, any Larscom Intellectual Property and pursuant to which such third party had or has aggregate license fee or royalty payment obligations (other than contingent or unliquidated amounts) in excess of $10,000 annually (collectively, the "LARSCOM MATERIAL OUTBOUND LICENSES" and, together with the Larscom Material Inbound Licenses, the "LARSCOM MATERIAL LICENSES"). As used herein, "LARSCOM INTELLECTUAL PROPERTY" means any Intellectual Property that is owned by, or purported to be owned by, Larscom or any of its Subsidiaries.

     (d) Section 4.11(d) of the Larscom Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each patent, patent application, copyright registration or application therefor, and registered trademark or service mark (including, where applicable, the jurisdiction of issuance or application) of Larscom or any of its Subsidiaries. All issued patents and registered trademarks, service marks, and copyrights, which are held by, or registered in the name of, Larscom or any of its Subsidiaries, are valid and in full force and effect. Larscom and each of its Subsidiaries has, in a timely manner, taken all reasonable actions (including, without limitation, the payment of any applicable fees) necessary to ensure that all applications filed by or on behalf of Larscom or any of its Subsidiaries for any patent, trademark, service mark, copyright, or other form of Intellectual Property remain in full force and effect. Larscom and each of its Subsidiaries has taken reasonable measures to maintain the confidentiality of and otherwise establish, protect, and enforce its rights in the Larscom Intellectual Property that Larscom or any of its Subsidiaries holds, or purports to hold, as a trade secret.

     (e) Larscom and its Subsidiaries exclusively own all right, title, and interest to and in the Larscom Intellectual Property free and clear of all Liens (other than non-exclusive licenses under the Larscom Intellectual Property granted by Larscom, its Subsidiaries, or their predecessors in the Ordinary Course of Business). Without limiting the generality of the foregoing, except as set forth in Section 4.11(e) of the Larscom Disclosure Schedule, each person who is or was an employee or contractor of Larscom or any of its Subsidiaries and who is or was involved in the creation or development of Intellectual Property for Larscom or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment of the Intellectual Property so created or developed to Larscom or one of its Subsidiaries and confidentiality provisions protecting Larscom's or its Subsidiaries' confidential information.

     (f) To the knowledge of Larscom, Larscom and its Subsidiaries have never infringed, misappropriated, or otherwise violated any Intellectual Property of any third party. Without limiting the generality of the foregoing and solely to the knowledge of Larscom, neither (i) the products previously or currently sold or under development by Larscom or any of its Subsidiaries, or (ii) the business or activities previously or currently conducted by Larscom or any of its Subsidiaries, has infringed, violated, or constituted a misappropriation of any Intellectual Property of any third party. Except as set forth in Section 4.11(f) of the Larscom Disclosure Schedule, neither Larscom nor any of its Subsidiaries has received any complaint, claim, or notice alleging any such infringement, violation, or misappropriation. Except as set forth in Section 4.11(f) of the Larscom Disclosure Schedule, neither Larscom nor any of its Subsidiaries has received any requests or demands since January 1, 2000, by third parties for the licensing of such third party's patents, copyrights, trademarks or other Intellectual Property or proprietary rights. Except as set forth in Section 4.11(f) of the Larscom Disclosure Schedule, Larscom and its Subsidiaries have never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of any third party for infringement, misappropriation, or violation of any Intellectual Property. To the knowledge of Larscom, no other person or entity has infringed, violated, or misappropriated, and no other person or entity is currently, infringing, violating, or misappropriating, any material Larscom Intellectual Property or any Intellectual Property that Larscom or any of its Subsidiaries is authorized or licensed to use under any Larscom Material Inbound License.

     (g) To the knowledge of Larscom, none of the software (including firmware and other software embedded in hardware devices) developed (or currently being developed), distributed, licensed, or sold by Larscom or any of its Subsidiaries (collectively, the "LARSCOM SOFTWARE") contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Larscom Software or any product or system containing or used in conjunction with such Larscom Software. To the knowledge of Larscom, no Larscom Software contains any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent. No source code for any Larscom Software has been delivered, licensed, or made available to any escrow agent or other person or entity. To the knowledge of Larscom, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Larscom Software to any other person.

     (h) The execution and delivery of this Agreement and consummation of the Merger will not result in (i) the breach of, or create on behalf of any third party the right to terminate or modify, any Larscom Material Inbound License,
(ii) a loss of, or Lien on, any Larscom Intellectual Property, (iii) the release, disclosure, or delivery of any Larscom Intellectual Property by or to any escrow agent or other person, (iv) the grant, assignment, or transfer to any other person of any license or other right or interest under, to, or in any of the Larscom Intellectual Property, (v) either VINA or its Subsidiaries being bound by or subject to, as a result of Larscom's contracts and other legal obligations, any non-compete or other restriction on the operation or scope of their respective businesses, or (vi) Larscom, the Surviving Corporation, or any of their Subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by Larscom or the Surviving Corporation, respectively, prior to the Closing.

     4.12 Agreements, Contracts and Commitments.

     (a) Except as set forth in Section 4.12(a) of the Larscom Disclosure Schedule and other than those material contracts identified on the Exhibit index of Larscom's Annual Report on Form 10-K for the year ended December 31, 2002, there are no contracts or agreements that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Larscom and its Subsidiaries (such contracts or agreements, together with any Larscom Material Licenses, any contracts or agreement listed or required to be listed in Section 4.12(d) of the Larscom Disclosure Schedule, any contract or agreement with a material customer or supplier and any other contract or agreement that is material to the business of Larscom or any of its Subsidiaries (the "LARSCOM MATERIAL CONTRACTS"). Each Larscom Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither Larscom nor any of its Subsidiaries nor, to Larscom's knowledge, any other party to any Larscom Material Contract is in material violation of or in material default under any Larscom Material Contract, nor, to Larscom's knowledge, has any event occurred or circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation of or material default under any Larscom Material Contract, (ii) give any party the right to cancel or terminate or modify any Larscom Material Contract or (iii) give any party the right to seek material damages or other material remedies.

     (b) Section 4.12(b) of the Larscom Disclosure Schedule sets forth a complete and accurate list of each contract or agreement to which Larscom or any of its Subsidiaries is a party or bound by with any Affiliate of Larscom (other than any Subsidiary, which is a direct or indirect wholly owned subsidiary of Larscom). Complete and accurate copies of all the agreements, contracts and arrangements set forth in Section 4.12(b) of the Larscom Disclosure Schedule have heretofore been furnished or made available to Larscom. Except as set forth in Section 4.12(b) of the Larscom Disclosure Schedule, neither Larscom nor any of its Subsidiaries has entered into any transaction with any Affiliate of Larscom or any of its Subsidiaries or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.

     (c) Except as set forth in Section 4.12(c) of the Larscom Disclosure Schedule, Larscom is not a party to any contract, agreement, arrangement or course of dealing (i) involving future expenditures (whether actual, potential, fixed or contingent) by Larscom or (ii) that requires or may require Larscom to provide services in connection with the sale, upgrade or maintenance of products to any person after the Closing. Complete and accurate copies of all contracts listed in Section 4.12(c) of the Larscom Disclosure Schedule have been made available to Larscom.

     (d) Except as set forth in Section 4.12(d) of the Larscom Disclosure Schedule, there is no non-competition or other similar agreement, arrangement, understanding, commitment, judgment, injunction or order to which Larscom or any of its Subsidiaries is a party or to which Larscom or any of its Subsidiaries is subject that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Larscom or any of its Subsidiaries or Larscom or any of its Subsidiaries as currently conducted and as proposed to be conducted in any material respect. Neither Larscom nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business.

     (e) Since January 1, 2000, Larscom has not been a party to any Governmental Contract or Governmental Bid.

     4.13 Litigation. Except as set forth in Section 4.13 of the Larscom Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Larscom, threatened against or affecting Larscom or any of its Subsidiaries or any properties or rights of Larscom or its Subsidiaries, by or before any Governmental Entity which, individually or in the aggregate, is reasonably likely to result in material damages or any material injunctive relief against Larscom or a Subsidiary. Neither Larscom nor any of its Subsidiaries has commenced any action, suit, proceeding or arbitration before any Governmental Entity or arbitrator. There are no material judgments, orders or decrees outstanding against Larscom or any of its Subsidiaries.

     4.14 Environmental Matters. Larscom and its Subsidiaries (i) have obtained all Environmental Permits and all such Environmental Permits are valid and in full force and effect, (ii) are in compliance in all respects with all terms and conditions of such required Environmental Permits and all Environmental Laws, (iii) have conducted all Hazardous Material Activities in compliance with all Environmental Laws, other than, as to each of (i), (ii), and
(iii), such as would not have a Larscom Material Adverse Effect. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Larscom, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Larscom or any of its Subsidiaries. Larscom or any of its Subsidiaries have never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential liability arising from or relating to Hazardous Material Activity of Larscom or any of its Subsidiaries. As of the date hereof, except in compliance with Environmental Laws and in a manner that would not subject Larscom or any Subsidiary of Larscom to material liability, to the knowledge of Larscom, no Hazardous Materials are present in, on or under any Larscom Business Facility currently owned, leased, operated or occupied, by Larscom or any Subsidiary of Larscom or were present on any other Larscom Business Facility at the time it ceased to be owned, leased, operated or occupied by Larscom or any Subsidiary of Larscom. Larscom or any of its Subsidiaries have never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Larscom or any Subsidiary of Larscom; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Larscom or any Subsidiary of Larscom. Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by Larscom or any of its Subsidiaries or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Larscom or any of its Subsidiaries: (i) is in sound condition; and (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks. For the purposes of this Section 4.14, "LARSCOM BUSINESS FACILITY" means any property, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled, used or leased by Larscom or any Subsidiary of Larscom in connection with the operation of its business.

     4.15  Employees.

     (a) To the knowledge of Larscom, no employee of Larscom or any Subsidiary of Larscom is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Larscom or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Larscom or any of its Subsidiaries or the Surviving Corporation following the Effective Time or to the use of trade secrets or proprietary information of others, the consequences of which, individually or in the aggregate, are reasonably likely to have a Larscom Material Adverse Effect. Except as set forth in Section 4.15(b) of the Larscom Disclosure Schedule, to the knowledge of Larscom, no key employee or group of employees has any plans to terminate employment with Larscom or its Subsidiaries.

     (b) Neither Larscom nor any of its Subsidiaries is presently, or has been in the past, bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union or labor organization. No employees of Larscom or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Larscom, there is no pending question concerning such representation and to the knowledge of Larscom, there is no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Larscom, threatened labor dispute, walkout, work stoppage, slow-down or lockout involving Larscom or any of its Subsidiaries and any group of its employees nor has Larscom or any of its Subsidiaries experienced any material labor interruptions over the past three (3) years. Larscom and its Subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

     4.16  Employee Benefit Plans.

     (a) Section 4.16(a) of the Larscom Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, or required to be contributed to by Larscom, any of Larscom's Subsidiaries or any of their ERISA Affiliates or with respect to which Larscom has or may in the future have any material liability (together, the "LARSCOM EMPLOYEE PLANS") (excluding any agreements with individual employees that are covered by Section 4.16(i) and any employment agreements that are terminable "at will").

     (b) Larscom has made available to VINA a complete and accurate copy of each Larscom Employee Plan and, for each such Larscom Employee Plan, (i) the three
(3) most recent annual reports (Form 5500) filed with the IRS, if any, required under ERISA or the Code, (ii) each amendment, trust agreement, group annuity contract, administrative service agreement, policy pertaining to fiduciary liability insurance covering the fiduciaries of each Larscom Employee Plan, and summary plan description together with the summaries of material modifications thereto, if any, relating to such Larscom Employee Plan, (iii) the most recent financial statements for each Larscom Employee Plan that is required to be funded, (iv) the three (3) most recent reports regarding the satisfaction of the nondiscrimination requirements, if any, applicable to each Larscom Employee Plan including those of Sections 410(b), 401(a)(4), 401(k) and 401(m) of the Code,
(v) the most recent annual actuarial valuations, if any, prepared for each Larscom Employee Plan; (vi) the most recent IRS determination, opinion, notification or advisory letter issued with respect to each Larscom Employee Plan intended to be qualified under Section 401(a) of the Code; (vii) all communications material to any employee or employees with respect to any Larscom Employee Plan and any proposed Larscom Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Larscom; and (viii) all material correspondence to or from any governmental agency relating to any Larscom Employee Plan.

     (c) Each Larscom Employee Plan has been established, maintained and administered in all material respects in accordance with, and Larscom, its Subsidiaries and their ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in material default under or violation of, and have no knowledge with respect to any other party to each Larscom Employee Plan of that party's material default under or violation of ERISA, the Code and all other applicable laws and the regulations thereunder and the terms of each Larscom Employee Plan, and each of Larscom, Larscom's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to each Larscom Employee Plan and has made all required contributions thereto (or reserved such contributions which are required but not yet due on the Larscom Balance Sheet). All filings and reports as to each Larscom Employee Plan required to have been submitted to the IRS or to the DOL have been timely submitted, except where failures to timely submit have been cured and are not reasonably likely, individually or in the aggregate, to cause material harm to Larscom. There are no audits, inquiries or proceedings pending or, to the knowledge of Larscom, Larscom's Subsidiaries or their ERISA Affiliates, threatened by the IRS, DOL or any other governmental entity with respect to any Larscom Employee Plan. Neither Larscom nor any of its Subsidiaries or ERISA Affiliates is subject to any material penalty or tax with respect to any Larscom Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code and no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Larscom Employee Plan which could reasonably be expected to have, individually or in the aggregate, a Larscom Material Adverse Effect. There are no actions, suits or claims pending, or, to the knowledge of Larscom, threatened or reasonably anticipated (other than routine claims for benefits) against any Larscom Employee Plan or against the assets of any Larscom Employee Plan and, to the knowledge of Larscom, no event has occurred, and there exists no condition or set of circumstances in connection with which Larscom or any of its Subsidiaries could be subject to any liability that is reasonably likely, individually or in the aggregate, to have a Larscom Material Adverse Effect under ERISA, the Code or any other applicable law.

     (d) With respect to each Larscom Employee Plan, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Larscom, which obligations are reasonably likely, individually or in the aggregate, to have a Larscom Material Adverse Effect. The assets of each Larscom Employee Plan, that is funded, are reported at their fair market value on the books and records of such plan.

     (e) Neither Larscom nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any "multiemployer plan" (as defined in Section 3(37) of ERISA), any Pension Plan subject to Title IV of ERISA or Section 412 of the Code, any multiple employer plan (as defined in ERISA or the Code), or any "funded welfare plan" within the meaning of Section 419 of the Code. Any Larscom Employee Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either applied for or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS (and no such letter has been revoked nor has revocation been threatened) or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. To the knowledge of Larscom, for each Larscom Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. Except as specifically set forth in Section 3.16(e) of the Larscom Disclosure Schedule, no Larscom Employee Plan provides health benefits that are not fully insured through an insurance contract.

     (f) No Larscom Employee Plan is funded by or a member of a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Larscom Employee Plan holds securities issued by Larscom, any of Larscom's Subsidiaries or any of their ERISA Affiliates.

     (g) Each Larscom International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all applicable laws. No Larscom International Employee Plan has unfunded liabilities that, as of the Effective

Time, will not be offset by insurance or fully accrued. For purposes of this Agreement, "LARSCOM INTERNATIONAL EMPLOYEE PLAN" shall mean each Larscom Employee Plan that has been adopted or maintained by Larscom or any ERISA Affiliate, whether informally or formally, or with respect to which Larscom or any ERISA Affiliate will or may have any material liability, for the benefit of employees who perform services outside the United States.

     (h) Each Larscom Employee Plan, including, without limitation, any Larscom International Employee Plan, is amendable and terminable unilaterally by Larscom and any of Larscom's Subsidiaries which are a party thereto or covered thereby at any time, including after the Effective Time, without material liability to Larscom, the Surviving Corporation or any of their Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), and no Larscom Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Larscom or any of its Subsidiaries from amending or terminating any such Larscom Employee Plan. The investment vehicles used to fund Larscom Employee Plans may be changed at any time without incurring a material sales charge, surrender fee or other similar expense.

     (i) Neither Larscom nor any of its Subsidiaries is a party to any oral or written (i) agreement with any current or former stockholder, director, executive officer or other key employee of Larscom or any of its Subsidiaries
(A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Larscom or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event), (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Larscom or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or that constitute an "excess parachute payment" for such person under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) agreement or plan binding Larscom or any of its Subsidiaries, including any stock option plan or agreement, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the execution of this Agreement or the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

     (j) None of the Larscom Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law. Neither Larscom nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by applicable law.

     4.17 Compliance With Laws. Except as set forth in 4.17 of the Larscom Disclosure Schedule, Larscom and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation, except for failures to comply or violations which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Larscom Material Adverse Effect, and is, and has been, in compliance with the Sarbanes-Oxley Act of 2002 and any related statutes, laws or regulations.

     4.18 Permits. Larscom and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently proposed to be conducted (the "LARSCOM PERMITS"), except for such permits, licenses and franchises the lack of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Larscom Material Adverse Effect. Larscom and its Subsidiaries are in compliance with the terms of the Larscom Permits, except where the failure to so comply, individually or in the aggregate, is not reasonably likely to have a Larscom Material Adverse Effect.

     4.19 Insurance. Section 4.19 of the Larscom Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by, at the expense of, or for the benefit of Larscom and any of its Subsidiaries and identifies any material claims made thereunder since January 1, 1998. Each of Larscom and its Subsidiaries maintains insurance policies (the "LARSCOM INSURANCE POLICIES") with reputable insurance carriers against all risks of a character as are usually insured against, and in such coverage amounts as are usually maintained, by similarly situated companies in the same or similar businesses. Each Larscom Insurance Policy is in full force and effect. Since January 1, 1998, neither Larscom nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) regarding any actual or possible (a) cancellation or invalidation of any insurance policy (b) refusal of any coverage or rejection of any material claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     4.20 Title to Assets. Larscom and its Subsidiaries own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Larscom Balance Sheet (except for assets sold or otherwise disposed of in the Ordinary Course of Business since December 31,
2002); and (b) all other assets reflected in the books and records of Larscom and its Subsidiaries as being owned by Larscom and its Subsidiaries. All of said assets are owned by Larscom and its Subsidiaries free and clear of any Liens, except for (i) any Lien for current taxes not yet due and payable and (ii) minor Liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Larscom or any of its Subsidiaries.

     4.21 Equipment and Leaseholds. All material items of equipment and other tangible assets owned by or leased to Larscom or any of its Subsidiaries are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of Larscom and its Subsidiaries in the manner in which such business is currently being conducted and presently proposed to be conducted.

     4.22  Receivables; Customers; Inventory.

     (a) All existing accounts receivable of Larscom and its Subsidiaries as the date hereof (including those accounts receivable reflected on the Larscom Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2002, and have not yet been collected) (i) represent valid obligations of customers of Larscom and its Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business,
(ii) are current and, to the knowledge of Larscom, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed the allowance set forth in the Larscom Balance Sheet).

     (b) The gross revenue of Larscom in the first quarter of fiscal 2003 will not be materially below minimum anticipated levels.

     (c) All of Larscom's and its Subsidiaries' existing inventory (including all inventory that is reflected on the Larscom Balance Sheet and that has not been disposed of by Larscom or any of its Subsidiaries since December 31, 2002) is of such quality and quantity as to be usable and saleable by Larscom or any of its Subsidiaries in the Ordinary Course of Business.

     4.23 Certain Business Practices. Neither Larscom nor any of its Subsidiaries nor any director, officer, agent, employee or affiliate of Larscom or any of its Subsidiaries who was acting or purporting to act on behalf of Larscom or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, nor (c) made any other unlawful payment.

     4.24 Opinion of Financial Advisor. The financial advisor of Larscom, Standard & Poor's, has delivered to the Larscom Board an opinion dated the date of this Agreement to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Larscom Common Stock. A copy of the written opinion of Standard & Poor will be provided to VINA solely for information purposes within one business day following receipt thereof by Larscom.

     4.25 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Larscom or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Standard & Poor's whose fees and expenses shall be paid by Larscom. Larscom has delivered to VINA a complete and accurate copy of all agreements pursuant to which Standard & Poor's is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

     4.26 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     4.27 Section 203 of the DGCL Not Applicable. The Larscom Board has taken the necessary actions to render Section 203 of the DGCL inapplicable to this Agreement or the Larscom Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Larscom Voting Agreement.

     4.28 Loans to Executive Officers. Since July 30, 2002, Larscom has not extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Larscom. Section 4.28 of the Larscom Disclosure Schedule identifies any loan or extension of credit maintained by VINA to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

     4.29 Financial Controls. Larscom maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management's authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Larscom and to maintain accountability for Larscom's consolidated assets; (c) access to Larscom's assets is permitted only in accordance with management's authorization; (d) the reporting of Larscom's assets is compared with existing assets at regular intervals; and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     5.1 Covenants of VINA. Except as expressly provided herein or as consented to in writing by Larscom, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with
Article VIII and the Effective Time, VINA shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business in the Ordinary Course of Business and pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (b) comply in all material respects with applicable laws, rules and regulations, and
(c) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries' business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, VINA shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following (i) except with the prior written consent of Larscom (which consent will not be unreasonably

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

withheld or delayed) or (ii) except as specifically permitted by any other provision of this Agreement or (iii) except as would be permitted consistent with the VINA Disclosure Schedule:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of VINA to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the acquisition of shares of VINA Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to VINA);

     (b) except as provided in Section 5.1(b) of the VINA Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than (i) the issuance of shares of VINA Common Stock upon the exercise of VINA Stock Options and VINA Warrants (A) outstanding on the date of this Agreement in accordance with their present terms or (B) granted after the date of this Agreement as permitted by the provisions of this Agreement, (ii) the grant of options to purchase VINA Common Stock, which grants shall not exceed 100,000 shares in the aggregate, and shall have an exercise price equal to the fair market value of VINA Common Stock on the date of grant and shall otherwise be upon VINA's customary terms and (iii) the issuance of VINA Common Stock in the Ordinary Course of Business under VINA's ESPP as currently in effect;

     (c) amend the VINA Charter Documents or other comparable charter or organizational documents;

     (d) form any Subsidiary or acquire any equity interest or ownership interest in any other person;

     (e) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to VINA and its Subsidiaries, taken as a whole;

     (f) whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to VINA and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

     (g) amend the VINA Rights Plan (other than as expressly contemplated in this Agreement) or adopt or implement any additional stockholder rights plan;

     (h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of VINA or any of its Subsidiaries;

     (i) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution of VINA;

     (j) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of VINA or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of VINA in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than VINA or any of its direct or indirect wholly owned Subsidiaries;

     (k) make any capital expenditures or other expenditures with respect to property, plant or equipment for VINA and its Subsidiaries, taken as a whole in excess of $25,000 in the aggregate;

     (l) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

     (m) except as provided in Section 5.1(m) of the VINA Disclosure Schedule and except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which VINA or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of VINA of any of its Subsidiaries);

     (n) except as otherwise expressly contemplated by this Agreement and except with respect to commitments or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the incurrence of reasonable legal and accounting fees and expenses and the investment banker fees and expenses set forth in the agreement to be delivered pursuant to Section 3.27 hereof, except in the Ordinary Course of Business, (i) enter into any material contract, agreement or transaction or take any other material action or (ii) license any material Intellectual Property rights to or from any third party;

     (o) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any future, current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise), (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (iv) pay any material benefit not provided for as of the date of this Agreement under any VINA Employee Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

     (p) hire any new employee at the level of director or above or with an annual base salary in excess of $150,000 or promote any employee to the level of director or above;

     (q) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Return, settle or compromise any material Tax claim, assessment, or proposed assessment, or take any other action, if any such action would have the effect of increasing the post-closing Tax liability of VINA, and of its Subsidiaries or any person related to VINA by a material amount;

     (r) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding, exclusive of any amounts covered by VINA Insurance Policies;

     (s) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

     (t) enter into any agreement to purchase or sell any interest in real property, grant or accept any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any VINA Lease; or

     (u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of VINA in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

     5.2 Covenants of Larscom. Except as expressly provided herein or as consented to in writing by VINA, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Larscom shall, and shall cause each of its Subsidiaries to, (a) act and carry on its business in the Ordinary Course of Business and pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), (b) comply in all material respects with applicable laws, rules and regulations, and (c) use commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each of its Subsidiaries' business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, Larscom shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following (i) except with the prior written consent of VINA (which consent will not be unreasonably withheld or delayed) or (ii) except as specifically permitted by any other provision of this Agreement or (iii) except as would be permitted consistent with the Larscom Disclosure Schedule:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Larscom to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or any of its other securities (except for the Reverse Stock Split contemplated under the Restated Certificate and this Agreement); or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (except, in the case of this clause (iii), for the acquisition of shares of Larscom Common Stock from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to Larscom);

     (b) except as provided in Section 5.2(b) of the Larscom Disclosure Schedule, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, (other than: (i) the issuance of shares of Larscom Common Stock upon the exercise of Larscom Stock Options (A) outstanding on the date of this Agreement in accordance with their present terms or (B) granted after the date of this Agreement as permitted by the provisions of this Agreement, (ii) the grant of options to purchase Larscom Common Stock, which grants shall not exceed 30,435 shares in the aggregate, and shall have an exercise price equal to the fair market value of Larscom Common Stock on the date of grant and shall otherwise be upon Larscom's customary terms; and (iii) the issuance of shares of Larscom Common Stock in the Ordinary Course of Business under Larscom's Employee Share Purchase Plan as currently in effect);

     (c) amend the Larscom Charter Documents or other comparable charter or organizational documents, except to the extent necessary to carry into effect the provisions of Sections 1.5 and 6.17 or as otherwise expressly provided by this Agreement;

     (d) form any Subsidiary or acquire any equity interest or other ownership interest in any other person;

     (e) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to Larscom and its Subsidiaries, taken as a whole;

     (f) whether or not in the Ordinary Course of Business, sell, lease, license, encumber, dispose of or otherwise transfer any assets material to Larscom and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

     (g) except as expressly contemplated by this Agreement, adopt or implement any stockholder rights plan;

     (h) except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Larscom or any of its Subsidiaries;

     (i) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution of Larscom;

     (j) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Larscom or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of Larscom in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than Larscom or any of its direct or indirect wholly owned Subsidiaries;

     (k) make any capital expenditures or other expenditures with respect to property, plant or equipment for Larscom and its Subsidiaries, taken as a whole in excess of $25,000 in the aggregate;

     (l) make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

     (m) except as provided in Section 5.2(m) of the Larscom Disclosure Schedule and except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which Larscom or any of its Subsidiaries is party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Larscom of any of its Subsidiaries);

     (n) except as otherwise expressly contemplated by this Agreement and except with respect to commitments or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, including the incurrence of reasonable legal and accounting fees and expenses and the investment banker fees and expenses set forth in the agreement to be delivered pursuant to Section 4.25 hereof, except in the Ordinary Course of Business, (i) enter into any material contract, agreement or transaction or take any other material action or (ii) license any material Intellectual Property rights to or from any third party;

     (o) hire any new employee at the level of director or above or with an annual base salary in excess of $150,000 or promote any employee to the level of director or above;

     (p) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any future, current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant (whether in cash, stock, equity securities, property or otherwise), (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (iv) pay any material benefit not provided for as of the date of this Agreement under any Larscom Employee Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

     (q) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Return, settle or compromise any material Tax claim, assessment, or proposed assessment, or take any other action, if any such action would have the effect of increasing the post-closing Tax liability of Larscom, and of its Subsidiaries or any person related to Larscom by a material amount;

     (r) initiate, compromise, pay, discharge or settle any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), litigation or arbitration proceeding, exclusive of any amounts covered by Larscom Insurance Policies;

     (s) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

     (t) enter into any agreement to purchase or sell any interest in real property, grant or accept any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Larscom Lease; or

     (u) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action which would make any representation or warranty of Larscom in this Agreement untrue or incorrect in any material respect, or would materially impair or prevent the satisfaction of any conditions in Article VII hereof.

     5.3 Confidentiality. The parties acknowledge that VINA and Larscom have previously executed a Mutual Confidentiality Agreement dated as of August 20, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  No Solicitation.

     (a) No Solicitation or Negotiation. From and after the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to Article VIII hereof, and except as set forth in this Section 6.1, Larscom and VINA shall not, shall cause their respective Subsidiaries not to, and shall cause their or their Subsidiaries' respective directors, officers, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, investment bankers, attorneys, accountants, affiliates, other advisors and representatives, collectively, "Representatives") not to, directly or indirectly:

          (i) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, with respect to itself, including without limitation (A) approving any transaction under Section 203 of the DGCL, (B) approving any person becoming an "interested stockholder" under Section 203 of the DGCL and (C) amending or granting any waiver or release under any standstill or similar agreement with respect to any Larscom Common Stock or VINA Common Stock;

          (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist or participate in any effort or attempt by any person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, except discussions as to the existence of these provisions;

          (iii) approve, endorse or recommend any Acquisition Proposal with respect to itself; or

          (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself.

     Notwithstanding the foregoing, in the event that, to the extent required by their respective fiduciary obligations, as determined in good faith by the applicable Board of Directors, prior to (A) in the case of Larscom, the approval of the Larscom Voting Proposal at the Larscom Meeting or, (B) in the case of VINA, the approval of the VINA Voting Proposal at the VINA Meeting (in each case, the "SPECIFIED TIME"), Larscom or VINA, as the case may be, receives an Acquisition Proposal with respect to itself from a third party which (1) constitutes a Superior Proposal or (2) which its Board of Directors in good faith concludes is more favorable to its stockholders than the transactions contemplated by this Agreement and which could reasonably be expected to result in a Superior Proposal in all other respects, and such Acquisition Proposal did not result from a breach by Larscom or VINA, as the case may be, of this Section 6.1, and subject to compliance with Section 6.1(c), then Larscom or VINA, as the case may be, or any of their respective Representatives may take the following actions: (x) furnish nonpublic information with respect to Larscom or VINA, as the case may be, to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations with such person and its Representatives regarding any such Acquisition Proposal.

     (b) No Change in Recommendation or Alternative Acquisition
Agreement. Beginning immediately upon the execution of this Agreement, neither the Larscom Board nor the VINA Board nor any committee thereof shall:

          (i) except as set forth in this Section 6.1, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to the other party, its approval or recommendation with respect to the Larscom Voting Proposal or the VINA Voting Proposal, as the case may be;

          (ii) cause or permit Larscom or VINA to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

          (iii) adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

     Notwithstanding the foregoing, the Larscom Board or the VINA Board may, in compliance with this Section 6.1, withdraw or modify or propose to withdraw or modify its recommendation with respect to the Larscom Voting Proposal or the VINA Voting Proposal, as the case may be, publicly indicate that it is doing so because it has received a Superior Proposal (and, to the extent required in order to comply with such Board's fiduciary duties under applicable law, as determined in good faith by the applicable Board of Directors, may endorse or recommend such Superior Proposal), if the Larscom Board or the VINA Board, as the case may be, determines in good faith (after consultation with outside counsel) that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the second business day following receipt by VINA or Larscom, as the case may be, of written notice advising (x) that the other has received an Acquisition Proposal which constitutes a Superior Proposal, and (y) specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal.

     (c) Notices; Additional Negotiations. Each party shall immediately advise the other party orally, with written confirmation to follow promptly, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Neither party shall provide any information to or participate in discussions or negotiations with (except for discussions as to the existence of these provisions) the person or entity making any Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal until two business days after such party has first notified the other party of such Acquisition Proposal as required by the preceding sentence. The party receiving an Acquisition Proposal shall (i) orally and in writing within 24 hours of receipt thereof, keep the other party fully informed of the status and material terms of any such Acquisition Proposal, request or inquiry (including notifying the other party orally and in writing of the identity of the person making such Acquisition Proposal, request or inquiry, and of any material change to the terms of such Acquisition Proposal) and (ii) if the other party to this Agreement shall make a competing proposal, consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such competing proposal. Contemporaneously with providing any information to a third party in connection with any such Acquisition Proposal, the party receiving such Acquisition Proposal shall furnish a copy of such information to the other party to the extent that such copy has not previously been provided to the other party. In addition to the foregoing, Larscom or VINA shall (A) provide the other party with at least 24 hours prior notice (or such lesser prior notice as provided to the members of the Larscom Board or to the members of the VINA Board but in no event less than eight hours) of any meeting of the Larscom Board or the VINA Board at which the Larscom Board or the VINA Board is reasonably expected to consider an Acquisition Proposal which constitutes a Superior Proposal or which could reasonably be expected to result in a Superior Proposal and (B) provide the other party with at least two business days prior written notice of a meeting of the Larscom Board or the VINA Board at which the Larscom Board or the VINA Board is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal to the extent that such copy has not previously been provided to the other party.

     (d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit either party from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if, in the good faith judgment of the Larscom Board or the VINA Board, as the case may be, based on the advice of outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

     (e) Cessation of Ongoing Discussions. Each party shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. As of the date of this Agreement, each of Larscom and VINA represents that neither it nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

     (f) Definitions.  For purposes of this Agreement.

     "ACQUISITION PROPOSAL" means, with respect to any party, (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving such party or any of its Subsidiaries, (ii) any proposal for the issuance by such party or any of its Subsidiaries of over 20% of its equity securities or the voting power of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or the voting power of its equity securities or consolidated total assets of such party; provided, however, in each case Acquisition Proposal shall not include the Merger contemplated by this Agreement.

     "SUPERIOR PROPOSAL" means, with respect to any party, any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, pursuant to a tender or exchange offer, merger, consolidation or other business combination or asset purchase, all or substantially all of the assets of Larscom or VINA, as the case may be, or a majority of the total outstanding voting securities in the case of VINA, or securities representing a majority of the voting power of the total outstanding securities in the case of Larscom, and as a result of which the stockholders of Larscom or VINA, as the case may be, immediately preceding such transaction would hold less than fifty percent (50%) of the voting power of the total outstanding equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of VINA or Larscom, as the case may be, has in good faith concluded to be more favorable, from a financial point of view, to its stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (following consultation with outside and independent legal and financial advisors and after taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement) and on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

     6.2  Joint Proxy Statement/Prospectus and Registration Statement.

     (a) As promptly as practicable after the execution of this Agreement, VINA and Larscom shall jointly prepare and file with the SEC a joint proxy statement/prospectus (together with any amendments thereof or supplements thereto, the "JOINT PROXY STATEMENT/PROSPECTUS") to be sent to the stockholders of VINA and Larscom in connection with the VINA Meeting and Larscom Meeting, respectively, and Larscom shall prepare and file with the SEC a registration statement on Form S-4 in which the Joint Proxy Statement/Prospectus will be included as a prospectus, to register under the Securities Act the issuance of shares of Larscom Common Stock in connection with the Merger (together with all amendments thereto, the "REGISTRATION STATEMENT"). Each of Larscom and VINA shall provide promptly to the other party such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/ Prospectus and the Registration Statement, or in any supplements or amendments thereto, and cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the Registration Statement. Each of VINA and Larscom shall respond to any comments of the SEC and shall use its respective commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and VINA and Larscom shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders at the earliest practicable time after both the Joint Proxy Statement/Prospectus is cleared by the SEC and the Registration Statement is declared effective under the Securities Act; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing the Joint Proxy Statement/Prospectus in light of the date sets for the VINA Meeting and the Larscom Meeting. Each of VINA and Larscom shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(c) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(c). Each of VINA and Larscom shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to
Section 6.2(b), VINA or Larscom, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other Governmental Entity or government officials, and/or mailing to stockholders of VINA and Larscom, such amendment or supplement.

     (b) Each of Larscom and VINA agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement/Prospectus will, at the time of first mailing to the Larscom stockholders or VINA stockholders or at the time of the Larscom Meeting or VINA Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) any filing pursuant to Rule 165 and 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "REGULATION M-A FILING"), when taken together with the Joint Proxy Statement/Prospectus, will, at the time of filing with the SEC or, if applicable, at the time first mailed or otherwise communicated to Larscom or VINA stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Larscom with respect to statements made or incorporated by reference therein about VINA or supplied by VINA for inclusion or incorporation by reference in the Registration Statement, Joint Prospectus/Proxy Statement or Regulation M-A Filing and no representation or warranty is made by VINA with respect to statements made or incorporated by reference therein about Larscom that are supplied by the Larscom for inclusion or incorporation by reference in the Registration Statement, the Joint Proxy Statement/ Prospectus or any Regulation M-A Filing.

     (c) VINA and Larscom shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable Blue Sky Laws, the applicable laws of any other jurisdiction and the rules and regulations thereunder; provided, however, that neither Larscom, VINA nor the Surviving Corporation shall be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

     6.3 Larscom Affiliate Agreements. Larscom shall take all necessary action to modify or terminate the agreements set forth on Section 6.3 of the Larscom Disclosure Schedule (the "PARENT AGREEMENTS") prior to the Closing in the manner as mutually and reasonably agreed to by the parties.

     6.4 Access to Information. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with
Article VIII and the Effective Time, each of VINA and Larscom shall (and shall cause each of its Subsidiaries to) afford to the other party's Representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, work papers, Tax Returns, contracts, commitments, personnel, customers, suppliers and vendors and records and, during such period, each of VINA and Larscom shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or the securities laws of any other applicable jurisdiction and
(b) all other information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of VINA and Larscom will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.4 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     6.5 Stockholders Meetings.

     (a) Larscom, acting through the Larscom Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the Larscom Stockholders Meeting for the purpose of considering and voting upon the Larscom Voting Proposal. Except as expressly permitted by Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Larscom Board shall unanimously recommend approval and adoption of the Larscom Voting Proposal by the stockholders of Larscom and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Larscom Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to VINA, the recommendation of the Larscom Board that Larscom's stockholders vote in favor of the Larscom Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, after consultation with VINA, Larscom may adjourn or postpone the Larscom Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Larscom's stockholders or, if, as of the time for which the Larscom Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Larscom

Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Larscom Stockholders Meeting.

     (b) VINA, acting through the VINA Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and Bylaws and the rules of The Nasdaq Stock Market, Inc. to promptly and duly call, give notice of, convene and hold as promptly as practicable after the declaration of effectiveness of the Registration Statement, the VINA Stockholders Meeting for the purpose of considering and voting upon the VINA Voting Proposal. Except as expressly permitted by Section 6.1(b), to the fullest extent permitted by applicable law, (i) the VINA Board shall unanimously recommend approval and adoption of the VINA Voting Proposal by the stockholders of VINA and include such unanimous recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the VINA Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Larscom, the recommendation of the VINA Board that VINA's stockholders vote in favor of the VINA Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Larscom, VINA may adjourn or postpone the VINA Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to VINA's stockholders or, if, as of the time for which the VINA Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/ Prospectus), there are insufficient shares of VINA Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the VINA Stockholders Meeting.

     6.6 Legal Conditions to Merger.

     (a) Subject to the terms hereof, including Section 6.6(b), and applicable law, Larscom and VINA shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Larscom or VINA or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, if applicable, and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Larscom and VINA shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. Larscom and VINA shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, VINA and Larscom agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

     (b) Subject to the terms hereof, VINA and Larscom agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, if applicable, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade reasonably determined by the parties to apply (collectively "ANTITRUST LAWS"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "ANTITRUST ORDER") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust

Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary in this Section 6.6, neither VINA nor Larscom shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of VINA or Larscom or the holding separate of the shares of VINA Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of VINA or Larscom to conduct its business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of VINA Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section 6.6 if the United States Department of Justice or the United States Federal Trade Commission or any applicable foreign regulatory agency authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

     (c) Each of Larscom and VINA shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Larscom Disclosure Schedule or VINA Disclosure Schedule, as the case may be, or (C) required to prevent a Larscom Material Adverse Effect or a VINA Material Adverse Effect from occurring prior to or at the Effective Time.

     6.7 Public Disclosure. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time each party shall not, and shall not permit any of its Representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any other transaction contemplated by this Agreement unless (a) the other party shall have approved such press release or written material (such approval not to be unreasonably withheld or delayed) or (b) such party shall have been advised by its outside legal counsel that the issuance of such press release or dissemination of such written material is required by law or The Nasdaq Stock Market, Inc. rules and regulations and such party shall have consulted with the other party prior to issuing such press release or disseminating such written material.

     6.8 Section 368(a) Reorganization. Neither VINA nor Larscom nor any of their Subsidiaries shall take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368(a) of the Code. Larscom and VINA shall each make all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     6.9 Affiliate Legends. Section 6.9 of the VINA Disclosure Schedule sets forth a list of those persons who are, in VINA's reasonable judgment, "affiliates" of VINA within the meaning of Rule 145 promulgated under the Securities Act ("RULE 145 AFFILIATES"). VINA shall notify Larscom in writing of any change in the identity of its Rule 145 Affiliates prior to the Closing. Larscom shall be entitled to place appropriate legends on the Larscom Common Stock to be received by Rule 145 Affiliates of VINA in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Larscom Common Stock.

     6.10 Nasdaq Stock Market Listing. Larscom shall use commercially reasonable best efforts (a) to cause the Larscom Common Stock to be issued pursuant to this Agreement to the holders of VINA Common Stock in connection with the Merger to be approved for listing upon the Effective Time on the Nasdaq Small Cap Market, if applicable, and (b) to cause the Larscom Common Stock issued upon the exercise of converted VINA Stock Options and VINA Warrants to be approved for listing on the Nasdaq Small Cap Market, if applicable, and shall, if required by the rules of The Nasdaq Stock Market, Inc., file timely with The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to such shares of Larscom Common Stock.

     6.11 Stockholder Litigation. From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with
Article VIII and the Effective Time, each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the other party's prior written consent, which shall not be unreasonably withheld or delayed.

     6.12 Indemnification.

     (a) From and after the Effective Time, Larscom shall, and shall cause the Surviving Corporation to, for a period of six years from the Effective Time, indemnify, defend and hold harmless each present and former director and officer of VINA (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that VINA would have been permitted under Delaware law, the Sarbanes-Oxley Act of 2002 and any related statutes laws or regulations, the VINA Charter Documents and any agreements for indemnification in effect on the date hereof to indemnify an Indemnified Party, in the forms provided by VINA to Larscom prior to the date hereof, (and Larscom and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, the Sarbanes-Oxley Act of 2002 and any related statutes laws or regulations and such VINA Charter Documents and the agreements set forth on Section 6.12(a) of the VINA Disclosure Schedule, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Neither Larscom nor the Surviving Corporation shall amend, appeal or otherwise modify the indemnification or exculpation from liability or other similar provisions set forth in the Restated Certificate or the current bylaws of Larscom for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any person who, immediately prior to the Effective Time, was an indemnified party under the indemnification or exculpation from liability provisions of the VINA Charter Documents.

     (b) For a period of six years after the Effective Time, Larscom shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by VINA's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Larscom) with coverage in amount and scope at least as favorable to such persons as VINA's existing coverage with respect to claims arising from facts or events which occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, that in no event shall Larscom or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by VINA for such coverage; provided, further, that if the annual premium exceeds such amount, Larscom will cause the Surviving Corporation to obtain as much coverage as possible for such amount. Notwithstanding the foregoing, VINA may prior to the Effective Time purchase directors' and officers' liability insurance tail coverage provided the cost of such tail coverage does not exceed $1.6 million, which would satisfy Larscom's obligations set forth in this
Section 6.12(b); provided, however, VINA agrees not to purchase such tail coverage without first making a good faith effort to procure coverage in amount and scope at least as favorable at the contemplated $1.6 million tail coverage at a lesser cost and without first consulting with Larscom.

     (c) In the event that Larscom or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, then, and in each such case, Larscom shall cause proper provisions to be made so that the successors and assigns of Larscom or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.12.

     (d) The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of VINA by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The obligations of Larscom and the Surviving Corporation under this Section 6.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.12 applies without the express written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.12 applies shall be third party beneficiaries of this Section 6.12).

     6.13 Notification of Certain Matters. VINA shall give prompt notice to Larscom, and Larscom shall give prompt notice to VINA, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Larscom and the Transitory Subsidiary or VINA, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

     6.14 Exemption from Liability Under Section 16(b).

     (a) The VINA Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), and the Larscom Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, respectively, adopt resolutions in advance of the Effective Time providing that the receipt by VINA Insiders (as defined below) of Larscom securities in exchange for shares of VINA Common Stock, and of options and warrants to purchase Larscom securities upon assumption and conversion of VINA Stock Options and Warrants, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

     (b) For purposes of Section 6.14(a), "SECTION 16 INFORMATION" shall mean information regarding VINA Insiders and the number of shares of VINA Common Stock or other VINA equity securities deemed to be beneficially owned by each such VINA Insider and expected to be exchanged for Larscom securities, or options or warrants to purchase Larscom securities, in each case, in connection with the Merger which shall be provided by VINA to Larscom no later than 10 business days prior to the Closing.

     (c) For purposes of Section 6.14(a), "VINA INSIDERS" shall mean those officers and directors of VINA who are subject to the reporting requirements of
Section 16(a) of the Exchange Act as listed in the Section 16 Information.

     6.15 Restated Certificate. Larscom shall (i) take any and all corporate action reasonably necessary to approve the Reverse Stock Split at a ratio agreed to by VINA and (ii) effect the Reverse Stock Split immediately prior to the Effective Time by filing the Restated Certificate with the Secretary of State of the State of Delaware.

     6.16 Employee Benefits. Following the Effective Time, Larscom will give each Continuing Employee full credit for (i) prior service with VINA or its Subsidiaries for purposes of (A) eligibility and vesting under any Larscom Employee Plan, (B) determination of benefits levels under any Larscom Employee Plan or policy relating to vacation or severance, (C) determination of "retiree" status under any Larscom Employee Plan, and (ii) any annual deductibles, co-payments or such other expenses required under any VINA health or other VINA Employee Plan that are paid during the year of the Merger prior to the Effective Time in satisfying any applicable deductible, out-of-pocket or other such requirements for the corresponding period under any Larscom health or other Larscom Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such crediting would (i) result in a duplication of benefits or (ii) otherwise cause Larscom or its Subsidiaries or any Larscom Employee Plan or trust relating thereto to accrue or pay for benefits that accrued in or are payable for any time period prior to the Effective Time. Larscom agrees that each Continuing Employee shall be eligible to either: (A) participate in Larscom Employee Plans as permitted by the terms of such Larscom Employee Plans, (B) participate in VINA Employee Plans that are continued by Larscom, or (C) a combination of clauses (A) and (B) so that each Continuing Employee is eligible for benefits that are substantially similar in the aggregate to those of similarly situated employees of Larscom, and so that no Continuing Employee incurs a gap in coverage solely as a result of the Merger. "CONTINUING EMPLOYEE" shall mean any employee of VINA who continues employment with Larscom or the Surviving Corporation after the Effective Time. Nothing in this Section 6.16 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Larscom or the Surviving Corporation and the employment with any Continuing Employee shall be "at will" employment. Notwithstanding anything in this Section 6.16 or in Section 6.17 or elsewhere in this Agreement to the contrary, no Continuing Employees shall be eligible to participate in the Axel Johnson Inc. Retirement Plan or the Axel Johnson Inc. Retirement Restoration Plan.

     6.17 Termination of Pension Plan. Effective immediately prior to the Effective Time, VINA shall terminate any and all group severance, separation or salary continuation plans, programs or arrangements, and shall terminate any and all VINA Employee Plans which are intended to include a Code Section 401(k) arrangement (unless Larscom consents, as evidenced by written notice to VINA, to the continuation of any such plan, program or arrangement, which consent shall not be unreasonably withheld) (collectively, "VINA TERMINATING PLAN(S)"). Larscom agrees that the Continuing Employees shall be eligible to participate, to substantially the extent they were eligible to participate in any VINA Terminating Plan, in the corresponding Larscom Employee Plan regarding group severance, separation or salary continuation and in the corresponding Larscom Employee Plan intended to include a Code Section 401(k) arrangement, program or arrangement, as promptly following the Effective Time, as is permitted by the terms of such Larscom Employee Plan, program or arrangement. Unless Larscom provides such written consent to VINA, no later than three business days prior to the Effective Time, VINA shall provide Larscom with evidence that such VINA Terminating Plan(s) have been terminated (effective immediately prior to the Effective Time) pursuant to resolutions of the VINA Board. The form and substance of such resolutions shall be subject to review and approval of Larscom. VINA also shall take such other actions in furtherance of terminating such VINA Terminating Plan(s) as Larscom may reasonably require.

     6.18 Tax Matters. At or prior to the filing of the Registration Statement, Larscom and VINA shall execute and deliver to Cooley Godward LLP and to Pillsbury Winthrop LLP tax representation letters in customary form. Larscom and VINA shall each confirm to Cooley Godward LLP and to Pillsbury Winthrop LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Larscom and VINA shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 6.20, each of Larscom and VINA shall use its reasonable efforts to cause Cooley Godward LLP and Pillsbury Winthrop LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions and the opinions required pursuant to Sections 7.2(c) and 7.3(c), each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 6.18.

     6.19 Registration Rights Agreement. Prior to the Closing, Larscom shall enter into a Registration Rights Agreement, substantially in the form attached hereto as Exhibit D, with the stockholders listed on the signature pages thereto, which agreement will be effective at the Effective Time.

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                                  ARTICLE VII

                              CONDITIONS TO MERGER

     7.1 Conditions to Each Party's Obligation To Effect the First Merger. The respective obligations of each party to this Agreement to effect the First Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Stockholder Approvals. The Larscom Voting Proposal shall have been approved and adopted at the Larscom Meeting, at which a quorum is present, by the requisite vote of the stockholders of Larscom under applicable law, the rules of The Nasdaq Stock Market, Inc. and the Larscom Charter Documents. The VINA Voting Proposal shall have been approved at the VINA Meeting, at which a quorum is present, by the requisite vote of the stockholders of VINA under applicable law, the rules of The Nasdaq Stock Market, Inc. and the VINA Charter Documents.

     (b) HSR Act. If applicable, the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     (c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a VINA Material Adverse Effect or a Larscom Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which are not reasonably be likely to have a VINA Material Adverse Effect or a Larscom Material Adverse Effect.

     (d) Registration Statement; Joint Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

     (e) No Injunctions or Proceedings. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the First Merger illegal or otherwise prohibiting consummation of the First Merger or the other transactions contemplated by this Agreement or
(ii) commenced any action or proceeding seeking any of the foregoing.

     (f) Nasdaq Notification. Larscom shall have submitted to The Nasdaq Stock Market, Inc. a Notification Form: Listing of Additional Shares with respect to the Larscom Common Stock to be issued pursuant to the transactions contemplated by this Agreement.

     7.2 Additional Conditions to the Obligations of VINA. The obligations of VINA to effect the First Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by VINA:

     (a) Representations and Warranties. The representations and warranties of Larscom and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by Larscom or the Transitory Subsidiary pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by this Agreement, including the Larscom Disclosure Schedule hereto and (z) where the failure to be true and correct (without regard to any materiality, Larscom Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a Larscom Material Adverse Effect; provided; however, that the exception set forth in clause (iii) of the definition of Larscom Material Adverse Effect shall not apply for any reason with respect to the representations and warranties contained in Sections 4.7 and 4.22(b)), and VINA shall have received a certificate signed on behalf of Larscom by the chief executive officer or the chief financial officer of Larscom to such effect.

     (b) Performance of Obligations of Larscom and the Transitory
Subsidiary. Larscom and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and VINA shall have received a certificate signed on behalf of Larscom by the chief executive officer and the chief financial officer of Larscom to such effect.

     (c) Tax Opinion. VINA shall have received the written opinion of Pillsbury Winthrop LLP, counsel to VINA, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided that if Pillsbury Winthrop LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward LLP, counsel to Larscom, renders such opinion to VINA.

     7.3 Additional Conditions to the Obligations of Larscom and Transitory Subsidiary. The obligations of Larscom and the Transitory Subsidiary to effect the First Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Larscom and the Transitory Subsidiary:

     (a) Representations and Warranties. The representations and warranties of VINA set forth in this Agreement and in any certificate or other writing delivered by VINA pursuant hereto shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date, (y) for changes contemplated by this Agreement, including the VINA Disclosure Schedule hereto and (z) where the failure to be true and correct (without regard to any materiality, VINA Material Adverse Effect or knowledge qualifications contained therein), individually or in the aggregate, have not had, and are not reasonably likely to have, a VINA Material Adverse Effect; provided; however, that the exception set forth in clause (iii) of the definition of VINA Material Adverse Effect shall not apply for any reason with respect to the representations and warranties contained in Sections 3.7 and 3.22(b)), and Larscom shall have received a certificate signed on behalf of VINA by the chief executive officer and the chief financial officer of VINA to such effect.

     (b) Performance of Obligations of VINA. VINA shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and Larscom shall have received a certificate signed on behalf of VINA by the chief executive officer and the chief financial officer of VINA to such effect.

     (c) Tax Opinion. Larscom shall have received the written opinion of Cooley Godward LLP, counsel to Larscom, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided that if Cooley Godward LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Pillsbury Winthrop LLP, counsel to VINA, renders such opinion to Larscom.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party), whether before or after approval and adoption of the Larscom Voting Proposal by the stockholders of Larscom or approval of the VINA Voting Proposal by the stockholders of VINA:

     (a) by mutual written consent duly authorized by the Boards of Directors of VINA and Larscom; or

     (b) by either VINA or Larscom if the Merger shall not have been consummated by August 31, 2003 (the "OUTSIDE DATE") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act, in breach of this Agreement, has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

     (c) by either VINA or Larscom if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

     (d) by either VINA or Larscom if at the Larscom Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the Larscom Voting Proposal is taken, the requisite vote of the stockholders of Larscom in favor of the Larscom Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to Larscom, if the failure to obtain such requisite vote has been caused by a breach of the Larscom Voting Agreement by any party thereto other than VINA); or

     (e) by either VINA or Larscom if at the VINA Meeting (including any adjournment or postponement permitted by this Agreement), at which a vote on the VINA Voting Proposal is taken, the requisite vote of the stockholders of VINA in favor of the VINA Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available (x) to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure to obtain such requisite vote or (y) to VINA, if the failure to obtain such requisite vote has been caused by a breach of the VINA Voting Agreement by any party thereto other than Larscom); or

     (f) by VINA, if: (i) the Larscom Board shall have failed to give its recommendation to the approval of the Larscom Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to VINA its recommendation of the Larscom Voting Proposal; (ii) the Larscom Board (or any committee thereof) shall have approved or recommended to the stockholders of Larscom an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of Larscom Common Stock is commenced, and the Larscom Board (or any committee thereof) (A) recommends that the stockholders of Larscom tender their shares in such tender or exchange offer,
(B) within 10 business days after the commencement of such tender or exchange offer, the Larscom Board fails to recommend rejection of such offer or (C) the Larscom Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by VINA to do so following the public announcement of an Acquisition Transaction; or (iv) Larscom shall have materially breached its obligations under Section 6.1 or Section 6.5 of this Agreement;

     (g) by Larscom, if: (i) the VINA Board shall have failed to give its recommendation to the approval of the VINA Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Larscom its recommendation of the VINA Voting Proposal; (ii) the VINA Board (or any committee thereof) shall have approved or recommended to the stockholders of VINA an Acquisition Proposal; (iii) a tender offer or exchange offer for outstanding shares of VINA Common Stock is commenced, and the VINA Board (or any committee thereof) (A) recommends that the stockholders of VINA tender their shares in such tender or exchange offer, (B) within 10 business days after the commencement of such tender or exchange offer, the VINA Board fails to recommend rejection of such offer, or (C) the VINA Board fails to reconfirm its recommendation of this Agreement or the Merger within 10 business days after its receipt of a request by Larscom to do so following the public announcement of an Acquisition Transaction; or (iv) VINA shall have materially breached its obligations under Section 6.1 or Section 6.5 of this Agreement;

     (h) by VINA, if at anytime prior to the VINA Meeting (i) the VINA Board shall have failed to give its recommendation to the approval of the VINA Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified in a manner adverse to Larscom its recommendation of the VINA Voting Proposal or (ii) the VINA Board (or any committee thereof) shall have approved or recommended to the stockholders of VINA an Acquisition Proposal, so long as
(A) the VINA Board has determined in good faith, after consultation with outside and independent legal and financial advisors, that an Acquisition Proposal is a Superior Proposal (and the Acquisition Proposal did not result from a breach of Section 6.1) and, after consultation with independent legal counsel, determines in good faith that such action is required for the VINA Board to comply with its fiduciary obligations to stockholders under applicable law and (B) VINA pays to Larscom all amounts due under Section 8.3;

     (i) by Larscom, if at anytime prior to the Larscom Meeting (i) the Larscom Board shall have failed to give its recommendation to the approval of the Larscom Voting Proposal in the Joint Proxy Statement/ Prospectus or shall have withdrawn or modified in a manner adverse to VINA its recommendation of the Larscom Voting Proposal or (ii) the Larscom Board (or any committee thereof) shall have approved or recommended to the stockholders of Larscom an Acquisition Proposal, so long as (A) the Larscom Board has determined in good faith, after consultation with outside and independent legal and financial advisors, that an Acquisition Proposal is a Superior Proposal (and the Acquisition Proposal did not result from a breach of Section 6.1) and, after consultation with independent legal counsel, determines in good faith that such action is required for the Larscom Board to comply with its fiduciary obligations to stockholders under applicable law and (B) Larscom pays to VINA all amounts due under Section 8.3;

     (j) by VINA, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Larscom set forth in this Agreement or if any such representation or warranty shall be untrue as of the date of this Agreement or shall have become untrue as of a date subsequent to the date of this Agreement (as if made on such subsequent date), which breach or failure (i) would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied as of the time of such breach or failure or as of the time any such representation or warranty shall have become untrue, and
(ii) shall not have been cured within 20 days following receipt by Larscom of written notice of such breach from VINA (it being agreed that VINA may not terminate this Agreement pursuant to this paragraph (j) if it shall be in material breach of this Agreement or if such breach by Larscom is cured during such 20 day period); and

     (k) by Larscom, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of VINA set forth in this Agreement or if any such representation or warranty shall be untrue as of the date of this Agreement or shall have become untrue as of a date subsequent to the date of this Agreement (as if made on such subsequent date), which breach or failure (i) would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied as of the time of such breach or failure or as of the time any such representation or warranty shall have become untrue, and (ii) shall not have been cured within 20 days following receipt by VINA of written notice of such breach from Larscom (it being agreed that Larscom may not terminate this Agreement pursuant to this paragraph (k) if it shall be in material breach of this Agreement or if such breach by VINA is cured during such 20 day period).

     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of VINA, Larscom, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates, provided that (i) any such termination shall not relieve any party from liability for any willful or intentional breach of this Agreement, and (ii) the provisions of this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

     8.3 Fees and Expenses.

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Larscom and VINA shall share equally (i) the aggregate filing fees of both parties' pre-merger notification report under the HSR Act, if applicable, and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing and filing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

     (b) Larscom shall pay VINA a termination of $185,000 in the event of the termination of this Agreement by (i) VINA or Larscom pursuant to Section 8.1(d),
(ii) by VINA pursuant to Section 8.1(f) or (iii) by Larscom pursuant to Section 8.1(i). The termination fees due under this Section 8.3(b) shall be paid by wire transfer of same-day funds (A) within two business days after the date of termination of this Agreement pursuant to Section 8.1(d) or Section 8.1(f) and
(B) prior to the date of termination of this Agreement pursuant to Section
8.1(i).

     (c) VINA shall pay Larscom a termination of $185,000 in the event of the termination of this Agreement by (i) Larscom or VINA pursuant to Section 8.1(e),
(ii) by Larscom pursuant to Section 8.1(g) or (iii) VINA pursuant to Section 8.1(h). The termination fees due under this Section 8.3(c) shall be paid by wire transfer of same-day funds (A) within two business days after the date of termination of this Agreement pursuant to Section 8.1(e) or Section 8.1(g) and
(B) prior to the date of termination of this Agreement pursuant to Section
8.1(h).

     (d) For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any of the following transactions (other than the transaction contemplated by this Agreement): (i) a sale or other disposition by VINA or Larscom of business or assets representing more than 50% of its net revenues, net income or assets immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by VINA or Larscom), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of more than 50% of the outstanding voting power or equity interest in VINA or Larscom; or (iii) a merger, consolidation, business combination or similar transaction involving VINA or Larscom in which the stockholders of VINA or Larscom, as the case may be, own less than a majority of the voting power or equity interest in the surviving or acquiring entity in such transaction.

     (e) The parties acknowledge that the agreements contained in this Section
8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any termination fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A., plus two percent per annum, compounded quarterly, from the date such termination fee was required to be paid. Payment of the termination fee described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

     8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any of the parties; provided, however, that after any such approval, no amendment shall be made which by applicable law requires further approval by such stockholders without such further approval; and provided, further, that an amendment made subsequent to adoption of the Agreement by the stockholders of Larscom or VINA without such further approval shall not (a) alter or change the amount or kind of consideration to be received upon conversion of the VINA Common Stock, (b) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the stockholders of Larscom or VINA. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No extension or waiver in any one instance shall be deemed to extend to any prior or subsequent instance. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Nonsurvival of Representations and Warranties. The respective representations and warranties of Larscom, the Transitory Subsidiary and VINA contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service or (c) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.2, be deemed given upon facsimile confirmation during business hours or if after business hours, then one business day after facsimile confirmation, in each case to the intended recipient as set forth below:

     (i) if to VINA, to

        VINA Technologies, Inc.
        39745 Eureka Drive
        Newark, California 94560
        Attn: Chief Executive Officer

        with a copy to:

        Pillsbury Winthrop LLP
        50 Fremont Street
        San Francisco, California 94105
        Attn: Blair W. White, Esq.
        Facsimile No.: (415) 983-1200

     (ii) if to Larscom or the Transitory Subsidiary, to

        Larscom Incorporated
        1845 McCandless Drive
        Milpitas, California 95035
        Attn: Chief Executive Officer

        with a copy to:

        Cooley Godward LLP
        One Maritime Plaza
        20th Floor
        San Francisco, California 94111
        Attention: Jamie E. Chung, Esq.
        Facsimile No.: (415) 951-3699

     Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire

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agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

     9.4 No Third Party Beneficiaries. Except as provided in Section 6.12, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

     9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

     9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION." No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party and the executive officers of each of its Subsidiaries has actual knowledge of such matter; and (b) the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

     9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Waiver of Jury Trial. EACH OF VINA, THE TRANSITORY SUBSIDIARY AND LARSCOM HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF VINA, THE TRANSITORY SUBSIDIARY OR LARSCOM IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK -- SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of VINA, the Transitory Sub and Larscom has caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          VINA TECHNOLOGIES, INC.

                                          By:      /s/ W. MICHAEL WEST
                                            ------------------------------------
                                          Name:  W. Michael West
                                          Title:   Chief Executive Officer

                                          LONDON ACQUISITION CORP.

                                          By:     /s/ DANIEL L. SCHARRE
                                            ------------------------------------
                                          Name:  Daniel L. Scharre
                                          Title:   President

                                          LARSCOM INCORPORATED

                                          By:     /s/ DANIEL L. SCHARRE
                                            ------------------------------------
                                          Name:  Daniel L. Scharre
                                          Title:   Chief Executive Officer

                      [Signature page to Merger Agreement]

                                                                        ANNEX A1

                             VINA VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made as of the 17th day of March, 2003, by and between Larscom Incorporated, a Delaware corporation ("Larscom"), and the stockholders listed on the signature pages hereto (the "Stockholders", and each a "Stockholder").

     WHEREAS, the Stockholders own the number of shares and class or series of capital stock of VINA Technologies, a Delaware corporation ("VINA"), set forth opposite each Stockholder's name on Schedule 1 hereto (all of such shares now owned and any additional shares of capital stock of VINA which may hereafter be acquired by a Stockholder from any source prior to the termination of this Agreement, the "VINA Shares"); and

     WHEREAS, VINA, Larscom and Larscom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Larscom (the "Transitory Sub"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which the Transitory Sub will merge with and VINA (the "First Merger") with VINA as the surviving corporation, followed promptly by the merger of VINA with and into Larscom (the "Second Merger" and collectively with the First Merger, the "Merger") (capitalized terms used and not defined herein have the respective meaning ascribed to them in the Merger Agreement); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Larscom has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

     NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Definitions. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity. "Beneficial ownership," "beneficially own" and similar terms shall refer to beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 thereunder.

     2. Provisions Concerning the VINA Shares. During the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms or
(c) the written agreement of the parties hereto to terminate this Agreement (the "Voting Expiration Date"), each Stockholder agrees that it shall, at any meeting (or any adjournment thereof) of the holders of VINA Common Stock, however called, or in connection with any written consent of the holders of VINA Common Stock, vote (or cause to be voted) the VINA Shares then held of record or beneficially owned by each such Stockholder (unless such shares are otherwise voted pursuant to the proxy granted hereunder), (i) for approval and adoption of the VINA Voting Proposal, including the Merger, the Merger Agreement and the transactions contemplated thereby, (ii) against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of VINA under the Merger Agreement, or could reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled,
(iii) against any Acquisition Proposal other than the Merger, the Merger Agreement and transactions contemplated thereby, and (iv) against (A) any other extraordinary corporate transaction other than the Merger, the Merger Agreement and the transactions contemplated thereby, such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving VINA or any of its Subsidiaries or (B) any other proposal or transaction not covered by the foregoing which is intended, or could be reasonably be expected to, impede, frustrate, prevent, hinder, delay or nullify the Merger, the Merger Agreement and the transactions contemplated thereby. Each Stockholder agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

                                       A1-1

     Each Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance of such Stockholder's duties under this Agreement, shall concurrently with the execution of this Agreement execute and deliver to Larscom an irrevocable proxy in the form of Exhibit A hereto, and irrevocably appoints Larscom or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or, if applicable, to give consent with respect to, all of the VINA Shares in the manner, and with respect to the matters, set forth above. Each Stockholder acknowledges that the proxy executed and delivered by it shall be coupled with an interest, shall constitute, among other things, an inducement for Larscom to enter into the Merger Agreement, shall be irrevocable and binding on any successor in interest of such Stockholder and shall not be terminated by operation of law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any of the VINA Shares heretofore granted by the Stockholders. Such proxy shall terminate upon the Voting Expiration Date. Each Stockholder shall promptly cause to be delivered to Larscom an additional proxy substantially in the form attached hereto as Exhibit A executed on behalf of the record owner of any outstanding shares of VINA Common Stock that such Stockholder owned beneficially (but not of record).

     3. Covenants, Representations and Warranties of Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to and agrees with Larscom as follows:

          (a) Ownership of VINA Shares. Stockholder is the record and beneficial owner of the VINA Shares set forth on Schedule 1 hereto. On the date hereof, the VINA Shares constitute all of the capital stock of VINA that Stockholder has the right to vote with respect to the VINA Voting Proposal. Stockholder has sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal or dissenter's rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder's VINA Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

          (c) No Conflicts. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration (herein collectively, a "Default")) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its properties or assets or (iv) require any filing with, authorization, consent or approval of (herein collectively, a "Consent"), any state or federal authority; which Default or violation or the failure to obtain any Consent, in the case of clauses (ii), (iii) and (iv) above, would have a material adverse effect on the ability of Stockholder to perform Stockholder's obligations hereunder.

          (d) No Encumbrances. The VINA Shares and the certificates representing such VINA Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies,

                                       A1-2
     voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e) No Solicitation or Negotiation.

          (i) During the term of this Agreement, Stockholder shall not, and shall cause its Representatives not to on Stockholder's behalf, in both cases in Stockholder's capacity as a Stockholder of VINA, directly or indirectly, (A) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, with respect to VINA, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, knowingly assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal with respect to VINA, except discussions as to the existence of these provisions, (C) approve, endorse or recommend any Acquisition Proposal with respect to VINA or (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to VINA.

          (ii) Stockholder shall immediately advise Larscom orally, with written confirmation to follow within 48 hours, of any Acquisition Proposal with respect to VINA or any request for nonpublic information in connection with any such Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal with respect to VINA, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry.

          (f) Non-Interference. During the term of this Agreement, Stockholder shall not, directly or indirectly, take any action that would knowingly make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

          (g) Reliance by Larscom. Stockholder understands and acknowledges that Larscom is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

          (h) Transfer of Title. During the term of this Agreement, Stockholder covenants and agrees not to directly or indirectly sell, assign, pledge, hypothecate, transfer, exchange, convert or dispose of (collectively "Transfer"), or enter into any contract, option or other arrangement with respect to the Transfer of, any of the VINA Shares, any options or warrants to purchase capital stock of VINA or any interest therein or deposit any of the VINA Shares into a voting trust or enter into a voting trust agreement or arrangement with respect to the VINA Shares, or take any other action with respect to the VINA Shares, or otherwise permit or authorize any of the foregoing actions, other than pursuant to the Merger Agreement or this Agreement.

          (i) Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter's rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of Stockholder's beneficial or record ownership of any shares of VINA Common Stock. This waiver does not affect Stockholder's appraisal or dissenters' rights with respect to any other transaction.

     4. Further Assurances. From time to time, at VINA's request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5. Stop Transfer. During the term of this Agreement, each Stockholder hereby agrees and consents to the entry of stop transfer instructions with VINA's transfer agent against the transfer of any VINA Shares,

                                       A1-3
consistent with the terms of Section 3(h). During the term of this Agreement, each Stockholder further agrees that it shall not request that VINA or any other Person register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's VINA Shares, unless such transfer is made in compliance with this Agreement and unless the transferee agrees in writing, in form and substance satisfactory to Larscom, to be bound by the provisions hereof for the benefit of Larscom.

     6. Standstill. During the term of this Agreement and except as contemplated by the Merger Agreement, each Stockholder shall not, nor shall such Stockholder permit any of its Representatives on Stockholder's behalf, in both cases in such Stockholder's capacity as a Stockholder of VINA, in any manner, directly or indirectly, to effect, or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in any acquisition of (a) any securities (or beneficial ownership thereof) of Larscom or VINA or (b) any direct or indirect rights or options to acquire any capital stock of Larscom or VINA, (c) any merger, consolidation, tender or exchange offer, or other business combination involving Larscom or VINA.

     7. Termination. This Agreement shall terminate upon the Voting Expiration Date.

     8. Confidentiality. Each Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Stockholder agrees that such Stockholder shall not, and shall cause its Representatives not to, disclose or discuss such matters with anyone not a party to this Agreement (other than Stockholder's and VINA's Representatives) without the prior written consent of Larscom, except for disclosures which Stockholder's counsel advises are necessary in order to fulfill such Stockholder's obligations imposed by law, in which event Stockholder shall give prior notice of such disclosure to VINA as promptly as practicable and in any event prior to the time any such disclosure is made.

     9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Larscom any direct or indirect ownership or incidence of ownership of or with respect to any VINA Shares. All rights, ownership and economic benefits of and relating to the VINA Shares shall remain vested in and belong to the Stockholders, and Larscom shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of VINA or exercise any power or authority to direct the Stockholders in the voting of any of the VINA Shares, except as otherwise provided herein.

     10. No Group. Each Stockholder is acting individually and not as part of a "group" as defined in the Exchange Act.

     11.  Miscellaneous.

     (a) Entire Agreement. This Agreement and the proxy contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

     (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the VINA Shares and shall be binding upon any Person to which record or beneficial ownership of such VINA Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of VINA Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery to the party to be notified when sent by telecopier (with receipt confirmed), or overnight courier

                                       A1-4
service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

     If to Larscom:

     Attention: Chief Financial Officer
     Telecopier:

     with a copy to:

     Cooley Godward LLP
     One Maritime Plaza
     20th Floor
     San Francisco, California 94111
     Attention: Jamie E. Chung, Esq.
     Telecopier: (415) 951-3699

     If to the Stockholders:

     To the addresses set forth on the signature pages hereto.

     with a copy to:

     Attention:
     Telecopier:

     (f) Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and, therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

     (i) No Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person that is not a party hereto.

     (k) Several Obligations; Capacity. Notwithstanding anything herein to the contrary, (i) the representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint, (ii) the covenants and agreements of the Stockholders under this Agreement shall not require the Representatives of any Stockholder to act (or refrain from acting) in their capacity as an officer or director of VINA and shall not affect the duties and obligations of any Representative of Stockholder acting in his or her capacity as an officer or director of VINA and (iii) no action or failure to take action by any of

                                       A1-5

Stockholder's Representatives in their capacity as an officer or director of VINA shall be deemed to be an action taken by such Stockholder in its capacity as a stockholder of VINA.

     (l) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (m) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

     (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       A1-6

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          LARSCOM INCORPORATED

                                          By: /s/ DANIEL L. SCHARRE
                                          --------------------------------------

                                          Name: Daniel L. Scharre
                                          --------------------------------------

                                          Title: Chief Executive Officer
                                          --------------------------------------

STOCKHOLDERS:

SIERRA VENTURES V, L.P.

By: /s/ JEFFREY M. DRAZAN
----------------------------------------------------
Name:  Jeffrey M. Drazan
Title:    General Partner
Address: 2884 Sand Hill Road
        Suite 100
        Menlo Park, CA 94025
        Tel. (650) 854-1000
        Fax (650) 854-5593

SV ASSOCIATES V, L.P.,

By: /s/ JEFFREY M. DRAZAN
----------------------------------------------------
Name:  Jeffrey M. Drazan
Title:    General Partner
Address: 2884 Sand Hill Road
        Suite 100
        Menlo Park, CA 94025
        Tel. (650) 854-1000
        Fax (650) 854-5593

SIERRA VENTURES VI, L.P.

By: /s/ JEFFREY M. DRAZAN
----------------------------------------------------
Name:  Jeffrey M. Drazan
Title:    General Partner
Address: 2884 Sand Hill Road
        Suite 100
        Menlo Park, CA 94025
        Tel. (650) 854-1000
        Fax (650) 854-5593

                                       A1-7

SV ASSOCIATES VI, L.P.,

By: /s/ JEFFREY M. DRAZAN
----------------------------------------------------
Name:  Jeffrey M. Drazan
Title:    General Partner
Address: 2884 Sand Hill Road
        Suite 100
        Menlo Park, CA 94025
        Tel. (650) 854-1000
        Fax (650) 854-5593

SIERRA VENTURES VII, L.P.

By: /s/ JEFFREY M. DRAZAN
----------------------------------------------------
Name:  Jeffrey M. Drazan
Title:    General Partner
Address: 2884 Sand Hill Road
        Suite 100
        Menlo Park, CA 94025
        Tel. (650) 854-1000
        Fax (650) 854-5593

SIERRA VENTURES ASSOCIATES VII, LLC
as nominee for its members

By: /s/ JEFFREY M. DRAZAN
----------------------------------------------------
Name:  Jeffrey M. Drazan
Title:    General Partner
Address: 2884 Sand Hill Road
        Suite 100
        Menlo Park, CA 94025
        Tel. (650) 854-1000
        Fax (650) 854-5593

                                       A1-8

                                          JEFFREY M. DRAZAN

                                          /s/ JEFFREY M. DRAZAN
                                          --------------------------------------
                                          Address: 2884 Sand Hill Road
                                               Suite 100
                                               Menlo Park, CA 94025
                                               Tel: (650) 854-1000
                                               Fax: (650) 854-5593

                                          W. MICHAEL WEST

                                          /s/ W. MICHAEL WEST
                                          --------------------------------------
                                          Address: 14801 Andrew Court
                                               Saratoga, CA 95070
                                               Tel: 408-867-5636
                                               Fax: 408-867-2273

                                          JOHN F. MALONE

                                          /s/ JOHN F. MALONE
                                          --------------------------------------
                                          Address: 210 Lake Road
                                               Far Hills, NJ 07931
                                               Tel: 908-766-0153
                                               Fax: 908-766-6071

                                          PHILIP J. QUIGLEY

                                          /s/ PHILIP J. QUIGLEY
                                          --------------------------------------
                                          Address: 2241 Forest View Avenue
                                               Hillsborough, CA 94010
                                               Tel: 650-347-6100
                                               Fax: 650-347-6151

                                          PAUL SCOTT

                                          /s/ PAUL SCOTT
                                          --------------------------------------
                                          Address: 1230 Magdalena Court
                                               Los Altos, CA 94024
                                               Tel: 650-947-9993
                                               Fax: 650-947-9995

                                       A1-9

                                          JOSHUA M. SOSKE

                                          /s/ JOSHUA M. SOSKE
                                          --------------------------------------
                                          Address: 1288 Norval Way
                                               San Jose, CA 95125
                                               Tel: 408-264-9038
                                               Fax: 408-265-9568

                                          STANLEY E. KAZMIRECZAK

                                          /s/ STANLEY E. KAZMIRECZAK
                                          --------------------------------------
                                          Address: 20130 Mendelsohn Lane
                                               Saratoga, CA 95070
                                               Tel: 408-868-0119
                                               Fax: 408-868-9025

                                          C. REID THOMAS

                                          /s/ C. REID THOMAS
                                          --------------------------------------
                                          Address: 19814 Oakhaven Drive
                                               Saratoga, CA 95070
                                               Tel: (408) 366-1343
                                               Fax: (510) 492-0808

                                      A1-10

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     In order to secure the performance of the duties of the undersigned
pursuant to the Voting Agreement, dated as of March   , 2003 (the "Voting
Agreement"), between the undersigned and Larscom Incorporated, a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints Daniel L. Scharre and Donald W. Morgan, and each of them, as the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted), and exercise all voting and related rights or, if applicable, to give consent, in such manner as each such attorney, agent and proxy or his/her substitute shall in his/her sole discretion deem proper to record such vote (or consent) in the manner, and with respect to the matters, set forth in Section 2 of the Voting Agreement with respect to all of the VINA Shares (as such term is defined in the Voting Agreement) of VINA Technologies, Inc., a Delaware corporation ("VINA"), which the undersigned is or may be entitled to vote at any meeting of VINA held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Stockholder may vote the VINA Shares on all matters not referred to in this proxy and the attorneys, agents and proxies named above may not exercise this proxy with respect to such other matters. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This proxy shall operate to revoke and render void any prior proxy as to the VINA Shares heretofore granted by the undersigned, and the undersigned agrees that no subsequent proxies will be given by the undersigned with respect to any of the VINA Shares. This proxy shall terminate upon the termination of the Voting Agreement. If any provision of this proxy or any part of such provision is held to be invalid or unenforceable in any circumstances and in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstance and jurisdiction, be deemed amended to conform to applicable law so as to be valid and enforceable to the fullest extent possible, and (b) the invalidity or unenforceability of such provision or part of a provision under such circumstances and in such jurisdiction shall not affect the validity or enforceability (i) of such provision or part thereof under any other circumstance or in any other jurisdiction, (ii) of the remainder of such provision or (iii) of any other provision of this proxy.

                                          By
                                          --------------------------------------
                                          Name
                                          --------------------------------------
                                          Title

                           --------------------------------------

Dated:   , 2003

                                      A1-11

                                                                        ANNEX A2

                            LARSCOM VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made as of the 17th day of March, 2003, by and between VINA Technologies, Inc., a Delaware corporation ("VINA"), and the stockholder listed on the signature page hereto (the "Stockholder").

     WHEREAS, the Stockholder owns the number of shares and class or series of capital stock of Larscom Incorporated, a Delaware corporation ("Larscom"), set forth opposite the Stockholder's name on Schedule 1 hereto (all of such shares now owned and any additional shares of capital stock of the Larscom which may hereafter be acquired by the Stockholder from any source prior to the termination of this Agreement, the "Larscom Shares"); and

     WHEREAS, VINA, Larscom and Larscom Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Larscom (the "Transitory Sub"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which the Transitory Sub will merge with and into VINA (the "First Merger") with VINA as the surviving corporation, followed promptly by the merger of VINA with and into Larscom (the "Second Merger" and collectively with the First Merger, the "Merger") (capitalized terms used and not defined herein have the respective meaning ascribed to them in the Merger Agreement); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, VINA has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

     NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Definitions. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity. "Beneficial ownership," "beneficially own" and similar terms shall refer to beneficial ownership within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 thereunder.

     2. Provisions Concerning the Larscom Shares. During the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with its terms or
(c) the written agreement of the parties hereto to terminate this Agreement (the "Voting Expiration Date"), the Stockholder agrees that it shall, at any meeting (or any adjournment thereof) of the holders of Larscom Common Stock, however called, or in connection with any written consent of the holders of Larscom Common Stock, vote (or cause to be voted) the Larscom Shares then held of record or beneficially owned by Stockholder (unless such shares are otherwise voted pursuant to the proxy granted hereunder), (i) for approval and adoption of the Larscom Voting Proposal, including the Merger, the Merger Agreement, the Restated Certificate and the transactions contemplated thereby, (ii) against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Larscom under the Merger Agreement, or could reasonably be expected to result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled, (iii) against any Acquisition Proposal other than the Merger, the Merger Agreement and transactions contemplated thereby, and (iv) against (A) any other extraordinary corporate transaction other than the Merger, the Merger Agreement and the transactions contemplated thereby, such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving Larscom or any of its Subsidiaries or
(B) any other proposal or transaction not covered by the foregoing which is intended, or could reasonably be expected to, impede, frustrate, prevent, hinder, delay or nullify the Merger, the Merger Agreement and the transactions contemplated thereby or the amendment and restatement of the certificate of incorporation of Larscom as contemplated by the Merger Agreement. The Stockholder agrees not to enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 2.

                                       A2-1

     The Stockholder, in furtherance of the transactions contemplated hereby and by the Merger Agreement, and in order to secure the performance of the Stockholder's duties under this Agreement, shall concurrently with the execution of this Agreement execute and deliver to VINA an irrevocable proxy in the form of Exhibit A hereto, and irrevocably appoints VINA or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or, if applicable, to give consent with respect to, all of the Larscom Shares in the manner, and with respect to the matters, set forth above. The Stockholder acknowledges that the proxy executed and delivered by it shall be coupled with an interest, shall constitute, among other things, an inducement for VINA to enter into the Merger Agreement, shall be irrevocable and binding on any successor in interest of Stockholder and shall not be terminated by operation of law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any of the Larscom Shares heretofore granted by the Stockholder. Such proxy shall terminate upon the Voting Expiration Date. The Stockholder shall promptly cause to be delivered to VINA an additional proxy substantially in the form attached hereto as Exhibit A executed on behalf of the record owner of any outstanding shares of Larscom Common Stock that the Stockholder owned beneficially (but not of record).

     3. Covenants, Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to and agrees with VINA as follows:

          (a) Ownership of Larscom Shares. Stockholder is the record and beneficial owner of the Larscom Shares set forth on Schedule 1 hereto. On the date hereof, the Larscom Shares constitute all of the capital stock of Larscom that Stockholder has the right to vote with respect to the Larscom Voting Proposal. The Stockholder has sole voting power, sole power of disposition, sole power of conversion, sole power to demand appraisal or dissenter's rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Larscom Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

          (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which the Stockholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders' agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated hereby.

          (c) No Conflicts. None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any applicable organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification or acceleration (herein collectively, a "Default")) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of its properties or assets or (iv) require any filing with, authorization, consent or approval of (herein collectively, a "Consent"), any state or federal authority; which Default or violation or the failure to obtain any Consent, in the case of clauses (ii), (iii) and (iv) above, would have a material adverse effect on the ability of Stockholder to perform Stockholder's obligations hereunder.

          (d) No Encumbrances. The Larscom Shares and the certificates representing such Larscom Shares are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all liens, claims, security interests, proxies,

                                       A2-2
     voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e) No Solicitation or Negotiation.

             (i) During the term of this Agreement, Stockholder shall not, and shall cause its Representatives not to on Stockholder's behalf, in both cases in Stockholder's capacity as a Stockholder of Larscom, directly or indirectly, (A) solicit, initiate, knowingly encourage or take any other action to facilitate any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, with respect to Larscom, (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, knowingly assist or participate in any effort or attempt by any Person with respect to, or otherwise knowingly cooperate in any way with any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal with respect to Larscom, except discussions as to the existence of these provisions, (C) approve, endorse or recommend any Acquisition Proposal with respect to Larscom or (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to Larscom.

             (ii) The Stockholder shall immediately advise VINA orally, with written confirmation to follow within 48 hours, of any Acquisition Proposal with respect to Larscom or any request for nonpublic information in connection with any such Acquisition Proposal, or of any inquiry with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal with respect to Larscom, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry.

          (f) Non-Interference. During the term of this Agreement, Stockholder shall not, directly or indirectly, take any action that would knowingly make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

          (g) Reliance by VINA. Stockholder understands and acknowledges that VINA is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement.

          (h) Transfer of Title. During the term of this Agreement, Stockholder covenants and agrees not to directly or indirectly sell, assign, pledge, hypothecate, transfer, exchange, convert (including without limitation converting any shares of Class B Common Stock of Larscom into shares of Class A Common Stock of Larscom) or dispose of (collectively "Transfer"), or enter into any contract, option or other arrangement with respect to the Transfer of, any of the Larscom Shares, any options or warrants to purchase capital stock of the Larscom or any interest therein or deposit any of the Larscom Shares into a voting trust or enter into a voting trust agreement or arrangement with respect to the Larscom Shares, or take any other action with respect to the Larscom Shares, or otherwise permit or authorize any of the foregoing actions, other than pursuant to the Merger Agreement, this Agreement or the Restated Certificate.

          (i) Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenter's rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of Stockholder's beneficial or record ownership of any shares of Larscom Common Stock. This waiver does not affect Stockholder's appraisal or dissenters' rights with respect to any other transaction.

     4. Further Assurances. From time to time, at VINA's request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
                                       A2-3

     5. Stop Transfer. During the term of this Agreement, the Stockholder hereby agrees and consents to the entry of stop transfer instructions with Larscom's transfer agent against the transfer of any Larscom Shares, consistent with the terms of Section 3(h). During the term of this Agreement, the Stockholder further agrees that it shall not request that Larscom or any other Person register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Larscom Shares, unless such transfer is made in compliance with this Agreement and unless the transferee agrees in writing, in form and substance satisfactory to VINA, to be bound by the provisions hereof for the benefit of VINA.

     6. Standstill. During the term of this Agreement and except as contemplated by the Merger Agreement, Stockholder shall not, nor shall it permit any of its Representatives on Stockholder's behalf, in both cases in Stockholder's capacity as a Stockholder of Larscom, in any manner, directly or indirectly, to effect, or seek, offer, or propose (whether publicly or otherwise) to effect, or cause or participate in any acquisition of (a) any securities (or beneficial ownership thereof) of Larscom or VINA or (b) any direct or indirect rights or options to acquire any capital stock of Larscom or VINA, (c) any merger, consolidation, tender or exchange offer, or other business combination involving VINA or Larscom.

     7. Termination. This Agreement shall terminate upon the Voting Expiration Date.

     8. Confidentiality. The Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder agrees that it shall not, and shall cause its Representatives not to, disclose or discuss such matters with anyone not a party to this Agreement (other than the Stockholder's and Larscom's Representatives) without the prior written consent of VINA, except for disclosures which Stockholder's counsel advises are necessary in order to fulfill Stockholder's obligations imposed by law, in which event Stockholder shall give prior notice of such disclosure to VINA as promptly as practicable and in any event prior to the time any such disclosure is made.

     9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in VINA any direct or indirect ownership or incidence of ownership of or with respect to any Larscom Shares. All rights, ownership and economic benefits of and relating to the Larscom Shares shall remain vested in and belong to the Stockholder, and VINA shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Larscom or exercise any power or authority to direct the Stockholder in the voting of any of the Larscom Shares, except as otherwise provided herein.

     10.  Miscellaneous.

     (a) Entire Agreement. This Agreement and the proxy contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

     (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Larscom Shares and shall be binding upon any Person to which record or beneficial ownership of such Larscom Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Larscom Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (c) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties.

     (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (e) Notices. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery to the party to be notified when sent by telecopier (with receipt confirmed), or overnight courier

                                       A2-4
service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

     If to VINA:

     Attention: Chief Financial Officer
     Telecopier:

     with a copy to:

     Pillsbury Winthrop LLP
     50 Fremont Street
     San Francisco, CA 94105
     Attention: Blair W. White
     Telecopier: (415) 983-1200

     If to the Stockholder:

     To the addresses set forth on the signature pages hereto.

     with a copy to:

     Attention:
     Telecopier:

     (f) Severability. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and, therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

     (i) No Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any Person that is not a party hereto.

     (k) Several Obligations; Capacity. Notwithstanding anything herein to the contrary, (i) the representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint, (ii) the covenants and agreements of the Stockholder under this Agreement shall not require the Representatives of the Stockholder to act (or refrain from acting) in their capacity as an officer or director of Larscom and shall not affect the duties and obligations of any Representative of Stockholder acting in his or her capacity as an officer or director of Larscom and (iii) no action or failure to take action by any of Stockholder's Representatives in their capacity as an officer or director of Larscom shall be deemed to be an action taken by Stockholder in its capacity as a stockholder of Larscom.
                                       A2-5

     (l) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     (m) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

     (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       A2-6

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          VINA TECHNOLOGIES, INC.

                                          By       /s/ W. MICHAEL WEST
                                            ------------------------------------
                                            Name W. Michael West
                                            Title  Chairman & CEO

STOCKHOLDER:

AXEL JOHNSON, INC.

By     /s/ LAWRENCE D. MILLIGAN
   -----------------------------------
   Name   Lawrence D. Milligan
   Title     Chairman, Board of
   Directors
   Address:

                                       A2-7

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

     In order to secure the performance of the duties of the undersigned
pursuant to the Voting Agreement, dated as of March   , 2003 (the "Voting
Agreement"), between the undersigned and VINA Technologies, Inc., a Delaware corporation, a copy of such agreement being attached hereto and incorporated by reference herein, the undersigned hereby irrevocably appoints W. Michael West and Stanley E. Kazmierczak, and each of them, as the sole and exclusive attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted), and exercise all voting and related rights or, if applicable, to give consent, in such manner as each such attorney, agent and proxy or his/her substitute shall in his/her sole discretion deem proper to record such vote (or consent) in the manner, and with respect to the matters, set forth in Section 2 of the Voting Agreement with respect to all of the Larscom Shares (as such term is defined in the Voting Agreement) of Larscom Incorporated, a Delaware corporation ("Larscom"), which the undersigned is or may be entitled to vote at any meeting of Larscom held after the date hereof, whether annual or special and whether or not an adjourned meeting, or, if applicable, to give written consent with respect thereto. The Stockholder may vote the Larscom Shares on all matters not referred to in this proxy and the attorneys, agents and proxies named above may not exercise this proxy with respect to such other matters. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event, including, without limitation, the death or incapacity of the undersigned. This proxy shall operate to revoke and render void any prior proxy as to the Larscom Shares heretofore granted by the undersigned, and the undersigned agrees that no subsequent proxies will be given by the undersigned with respect to any of the Larscom Shares. This proxy shall terminate upon the termination of the Voting Agreement. If any provision of this proxy or any part of such provision is held to be invalid or unenforceable in any circumstances and in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstance and jurisdiction, be deemed amended to conform to applicable law so as to be valid and enforceable to the fullest extent possible, and (b) the invalidity or unenforceability of such provision or part of a provision under such circumstances and in such jurisdiction shall not affect the validity or enforceability (i) of such provision or part thereof under any other circumstance or in any other jurisdiction, (ii) of the remainder of such provision or (iii) of any other provision of this proxy.

                                          By
                                          --------------------------------------
                                          Name
                                          --------------------------------------
                                          Title
                                          --------------------------------------
Dated:           , 2003

                                       A2-8

                                                                        ANNEX A3

                                    FORM OF
                         REGISTRATION RIGHTS AGREEMENT

     THIS REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") is made and entered
into as of          , 2003, by and between Larscom, a Delaware corporation (the
"COMPANY"), AXEL JOHNSON INC., a Delaware corporation ("AJI"), and the parties listed on Exhibit A hereto (the "STOCKHOLDERS").

     WHEREAS, the Company and AJI are parties to that certain Registration Rights Agreement (the "FORMER LARSCOM AGREEMENT") made in connection with the Company's Initial Public Offering;

     WHEREAS, the Stockholders are parties to certain registration rights agreements with VINA (the "FORMER VINA AGREEMENTS");

     WHEREAS, the Company and AJI wish to replace the Former Larscom Agreement with this Agreement made in connection with the Agreement and Plan of Merger by and among the Company, Larscom Acquisition Corp. and VINA (the "MERGER AGREEMENT"), in order to provide certain stockholders of VINA with certain rights contained herein; and

     WHEREAS, VINA and the Stockholders wish to replace the Former VINA Agreements with this Agreement made in connection with the Merger Agreement in order to provide AJI with certain rights contained herein; and

     WHEREAS, the Company, AJI and the Stockholders desire to enter into this Agreement pursuant to which AJI, the Stockholders and their Affiliates that hold or may acquire shares of Common Stock of the Company, under certain circumstances may have registered with the SEC an offering and sale of shares of Common Stock of the Company owned by AJI, the Stockholders or any such Affiliates, subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties of this Agreement agree as follows:

     1.  DEFINITIONS

     As used in this Agreement, the capitalized terms shall have the meanings set forth below.

     Advice:  See the last paragraph of Section 5 hereof.

     Affiliate: Any Person controlling or controlled by or under direct or indirect common control with a Party; provided, that in no event shall the Company be treated as an Affiliate of any Party, nor shall any Person directly or indirectly controlled by the Company (including, without limitation, its officers, directors and employees) as a result of such Party's relationship with the Company be treated as an Affiliate of a Party. For the purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, through the ownership of securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     Agent: Any Person authorized to act and who acts on behalf of a Party or any Affiliate of a Party with respect to the transactions contemplated by the Agreement.

     Common Stock: Shares of the Company's Common Stock, par value $.01 per share, as the same may be constituted from time to time.

     Company Notice:  See Section 4(a) hereof.

     Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as in effect from time to time.

     Party:  AJI or a Stockholder.

                                       A3-1

     Person: An individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

     Permitted Assignee:  See Section 9(f) hereof.

     Piggyback Notice:  See Section 4(a) hereof.

     Piggyback Registration Statement:  See Section 4(a) hereof.

     Prospectus: The prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments and all material incorporated by reference in such Prospectus.

     Registration Expenses:  See Section 6 hereof.

     Registrable Securities: (i) The Shares and (ii) any securities issued or issuable with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, until such Shares or other securities are not Restricted Securities as defined in Section 2(a).

     Registration Statement: Any registration statement of the Company which covers Registrable Securities pursuant to the provisions of this Agreement, including (i) the Prospectus, (ii) amendments and supplements to such Registration Statement, (iii) post-effective amendments, (iv) all exhibits and all material incorporated by reference in such Registration Statement, (v) any registration statement pursuant to a Demand Registration and (vi) any Piggyback Registration Statement.

     Restricted Securities: The Registrable Securities upon original issuance thereof, subject to the provisions of Section 2(a) hereof.

     Securities Act:  The Securities Act of 1933, as amended from time to time.

     SEC:  The Securities and Exchange Commission.

     Shares: All shares of Common Stock held by AJI, as of the date hereof or as later acquired, and all shares of Common Stock held by the Stockholders, as of the date hereof or as later acquired.

     Unless the context otherwise requires: (i) "or" is not exclusive; and (ii) words in the singular include the plural and in the plural include the singular.

     2.  SECURITIES SUBJECT TO THIS AGREEMENT

     (a) REGISTRABLE SECURITIES. The securities entitled to the benefits of Sections 3 through 8 of this Agreement are the Registrable Securities but, with respect to any particular Registrable Security, only so long as such security continues to be a Restricted Security. A Registrable Security ceases to be a Restricted Security when (i) it has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, (ii) it has been distributed pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (iii) it has otherwise been transferred and a new certificate or other evidence or ownership for it not bearing a legend restricting transfer under the Securities Act and not subject to any stop transfer order has been delivered by or on behalf of the Company and no other restriction on transfer exists or (iv) it ceases to be outstanding.

     (b) HOLDERS OF REGISTRABLE SECURITIES. Any reference herein to a "Holder" or "Holders" of Registrable Securities shall mean AJI, any Stockholder, or any Permitted Assignee. A Holder shall be deemed to be a holder of Registrable Securities whenever it owns Registrable Securities or securities which are convertible into or exercisable for Registrable Securities whether or not such conversion or exercise has actually been effected and disregarding any legal restrictions upon such conversion or exercise.

                                       A3-2

     3.  PIGGYBACK REGISTRATION RIGHTS

     (a) REQUESTS FOR PIGGYBACK REGISTRATION. The Company covenants and agrees with each Holder that, in the event the Company proposes to file at any time and from time to time after the date hereof, a registration statement on any form for the general registration of securities under the Securities Act with respect to the offering of any class of security other than in connection with an offering solely to the Company's employees pursuant to a registration statement on Form S-8 under the Securities Act or an offering pursuant to a registration statement on Form S-4 under the Securities Act, or any successor forms thereto (a "PIGGYBACK REGISTRATION STATEMENT"), then the Company shall in each such case give written notice (a "COMPANY NOTICE") of such proposed filing to each Holder so that the Company Notice is received by each Holder at least twenty (20) business days before the anticipated filing date, and such notice shall offer to each Holder the opportunity to include in such Piggyback Registration Statement such number of Registrable Securities as each may request. Notwithstanding the foregoing, the Company shall not be obligated to register the Registrable Securities of any Holder (i) unless there shall have been received by the Company, within ten (10) business days of receipt of the Company Notice by such Holder, written notice (a "PIGGYBACK NOTICE") from such Holder, which notice shall set forth the number of Registrable Securities to be so included, or (ii) if the Registrable Securities held by such Holder and its Affiliates can be transferred without registration in accordance with Rule 144 under the Securities Act or any other exemption from the registration provisions thereof (other than Rule 144A) within any 90 day period.

     (b) UNDERWRITING.

     (i) The Company shall use its reasonable best efforts to cause the underwriter of a proposed offering, if any, to permit the Holders holding Registrable Securities requested to be included in the Piggyback Registration Statement to include such Registrable Securities in the proposed offering on terms and conditions at least as favorable to the Holders holding such Registrable Securities as those offered with respect to the other securities of the Company included therein. The right of any Holder to be included in a registration statement pursuant to this Section 3 shall be conditioned on such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

     (ii) Notwithstanding the foregoing, if any underwriter shall advise the Company in writing that, in its opinion, the distribution of the Registrable Securities requested to be included in the Piggyback Registration Statement concurrently with the securities being registered by the Company would materially adversely affect the distribution of such securities by the Company, then (i) if the securities being offered by the Company include Common Stock (other than shares of Common Stock issuable on the conversion or exchange of other securities then being offered), the Holders holding such Registrable Securities shall delay their offering and sale for such period, not to exceed ninety (90) calendar days, as such underwriter shall request, or (ii) if the securities being offered by the Company do not include Common Stock, the Holders holding such Registrable Securities shall withdraw their offering and sale, as such underwriter shall request; provided, that the Holders holding such Registrable Securities shall have no obligation to delay or withdraw if the offering includes a secondary offering of any securities other than such Registrable Securities. In the event of the delay described in clause (i) in the preceding sentence, the Company shall file such supplements and post-effective amendments, and take any such other steps as may be necessary to permit such Holders to make their proposed offering and sale for a period of ninety (90) calendar days immediately following the end of such period of delay. If any underwriter shall advise the Company in writing that, in its opinion, marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such
                                       A3-3
partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

     (iii) If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

     4. FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities, on or after the date that is 180 days from the date hereof, a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

          (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

          (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

             (i) if Form S-3 is not available for such offering by the Holders, or

             (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than five hundred thousand dollars ($500,000), or

             (iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 4, the Company gives notice to such Holder or Holders of the Company's intention to make a public offering within ninety (90) days on a Piggyback Registration Statement provided that such Holders were permitted to register such shares as requested to be registered pursuant to Section 3 hereof without reduction by the underwriter thereof; or

             (iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 4; provided, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period, or

             (v) if the Company has within the twelve (12) month period preceding the date of such request already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 4, or

             (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

                                       A3-4

             (vii) if the Registrable Securities held by such Holder and its Affiliates can be transferred without registration in accordance with Rule 144 under the Securities Act or any other exemption from the registration provisions thereof (other than Rule 144A) within any 90 day period.

          (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 4 after the first two (2) registrations shall be paid by the selling Holders pro rata in proportion to the number of shares sold by each such Holder.

     5.  REGISTRATION PROCEDURES

     Whenever a Holder has requested that any Registrable Securities be registered pursuant to this Agreement, the Company will promptly take all such actions as may be necessary or desirable to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company will promptly:

          (a) with respect to a request for a Form S-3 Registration, use its best efforts to prepare and file with the SEC, not later than 60 days after receipt of such request (which 60-day period may be extended by the Company for up to an additional 30 days if during such 60-day period the Company is engaged to a significant extent in negotiations looking toward its participation in a material merger, acquisition or other form of business combination and if, by reason of such negotiations, the Company is not in a position to timely prepare and file the Registration Statement) a Form S-3 Registration Statement, and use all reasonable efforts to cause such Registration Statement to become effective; the Company shall not file any Registration Statement pursuant to Section 4 or any amendment thereto or any Prospectus or any supplement thereto (including such documents incorporated by reference) to which the Holders or the underwriters, if any, shall reasonably object in light of the requirements of the Securities Act or any other applicable laws or regulations;

          (b) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (excluding documents to be incorporated by reference therein filed after the effectiveness of the Registration Statement), the Company will, five business days prior to filing, furnish to the Holders and the underwriters, if any, copies of all such documents in substantially the form proposed to be filed (including documents incorporated therein by reference), to enable the Holders and the underwriters, if any, to review such documents prior to the filing thereof, and the Company shall make such reasonable changes thereto (including changes to documents incorporated by reference) as may be reasonably requested by the Holders and the managing underwriter or underwriters, if any;

          (c) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for a period of not less than 180 days or such longer period as is required for the intended method of distribution, or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold or withdrawn; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Holders thereof set forth in such Registration Statement or supplement to the Prospectus;

          (d) notify the Holders and the managing underwriters, if any, promptly, and confirm such advice in writing, (1) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information, (3) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (4) of the receipt by the Company of any notification with respect to the suspension of the

                                       A3-5
     qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (5) of the happening of any event which makes any statement made in the Registration Statement, the Prospectus or any document incorporated therein by reference untrue or which requires the making of any changes in the Registration Statement, the Prospectus or any document incorporated therein by reference in order to make the statements therein not misleading, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (e) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment;

          (f) as promptly as practicable after the filing with the SEC of any document which is incorporated by reference into the Registration Statement or the Prospectus (after initial filing of the Registration Statement) provide copies of such document to counsel to the Holders and to the managing underwriters, if any;

          (g) furnish to the Holders and each managing underwriter, if any, without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference) and a reasonable number of conformed copies of all such documents;

          (h) in the event of an underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering; provided, that, each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

          (i) deliver to the Holders and the underwriters, if any, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; the Company consents to the use of the Prospectus or any amendment or supplement thereto by the Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;

          (j) prior to the date on which the Registration Statement is declared effective, use its reasonable efforts to register or qualify or cooperate with the Holders and the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as any seller or underwriter reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

          (k) cooperate with the Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or the Holders may request at least two business days prior to any such sale of Registrable Securities;

          (l) use its reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

                                       A3-6

          (m) upon the occurrence of any event contemplated by paragraph (d)(5) above, prepare a supplement or post-effective amendment to the Registration Statement or the Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (n) use its reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange or authorized to be quoted on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market if similar securities issued by the Company are then so listed or authorized, if requested by the Holders or the managing underwriters, if any;

          (o) provide a transfer agent and registrar for all Registrable Securities;

          (p) enter into such agreements (including an underwriting agreement) and take all such other actions in connection therewith as the Holders or the managing underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

          (q) make available for inspection during normal business hours by the Holders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons;

          (r) otherwise use its reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, earnings statements satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of any 12-month period (1) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm or best efforts underwriting offering, and (2) beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the Registration Statement, which statements shall cover said 12-month periods.

     The Company may require the Holders to furnish to the Company such information and documents regarding the distribution of the Registrable Securities and the Holders as the Company may from time to time reasonably request in writing.

     The Holders each agree by acquisition of such Registrable Securities that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(d)(5) hereof, such Holder will forthwith discontinue disposition of Registrable Securities until such Holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(m) hereof, or until it is advised in writing (the "ADVICE") by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Prospectus, and, if so directed by the Company, each Holder will, or will request the underwriters (if any) to, deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. If the Company shall give such notice, the time periods mentioned in Section 5(c) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to
Section 5(d)(5) to and including the date when the Holders shall have received the copies of the supplemented or amended prospectus contemplated by Section 5(m) hereof or the Advice.

                                       A3-7

     6.  REGISTRATION EXPENSES

     Except as otherwise provided herein, all expenses incident to the Company's performance of or compliance with this Agreement will be borne by the Company, whether or not a Registration Statement is filed or becomes effective, including, without limitation, all registration and filing fees, including with respect to filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD") fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters, if any, in connection with blue sky qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or holders of a majority of the Registrable Securities being sold may designate), printing expenses, messenger, telephone and delivery expenses, and fees and disbursements of counsel for the Company and of all independent certified public accountants (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance), the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange or authorized to be quoted on NASDAQ, the reasonable fees and expenses of any special experts retained by the Holders or by the Company at the request of the managing underwriters in connection with such registration and fees and expenses of other Persons retained by the Holders (including, without limitation, any qualified independent underwriter or other independent appraiser participating pursuant to the Bylaws of the NASD) (all such expenses being herein called "REGISTRATION EXPENSES"). The Company shall also pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expense of any annual audit, which are not "Registration Expenses" for purposes of this Agreement. In no event shall the Company be liable for the payment of any discounts or commissions of underwriters, selling brokers, dealer managers or similar industry professionals relating to the distribution of the Registrable Securities or any related fees and disbursements of counsel retained by the Holders (if any). Each Holder shall be liable for the cost and expense of the time spent by its officers, employees and Agents incurred in connection with the registration of Registrable Securities owned by it.

     7.  INDEMNIFICATION

     (a) Indemnification by Company. The Company will indemnify and hold harmless, to the full extent permitted by law, each Holder, its officers and directors, their Agents and each Person who controls each such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses to which any such Person may be subject, under the Securities Act or otherwise, and reimburse all such Persons for any legal or other expenses incurred with investigating or defending against any such losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Registration Statement, Prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same arise out of or are based upon an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, which statement or omission is made therein in reliance upon and in conformity with information furnished in writing to the Company by such Holder, expressly for use therein. The Company will also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of each Holder of Registrable Securities.

     (b) Indemnification by Holders. Each Holder, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, will, severally and not jointly, indemnify and hold harmless, to the full extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses to which any such Person may be subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in a Registration Statement or Prospectus or preliminary prospectus or any omission or alleged omission of a material fact required to be
                                       A3-8
stated therein or necessary to make the statements therein not misleading, to the extent, but only if and to the extent, that such untrue or alleged untrue statement or omission or alleged omission is made therein in reliance upon and in conformity with the information furnished in writing by such Holder specifically for inclusion therein. In no event shall the liability of a Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation, unless such liability arises out of or is based on willful conduct by such Holder. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons.

     (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless, in such indemnified party's reasonable judgment, a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party to assume at its own expense the defense of such claim. The indemnified party shall have the right to participate in the conduct of such defense by the indemnifying party provided that it will pay for the fees of its own counsel. Whether or not such defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry into any judgment or enter into any settlement which does not include as an unconditional term thereof the giving of the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels.

     (d) Contribution. If the indemnification provided for in Section 7(a) or 7(b) is unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, liabilities, claims or damages referred to in Section 7(a) or 7(b) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and any indemnified party on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims or damages. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information initially supplied or developed by the indemnifying party or such indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, liabilities, claims or damages referred to in the first sentence of this Section 7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 7(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     8.  FUTURE RESTRICTIONS ON GRANTS OF REGISTRATION RIGHTS

     The Company shall not grant registration rights to any other Person without the prior written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding.

     9.  NOTIFICATION

     Each of the Stockholders, on the one hand and AJI, on the other, agrees that no later than forty-eight (48) hours prior to making any sale, transfer or other disposition of any Shares owned by any such Stockholder or AJI, such Stockholder or AJI, as the case may be, shall provide written notice to the other of such sale, transfer or other disposition; provided, however, that any Stockholder may elect not to provide such notice in connection with a distribution of Shares to its limited or general partners, members or other equity
                                       A3-9
owners, but in the event that such Stockholder elects not to provide such a notice in connection with such a distribution pursuant to this proviso, the distribution shall not be effected until each of the distributees has agreed to be bound by the notice requirements set forth in this Section 9. Once any Shares are sold, transferred or otherwise disposed of in compliance with the provisions of this Section 9, the notice requirements set forth in this Section 9 will terminate as to any further sale, transfer or other disposition of such Shares.

     10.  MISCELLANEOUS

     (a) Remedies. AJI, the Stockholders and any of their Affiliates shall each be entitled to exercise all rights provided herein or granted by law, including recovery of damages, and each will be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

     (b) No Inconsistent Agreements. The Company will not on or after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with the rights granted to AJI, the Stockholders and any of their Affiliates in this Agreement or otherwise conflicts with the provisions hereof.

     (c) Amendments; Waivers. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding; provided, however, that (i) for so long as AJI holds at least 50% of the Registrable Securities AJI holds as of the date hereof, no amendment may be effected without AJI's consent and (ii) for so long as the Stockholders associated with Sierra Ventures hold in the aggregate at least 50% of the Registrable Securities such Stockholders hold in the aggregate as of the date hereof, no amendment may be effected without such Stockholders' consent. Any amendment or waiver effected in accordance with this Section 9(c) shall be binding on each Holder and the Company. By acceptance of any benefits under this Agreement, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

     (d) Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by facsimile or prepaid overnight courier, if to:

     the Company:
     Facsimile:
     If to AJI:
     Facsimile:

                                      A3-10
     with a copy to:
     Facsimile:

If to a Stockholder, to the address opposite their name on Exhibit A hereto. Any notice or other communication transmitted in accordance with this Section 9(d) shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if sent by facsimile, on transmission and confirmation of receipt.

     (e) Entire Agreement. This Agreement embodies the entire agreement between the parties and any and all prior oral or written agreements, representations or warranties, contracts, understandings, correspondence, conversations, and memoranda, whether written or oral, between the Company and AJI or between any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest, with respect to the subject matter hereof, are merged herein and replaced hereby.

     (f) Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder, (b) is a Holder's family member or trust for the benefit of an individual Holder, or (c) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an Affiliate of such Holder; provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement (such transferee, a "PERMITTED ASSIGNEE").

     (g) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws. The parties consent to the jurisdiction of all state and federal courts of record situated in the State of Delaware. Service of process upon either party shall be deemed, in every respect, effective upon such party if made by prepaid registered or certified mail, return receipt requested, or if personally delivered against receipt to the address set forth in Section 9(d) or to such other address as a party may designate in writing to the other.

     (h) Headings; Definitions. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Wherever in this Agreement words indicating the plural number appear, such words shall be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

     (i) Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                           [signature page attached]

                                      A3-11

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          LARSCOM

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          AXEL JOHNSON INC.

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          STOCKHOLDER:

                                          --------------------------------------
                                                   Name of Stockholder

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                      A3-12

                                                                         ANNEX B
                         OPINION OF STANDARD & POOR'S CORPORATE VALUE CONSULTING

[MCGRAW-HILL LETTERHEAD]

PRIVILEGED AND CONFIDENTIAL
                                                                  March 17, 2003

Daniel L. Scharre
President & Chief Executive Officer
Larscom, Inc.
1845 McCandless Drive
Milpitas, CA 95035

To Executive Management and the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio in the proposed combination of VINA Technologies, Inc. ("VINA") and Larscom, Inc. ("Larscom" or the "Company") to be effected through a merger that qualifies as a tax-free reorganization (the "Transaction"). The draft Merger Agreement dated March 17, 2003 sets forth the principal terms of the Transaction. The Merger Agreement provisions include:

     - VINA shareholders will receive 0.2659 newly issued shares in Larscom in exchange for each VINA share;

     - At the conclusion of the Transaction, Larscom will be the surviving corporation;

     - Larscom's current CEO, Daniel L. Scharre, will be the CEO of the combined company; and

     - Larscom will designate five of a total of nine members to the board of directors of the combined company.

     In connection with our opinion, we have:

          (a) considered the Merger Agreement;

          (b) considered certain financial and other information relating to Larscom and VINA that was publicly available or furnished to us by Larscom and VINA, including financial forecasts;

          (c) interviewed Larscom's and VINA's management to discuss the business, operations, historical financial results and future prospects of the respective companies on a stand-alone and combined basis;

          (d) interviewed select VINA customers;

          (e) considered certain financial and operational data of Larscom and VINA and compared that data with similar data for other publicly-held companies in similar businesses;

          (f) considered the financial terms of certain recent acquisitions of companies in similar businesses;

          (g) performed discounted cash flow analyses of Larscom and VINA as stand-alone entities and of Larscom and VINA as a combined entity; and

          (h) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

     The opinion expressed below is subject to the following qualifications and limitations:

          (i) Except as set forth in our letter of engagement, this document has been prepared solely for the management of the Company and their Board of Directors for the purposes stated herein and should not be relied upon for any other purpose. Unless required by law it shall not be provided to any third party without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which the report is disclosed or otherwise made available.

          (ii) In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by Larscom and VINA. Our conclusions were dependent on such information being complete and accurate in all material respects. In addition, we accept no responsibility for the accuracy and completeness of such provided information.

          (iii) With respect to the financial forecasts used by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Larscom's and VINA's management as to the future financial performance of Larscom and VINA, including, but not limited to, the ability to implement certain operating cost and overhead reductions subsequent to the combination of the two companies. Such information, estimates, or opinions are not offered as predictions or as assurances that a particular level of revenue or profit will be achieved, that events will occur, or that a particular price will be offered or accepted. Actual results achieved during the period covered by the prospective financial analyses may vary from those we employed in forming our opinion, and the variations may be material.

          (iv) Our opinion does not constitute a view regarding the solvency of Larscom or VINA prior to the Transaction, or of Larscom or VINA, or Larscom and VINA in combination, subsequent to the Transaction. S&P CVC has performed no procedures to determine the solvency of Larscom or VINA, or Larscom and VINA in combination. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.

          (v) S&P CVC did not, as part of these services, perform an audit, review, or examination (as defined by the American Institute of Certified Public Accountants) of any of the historical or prospective financial information used, and therefore does not express any opinion with regard to the same.

          (vi) S&P CVC has not had the benefit of receiving or reviewing an auditor's due diligence report. Any subsequent errors, omissions, or misstatements of the financial statements may render our fairness opinion invalid.

          (vii) Audited financial statements for Larscom and VINA for year to date 2003 were not available at the time of our analysis. We relied on unaudited financial statements provided to us by Larscom and VINA. Any restatement of Larscom's or VINA's financial statements by their respective auditors or a change in deal terms prior to closing would cause us to reconsider our analysis and may render our fairness opinion invalid.

          (viii) Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the exchange ratio in the Transaction represents the best terms negotiable. We express no view as to the federal, state or local tax consequences of the Transaction.

          (ix) Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

          (x) This opinion is effective as of the date hereof. We have no obligation to update the opinion and expressly disclaim any responsibility to do so.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the exchange ratio in the proposed merger between Larscom and VINA is fair to Larscom from a financial point of view.

     We will receive a fee as compensation for our services in rendering this opinion.

     Except as set forth in our letter of engagement, this letter is for the information of the Board of Directors in connection with the Transaction described herein. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent.

                                    Yours sincerely,

                                       /s/ STANDARD & POOR'S CORPORATE VALUE
                                                   CONSULTING
                                    --------------------------------------------
                                    Standard & Poor's Corporate Value Consulting
                                    By: Daniel A. MacMullan
                                       Managing Director

                                                                         ANNEX C
                                           OPINION OF THOMAS WEISEL PARTNERS LLC

                      [THOMAS WEISEL PARTNERS LETTERHEAD]
                                                   [THOMAS WEISEL PARTNERS LOGO]

                                                                  March 17, 2003

Board of Directors
VINA Technologies, Inc.
39745 Eureka Drive
Newark, CA 94560

Gentlemen:

     We understand that VINA Technologies, Inc., a Delaware corporation ("Seller"), Larscom Incorporated, a Delaware corporation ("Buyer"), and London Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of March 17, 2003 (the "Merger Agreement"), pursuant to which the combination of Buyer and Seller shall be effected through a merger (the "First Merger") of Merger Sub with and into Seller with Seller as the surviving corporation followed thereafter by the merger (the "Second Merger" and collectively with the First Merger, the "Merger") of Seller with and into Buyer with Buyer as the surviving corporation. Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of common stock, $0.0001 par value per share (the "Seller Common Stock"), of Seller will be converted into and exchangeable for 0.2659 of a share (the "Exchange Ratio") of Buyer Common Stock (as defined below). Pursuant to the Merger Agreement, the certificate of incorporation of Buyer will be amended and restated immediately prior to the effective time of the First Merger in the form attached as Exhibit C to the Merger Agreement (the "Amended and Restated Certificate"). Pursuant to the Amended and Restated Certificate, Buyer will have only one authorized class of common stock, par value $0.01 per share (the "Buyer Common Stock"), and the shares of Class A Common Stock, par value $0.01 per share (the "Buyer Class A Common Stock"), of Buyer and Class B Common Stock, par value $0.01 per share (the "Buyer Class B Common Stock"), of Buyer outstanding as of the effective time of such Amended and Restated Certificate will be reclassified and converted into shares of Buyer Common Stock (collectively, the "Reclassification"). The terms and conditions of the Merger and the Reclassification are set forth in more detail in the Merger Agreement. We also understand that certain stockholders of Seller have entered into Voting Agreements with Buyer and a stockholder of Buyer has entered into a Voting Agreement with Seller, each dated as of March 17, 2003, pursuant to which such stockholders have agreed, among other things, to vote all shares of Seller Common Stock, Buyer Class A Common Stock or Buyer Class B Common Stock held by them in favor of the VINA Voting Proposal or the Larscom Voting Proposal (each as defined in the Merger Agreement), as the case may be. The terms and conditions of these obligations are set forth in more detail in the Voting Agreements. Finally, we understand that certain stockholders of Seller and a stockholder of Buyer will enter into a Registration Rights Agreement (the "Registration Rights Agreement") with Buyer in the form attached as Exhibit D to the Merger Agreement to be effective as of immediately prior to the effective time of the Merger.

     You have asked for our opinion as investment bankers as to whether the Exchange Ratio pursuant to the Merger Agreement is fair to the stockholders of Seller from a financial point of view, as of the date hereof. As you are aware, we were not asked to consider the merits of the underlying decision by Seller to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction in which Seller might engage.

                      [THOMAS WEISEL PARTNERS LETTERHEAD]

Board of Directors
VINA Technologies, Inc.
March 17, 2003
Page  2                                            [THOMAS WEISEL PARTNERS LOGO]

     In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to December 31, 2002 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the Merger Agreement; (iii) reviewed the Amended and Restated Certificate, the Voting Agreements and the Registration Rights Agreement; (iv) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and the Buyer Class A Common Stock; (v) compared Seller and Buyer from a financial point of view with certain other companies in the broadband access industry which we deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations in the broadband access industry which we deemed to be comparable, in whole or in part, to the Merger; (vii) reviewed and discussed with representatives of the management of Seller and Buyer the strategic rationale for and the potential benefits of the Merger; (viii) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions with respect to each of Seller and Buyer and pro forma financial forecasts and related assumptions with respect to the combined company; (ix) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller's counsel; and (x) performed such other analyses and examinations as we have deemed appropriate. We are informed by representatives of the management of Seller that at the present rate Seller will exhaust its cash reserves within the next six months in which case it will not be able to continue to operate its business as currently conducted. We also note that the audit report of Deloitte & Touche LLP included in Seller's Annual Report on Form 10-K for the year ended December 31, 2002 indicates that Seller's recurring losses from operations raise substantial doubt about its ability to continue as a going concern.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective management, upon their advice and with your consent we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. With respect to the pro forma financial forecasts for the combined company provided to us by management of Seller, upon their advice and with your consent we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management of Seller at the time of preparation as to the future financial performance of the combined company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

Board of Directors
VINA Technologies, Inc.
March 17, 2003
Page  3                                            [THOMAS WEISEL PARTNERS LOGO]

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder and that the Reclassification will be effected as of the effective time of the Merger. We have also assumed with your consent that the Merger will be tax-free to Seller, Buyer and the stockholders of both Seller and Buyer.

     We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and performed various investment banking services for Seller.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Exchange Ratio pursuant to the Merger Agreement is fair to the stockholders of Seller from a financial point of view, as of the date hereof.

     We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Exchange Ratio is fixed and, accordingly, the market value of the consideration to be received by the stockholders of Seller pursuant to the Merger may vary significantly.

     This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Exchange Ratio pursuant to the Merger Agreement and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ THOMAS WEISEL PARTNERS LLC
                                          --------------------------------------
                                          THOMAS WEISEL PARTNERS LLC

                                                                         ANNEX D
               FORM OF LARSCOM AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              LARSCOM INCORPORATED

     THE UNDERSIGNED, certifies that he is the President and Chief Executive Officer of Larscom Incorporated, a Delaware corporation (the "Corporation"), and does certify as follows:

     The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was June 13, 1989. The original name of the Corporation was "Larse Corporation."

     This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

     The text of the Certificate of Incorporation of the Corporation, as amended and restated, shall read in its entirety as follows:

          FIRST:  The name of the Corporation is Larscom Incorporated.

          SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Sixteen Million Nine Hundred Thousand (116,900,000), consisting of Five Million (5,000,000) shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock") and One Hundred Eleven Million Nine Hundred Thousand (111,900,000) shares of common stock with a par value of $0.01 per share (the "Common Stock").

             (A) Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers (full or limited) or no voting powers, such preferences and relative participating, optional or other special rights, relative ranking and such qualifications, limitations or restrictions, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

             (B) Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of this Corporation for their vote; provided, however, that except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

          FIFTH: Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the GCL (the "Effective Time") to effectuate both a reclassification of the outstanding common stock into one class and
     to effectuate a one-for-     reverse stock split, (i) each share of the
     Corporation's Class A Common Stock, par value par value $0.01 per share ("Class A Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into of a share of Common Stock and (ii) each share of the Corporation's Class B Common Stock, par value par value $0.01 per share ("Class B Common Stock"), issued and outstanding immediately prior to the Effective Time,
     will be automatically reclassified as and converted into      of a share of
     Common Stock; which shares will be fully paid and nonassessable shares of the Corporation's Common Stock. No fractional shares shall be issued on such stock split; any stockholder otherwise entitled to receive a fractional share, shall receive an amount in cash equal to the value of such fractional share, based on the then current market price of the Corporation's Common Stock following the reverse stock split. Any stock certificate that, immediately prior to the Effective Time, (i) represented shares of Class A Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Class A Common Stock represented by such certificate immediately prior to the Effective
     Time by           and (ii) represented shares of Class B Common Stock will,
     from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Class B Common Stock represented by such certificate immediately
     prior to the Effective Time by           .

          SIXTH:  The incorporator of the Corporation is Susan
     Blanchard-Bologna.

          SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. The Board of Directors of the Corporation is authorized to make, alter, amend or repeal the By-Laws of the Corporation by resolution adopted by the affirmative vote of a majority of the whole Board. Stockholders may not make, adopt, alter, amend, change or repeal the By-Laws except, subject to the terms of any outstanding class or series of Preferred Stock, upon the affirmative vote of the holders of the shares of Common Stock possessing a majority of the votes represented by the outstanding shares of Class A Common Stock and Class B Common Stock voting as a single class entitled to vote at such meeting or to express consent to corporate action in writing without a meeting.

          EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the GCL is amended hereafter to further limit the liability of a director, then the liability of a director of the Corporation shall be further limited to the fullest extent permitted by the GCL, as so amended.

          NINTH: The Corporation shall indemnify each person who is or was or has agreed to become a director or officer of the Corporation, and may, at its option, indemnify any other person who is or was or has agreed to become an employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Section 145 of the GCL, as the same may be amended or supplemented, against all expenses and liabilities (including, but not limited to, counsel fees) reasonably incurred by or imposed upon such person in connection with any proceeding to which he or she may be made a party, or in which he or she may become involved, by reason of his or her being or having been a director, officer, employee or agent of the Corporation, or any settlement thereof, whether or not he or she is a director, officer, employee or agent at the time such expenses are incurred or liability incurred, except in such cases where the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article NINTH or the GCL and the foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer, employee or agent may be entitled.

          The Corporation may purchase insurance on behalf of any person who is a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted by him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the provisions of this Article NINTH.

          TENTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.

          ELEVENTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may from time to time be designated by the By-Laws or by resolution of the stockholders or directors.

          TWELFTH: The election of directors need not be by written ballot unless the By-Laws shall so provide.

          THIRTEENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                           [signature page attached]

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this
     day of           , 2003.

                                          --------------------------------------
                                          Daniel Scharre
                                          Chief Executive Officer

                                                                         ANNEX E

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

SEC. 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX F

                   CHAPTER 13 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF CALIFORNIA

SEC. 1300. RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SEC. 1301.  DEMAND FOR PURCHASE

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302.  ENDORSEMENT OF SHARES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303.  AGREED PRICE -- TIME FOR PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304.  DISSENTER'S ACTION TO ENFORCE PAYMENT

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305.  APPRAISERS' REPORT -- PAYMENT-COSTS

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SEC. 1306.  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307.  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308.  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309.  TERMINATION OF DISSENTING SHAREHOLDER STATUS

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310.  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311.  EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312.  ATTACKING VALIDITY OF REORGANIZATION OR MERGER

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SEC. 1313.  CONVERSION DEEMED TO CONSTITUTE REORGANIZATION FOR PURPOSES OF
CHAPTER

     A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

                                                                      APPENDIX A


                              LARSCOM INCORPORATED
                              STOCK INCENTIVE PLAN


                    Amended and Restated: February 26, 2003
                           Approved by Stockholders:


1.    PURPOSES.

      The primary purposes of this Plan are (a) to enable the Company to provide competitive incentives that will attract, retain, motivate and reward Employees and Non-Employee Directors, and (b) to enable the Company to give Employees and Non-Employee Directors an interest parallel to the interests of the Company's shareholders generally.

2.    DEFINITIONS.

      Unless otherwise required by the context, the following terms, when used in this Plan, shall have the meanings set forth in this Section 2.

      (a) "Beneficiary" means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Compensation Committee may prescribe, to whom the Participant's rights under the Plan shall pass in the event of the death of the Participant.

      (b) "Board" or "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

      (c)   "Change in Control" means any of the following:

            (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than (A) Axel Johnson Inc. or an affiliate of Axel Johnson Inc., (B) the Company, (C) a Subsidiary, (D) an employee benefit plan of the Company or a Subsidiary, or (E) any person acting on behalf of the Company, a Subsidiary, Axel Johnson Inc. or an affiliate of Axel Johnson Inc. in a distribution of stock to the public, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing (I) more than 30% of the combined voting power of the then outstanding Voting Securities, and (II) more than the combined voting power of the then outstanding Voting Securities beneficially owned (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by Axel Johnson Inc. and its affiliates;

            (ii) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than (A) any


                                      A-1.

such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 60% of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or
(B) any such transaction which would result in a Related Party beneficially owning more than 50% of the voting securities of the surviving entity outstanding immediately after such transaction;

            (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets other than any such transaction which would result in a Related Party owning or acquiring more than 50% of the assets owned by the Company immediately prior to the transaction; or

            (iv) the persons who were members of the Board of Directors immediately before a tender or exchange offer for shares of Common Stock by any person other than Axel Johnson Inc. or an affiliate of Axel Johnson Inc., the Company or a Subsidiary, or before a merger of the Company, consolidation of the Company, or contested election of the Board of Directors, or before any combination of such transactions, cease to constitute a majority of the Board of Directors as a result of such transaction or transactions.

For purposes of this Section 2(c) and any other provision of the Plan, the term "affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act, 17 C.F.R. Section 240.12b-2; the term "Related Party" shall mean (A) a Subsidiary, (B) an employee or group of employees of the Company or any Subsidiary, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, (D) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities, or (E) Axel Johnson Inc. or an affiliate of Axel Johnson Inc.; and the term "Voting Securities" shall mean any securities of the Company which carry the right to vote generally in the election of directors.

      (d) "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. References to a particular section of the Code shall include references to any related Treasury Regulations and to successor provisions.

      (e) "Common Stock" means the class A common stock, par value $0.01 per share, of the Company.

      (f)   "Company" means Larscom Incorporated, a Delaware corporation.

      (g) "Compensation Committee" means the committee of the Board which is administering the Plan pursuant to Section 11(a) below or, if and to the extent that the Plan is being administered by the Board pursuant to Section 11(a), the Board.

      (h) "Consultant" means any consultant or advisor who is not an Employee and who renders services to or on behalf of the Company or a Subsidiary, other than services as a member of the Board or services in connection with the offer or sale of securities in a capital-raising


                                      A-2.

transaction, and includes a member of the Board, an employee of Axel Johnson Inc. or a former Employee who is such a consultant or advisor.

      (i)   "Director" means a member of the Board.

      (j) "Employee" means an employee of the Company or a Subsidiary, including an officer or director who is such an employee. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the optionee shall cease to be treated as an Incentive Stock Option and shall be treated as a Non-Qualified Stock Option.

      (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

      (l)   "Fair Market Value" on a particular date means as follows:

            (i) If shares of Common Stock are listed or admitted to trading on such date on the New York Stock Exchange, the mean between the high and low sales prices of a share of Common Stock in consolidated trading as reported for such date in the Wall Street Journal; or

            (ii) If shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange but are listed or admitted to trading on another national exchange, the mean between the high and low sales prices of a share of Common Stock in consolidated trading as reported for such date in the Wall Street Journal with regard to securities listed or admitted to trading on such national exchange; or

            (iii) If shares of Common Stock are not listed or admitted to trading on any national exchange, the mean between the high and low sales prices of a share of Common Stock as reported for such date in the Wall Street Journal with regard to NASDAQ issues or, if shares of Common Stock are publicly traded on such date but NASDAQ prices are not quoted for such date in the Wall Street Journal, the mean of the closing bid and asked prices of a share of Common Stock on such date as furnished by a professional market maker making a market in shares of Common Stock;

            (iv) if in (i), (ii) or (iii) above, as applicable, there were no sales on such date reported as provided above, the respective prices on the most recent prior day on which sales were so reported; or

            (v) if neither (i), (ii), (iii) or (iv), is applicable, the value of a share of Common Stock determined in good faith by the Board, and if the Company is subject to Section 260.140.50 of Title 10 of the California Code of Regulations ("Section 260.140.50") in a manner consistent with Section 260.140.50.


                                      A-3.

In the case of an Incentive Stock Option, if the foregoing method of determining fair market value should be inconsistent with Section 422 of the Code, "Fair Market Value" shall be determined by the Compensation Committee in a manner consistent with such section of the Code and shall mean the value as so determined.

      (m) "Incentive Stock Option" means an option, including an Option as the context may require, which the company granting the option intends to qualify for the tax treatment applicable to incentive stock options under Section 422 of the Code.

      (n) "Non-Employee Director" means a member of the Board who is not an employee of the Company, any Subsidiary or Axel Johnson Inc., including any director of Axel Johnson Inc. who is such a member of the Board.

      (o) "Non-Qualified Stock Option" means an option, including an Option as the context may require, which the company granting the option does not intend to qualify for the tax treatment applicable to incentive stock options under
Section 422 of the Code.

      (p) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (q) "Option" means an option granted under this Plan to purchase shares of Common Stock. Options may be Incentive Stock Options or Non-Qualified Stock Options.

      (r) "Participant" means an Employee, Consultant or Non-Employee Director who has been granted a Stock Incentive.

      (s) "Plan" means the Larscom Incorporated Stock Incentive Plan, as amended from time to time.

      (t) "Restricted Stock Award" means shares of Common Stock which are issued or transferred to a Participant under Section 5 below and which will become free of restrictions specified by the Compensation Committee if continued employment and/or other contingencies specified by the Compensation Committee are attained. Such other contingencies may include the Participant's depositing with the Company, acquiring or retaining for stipulated time periods specified amounts of Common Stock.

      (u)   "SEC" means the Securities and Exchange Commission.

      (v) "SEC Rule 16b-3" means Rule 16b-3 of the SEC promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

      (w) "Section 16 Person" means a person subject to Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

      (x) "Service Provider" means an Employee, Consultant or Non-Employee Director.

      (y) "Stock Appreciation Right" means a right granted under Section 7 below.


                                      A-4.

      (z) "Stock Bonus Award" means shares of Common Stock or an amount of money which is determined by reference to the Fair Market Value of shares of Common Stock, or a combination of each, which are distributed to a Participant or which the Compensation Committee agrees to distribute in the future to a Participant in lieu of, or as a supplement to, any other compensation that may have been earned by services rendered prior to the date the distribution is made. The amount of a Stock Bonus Award that is payable in shares of Common Stock may but need not be determined by reference to the Fair Market Value of shares of Common Stock. Restricted Stock Awards are specific types of Stock Bonus Awards.

      (aa) "Stock Incentive" means an award granted under this Plan in one of the forms provided for in Section 3.

      (bb) "Subsidiary" means a corporation or other form of business association of which shares (or other ownership interests) having more than 50% of the voting power are, or in the future become, owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term "Subsidiary" shall mean a Subsidiary (as defined by the preceding clause) which is also a "subsidiary corporation" as defined in Section 424(f) of the Code.

      (cc) "Ten Percent Stockholder" means a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent or any Subsidiary.

3.    GRANTS OF STOCK INCENTIVES.

      (a) Subject to the provisions of the Plan, the Compensation Committee may at any time, or from time to time, grant any of the following Stock Incentives to any Employee, Consultant or Non-Employee Director:

            (i)   Incentive Stock Options;

            (ii)  Non-Qualified Stock Options;

            (iii) Stock Appreciation Rights; and

            (iv) Stock Bonus Awards, which may but need not be Restricted Stock Awards;

provided that, any provision of the Plan (including this Section 3(a)) to the contrary notwithstanding, the Compensation Committee may grant Incentive Stock Options only to Employees.

      (b)   After a Stock Incentive has been granted,

            (i) the Compensation Committee may waive any term or condition thereof that could have been excluded from such Stock Incentive when it was granted, and


                                      A-5.

            (ii) with the written consent of the affected Participant, may amend any Stock Incentive after it has been granted to include (or exclude) any provision which could have been included in (or excluded from) such Stock Incentive when it was granted.

      (c) The Compensation Committee may (but need not) grant any Stock Incentive linked to another Stock Incentive. Linked Stock Incentives may be granted as either alternatives or supplements to one another. The terms and conditions of any such linked Stock Incentives shall be determined by the Compensation Committee, subject to the provisions of the Plan.

4.    STOCK SUBJECT TO THE PLAN.

      (a)   Subject to the provisions below of Sections 4(c) and (d) and of
Section 9, the maximum number of shares of Common Stock which may be issued or transferred pursuant to Stock Incentives is 6,785,000 shares of Common Stock. Subject to the provisions of Section 9 (except with respect to reverse stock splits), the maximum number of shares of Common Stock with respect to which Options or Stock Appreciation Rights may be granted during any calendar year to any Employee, Consultant or Non-Employee Director is 500,000 shares of Common Stock.

      (b) Such shares may be authorized but unissued shares of Common Stock, shares of Common Stock held in the treasury, whether acquired by the Company specifically for use under this Plan or otherwise, or shares issued or transferred to, or otherwise acquired by, a trust pursuant to Section 12(d) below, as the Compensation Committee may from time to time determine, provided, however, that any shares acquired or held by the Company for the purposes of this Plan shall, unless and until issued or transferred to a trust pursuant to
Section 12(d) below or to a Participant in accordance with the terms and conditions of a Stock Incentive, be and at all times remain authorized but unissued shares or treasury shares (as the case may be), irrespective of whether such shares are entered in a special account for purposes of this Plan, and shall be available for any corporate purpose.

      (c) If any shares of Common Stock subject to a Stock Incentive shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the termination, expiration or cancellation, in whole or in part, of such Stock Incentive or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company because of the Participant's failure to comply with the terms and conditions of a Stock Incentive or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the 6,785,000 share limitation provided for in clause (a) above of this Section 4 and may again be made subject to Stock Incentives. If a Participant pays the purchase price of shares subject to an Option by surrendering shares of Common Stock in accordance with the provisions of Section 6(b)(iv) below, the number of shares surrendered shall be added back to the number of shares available for issuance or transfer under the Plan so that the maximum number of shares that may be issued or transferred under the Plan pursuant to Section 4(a) above shall have been charged only for the net number of shares issued or transferred pursuant to the Option exercise; provided, however, that none of the surrendered shares shall be available for issuance as Incentive Stock Options.


                                      A-6.

      (d) Notwithstanding Section 4(a), if at the time of each grant of any rights to purchase Common Stock of the Company under the Plan, the Company is subject to Section 260.140.45 of Title 10 of the California Code of Regulations ("Section 260.140.45"), the total number of securities issuable upon exercise of all outstanding options and the total number of shares provided for under this Plan and any other stock bonus or similar plan or agreement of the Company shall not exceed 30% of the then outstanding capital stock of the Company (as measured as set forth in Section 260.140.45), unless stockholder approval has been obtained in compliance with Section 260.140.45 to exceed 30%, in which case the limit shall be such higher percentage as approved by the stockholders.

5.    STOCK BONUS AWARDS AND RESTRICTED STOCK AWARDS.

      Stock Bonus Awards and Restricted Stock Awards shall be subject to the following provisions:

      (a) An Employee, Consultant or Non-Employee Director may be granted a Stock Bonus Award or Restricted Stock Award whether or not he is eligible to receive similar or dissimilar incentive compensation under any other plan or arrangement of the Company.

      (b) An amount of money determined by reference to the Fair Market Value of shares of Common Stock may be distributed, and shares of Common Stock subject to a Stock Bonus Award may be issued or transferred, to a Participant at the time such Award is granted, or at any time subsequent thereto, or in installments from time to time, and subject to such terms and conditions, as the Compensation Committee shall determine. In the event that any such distribution, issuance or transfer shall be made to the Participant after such Award is granted, the Compensation Committee may but need not provide for payment to such Participant, either in cash or shares of Common Stock, from time to time or at the time or times such money shall be distributed or shares shall be issued or transferred to such Participant, of amounts equal to the dividends which would have been payable to such Participant if shares had been issued or transferred to such Participant in satisfaction of such Award at the time such Award was granted.

      (c) Any Stock Bonus Award or Restricted Stock Award may, in the discretion of the Compensation Committee, be settled in cash, on each date on which shares would otherwise have been delivered or become unrestricted, in an amount equal to the Fair Market Value on such date of the shares which would otherwise have been delivered or become unrestricted; and the number of shares for which such cash payment is made shall be added back to the maximum number of shares available for use under the Plan.

      (d) Stock Bonus Awards and Restricted Stock Awards shall be subject to such terms and conditions, including, without limitation, restrictions on the sale or other disposition of the shares issued or transferred pursuant to such Award, and conditions calling for forfeiture of the Award or the shares issued or transferred pursuant thereto in designated circumstances, as the Compensation Committee shall determine; provided, however, that upon the issuance or transfer of shares to a Participant pursuant to any such Award, the recipient shall, with respect to such shares, be and become a stockholder of the Company fully entitled to receive dividends, to vote and to exercise all other rights of a stockholder except to the extent otherwise provided in the


                                      A-7.

Award. All or any portion of a Stock Bonus Award may but need not be made in the form of a Restricted Stock Award.

      (e) Each Stock Bonus Award and Restricted Stock Award shall be evidenced by a written instrument in such form as the Compensation Committee shall determine, signed by a representative of the Company duly authorized to do so, provided that such instrument is consistent with this Plan and incorporates it by reference.

      (f) The terms of any repurchase option shall be specified in a Restricted Stock Award, and the repurchase price may be either the Fair Market Value of the shares of Common Stock on the date of termination of service with the Company or the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of Title 10 of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Restricted Stock Award granted to a person who is not an Officer, Director, Non-Employee Director or Consultant shall be upon the following terms:

            (i) If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (x) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within 90 days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within 90 days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock") and (y) the right terminates when the shares of Common Stock become publicly traded; or

            (ii) If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of service with the Company at the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price, then (x) the right to repurchase at the original purchase price shall lapse at the rate of at least 20% of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within 90 days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within 90 days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding "qualified small business stock").

6.    STOCK OPTIONS.

      Options shall be subject to the following provisions:


                                      A-8.

      (a) Subject to the provisions of Section 9, the purchase price of each share subject to an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted (or in the case of any optionee who, at the time such Incentive Stock Option is granted, is a Ten Percent Stockholder, not less than 110% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted) and the purchase price of each share subject to a Non-Qualified Stock Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date the Non-Qualified Stock Option is granted; provided, however, that to the extent that the Company is subject to
Section 260.140.41 of Title 10 of the California Code of Regulations ("Section 260.140.41") at the time the Option is granted, a Ten Percent Stockholder shall not be granted a Non-Qualified Stock Option unless the per share exercise price of such Option is at least (i) 110% of the Fair Market Value of a share of Common Stock on the date the Non-Qualified Stock Option is granted or (ii) such lower percentage of the Fair Market Value of the Common Stock on the date of grant as is permitted by Section 260.140.41 at the time of the grant of the Option.

      (b) The purchase price of shares subject to an Option may be paid in whole or in part (i) in cash, (ii) by bank-certified, cashier's or personal check subject to collection, (iii) if so provided in the Option and subject to such terms and conditions as the Compensation Committee may impose, by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a stockbroker that the Compensation Committee determines satisfy the provisions of Section 220.3(e)(4) (or a successor provision) of Regulation T promulgated by the Board of Governors of the Federal Reserve System, or (iv) if so provided in the Option and subject to such terms and conditions as are specified in the Option, in shares of Common Stock or other property surrendered to the Company. Property for purposes of this Section shall include an obligation of the Company unless prohibited by applicable law. Shares of Common Stock thus surrendered shall be valued at their Fair Market Value on the date of exercise. Any such other property thus surrendered shall be valued at its fair market value on any reasonable basis established or approved by the Compensation Committee. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by surrender to the Company of other Common Stock previously acquired, directly or indirectly from the Company shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

      (c) Options may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Compensation Committee may determine when the Option is granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 6, each Option may be exercisable in full at the time of grant or may become exercisable in one or more installments, at such time or times and subject to satisfaction of such terms and conditions as the Compensation Committee may determine. The Compensation Committee may at any time accelerate the date on which an Option becomes exercisable. Subject to Section 6(f), unless otherwise provided in the Option, an Option, to the extent it becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option.


                                      A-9.

      (d) Notwithstanding the foregoing Section 6(c), to the extent that the Company is subject to the following restrictions on vesting under Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Option, then: (i) Options granted to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of common stock at a rate of at least 20% per year over five years from the date the Option was granted, subject to reasonable conditions such as continued employment; and (ii) Options granted to Section 16 Persons or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

      (e) Each Option shall be exercisable during the lifetime of the optionee only by him or his guardian or legal representative, and after death only by his Beneficiary or, absent a Beneficiary, by his estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution; provided that any Incentive Stock Option may be exercisable after death by a Beneficiary only if such exercise would be, in the opinion of the Compensation Committee, permissible under and consistent with Section 422 of the Code. Each Option shall expire at such time or times as the Compensation Committee may determine, provided that notwithstanding any other provision of this Plan, (i) no Option shall be exercisable after the tenth anniversary of the date on which the Option was granted, and (ii) no Incentive Stock Option which is granted to a Ten Percent Stockholder shall be exercisable after the expiration of five years from the date such Option is granted. Notwithstanding the foregoing, if an Option is granted for a term of less than ten years the Compensation Committee may at any time prior to the expiration of the Option, extend its term for a period ending not later than on the tenth anniversary of the date on which the Option was granted. The Compensation Committee may but need not provide for an Option to be exercisable after termination of employment until its fixed expiration date (or until an earlier date or specified event occurs). Notwithstanding the foregoing, unless a Participant's employment with the Company is terminated for cause as defined by applicable law, if the Company is subject to Section 260.140.41 at the time an Option is granted to such Participant, such Option shall be exercisable in the event of termination of employment, to the extent that such Participant is entitled to exercise such Option on the date such Participant's employment terminates as follows: (i) six months from the date of termination if termination was caused by death or Disability (or such longer period specified in the Option agreement); or (ii) thirty days from the date of termination if termination was caused by other than death or Disability (or such longer period specified in the Option agreement).

      (f) An Option may, but need not, be an Incentive Stock Option. All shares of Common Stock which may be made subject to Stock Incentives under this Plan may be made subject to Incentive Stock Options; provided that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options may be exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000 or such other amount as may apply under the Code. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Options which the Compensation Committee intends to qualify as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans, including this Plan, of his employer corporation and its parent and Subsidiary) exceeds $100,000 or such other amount as may apply under the Code, such Options shall be treated as


                                     A-10.

Non-Qualified Stock Options. For purposes of this Section 6(f), Incentive Stock Options shall be taken into account in the order in which they were granted.

      (g) Each Option shall be evidenced by a written instrument, signed by a representative of the Company duly authorized to do so, which shall contain such terms and conditions, and shall be in such form, as the Compensation Committee shall determine, provided the instrument is consistent with this Plan and incorporates it by reference. An Option, if so approved by the Compensation Committee, may include terms, conditions, restrictions and limitations in addition to those provided for in this Plan including, without limitation, terms and conditions providing for the transfer or issuance of shares, on exercise of an Option, which may be non-transferable and forfeitable to the Company in designated circumstances, or for the delivery of shares purchased pursuant to the exercise of an Option to be deferred until a specified date or dates after the date of exercise at the election of the Participant or the Compensation Committee.

      (h) No option shall be exercisable unless and until the Company (i) obtains the approval of all regulatory bodies whose approval the Compensation Committee may deem necessary or desirable, and (ii) complies with all legal requirements deemed applicable by the Compensation Committee.

      (i) An Option shall be considered exercised if and when written notice, signed by the person exercising the Option and stating the number of shares with respect to which the Option is being exercised, is received by the Corporate Secretary on a properly completed form approved for this purpose by the Compensation Committee, accompanied by full payment of the Option exercise price in one or more of the forms authorized by the Compensation Committee and described in Section 6(b) above for the number of shares to be purchased. No Option may be exercised unless and until the person exercising the Option supplies the Company with such documentation as the Compensation Committee may deem necessary or advisable to establish the identity of such person and such person's entitlement to exercise the Option. No Option may at any time be exercised with respect to a fractional share.

7.    STOCK APPRECIATION RIGHTS.

      Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the Plan, as shall from time to time be determined by the Compensation Committee and to the following terms and conditions:

      (a) Stock Appreciation Rights may be granted in connection with all or any part of an Option, either at the time of the grant of such Option or at any time thereafter during the term of the Option (in either case, "Linked Stock Appreciation Rights"), or may be granted without reference to an Option ("Free-Standing Stock Appreciation Rights").

      (b) Linked Stock Appreciation Rights may be granted either as an alternative or a supplement to a specified Option (the "related" Option). Each Linked Stock Appreciation Right that is granted as an alternative to an Option (an "Alternative Stock Appreciation Right") shall entitle the holder to receive the amount determined pursuant to Section 7(e) below if and when the holder surrenders a related Option to purchase one share of Common Stock that is then


                                     A-11.

exercisable. Each Linked Stock Appreciation Right that is granted as a supplement to an Option (a "Supplemental Stock Appreciation Right") shall entitle the holder to receive the amount determined pursuant to Section 7(e) below if and when the holder purchases a share under the related Option.

      (c) Stock Appreciation Rights may be granted for such lawful consideration, including money or other property, tangible or intangible, or labor or services received or to be received by the Company, as the Compensation Committee may determine when the Rights are granted. Property for purposes of the preceding sentence shall include an obligation of the Company unless prohibited by applicable law. Subject to the foregoing and the other provisions of this Section 7, Stock Appreciation Rights may be exercisable in full at the time of grant or may become exercisable in one or more installments and at such time or times, as the Compensation Committee may determine. The Compensation Committee may at any time accelerate the date on which Stock Appreciation Rights become exercisable. Unless otherwise provided in the Stock Appreciation Rights, Stock Appreciation Rights, to the extent they become exercisable, may be exercised at any time in whole or in part until they expire or terminate.

      (d) No Free-Standing Stock Appreciation Right shall be exercisable after the tenth anniversary of the date it was granted, and no Linked Stock Appreciation Right shall be exercisable after the related Option ceases to be exercisable. If the Compensation Committee grants a Stock Appreciation Right for a lesser term than that permitted by the preceding sentence, the Compensation Committee may, at any time prior to its expiration, extend its term to the maximum term permitted by the preceding sentence. The Compensation Committee may but need not provide for Stock Appreciation Rights to be exercisable after termination of employment until they expire pursuant to the first sentence of this Section 7(d) (or until an earlier date or specified event occurs).

      (e) Upon exercise of Stock Appreciation Rights, the holder thereof shall be entitled to receive cash or shares of Common Stock or a combination of each, as the Compensation Committee may provide, equal to the amount by which the Fair Market Value of a share of Common Stock on the date of such exercise exceeds the Base Price of the Stock Appreciation Rights, multiplied by the number of Stock Appreciation Rights exercised; provided that in no event shall a fractional share be issued. In the case of Alternative Stock Appreciation Rights, the Base Price shall not be less than the price at which shares may be purchased under the related Option. In the case of Supplemental Stock Appreciation Rights and Free-Standing Stock Appreciation Rights, the Base Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Rights were granted.

      (f) The maximum number of shares available for use under the Plan shall be charged only for the number of shares which are actually issued or transferred in settlement of Stock Appreciation Rights. In the case of an exercise of an Alternative Stock Appreciation Right, if the number of shares of Common Stock previously charged against the maximum number of shares available for use under the Plan on account of the surrendered portion of the Option exceeds the number of shares (if any) actually issued or transferred pursuant to such surrender, the excess shall be added back to the number of shares available for use under the Plan.


                                     A-12.

      (g) Stock Appreciation Rights shall be exercisable during the life of the Participant only by him or his guardian or legal representative, and after death only by his Beneficiary or, absent a Beneficiary, by his estate or by a person who acquired the Stock Appreciation Rights by will or the laws of descent and distribution.

      (h) Each Stock Appreciation Right shall be evidenced by a written instrument, which shall contain such terms and conditions, and shall be in such form, as the Compensation Committee shall determine, provided the instrument is consistent with the Plan and incorporates it by reference.

8.    CERTAIN CHANGE IN CONTROL, TERMINATION OF EMPLOYMENT AND DISABILITY
PROVISIONS.

      In the event of a Change in Control, any surviving corporation or acquiring corporation may assume or continue any or all Stock Incentives outstanding under the Plan or may substitute similar stock awards for Stock Incentives outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Change in Control, and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Incentives may be assigned by the Company to the successor of the Company (or the successor's parent company), if any, in connection with such Change in Control. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Incentives or substitute similar stock awards for such outstanding Stock Incentives, then with respect to Stock Incentives that have been not assumed, continued or substituted and that are held by Participants whose service or employment with the Company has not terminated prior to the effective time of the Change in Control, the vesting of such Stock Incentives (and, if applicable, the time at which such Stock Incentives may be exercised) shall (contingent upon the effectiveness of the Change in Control) be accelerated in full to a date prior to the effective time of such Change in Control as the Compensation Committee shall determine (or, if the Compensation Committee shall not determine such a date, to the date that is five days prior to the effective time of the Change in Control), the Stock Incentives shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Incentives held by Participants whose service or employment with the Company has not terminated shall (contingent upon the effectiveness of the Change in Control) lapse. With respect to any other Stock Incentives outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Incentives (and, if applicable, the time at which such Stock Incentive may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Incentive, and such Stock Incentives shall terminate if not exercised (if applicable) prior to the effective time of the Change in Control. Subject to the foregoing provisions of this Section 8, the Compensation Committee may at any time, and subject to such terms and conditions as it may impose:

      (a) authorize the holder of an Option or Stock Appreciation Right to exercise the Option or Stock Appreciation Right following the termination of the Participant's employment or service with or on behalf of the Company and its Subsidiaries, or following the Participant's Disability, whether or not the Option or Stock Appreciation Right would otherwise be


                                     A-13.

exercisable following such event, provided that in no event may an Option or Stock Appreciation Right be exercised after the expiration of its term;

      (b) authorize a Stock Bonus Award or Restricted Stock Award to become non-forfeitable, fully earned and payable upon or following (i) the termination of the Participant's employment or service with or on behalf of the Company and its Subsidiaries, or (ii) the Participant's Disability, whether or not the Award would otherwise become non-forfeitable, fully earned and payable upon or following such event; and

      (c) provide in advance or at the time of a Change in Control for cash to be paid in settlement of any Option, Stock Appreciation Right, Stock Bonus Award or Restricted Stock Award in the event of a Change in Control, either at the election of the Participant or at the election of the Compensation Committee.

For purposes of this Section 8, the term "Disability" means an accident or physical or mental illness which prevents, or which the Compensation Committee expects to prevent, the Participant from substantially performing his duties and responsibilities as an Employee, Consultant or Non-Employee Director for at least six months (consecutive or non-consecutive) in any 12-month period.

9.    ADJUSTMENT PROVISIONS.

      In the event that any stock split, reverse stock split, stock dividend, distribution, recapitalization, reclassification, combination or consolidation of shares of Common Stock shall be effected, or the outstanding shares of Common Stock shall be, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of shares of stock or other securities or property of the Company or any other entity or person, or a record date for determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock or other property (other than normal cash dividends) shall occur, (a) the number and class of shares or other securities or property that may be issued or transferred pursuant to Stock Incentives thereafter granted or that may be optioned or awarded under the Plan to any Participant,
(b) the number and class of shares or other securities or property that may be issued or transferred under outstanding Stock Incentives, (c) the purchase price to be paid per share under outstanding and future Stock Incentives, and (d) the price to be paid per share by the Company or a Subsidiary for shares or other securities or property issued or transferred pursuant to Stock Incentives which are subject to a right of the Company or a Subsidiary to reacquire such shares or other securities or property, shall in each case be equitably adjusted; provided that with respect to Incentive Stock Options any such adjustments shall comply with Sections 422 and 424 of the Code; provided further that the limitation set forth in the second sentence of Section 4(a) shall not be subject to any adjustment in the event of a reverse stock split.

10.   EFFECTIVE DATE AND DURATION OF PLAN.

      The Plan shall be effective when it is approved by the Board of Directors, provided that the shareholder or shareholders of the Company thereafter approve it within one year of that date. If the Plan is not so approved by the stockholder or stockholders, the Plan (and any Stock


                                     A-14.

Incentive granted thereunder) shall be null, void and of no force or effect. If so approved, the Plan shall remain in effect, and Stock Incentives may be granted, until Stock Incentives have been granted with respect to all shares authorized to be issued or transferred hereunder or until the Plan is sooner terminated by the Board of Directors, and shall continue in effect thereafter with respect to any Stock Incentives outstanding at that time. In no event shall an Incentive Stock Option be granted under the Plan more than 10 years from the date the Plan is adopted by the Board, or the date the Plan is approved by the stockholder or stockholders of the Company, whichever is earlier.

11.   ADMINISTRATION.

      (a) The Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board, unless the Board determines that the Plan should be administered by the Board, in which case it shall be administered by the Board. Unless the Board determines otherwise, any committee administering the Plan shall be comprised solely of "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Code and "Non-Employee Directors" within the meaning of SEC Rule 16b-3. Subject to the foregoing provisions of this Section, the Board may provide for the Plan to be administered by the Board with respect to some Service Providers and by a committee of the Board with respect to other Service Providers or to be administered by different committees of the Board with respect to different Service Providers.

      (b) The Compensation Committee may establish such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem necessary for the proper administration of the Plan, and may amend or revoke any rule or regulation so established. The Compensation Committee shall, subject to the provisions of the Plan, have full power theretofore possessed by the Board to interpret, amend, administer and construe the Plan and any instruments issued under the Plan and full authority to make all determinations and decisions thereunder including without limitation the authority to (i) select the Participants in the Plan, (ii) determine what Stock Incentives shall be granted,
(iii) determine the number of shares to be made subject to each Stock Incentive,
(iv) determine the type of Stock Incentive to grant, and (v) determine the terms and conditions of each Stock Incentive, including the exercise price, in the case of an Option. The interpretation by the Compensation Committee of the terms and provisions of the Plan and any instrument issued thereunder, and its administration thereof, and all action taken by the Compensation Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, all Participants, Consultants, Employees and Non-Employee Directors, and upon their respective Beneficiaries, successors and assigns, and upon all other persons claiming under or through any of them.

      (c) Members of the Board of Directors and members of the Compensation Committee acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.


                                     A-15.

12.   GENERAL PROVISIONS.

      (a) Any provision of the Plan to the contrary notwithstanding, any derivative security issued under the Plan (within the meaning of SEC Rule 16a-1(c), 17 CFR Section 240.16a-1(c)), including without limitation any Option or Stock Appreciation Right, shall not be transferable by the Participant other than by will or the laws of descent and distribution, or to a Beneficiary designated by the Participant. Any purported transfer of an Incentive Stock Option to a Beneficiary shall be effective only if such transfer is, in the opinion of the Compensation Committee, permissible under and consistent with
Section 422 of the Code. Notwithstanding the foregoing provisions of this
Section 12(a) and the first sentence of Section 6(d) above, if (and only if) the following conditions are satisfied a Participant may transfer during his lifetime any Stock Incentive granted under this Plan, other than an Incentive Stock Option or any other Stock Incentive that is linked to an Incentive Stock Option, to members of his immediate family (defined as his children, grandchildren and spouse, including children and grandchildren by adoption or marriage, and including minors) or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners: (i) the instrument evidencing such Stock Incentive expressly provides (or is amended to provide) for such lifetime transfers; (ii) the Participant does not receive any consideration for the transfer; (iii) after any such lifetime transfer the transferred Stock Incentive continues to be subject to the same terms and conditions that were applicable to such Stock Incentive immediately prior to its transfer (except that such transferred Stock Incentive is not further transferable by the donee inter vivos), (iv) at no time after any lifetime transfer of an Option shall the donee be entitled to exercise such transferred Option if, or to an extent that, the Participant (or, in the event of the Participant's death, the Participant's Beneficiary or the person or persons to whom the Option would have been transferred by will or the laws of descent and distribution in the absence of any lifetime transfer) would not have been entitled to exercise it at such time had the Option not been transferred during the lifetime of the Participant, (v) the Compensation Committee approves the transfer to each donee before or after the Stock incentive is transferred, and (vi) any additional terms and conditions which the Compensation Committee may require to be satisfied in connection with the transfer are satisfied.

      (b) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or service of the Company or a Subsidiary, or shall affect the right of the Company or a Subsidiary to terminate the employment or service of any person at any time with or without cause.

      (c) No shares of Common Stock shall be issued or transferred pursuant to a Stock Incentive unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the Compensation Committee, been satisfied. Any such issuance or transfer shall be contingent upon the person acquiring the shares giving the Company any assurances the Compensation Committee may deem necessary or desirable to assure compliance with all applicable legal requirements.

      (d) No person (individually or as a member of a group) and no Beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock (i) issued or transferred to, or acquired by, a trust, (ii) allocated, or (iii) reserved for the purposes of this Plan, or subject to any Stock Incentive, except as to such shares of


                                     A-16.

Common Stock, if any, as shall have been issued or transferred to him. The Compensation Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a Change in Control) for a number of shares of Common Stock, equal to the number of such shares subject to Stock Incentives then outstanding, to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company's obligations under such Stock Incentives, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the Stock Incentives to which such shares relate shall not have been exercised or may not be exercisable or vested at that time.

      (e) The Company and its Subsidiaries may make such provisions as they may deem appropriate for the withholding of any federal, state or local taxes which they determine they are required to withhold in connection with any Stock Incentive. Without limiting the foregoing, the Compensation Committee may, subject to such terms and conditions as it may impose, permit or require any withholding tax obligation arising in connection with the grant, exercise, vesting, distribution or payment of any Stock Incentive to be satisfied in whole or in part, with or without the consent of the Participant, by having the Company withhold all or any part of the shares of Common Stock that vest or would otherwise be distributed at such time; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting). Any shares so withheld shall be valued at their Fair Market Value on the date of such withholding.

      (f) Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to directors, officers, employees or consultants generally, or to any class or group of such persons, which the Company or any Subsidiary now has or may hereafter lawfully put into effect, including, without limitation, any incentive compensation, retirement, pension, group insurance, stock purchase, stock bonus or stock option plan.

      (g) Any provision of the Plan to the contrary notwithstanding: (i) the Compensation Committee may impose such conditions on any Stock Incentive as it may determine, on the advice of counsel, are necessary or desirable to satisfy any exemption from Section 16 of the Exchange Act for which the Compensation Committee intends transactions by or with respect to Section 16 Persons to qualify, including without limitation SEC Rule 16b-3; (ii) transactions by or with respect to Section 16 Persons shall comply with any applicable conditions of SEC Rule 16b-3 unless the Compensation Committee determines otherwise; (iii) transactions by or with respect to persons whose remuneration would not be deductible by the Company but for compliance with the provisions of Section 162(m)(4)(C) of the Code shall conform to the requirements of Section 162(m)(4)(C) of the Code unless the Compensation Committee determines otherwise;
(iv) the Plan is intended to give the Compensation Committee the authority to grant awards that qualify as performance-based compensation under Code Section 162(m)(4)(C) as well as awards that do not so qualify; and (v) any provision of the Plan that would prevent the Compensation Committee from exercising the authority referred to in clause (iv) above or that would prevent an award that the Compensation Committee intends to qualify as performance-based compensation under Code Section 162(m)(4)(C) from so qualifying or that would prevent any transaction by or with respect to a Section 16 Person from qualifying for any


                                     A-17.

exemption from Section 16 of the Exchange Act for which the Compensation Committee intends such transaction to qualify (including SEC Rule 16b-3), shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

      (h) By accepting any benefits under the Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board of Directors and the Compensation Committee.

      (i) The validity, construction, interpretation and administration of the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of the State of Delaware, but without giving effect to the principles of conflicts of laws thereof. Without limiting the generality of the foregoing, the period within which any action arising under or in connection with the Plan must be commenced, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof irrespective of the place where the act or omission complained of took place and of the residence of any party to such action and irrespective of the place where the action may be brought.

      (j) The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.

13.   INFORMATION OBLIGATION.

      To the extent that the Company is subject to Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to employees eligible to participate in the Plan at least annually. This Section 13 shall not apply to key employees whose duties in connection with the Company assure them access to equivalent information.

14.   AMENDMENT AND TERMINATION.

      The Plan may be amended by the Board of Directors, without stockholder approval, at any time and in any respect, unless stockholder approval of the amendment in question is required under Delaware law, the Code (including without limitation Code Section 162(m)(4) and Code Section 422, including Proposed Treasury Regulation Section 1.422A(b)(iv)), any national securities exchange or system on which shares of Common Stock are then listed or reported, by any regulatory body having jurisdiction with respect to the Plan, or under any other applicable laws, rules or regulations. The Plan may also be terminated at any time by the Board of Directors. No amendment or termination of this Plan shall adversely affect any Stock Incentive granted prior to the date of such amendment or termination without the written consent of the Participant.


                                     A-18.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     The Registrant's bylaws and certificate of incorporation provide for the mandatory indemnification of its directors, officers, and to the extent authorized by the board of directors, employees and other agents, to the maximum extent permitted by DGCL, and the Registrant has entered into agreements with certain of its officers and directors providing for their indemnification with respect to certain matters. The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this Registration Statement:

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
  2.1     Agreement and Plan of Merger by and among                                          X
          Larscom Incorporated, London Acquisition
          Corp., and VINA Technologies, Inc., dated
          March 17, 2003(1)
  3.1     Amended and Restated Certificate of              S-1    12/18/96       X
          Incorporation of the Registrant as filed in
          the State of Delaware on December 11, 1996
  3.2     Amended By-laws of the Registrant                S-1    12/18/96       X
  4.1     Reference is made to Exhibits 3.1 and 3.2
  5.1     Opinion of Cooley Godward LLP regarding                                            X
          legality of the securities being registered

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
  8.1     Tax opinion of Pillsbury Winthrop LLP                                              X
  8.2     Tax opinion of Cooley Godward LLP                                                  X
 10.1     Form of Larscom Incorporated Stock Option Plan   S-1    12/18/96       X
          for Non-Employee Directors
 10.2     Certificate of Amendment of Stock Option Plan    10-K   12/31/01       X
          for Non-Employee Directors
 10.3     Form of Larscom Incorporated Stock Incentive     S-1    12/18/96       X
          Plan
 10.4     Certificate of Amendment of Stock Incentive      10-K   12/31/01       X
          Plan
 10.5     Form of Larscom Incorporated Stock Purchase      S-1    12/18/96       X
          Plan
 10.6     Certificate of Amendment of Employee Stock       10-K   12/31/01
          Purchase Plan
 10.7     Separation of Employment Due to Reduction-in-    10-Q   3/30/02        X
          Force Layoff by and between Larscom
          Incorporated and Liam McManus effective
          January 1, 2002
 10.8     Employment Offer Letter Agreement by and         10-Q   3/30/02        X
          between Larscom Incorporated and Gurdip Jande
          dated January 25, 2002, accepted February 11,
          2002
 10.9     Form of Services Agreement between Axel          S-1    12/18/96       X
          Johnson, Inc. and the Registrant
 10.10    Form of Credit Agreement between Axel Johnson,   S-1    12/18/96       X
          Inc. and the Registrant
 10.11    2000 Amendments to the Credit Agreement          10-K   12/31/00       X
          between Axel Johnson, Inc. and Larscom
          Incorporated
 10.12    2001 Amendments to the Credit Agreement          10-K   12/31/01       X
          between Axel Johnson, Inc. and Larscom
          Incorporated
 10.13    Letter dated August 8, 2002 from Axel Johnson,   10-Q   9/30/02        X
          Inc. to waive the No MAC Condition to the
          Credit Agreement between Larscom Incorporated
          and Axel Johnson, Inc.
 10.14    Form of Tax-Sharing Agreement between Axel       S-1    12/18/96       X
          Johnson, Inc. and the Registrant
 10.15    Letter Agreement Regarding Interest-Free Loan    10-Q   6/30/02        X
          Obligation by and between Larscom Incorporated
          and Joseph A. Pendergast dated March 20, 2002
 10.16    Form of Registration Rights Agreement between    S-1    12/18/96       X
          Axel Johnson, Inc. and the Registrant(4)
 10.17    Lease Agreement between Berg & Berg              10-K   12/31/96       X
          Enterprises Inc. and the Registrant
 10.18    Software License Agreement by and between        10-Q   9/30/00        X
          Larscom Incorporated and 3NO Systems, Inc.
          dated September 21, 2000
 10.19    Lease Agreement between Technology IX, LLC,      10-K   12/31/00       X
          Keystone Corporation and Larscom Incorporated
 10.20    Original Equipment Manufacturing/Private Label   10-Q   6/30/01        X
          Agreement by and between Larscom Incorporated
          and G3M Corporation dated January 4, 2001

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
 10.21    Non-Exclusive OEM Agreement by and between       10-Q   6/30/01        X
          Larscom Incorporated and Oasys Telecom, Inc.
          dated May 1, 2001
 10.22    Amendment No. 1 to the Non-Exclusive OEM         10-K   12/31/01       X
          Agreement by and between Larscom Incorporated
          and Oasys Telecom, Inc. dated September 7,
          2001
 10.23    Sublease Agreement between Silicon Wireless      10-K   12/31/01       X
          Corporation and Larscom Incorporated
 10.24    General Release and Settlement Agreement by      10-K   12/31/01       X
          and between Larscom Incorporated and Robert
          Coackley dated July 1, 2001
 10.25    General Release of All Claims                    10-K   12/31/01       X
          (California -- With Attachment A) by and
          between Larscom Incorporated and George
          Donohoe dated June 22, 2001
 10.26    Employment Agreement by and between Larscom      10-K   12/31/01       X
          Incorporated and Daniel L. Scharre dated
          November 26, 2001
 10.27    Amended and Restated Promissory Note (No. 1)     10-Q   6/30/02        X
          by and between Larscom Incorporated and Oasys
          Telecom, Inc. dated May 13, 2002
 10.28    Amended and Restated Promissory Note (No. 2)     10-Q   6/30/02        X
          by and between Larscom Incorporated and Oasys
          Telecom, Inc. dated May 13, 2002
 10.29    Restructuring Agreement by and between Larscom   10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated May
          13, 2002
 10.30    Intellectual Property Security Agreement by      10-Q   6/30/02        X
          and between Larscom Incorporated and Oasys
          Telecom, Inc. dated May 13, 2002
 10.31    License Agreement by and between Larscom         10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated May
          13, 2002
 10.32    Supply Agreement by and between Larscom          10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated May
          13, 2002
 10.33    Employment Offer Letter Agreement by and         10-Q   6/30/02        X
          between Larscom Incorporated and Leonard
          Eisentein dated May 3, 2002
 10.34    Letter Agreement by and between Larscom          10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated
          April 9, 2002
 10.35    Electronic Manufacturing Services Agreement by   10-K   12/31/02       X
          and between Larscom Incorporated and Sparqtron
          Manufacturing Corp. dated October 21, 2002
 10.36    Consultant Agreement by and between Larscom      10-K   12/31/02       X
          Incorporated and Richard Pospisil dated
          November 22, 2002
 11.1     Statement regarding computation of per share     10-K   12/31/02       X
          earnings

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
 21.1     Subsidiaries of the Registrant                   10-K   12/31/02       X
 23.1     Consent of PricewaterhouseCoopers LLP,                                             X
          Independent Accountants (Larscom)
 23.2     Consent of Deloitte & Touche LLP, Independent                                      X
          Auditors (VINA)
 23.3*    Consent of Cooley Godward LLP (see exhibits                                        X
          5.1 and 8.2)
 23.4*    Consent of Pillsbury Winthrop LLP (see exhibit                                     X
          8.1)
 99.1     Consent of Thomas Weisel Partners LLC                                              X
 99.2     Consent of Standard & Poor's Corporate Value                                       X
          Consulting
 99.3     Form of Proxy Card for Larscom Incorporated                                        X
 99.4     Form of Proxy Card for VINA Technologies, Inc.                                     X
 99.5     Opinion of Thomas Weisel Partners LLC(6)                                           X
 99.6     Opinion of Standard & Poor's Corporate Value                                       X
          Consulting(5)
 99.7     Form of Voting Agreement by and between VINA                                       X
          Technologies, Inc. and Axel Johnson, Inc.(3)
 99.8     Form of Voting Agreement by and between                                            X
          Larscom Incorporated and certain stockholders
          of VINA Technologies, Inc.(2)

---------------

(1) Included as ANNEX A to this registration statement.

(2) Included as ANNEX A1 to this registration statement.

(3) Included as ANNEX A2 to this registration statement.

(4) Included as ANNEX A3 to this registration statement.

(5) Included as ANNEX B to this registration statement.

(6) Included as ANNEX C to this registration statement.

ITEM 22.  UNDERTAKINGS

     Larscom hereby undertakes:

          (a) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Larscom undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (b) That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request;

          (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective; and

          (e) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Larscom pursuant to the provisions described in Item 20 above, or otherwise, Larscom has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Larscom will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Larscom has duly caused Larscom's registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Milpitas, California, on April 15, 2003.

                                          LARSCOM INCORPORATED

                                          By:     /s/ DANIEL L. SCHARRE
                                            ------------------------------------
                                                     Daniel L. Scharre
                                               President and Chief Executive
                                                         Officer and
                                               Director (Principal Executive
                                                           Officer)

                               POWER OF ATTORNEY

     Know all these persons by these presents, that each person whose signature appears below continues and appoints Daniel L. Scharre and Donald W. Morgan and each of them, jointly and severally, his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Form S-4, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, as amended, Larscom's registration statement on Form S-4 has been signed below by the following persons on behalf of Larscom and in the capacities and on the dates indicated:

                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

              /s/ DANIEL L. SCHARRE                   President and Chief Executive       April 15, 2003
 ------------------------------------------------    Officer and Director (Principal
                Daniel L. Scharre                          Executive Officer)


               /s/ DONALD W. MORGAN                    Vice President, Finance and        April 15, 2003
 ------------------------------------------------        Chief Financial Officer
                 Donald W. Morgan                       (Principal Financial and
                                                           Accounting Officer)


             /s/ LAWRENCE D. MILLIGAN                     Chairman of the Board           April 15, 2003
 ------------------------------------------------
               Lawrence D. Milligan


             /s/ RICHARD E. POSPISIL                   Vice Chairman of the Board         April 15, 2003
 ------------------------------------------------
               Richard E. Pospisil


                /s/ ALLEN R. ADAMS                              Director                  April 15, 2003
 ------------------------------------------------
                  Allen R. Adams


                                                                Director
 ------------------------------------------------
                 Donald G. Heitt


            /s/ DESMOND P. WILSON III                           Director                  April 15, 2003
 ------------------------------------------------
              Desmond P. Wilson III

                                 EXHIBIT INDEX

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
  2.1     Agreement and Plan of Merger by and among                                          X
          Larscom Incorporated, London Acquisition
          Corp., and VINA Technologies, Inc., dated
          March 17, 2003
  3.1     Amended and Restated Certificate of              S-1    12/18/96       X
          Incorporation of the Larscom as filed in the
          State of Delaware on December 11, 1996
  3.2     Amended By-laws of the Larscom                   S-1    12/18/96       X
  4.1     Reference is made to Exhibits 3.1 and 3.2
  5.1     Opinion of Cooley Godward LLP regarding                                            X
          legality of the securities being registered
  8.1     Tax opinion of Pillsbury Winthrop LLP                                              X
  8.2     Tax opinion of Cooley Godward LLP                                                  X
 10.1     Form of Larscom Incorporated Stock Option Plan   S-1    12/18/96       X
          for Non-Employee Directors
 10.2     Certificate of Amendment of Stock Option Plan    10-K   12/31/01       X
          for Non-Employee Directors
 10.3     Form of Larscom Incorporated Stock Incentive     S-1    12/18/96       X
          Plan
 10.4     Certificate of Amendment of Stock Incentive      10-K   12/31/01       X
          Plan
 10.5     Form of Larscom Incorporated Stock Purchase      S-1    12/18/96       X
          Plan
 10.6     Certificate of Amendment of Employee Stock       10-K   12/31/01
          Purchase Plan
 10.7     Separation of Employment Due to Reduction-in-    10-Q   3/30/02        X
          Force Layoff by and between Larscom
          Incorporated and Liam McManus effective
          January 1, 2002
 10.8     Employment Offer Letter Agreement by and         10-Q   3/30/02        X
          between Larscom Incorporated and Gurdip Jande
          dated January 25, 2002, accepted February 11,
          2002
 10.9     Form of Services Agreement between Axel          S-1    12/18/96       X
          Johnson, Inc. and the Larscom
 10.10    Form of Credit Agreement between Axel Johnson,   S-1    12/18/96       X
          Inc. and the Larscom
 10.11    2000 Amendments to the Credit Agreement          10-K   12/31/00       X
          between Axel Johnson, Inc. and Larscom
          Incorporated
 10.12    2001 Amendments to the Credit Agreement          10-K   12/31/01       X
          between Axel Johnson, Inc. and Larscom
          Incorporated
 10.13    Letter dated August 8, 2002 from Axel Johnson,   10-Q   9/30/02        X
          Inc. to waive the No MAC Condition to the
          Credit Agreement between Larscom Incorporated
          and Axel Johnson, Inc.
 10.14    Form of Tax-Sharing Agreement between Axel       S-1    12/18/96       X
          Johnson, Inc. and Larscom
 10.15    Letter Agreement Regarding Interest-Free Loan    10-Q   6/30/02        X
          Obligation by and between Larscom Incorporated
          and Joseph A. Pendergast dated March 20, 2002
 10.16    Form of Registration Rights Agreement between    S-1    12/18/96       X
          Axel Johnson, Inc. and Larscom(4)

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
 10.17    Lease Agreement between Berg & Berg              10-K   12/31/96       X
          Enterprises Inc. and Larscom
 10.18    Software License Agreement by and between        10-Q   9/30/00        X
          Larscom Incorporated and 3NO Systems, Inc.
          dated September 21, 2000
 10.19    Lease Agreement between Technology IX, LLC,      10-K   12/31/00       X
          Keystone Corporation and Larscom Incorporated
 10.20    Original Equipment Manufacturing/Private Label   10-Q   6/30/01        X
          Agreement by and between Larscom Incorporated
          and G3M Corporation dated January 4, 2001
 10.21    Non-Exclusive OEM Agreement by and between       10-Q   6/30/01        X
          Larscom Incorporated and Oasys Telecom, Inc.
          dated May 1, 2001
 10.22    Amendment No. 1 to the Non-Exclusive OEM         10-K   12/31/01       X
          Agreement by and between Larscom Incorporated
          and Oasys Telecom, Inc. dated September 7,
          2001
 10.23    Sublease Agreement between Silicon Wireless      10-K   12/31/01       X
          Corporation and Larscom Incorporated
 10.24    General Release and Settlement Agreement by      10-K   12/31/01       X
          and between Larscom Incorporated and Robert
          Coackley dated July 1, 2001
 10.25    General Release of All Claims                    10-K   12/31/01       X
          (California -- With Attachment A) by and
          between Larscom Incorporated and George
          Donohoe dated June 22, 2001
 10.26    Employment Agreement by and between Larscom      10-K   12/31/01       X
          Incorporated and Daniel L. Scharre dated
          November 26, 2001
 10.27    Amended and Restated Promissory Note (No. 1)     10-Q   6/30/02        X
          by and between Larscom Incorporated and Oasys
          Telecom, Inc. dated May 13, 2002
 10.28    Amended and Restated Promissory Note (No. 2)     10-Q   6/30/02        X
          by and between Larscom Incorporated and Oasys
          Telecom, Inc. dated May 13, 2002
 10.29    Restructuring Agreement by and between Larscom   10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated May
          13, 2002
 10.30    Intellectual Property Security Agreement by      10-Q   6/30/02        X
          and between Larscom Incorporated and Oasys
          Telecom, Inc. dated May 13, 2002
 10.31    License Agreement by and between Larscom         10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated May
          13, 2002
 10.32    Supply Agreement by and between Larscom          10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated May
          13, 2002
 10.33    Employment Offer Letter Agreement by and         10-Q   6/30/02        X
          between Larscom Incorporated and Leonard
          Eisentein dated May 3, 2002
 10.34    Letter Agreement by and between Larscom          10-Q   6/30/02        X
          Incorporated and Oasys Telecom, Inc. dated
          April 9, 2002

                                                           INCORPORATED BY
                                                              REFERENCE
EXHIBIT                                                    ---------------   PREVIOUSLY    FILED
NUMBER                 EXHIBIT DESCRIPTION                 FORM     DATE       FILED      HEREWITH
-------                -------------------                 ----   --------   ----------   --------
 10.35    Electronic Manufacturing Services Agreement by   10-K   12/31/02       X
          and between Larscom Incorporated and Sparqtron
          Manufacturing Corp. dated October 21, 2002
 10.36    Consultant Agreement by and between Larscom      10-K   12/31/02       X
          Incorporated and Richard Pospisil dated
          November 22, 2002
 11.1     Statement regarding computation of per share     10-K   12/31/02       X
          earnings
 21.1     Subsidiaries of Larscom                          10-K   12/31/02       X
 23.1     Consent of PricewaterhouseCoopers LLP,                                             X
          Independent Accountants (Larscom)
 23.2     Consent of Deloitte & Touche LLP, Independent                                      X
          Auditors (VINA)
 23.3     Consent of Cooley Godward LLP (see exhibits                                        X
          5.1 and 8.2)
 23.4     Consent of Pillsbury Winthrop LLP (see exhibit                                     X
          8.1)
 99.1     Consent of Thomas Weisel Partners LLC                                              X
 99.2     Consent of Standard & Poor's Corporate Value                                       X
          Consulting
 99.3     Form of Proxy Card for Larscom Incorporated                                        X
 99.4     Form of Proxy Card for VINA Technologies, Inc.                                     X
 99.5     Opinion of Thomas Weisel Partners LLC(6)                                           X
 99.6     Opinion of Standard & Poor's Corporate Value                                       X
          Consulting(5)
 99.7     Form of Voting Agreement by and between VINA                                       X
          Technologies, Inc. and Axel Johnson, Inc.(3)
 99.8     Form of Voting Agreement by and between                                            X
          Larscom Incorporated and certain stockholders
          of VINA Technologies, Inc.(2)

---------------

(1) Included as ANNEX A to this registration statement.

(2) Included as ANNEX A1 to this registration statement.

(3) Included as ANNEX A2 to this registration statement.

(4) Included as ANNEX A3 to this registration statement.

(5) Included as ANNEX B to this registration statement.

(6) Included as ANNEX C to this registration statement.